Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-257099

PROXY STATEMENT OF CHIASMA, INC.	PROSPECTUS OF AMRYT PHARMA PLC

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Chiasma, Inc.:
On May 4, 2021, Chiasma, Inc. (which we refer to as “Chiasma”), Amryt Pharma plc (which we refer to as “Amryt”) and Acorn Merger Sub, Inc., an indirect wholly owned subsidiary of Amryt (which we refer to as “Merger Sub”), entered into an Agreement and Plan of Merger (which, as it may be amended from time to time, we refer to as the “merger agreement”) that provides for the acquisition of Chiasma by Amryt. On the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Chiasma (which we refer to as the “merger”) with Chiasma surviving the merger as an indirect wholly owned subsidiary of Amryt.
Upon the successful completion of the merger, each share of common stock, par value $0.01 per share, of Chiasma issued and outstanding (other than certain excluded shares as described in the merger agreement) that you own will be converted into the right to receive 0.396 (which number we refer to as the “exchange ratio”) American depositary shares of Amryt (which we refer to as “Amryt ADSs”) (which we collectively refer to as the “merger consideration”), subject to rounding to the nearest whole number of Amryt ADSs.
The exchange ratio is fixed and will not be adjusted to reflect changes in the price of Chiasma common stock or Amryt ADSs prior to the completion of the merger. The Amryt ADSs, each of which represents the right to receive five Amryt ordinary shares, issued in connection with the merger will be listed on the NASDAQ Global Select Market (which we refer to as the “Nasdaq”). Based on the number of Amryt and Chiasma securities outstanding on June 9, 2021, using the treasury stock method, upon completion of the merger, we expect that former Chiasma securityholders would receive approximately 40 percent of the equity of the combined company (excluding the impact of dilution from Amryt’s convertible debentures). Amryt ADSs are traded on Nasdaq under the symbol “AMYT,” and Amryt ordinary shares are traded on AIM, a market operated by the London Stock Exchange plc (which we refer to as “AIM”), under the symbol “AMYT.” Chiasma common stock is traded on Nasdaq under the symbol “CHMA.” We encourage you to obtain current quotes for Amryt ADSs and Chiasma common stock. This proxy statement/prospectus presents information on the basis of Amryt ADSs, which are the securities issuable in connection with the merger.
Because the exchange ratio is fixed, the market value of the merger consideration to Chiasma stockholders will fluctuate with the market price of the Amryt ADSs and will not be known at the time that Chiasma stockholders vote on the merger. Based on the reference price of Amryt ADSs of $12.95 on the Nasdaq on May 4, 2021, the last full trading day before the public announcement of the merger agreement, the implied value of the merger consideration to Chiasma stockholders was approximately $5.13 per share of Chiasma common stock. The price quoted on Nasdaq for Amryt ADSs to which Amryt and Chiasma referred when fixing the exchange ratio is referred to in this proxy statement/prospectus as the “reference price.” On June 28, 2021, the latest practicable trading day before the date of this proxy statement/prospectus, the closing price of Amryt ADSs on the Nasdaq was $12.45 per share, resulting in an implied value of the merger consideration to Chiasma stockholders of $4.71 per share of Chiasma common stock. The enterprise value implied by the transaction was approximately $268.9 million as of May 4, 2021, the last full trading day before the public announcement of the merger agreement, based on the implied per share value of the merger consideration to Chiasma stockholders as of that date as set forth above, plus Chiasma’s debt and debt-like items and less Chiasma’s cash, in each case as of the last publicly reported March 31, 2021 balance sheet date.
At the special meeting of Chiasma’s stockholders (which we refer to as the “Chiasma special meeting”), Chiasma stockholders will be asked to consider and vote on (1) a proposal to adopt the merger agreement (which we refer to as the “merger proposal”), (2) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Chiasma’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement and (3) a proposal to adjourn or postpone the Chiasma special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Chiasma stockholders. The board of directors of Chiasma recommends that Chiasma stockholders vote “FOR” each of the proposals to be considered at the Chiasma special meeting.
We cannot complete the merger unless the merger proposal is approved by Chiasma stockholders. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to attend the Chiasma special meeting, please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card in order to authorize the individuals named on your proxy card to vote your shares at the Chiasma special meeting.
This proxy statement/prospectus provides you with important information about the Chiasma special meeting, the merger, and each of the proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” section beginning on page 13 for a discussion of risks relevant to the merger.
We look forward to the successful completion of the merger.
Sincerely,	Sincerely,

Raj Kannan Chief Executive Officer and President Chiasma, Inc.	Dr. Joseph Wiley Chief Executive Officer Amryt Pharma plc
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the adoption of the merger agreement or any of the other transactions described in this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated June 29, 2021 and is first being mailed to Chiasma stockholders on or about July 2, 2021.

ADDITIONAL INFORMATION
Chiasma files annual, quarterly and other reports, proxy statements and other information with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), and Amryt files annual and other reports and other information with the SEC. This proxy statement/prospectus incorporates by reference important business and financial information about Chiasma and Amryt from documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.” You can obtain copies of the documents incorporated by reference into this proxy statement/prospectus, without charge, from the SEC’s website at http://www.sec.gov.
You may also request copies of such documents incorporated by reference into this proxy statement/prospectus (excluding all exhibits, unless an exhibit has specifically been incorporated by reference into this proxy statement/prospectus), without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
Chiasma, Inc. 140 Kendrick Street, Building C East Needham, MA 02494 Attention: Investor Relations Telephone: (617) 928-5300	Amryt Pharma plc 45 Mespil Road Dublin 4 Ireland Attention: Investor Relations Telephone: +353 (0)1 518 0200
In addition, if you have questions about the merger or the Chiasma special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact MacKenzie Partners, Inc., Chiasma’s proxy solicitor, at the following address and telephone numbers:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Stockholders may call toll free: 1 (800) 322-2885
Banks and Brokers may call collect: 1 (212) 929-5500.
You will not be charged for any of the documents you request. If you would like to request documents, please do so by July 28, 2021 (which is five business days before the date of the Chiasma special meeting) in order to receive them before the Chiasma special meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form F-4 (File No. 333-257099) filed with the SEC by Amryt, constitutes a prospectus of Amryt under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the “U.S. Securities Act”) with respect to the Amryt ordinary shares underlying the Amryt ADSs to be issued to Chiasma stockholders pursuant to the Agreement and Plan of Merger, dated as of May 4, 2021, by and among Chiasma, Amryt and Merger Sub.
This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement of Chiasma under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the “U.S. Exchange Act”) with respect to the Chiasma special meeting, at which Chiasma stockholders will be asked to consider and vote on, among other matters, a proposal to adopt the merger agreement.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated June 29, 2021. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to Chiasma stockholders nor the issuance of Amryt ADSs pursuant to the merger agreement will create any implication to the contrary.
Neither the SEC nor any state securities commission has approved or disapproved the merger described in this proxy statement/prospectus, the issuance of the Amryt ADSs in connection with the merger, or passed upon the accuracy or adequacy of this proxy statement/prospectus. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
The information concerning Amryt contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by Amryt, and information concerning Chiasma contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by Chiasma, except as otherwise noted in this proxy statement/prospectus. Information provided by one entity does not constitute any representation, estimate or projection of the other entity. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.
Neither Amryt shareholders nor Chiasma stockholders should construe the contents of this proxy statement/prospectus as legal, tax or financial advice. Amryt shareholders and Chiasma stockholders should consult with their own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this proxy statement/prospectus are qualified by the full copies of and complete text of such agreements in the forms attached hereto as annexes.
Unless otherwise specified, currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.
This proxy statement/prospectus is not a prospectus published in accordance with the Prospectus Regulation Rules made under Part VI of the United Kingdom Financial Services and Markets Act 2000 (as set out in the Financial Conduct Authority Handbook). Amryt intends to mail to Amryt shareholders a shareholder circular relating to the general meeting of Amryt’s shareholders to be held for the purpose of obtaining the approval of holders of Amryt ordinary shares of the transactions contemplated by the merger agreement. A copy of such circular may be obtained at Amryt’s website (www.amrytpharma.com). The web address of Amryt has been included as an inactive textual reference only. The Amryt circular and website are not incorporated by reference into, and do not form a part of, this proxy statement/prospectus.
Presentation of Financial Information
This proxy statement/prospectus contains or is accompanied by:
•
the unaudited consolidated financial statements of Amryt Pharma plc as of March 31, 2021 and the audited consolidated financial statements of Amryt as of December 31, 2020 and 2019 and for the three years in the period ended December 31, 2020, (i) prepared in accordance with International Accounting Standards in conformity with the requirements of the Companies Act 2006, (ii) as prepared in accordance with the accounting provisions required by International Financial Reporting Standards adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the European Union, and (iii) as prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (which we refer to as “IFRS” and such statements, the “Amryt consolidated financial statements”); and
•
the unaudited consolidated financial statements of Chiasma, Inc. as of March 31, 2021 and the audited consolidated financial statements of Chiasma as of December 31, 2020 and 2019 and for the three years in the period ended December 31, 2020, prepared on the basis of U.S. GAAP (which we refer to as the “Chiasma consolidated financial statements”).

Unless indicated otherwise, financial data presented in this proxy statement/prospectus has been taken from the Amryt consolidated financial statements and the Chiasma consolidated financial statements incorporated by reference into this proxy statement/prospectus.
This proxy statement/prospectus also contains (a) the unaudited pro forma condensed combined statement of loss for Amryt for the year ended December 31, 2020 and for the quarter ended March 31, 2021; and (b) an unaudited pro forma condensed combined statement of financial position as at March 31, 2021 after giving effect to the merger, referred to in this proxy statement/prospectus as “Pro Forma Financial Information.” See the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.” For the purposes of the unaudited pro forma condensed combined financial information, Chiasma financial information has been converted from U.S. GAAP to IFRS. The financial information set forth in this proxy statement/prospectus has been rounded for ease of presentation. Accordingly, in certain cases, the sum of the numbers in a column in a table may not conform to the total figure given for that column.
For additional information on the presentation of financial information in this proxy statement/prospectus, see the Amryt consolidated financial statements and the Chiasma consolidated financial statements, in each case, incorporated by reference into this proxy statement/prospectus.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 3, 2021
To the Stockholders of Chiasma, Inc.:
Notice is hereby given that Chiasma, Inc. (which we refer to as “Chiasma”) will hold a special meeting of its stockholders (which we refer to as the “Chiasma special meeting”) virtually via the Internet on August 3, 2021, beginning at 9:00 a.m., Eastern Time.
In light of the ongoing COVID-19 (coronavirus) pandemic, the Chiasma special meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the Chiasma special meeting online and to vote your shares electronically at the meeting by visiting https://web.lumiagm.com/226280530 using the password “chiasma2021” (case sensitive) (which we refer to as the “special meeting website”).
The Chiasma special meeting will be held for the following purposes:
•
to consider and vote on a proposal (which we refer to as the “merger proposal”) to adopt the Agreement and Plan of Merger, dated as of May 4, 2021 (which, as it may be amended from time to time, we refer to as the “merger agreement”) by and among Chiasma, Amryt Pharma plc (which we refer to as “Amryt”) and Acorn Merger Sub, Inc., an indirect wholly owned subsidiary of Amryt (which we refer to as “Merger Sub”), pursuant to which Merger Sub will merge with and into Chiasma (which we refer to as the “merger”), with Chiasma surviving the merger as an indirect wholly owned subsidiary of Amryt;

•
to consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to Chiasma’s named executive officers in connection with the merger (which we refer to as the “advisory, non-binding compensation proposal”); and

•
to consider and vote on a proposal (which we refer to as the “adjournment proposal”) to approve the adjournment or postponement of the Chiasma special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Chiasma special meeting to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Chiasma stockholders.

Chiasma will transact no other business at the Chiasma special meeting, except such business as may properly be brought before the Chiasma special meeting or any adjournment or postponement thereof. The accompanying proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.
Stockholders of record at the close of business on June 15, 2021 (which we refer to as the “record date”) will be entitled to notice of and to vote at the Chiasma special meeting or any adjournment or postponement of the Chiasma special meeting.
The Chiasma board of directors (which we refer to as the “Chiasma Board”) has (i) determined that the merger agreement and the transactions contemplated thereby (including the merger) are fair to and in the best interests of Chiasma and its stockholders, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby (including the merger), (iii) directed that the adoption of the merger agreement be submitted to a vote at a meeting Chiasma’s stockholders, and (iv) recommended the adoption of the merger agreement by Chiasma’s stockholders. The Chiasma Board recommends that Chiasma stockholders vote “FOR” the merger proposal, “FOR” the advisory, non-binding compensation proposal and “FOR” the adjournment proposal.
Your vote is very important, regardless of the number of shares of Chiasma common stock you own. The parties cannot complete the transactions contemplated by the merger agreement, including the merger, without approval of the merger proposal. Assuming a quorum is present, the approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Chiasma common stock entitled to vote on the merger proposal.
Whether or not you plan to attend the Chiasma special meeting via the special meeting website, Chiasma urges you to please promptly mark, sign and date the accompanying proxy and return it in the enclosed postage-paid envelope, which requires no postage if mailed in the United States, or to submit your votes electronically by calling the toll-free telephone number or using the Internet as described in the instructions included with the accompanying proxy card, so that your shares may be represented and voted at the Chiasma special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder), please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of Chiasma stockholders entitled to vote at the Chiasma special meeting will be available at our headquarters for examination by any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the Chiasma special meeting. If you would like to examine the list of Chiasma stockholders of record, please contact Chiasma’s Corporate Secretary by email by emailing info@chiasmapharma.com, or by a written request addressed to our Secretary, c/o Chiasma, Inc., 140 Kendrick Street, Building C East, Needham, MA 02494, or by calling 1-844-304-2462 to schedule an appointment or request access. If our headquarters are closed for health and safety reasons related to the COVID-19 (coronavirus) pandemic during such period, the list of stockholders will be made available for examination electronically upon request to our Corporate Secretary, subject to our satisfactory verification of stockholder status. The list of Chiasma stockholders entitled to vote at the Chiasma special meeting will also be available for examination by any Chiasma stockholder during the Chiasma special meeting via the special meeting website at https://web.lumiagm.com/226280530 using the password “chiasma2021” (case sensitive).
If you have any questions about the merger, please contact Chiasma as indicated above.
If you have any questions about how to vote or direct a vote in respect of your shares of Chiasma common stock, you may contact Chiasma’s proxy solicitor, MacKenzie Partners, Inc., toll-free at 1 (800) 322-2885. Banks and brokers may call collect at 1 (212) 929-5500.
By Order of the Board of Directors,

Raj Kannan
Chief Executive Officer and President

140 Kendrick Street
Building C East
Needham, Massachusetts 02494
Dated: June 29, 2021

YOUR VOTE IS VERY IMPORTANT
PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE CHIASMA SPECIAL MEETING VIA THE SPECIAL MEETING WEBSITE. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DO ATTEND THE CHIASMA SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE AT THE CHIASMA SPECIAL MEETING IF YOU ARE A STOCKHOLDER OF RECORD AS OF THE RECORD DATE OR HAVE A LEGAL PROXY FROM A STOCKHOLDER OF RECORD AS OF THE RECORD DATE. IF YOU DO NOT SUBMIT YOUR PROXY, INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES OR VOTE ELECTRONICALLY AT THE CHIASMA SPECIAL MEETING ON THE MERGER PROPOSAL, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.
The accompanying proxy statement/prospectus provides a detailed description of the merger agreement, the merger, the merger proposal and the related agreements and transactions. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the merger proposal, the other proposals or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares, please contact Chiasma’s proxy solicitor at the address and telephone numbers listed below:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Stockholders may call toll free: 1 (800) 322-2885
Banks and Brokers may call collect: 1 (212) 929-5500.

i

QUESTIONS AND ANSWERS
The following are brief answers to certain questions that you, as a stockholder of Chiasma, may have regarding the merger and the other matters being considered at the Chiasma special meeting. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Please refer to the section entitled “Summary” beginning on page 1 for a summary of important information regarding the merger agreement, the merger and the related transactions. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. You may obtain the information incorporated by reference in this proxy statement/prospectus, without charge, by following the instructions under the section entitled “Where You Can Find Additional Information” beginning on page 181.
Q:	Why am I receiving this proxy statement/prospectus?
A:
You are receiving this proxy statement/prospectus because Chiasma has agreed to be acquired by Amryt through a merger of Merger Sub with and into Chiasma (which we refer to as the “merger”) with Chiasma surviving the merger as an indirect wholly owned subsidiary of Amryt. The merger agreement, which governs the terms and conditions of the merger, is attached to this proxy statement/prospectus as Annex A.

Your vote is required in connection with the merger. Chiasma is sending these materials to its stockholders to help them decide how to vote their shares with respect to the adoption of the merger agreement, among other important matters.
Q:	What matters am I being asked to vote on?
A:
In order to complete the merger, among other things, Chiasma stockholders must adopt the merger agreement in accordance with the Delaware General Corporation Law (which we refer to as the “DGCL”), which proposal is referred to as the “merger proposal.”

Chiasma is holding the Chiasma special meeting to obtain approval of the merger proposal. At the Chiasma special meeting, Chiasma stockholders will also be asked to consider and vote on:
•
a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to Chiasma’s named executive officers in connection with the merger (which proposal we refer to as the “advisory, non-binding compensation proposal”); and

•
a proposal to approve the adjournment or postponement of the Chiasma special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Chiasma special meeting to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Chiasma stockholders (which proposal we refer to as the “adjournment proposal”).

Your vote is very important, regardless of the number of shares that you own. The approval of the merger proposal is a condition to the obligations of Chiasma to complete the merger. Neither the approval of the advisory, non-binding compensation proposal nor the approval of the adjournment proposal is a condition to the obligations of Chiasma to complete the merger.
Q:	Does my vote matter?
A:	Yes, your vote is very important, regardless of the number of shares that you own. The merger cannot be completed unless, among other things, the merger proposal is approved by Chiasma stockholders.
A failure to return or submit your proxy or to vote at the Chiasma special meeting as provided in this proxy statement/prospectus will have the same effect as a vote “AGAINST” the merger proposal. The failure to return or submit your proxy and to attend the Chiasma special meeting will have no effect on the advisory, non-binding compensation proposal (assuming a quorum is present) or the adjournment proposal, but the failure of any shares present or represented at the Chiasma special meeting to vote on the proposal will have the same effect as a vote “AGAINST” the advisory, non-binding compensation proposal and “AGAINST” the adjournment proposal, as applicable. The Chiasma Board recommends that you vote “FOR” the merger proposal, “FOR” the advisory, non-binding compensation proposal and “FOR” the adjournment proposal.

Q:	How does the Chiasma Board recommend that I vote at the Chiasma special meeting?
A:	The Chiasma Board recommends that you vote “FOR” the merger proposal, “FOR” the advisory, non-binding compensation proposal and “FOR” the adjournment proposal.
In considering the recommendations of the Chiasma Board, Chiasma stockholders should be aware that Chiasma directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Chiasma stockholders. These interests may include, among others, the treatment of outstanding Chiasma equity awards pursuant to the merger agreement, the payment of severance benefits and acceleration of outstanding Chiasma equity awards upon certain terminations of employment, and the agreement of Amryt post-transaction (which we refer to as the “combined company”) to indemnify Chiasma directors and executive officers against certain claims and liabilities. For a more complete description of these interests, see the information provided in the section entitled “Interests of Chiasma’s Directors and Executive Officers in the Merger” beginning on page 87.
Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, the merger-related compensation for Chiasma’s named executive officers (i.e., the advisory, non-binding compensation proposal)?

A:
Under SEC rules, Chiasma is required to seek a non-binding, advisory vote of its stockholders with respect to the compensation that may be paid or become payable to Chiasma’s named executive officers that is based on or otherwise relates to the merger.

Q:
What happens if Chiasma stockholders do not approve, by non-binding, advisory vote, the merger-related compensation for Chiasma’s named executive officers (i.e., the advisory, non-binding compensation proposal)?

A:
Because the vote to approve the advisory, non-binding compensation proposal is advisory in nature, the outcome of the vote will not be binding upon Chiasma or the combined company, and the completion of the merger is not conditioned or dependent upon the approval of the advisory, non-binding compensation proposal. Accordingly, the merger-related compensation, which is described in the section entitled “Interests of Chiasma’s Directors and Executive Officers in the Merger” beginning on page 87 of this proxy statement/prospectus, may be paid to Chiasma’s named executive officers even if Chiasma’s stockholders do not approve the advisory, non-binding compensation proposal.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger proposal?
A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 13. You also should read and carefully consider the risk factors with respect to Chiasma that are contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	When and where will the Chiasma special meeting take place?
A:
The Chiasma special meeting will be held virtually via the Internet on August 3, 2021, beginning at 9:00 a.m., Eastern Time. The Chiasma special meeting will be held solely via live webcast and there will not be a physical meeting location. Chiasma stockholders will be able to attend the Chiasma special meeting online and vote their shares electronically during the meeting by visiting https://web.lumiagm.com/226280530 using the password “chiasma2021” (case sensitive) (which we refer to as the “special meeting website”). If you choose to attend the Chiasma special meeting and vote your shares during the Chiasma special meeting, you will need the 11-digit control number located on your proxy card as described in the section entitled “The Chiasma Special Meeting—Attending the Chiasma Special Meeting” beginning on page 43.

Even if you plan to attend the Chiasma special meeting, Chiasma recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Chiasma special meeting.
If you hold your shares in “street name” you may only vote them via the special meeting website if you obtain a specific control number from your bank, broker or other nominee giving you the right to vote the shares.

Q:	Who is entitled to vote at the Chiasma special meeting?
A:
All holders of record of shares of Chiasma common stock who held shares at the close of business on June 15, 2021, the record date, are entitled to receive notice of, and to vote at, the Chiasma special meeting. Each such holder of Chiasma common stock is entitled to cast one vote on each matter properly brought before the Chiasma special meeting for each share of Chiasma common stock that such holder owned of record as of the record date. Attendance at the Chiasma special meeting is not required to vote. See below and the section entitled “The Chiasma Special Meeting—Methods of Voting” beginning on page 41 for instructions on how to vote your shares without attending the Chiasma special meeting.

Q:	What constitutes a quorum for the Chiasma special meeting?
A:
A quorum is the minimum number of shares required to be represented, either by the appearance of the stockholder in person (including virtually) or through representation by proxy, to hold a valid meeting.

A majority of the shares entitled to vote must be present via the special meeting website or by proxy at the Chiasma special meeting in order to constitute a quorum. If there is no quorum, the presiding officer of the special meeting or the holders of voting stock representing a majority of the voting power present at the meeting may adjourn or postpone the Chiasma special meeting.
Q:	How many votes do I have for the Chiasma special meeting?
A:
Each Chiasma stockholder is entitled to one vote for each share of Chiasma common stock held of record as of the close of business on the record date. As of the close of business on the record date, there were 63,191,027 outstanding shares of Chiasma common stock.

Q:	How can I vote my shares at the Chiasma special meeting?
A:
Shares held directly in your name as the stockholder of record of Chiasma may be voted during the Chiasma special meeting via the special meeting website. If you choose to vote your shares during the virtual meeting, you will need the 11-digit control number included on your proxy card in order to access the special meeting website and to vote as described in the section entitled “The Chiasma Special Meeting—Attending the Chiasma Special Meeting” beginning on page 43.

Shares held in “street name” may be voted via the special meeting website only if you obtain a specific control number and follow the instructions provided by your bank, broker or other nominee. See the section entitled “The Chiasma Special Meeting—Attending the Chiasma Special Meeting” beginning on page 43.
Even if you plan to attend the Chiasma special meeting, Chiasma recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Chiasma special meeting.
Additional information on attending the Chiasma special meeting can be found under the section entitled “The Chiasma Special Meeting” on page 39.
Q:	If my Chiasma common stock is represented by physical stock certificates, should I send my stock certificates now?
A:
No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of your Chiasma common stock certificates. Please do not send your stock certificates with your proxy card.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”
A:
If your shares of common stock in Chiasma are registered directly in your name with American Stock Transfer & Trust Company, LLC, the transfer agent for Chiasma, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote your shares directly at the Chiasma special meeting. You may also grant a proxy for your vote directly to Chiasma or to a third party to vote your shares at the Chiasma special meeting.

If your shares of common stock in Chiasma are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will
v

send you, as the beneficial owner, a package describing the procedures for voting your shares and you must instruct the bank, broker or other nominee on how to vote them by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most banks, brokers and other nominees offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and by the Internet.
Q:	If my shares of Chiasma common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?
A:
No. Your bank, broker or other nominee will only be permitted to vote your shares of Chiasma common stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under Nasdaq rules, banks, brokers and other nominees who hold shares of Chiasma common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the proposals currently scheduled to be considered and voted on at the Chiasma special meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

Since there are no items on the agenda that your broker has discretionary authority to vote upon, broker non-votes will not be counted as present at the Chiasma special meeting for the purposes of determining a quorum if you fail to instruct your broker on how to vote on the proposals. Therefore, a broker non-vote will have the same effect as a vote “AGAINST” the merger proposal. If you fail to submit any instruction to your bank, broker or other nominee, it will have no effect on the advisory, non-binding compensation proposal, assuming that a quorum is otherwise present, and it will have no effect on the adjournment proposal.
Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?
A:
If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:	What should I do if I receive more than one set of voting materials for the Chiasma special meeting?
A:
If you hold shares of Chiasma common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Chiasma common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Chiasma special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone as provided on each proxy card or via the Internet by going to https://web.lumiagm.com/226280530 using the password “chiasma2021” (case sensitive) and following the on-screen instructions) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Chiasma common stock are voted.
Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to make sure that you vote all of your shares.
Q:	How can I vote my shares without attending the Chiasma special meeting?
A:
Whether you hold your shares directly as the stockholder of record of Chiasma or beneficially in “street name,” you may direct your vote by proxy without attending the Chiasma special meeting via the special meeting website. If you are a stockholder of record, you can vote by proxy over the Internet, or by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under the section entitled “The Chiasma Special Meeting” on page 39.
Q:	What is a proxy?
A:
A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. The document used to designate a proxy to vote your shares of Chiasma common stock is referred to as a “proxy card.”

Q:	If a stockholder gives a proxy, how are the shares of Chiasma common stock voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Chiasma common stock in the way that you indicate. For each item before the Chiasma special meeting, you may specify whether your shares of Chiasma common stock should be voted for or against, or abstain from voting.

Q:	How will my shares of Chiasma common stock be voted if I return a blank proxy?
A:
If you sign, date and return your proxy and do not indicate how you want your shares of Chiasma common stock to be voted, then your shares of Chiasma common stock will be voted in accordance with the recommendation of the Chiasma Board: “FOR” the merger proposal, “FOR” the advisory, non-binding compensation proposal and “FOR” the adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?
A:	Any Chiasma stockholder giving a proxy has the right to revoke the proxy and change their vote before the proxy is voted at the Chiasma special meeting by doing any of the following:
•
subsequently submitting a new proxy (including by submitting a proxy via the Internet or telephone) for the Chiasma special meeting that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to Chiasma’s Corporate Secretary; or
•	revoking your proxy and voting at the Chiasma special meeting.
Execution or revocation of a proxy will not in any way affect your right to attend the Chiasma special meeting and vote thereat. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Chiasma, Inc.
140 Kendrick Street, Building C East
Needham, MA 02494
(617) 928-5300
Attn: Corporate Secretary
For more information, see the section entitled “The Chiasma Special Meeting—Revocability of Proxies” beginning on page 42.
Q:
What stockholder vote is required for the approval of each proposal at the Chiasma special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Chiasma special meeting?

A:
Proposal 1: Merger Proposal. Assuming a quorum is present at the Chiasma special meeting, approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Chiasma common stock. Accordingly, a Chiasma stockholder’s abstention from voting or the failure of any Chiasma stockholder to vote (including the failure of a Chiasma stockholder who holds its shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the merger proposal), will have the same effect as a vote “AGAINST” the merger proposal.

Proposal 2: Advisory, Non-Binding Compensation Proposal. Assuming a quorum is present at the Chiasma special meeting, approval of the advisory, non-binding compensation proposal requires the affirmative vote of at least a majority of the votes cast on the proposal. Accordingly, a Chiasma stockholder’s abstention from voting, a broker non-vote or a Chiasma stockholder’s other failure to vote (including the failure of a Chiasma stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the outcome of the advisory, non-binding compensation proposal, assuming a quorum is present.
Proposal 3: Adjournment Proposal. Approval of the adjournment proposal requires the affirmative vote of at least a majority of the votes cast on the proposal (whether or not a quorum is present). Accordingly, a Chiasma stockholder’s abstention from voting, a broker non-vote or a Chiasma stockholder’s other failure to vote (including the failure of a Chiasma stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the outcome of the adjournment proposal.
Q:	What is a “broker non-vote”?
A:
Under the Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be brought before the Chiasma special meeting are “non-routine” matters under Nasdaq rules.

A “broker non-vote” occurs on an item when (1) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (2) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the Chiasma special meeting are non-routine matters under Nasdaq rules for which brokers do not have discretionary authority to vote, Chiasma does not expect there to be any broker non-votes at the Chiasma special meeting.
Q:	Where can I find the voting results of the Chiasma special meeting?
A:
Within four business days following certification of the final voting results Chiasma will file the final voting results of the Chiasma special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	What will Chiasma stockholders receive for their shares if the merger is completed?
A:
If the merger is completed, each share of common stock, par value $0.01 per share, of Chiasma issued and outstanding (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive 0.396 (which number we refer to as the “exchange ratio”) Amryt ADSs (which we collectively refer to as the “merger consideration”).

Chiasma stockholders will not receive any fractional Amryt ADSs in the merger. Each Chiasma stockholder that otherwise would have been entitled to receive a fraction of a Amryt ADS (after aggregating all shares represented by the certificates surrendered and uncertificated shares delivered by such holder) will receive, in lieu thereof, in the aggregate that number of whole Amryt ADSs resulting from the application of the exchange ratio as is rounded to the nearest whole Amryt ADS, with no cash being paid for any fractional Amryt ADSs eliminated by such rounding.
The exchange ratio is fixed and will not be adjusted to reflect changes in the price of Chiasma common stock or Amryt ADSs prior to the completion of the merger. The Amryt ADSs, each of which represents the right to receive five Amryt ordinary shares, issued in connection with the merger will be listed on the NASDAQ Global Select Market (which we refer to as the “Nasdaq”). Based on the number of Amryt and Chiasma securities outstanding on June 9, 2021, using the treasury stock method, upon completion of the merger, we expect that former Chiasma securityholders would receive approximately 40 percent of the equity of the combined company (excluding the impact of dilution from Amryt’s convertible debentures).

Amryt ADSs are traded on the Nasdaq under the symbol “AMYT,” and Amryt ordinary shares are traded on AIM under the symbol “AMYT.” Chiasma common stock is traded on Nasdaq under the symbol “CHMA.” We encourage you to obtain current quotes for Amryt ADSs and Chiasma common stock. This proxy statement/prospectus presents information on the basis of Amryt ADSs, which are the securities issuable in connection with the merger.
Because the exchange ratio is fixed, the market value of the merger consideration to Chiasma stockholders will fluctuate with the market price of the Amryt ADSs and will not be known at the time that Chiasma stockholders vote on the merger. Based on the reference price of Amryt ADSs of $12.95 on the Nasdaq on May 4, 2021, the last full trading day before the public announcement of the merger agreement, the implied value of the merger consideration to Chiasma stockholders was approximately $5.13 per share of Chiasma common stock. On June 28, 2021, the latest practicable trading day before the date of this proxy statement/prospectus, the closing price of Amryt ADSs on the Nasdaq was $12.45 per share, resulting in an implied value of the merger consideration to Chiasma stockholders of $4.71 per share of Chiasma common stock.
Because Amryt will issue a fixed number of Amryt ADSs in exchange for each share of Chiasma common stock, the value of the merger consideration that Chiasma stockholders will receive in the merger will depend on the market price of Amryt ADSs at the time the merger is completed. The market price of Amryt ADSs that Chiasma stockholders receive at the time the merger is completed could be greater than, less than or the same as the market price of Amryt ADSs on the date of this proxy statement/prospectus or at the time of the Chiasma special meeting. Accordingly, you should obtain current market quotations for Amryt ADSs and Chiasma common stock before deciding how to vote with respect to the merger proposal. Amryt ADSs and Chiasma common stock are traded on Nasdaq, under the symbols “AMYT” and “CHMA,” respectively. For more information regarding the merger consideration to be received by Chiasma stockholders if the merger is completed, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 108.
Q:	Is the exchange ratio subject to adjustment based on changes in the prices of Chiasma common stock or Amryt ADSs? Can it be adjusted for any other reason?
A:
For the merger consideration, you will receive a fixed number of Amryt ADSs, not a number of shares that will be determined based on a fixed market value. The market value of Amryt ADSs and the market value of Chiasma common stock at the effective time may vary significantly from their respective values on the date that the merger agreement was executed or at other dates, such as the date of this proxy statement/prospectus or the date of the Chiasma special meeting. Stock price changes may result from a variety of factors, including changes in Amryt’s or Chiasma’s respective businesses, operations or prospects, regulatory considerations, and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of Amryt ADSs or market value of Chiasma common stock. Therefore, the aggregate market value of the Amryt ADSs that you are entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus or the date of the Chiasma special meeting.

However, the merger consideration will be equitably adjusted to provide you and Amryt with the same economic effect as contemplated by the merger agreement in the event of any reclassification, recapitalization, stock split (including a reverse stock split), merger, offer, combination, scheme, exchange or readjustment of shares, subdivision or other similar transaction that affects the outstanding Amryt ADSs or outstanding Amryt ordinary shares in respect thereof prior to the completion of the merger.
Q:	Will the Amryt ADSs that I receive in the merger be publicly traded on an exchange?
A:
Yes. It is a condition to the completion of the merger that the Amryt ADSs (and the Amryt ordinary shares represented thereby) to be issued in connection with the merger be approved for listing on the Nasdaq, subject to official notice of issuance. In addition, it is a condition to the completion of the merger that the London Stock Exchange (which we refer to as the “LSE”) will not have informed Amryt or its agent that the Amryt ordinary shares underlying the Amryt ADSs to be issued pursuant to the merger will not be admitted to trading on AIM. Therefore, at the effective time, all Amryt ADSs received by Chiasma stockholders in connection with the merger will be listed on the Nasdaq under the ticker symbol “AMYT” and may be traded on the exchange by stockholders.

Amryt ADSs received by Chiasma stockholders in connection with the merger will be freely transferable, except for Amryt ADSs issued to any stockholder deemed to be an “affiliate” of Amryt for purposes of U.S. federal securities law. For more information, see the section entitled “The Merger Proposal—Restrictions on Resales of Amryt ADSs Received in the Merger.”
Q:	What equity stake will Chiasma stockholders hold in Amryt immediately following the merger?
A:
Based on the number of Amryt and Chiasma securities outstanding on June 9, 2021, using the treasury stock method, upon completion of the merger, former Chiasma securityholders are expected to receive approximately 40 percent of the equity of the combined company (excluding the impact of dilution from Amryt's convertible debentures). The relative ownership interests of Amryt shareholders and former Chiasma stockholders in Amryt immediately following the merger will depend on the number of Amryt ordinary shares and shares of Chiasma common stock issued and outstanding immediately prior to the merger.

Q:	If I am a Chiasma stockholder, how will I receive the merger consideration to which I am entitled?
A:
If you hold your shares of Chiasma common stock in book-entry form, whether through The Depository Trust Company or otherwise, you will not be required to take any specific actions to exchange your shares for Amryt ADSs. Your Chiasma shares will, following the effective time of the merger, be automatically exchanged for the Amryt ADSs (in book-entry form) to which you are entitled. If you instead hold your shares of Chiasma common stock in certificated form, then, after receiving the proper and completed documentation from you following the effective time of the merger, the exchange agent will deliver to you the Amryt ADSs (in book-entry form) to which you are entitled. More information may be found in the sections entitled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—No Fractional ADSs” each beginning on page 108.

Q:	What happens if I sell my shares of Chiasma common stock after the record date but before the Chiasma special meeting?
A:
The record date is earlier than the date of the Chiasma special meeting. If you sell or otherwise transfer your shares of Chiasma common stock after the record date but before the Chiasma special meeting, you will, unless special arrangements are made, retain your right to vote at the Chiasma special meeting.

Q:	When is the merger expected to be completed?
A:
Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 110, including approval of the merger proposal by Chiasma stockholders, the merger is expected to be completed in the third quarter of 2021. However, neither Chiasma nor Amryt can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of both companies, including the receipt of certain required regulatory approvals. Chiasma and Amryt hope to complete the merger as soon as reasonably practicable. The merger agreement contains an end date of December 1, 2021 for the completion of the merger, which may be extended by mutual agreement of Chiasma and Amryt, which we refer to as the “end date.” See also the section entitled “The Merger Proposal—Regulatory Approvals Required for the Merger” beginning on page 91.

Q:	What happens if the merger is not completed?
A:
If the merger proposal is not approved by Chiasma stockholders, or if the merger is not completed for any other reason, Chiasma stockholders will not receive the merger consideration, and their shares of Chiasma common stock will remain outstanding.

If the merger is not completed, Chiasma will remain an independent public company and Chiasma common stock will continue to be listed and traded on the Nasdaq under the symbol “CHMA.”
If the merger agreement is terminated under specified circumstances as outlined in the section of the merger agreement below, Chiasma may be required to pay Amryt a termination payment of $8.0 million or a
x

no-vote payment of $3.5 million, or Amryt may be required to pay Chiasma a termination payment of $5.0 million or a no-vote payment of $3.5 million. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 125 for a more detailed discussion of the termination payments.
Q:	Do Chiasma stockholders have dissenters’ or appraisal rights?
A:	No, under applicable Delaware law, dissenters and appraisal rights will not be available with respect to the merger and the other transactions contemplated by the merger agreement.
Q:	Who will solicit and pay the cost of soliciting proxies?
A:
Chiasma has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Chiasma special meeting. Chiasma estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $10,000 plus reasonable expenses. Chiasma has agreed to indemnify MacKenzie Partners, against certain losses, damages and expenses.

Chiasma also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Chiasma common stock. Chiasma’s directors, officers and employees and Amryt’s directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.
Q:	What are the material U.S. federal income tax considerations of the merger for U.S. holders of shares of Chiasma common stock?
A:
It is intended that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) and that Section 367(a)(1) of the Code will not apply to cause the transaction to result in gain recognition by Chiasma stockholders that exchange their shares of Chiasma common stock for the merger consideration (other than any such Chiasma stockholder that is treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Amryt following the transaction that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8).

If the merger qualifies for such intended tax treatment, a U.S. holder (as defined under “Certain Material U.S. Federal Income Tax Considerations”) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of such holder’s shares of Chiasma common stock for Amryt ADSs in the merger.
You should read the section entitled “Certain Material U.S. Federal Income Tax Considerations” for a more complete summary of the U.S. federal income tax considerations of the merger to U.S. holders of shares of Chiasma common stock. The tax consequences of the merger to you will depend on your particular situation. You should consult your tax advisor to determine the tax consequences of the merger to you.
Q:	What should I do now?
A:
You should read this proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	How can I find more information about Chiasma or Amryt?
A:
You can find more information about Chiasma or Amryt from various sources described in the section entitled “Where You Can Find Additional Information” beginning on page 181 of the accompanying proxy statement/prospectus.

Q:	Whom do I call if I have questions about the Chiasma special meeting or the merger?
A:	If you have questions about the Chiasma special meeting or the merger, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Stockholders may call toll free: 1 (800) 322-2885
Banks and Brokers may call collect: 1 (212) 929-5500

SUMMARY
This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that might be important to you. Chiasma and Amryt urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes, the documents incorporated by reference into this proxy statement/prospectus and the other documents to which Chiasma and Amryt have referred you. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information.” Each item in this summary includes a page reference to direct you to a more complete description of the topics presented in this summary.
Information about the Companies (page 105)
Amryt Pharma plc
45 Mespil Road
Dublin 4
Ireland
Tel: +353 (0)1 518 0200
Amryt is a public limited company incorporated under the laws of England and Wales. Amryt is a global commercial-stage biopharmaceutical company focused on acquiring, developing and commercializing innovative treatments to help improve the lives of patients with rare and orphan diseases. Amryt comprises a strong and growing portfolio of commercial and development assets. Amryt’s commercial business comprises two orphan disease products – metreleptin (Myalept®/ Myalepta®) and lomitapide (Juxtapid®/Lojuxta®). A predecessor of Amryt was formed in 2016, and subsequently a new Amryt entity was incorporated in England and Wales on July 17, 2019 as a private company limited in England and Wales under the name Amryt Pharma Holdings Limited. It re-registered as a public limited company on September 13, 2019 to become Amryt Pharma Holdings Plc, subsequently changing its name to Amryt Pharma plc, the current Amryt parent company, on September 24, 2019.
Amryt is a public company whose ordinary shares are traded on AIM under the symbol “AMYT,” and Amryt ADSs (each representing the right to receive five Amryt ordinary shares) have traded on the Nasdaq under the symbol “AMYT” since July 8, 2020. Amryt’s registered office is located at Dept 920a 196 High Road, Wood Green, London, N22 8HH United Kingdom, and its principal office is located at 45 Mespil Road, Dublin 4, Ireland. Its telephone number in each office is +44 (0)20 3026 7257 and +353 (0)1 518 0200, respectively.
Additional information about Amryt can be found on its website at www.amrytpharma.com. The information contained in, or that can be accessed through, Amryt’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Amryt, see the section entitled “Where You Can Find Additional Information.”
Acorn Merger Sub, Inc.
c/o Amryt Pharma plc
45 Mespil Road
Dublin 4
Ireland
Tel: +353 (0)1 518 0200
Merger Sub, a Delaware corporation and an indirect wholly owned subsidiary of Amryt, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to such entity’s formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged with and into Chiasma. As a result, Chiasma will survive the merger as an indirect wholly owned subsidiary of Amryt.
Merger Sub’s principal executive offices are located at c/o Amryt Pharma plc, 45 Mespil Road, Dublin 4, Ireland, and the telephone number for Merger Sub is +353 (0)1 518 0200.

Chiasma, Inc.
140 Kendrick Street, Building C East
Needham, MA 02494
(617) 928-5300
Chiasma is a Delaware corporation. Chiasma is a commercial-stage biopharmaceutical company focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic disease. Employing Chiasma’s proprietary Transient Permeability Enhancer (“TPE®”) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. In June 2020, the U.S. Food and Drug Administration (which we refer to as the “FDA”) approved MYCAPSSA® (octreotide capsules) for long-term maintenance treatment in acromegaly patients who have responded to and tolerated treatment with octreotide or lanreotide. Chiasma commenced its U.S. commercial launch of MYCAPSSA in September 2020. MYCAPSSA is the first and only oral somatostatin analog, or SSA, approved by the FDA and the first product approved by the FDA utilizing Chiasma’s TPE technology. The FDA approval of MYCAPSSA was based on the positive results of Chiasma’s randomized, double-blind, placebo-controlled, nine-month Phase 3 CHIASMA OPTIMAL clinical trial of octreotide capsules, which met the primary endpoint and all four secondary endpoints, as well as safety data from all of its Phase 3 clinical trials of MYCAPSSA. Chiasma is focused on the commercialization of MYCAPSSA for the treatment of patients with acromegaly in the United States and continuing its development and seeking regulatory approval of MYCAPSSA in the European Union.
Chiasma is a public company whose shares trade on the Nasdaq under the ticker symbol “CHMA.” Chiasma’s principal executive offices are located at 140 Kendrick Street, Building C East, Needham, MA and its telephone number is (617) 928-5300.
Additional information about Chiasma can be found on its website at www.chiasma.com. The information contained in, or that can be accessed through, Chiasma’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Chiasma, see the section entitled “Where You Can Find Additional Information.”
The Merger Proposal and the Merger Agreement (pages 45 and 107)
The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub, an indirect wholly owned subsidiary of Amryt, will merge with and into Chiasma with Chiasma surviving as an indirect wholly owned subsidiary of Amryt. As a result, Chiasma will cease to be a publicly traded company. The terms and conditions of the merger are contained in the merger agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.
Merger Consideration (page 45)
Upon the terms and subject to the conditions set forth in the merger agreement, each eligible share of Chiasma common stock will be converted into the right to receive 0.396 Amryt ADSs, subject to rounding to the nearest whole number of Amryt ADSs. The enterprise value implied by the transaction was approximately $268.9 million as of May 4, 2021, the last full trading day before the public announcement of the merger agreement, based on the implied per share value of the merger consideration to Chiasma stockholders as of that date as set forth above, plus Chiasma’s debt and debt-like items and less Chiasma’s cash, in each case as of the last publicly reported March 31, 2021 balance sheet date. For a full description of the treatment of Chiasma Stock Options, Chiasma RSU Awards and Chiasma warrants and definitions of such terms, see the sections entitled “The Merger Agreement—Treatment of Chiasma Equity Awards and Warrants” and “The Merger Agreement—Merger Consideration” each beginning on page 108 .
Treatment of Chiasma Equity Awards and Warrants (page 108)
Chiasma Stock Options
At the effective time, each outstanding and unexercised Chiasma Stock Option, whether or not vested, will cease to represent a right to acquire shares of Chiasma common stock and will be converted into an option to purchase

Amryt ADSs on the same terms and conditions as were applicable under such Chiasma Stock Option as of immediately prior to the effective time, with the number of Amryt ADSs subject to, and the exercise price of, each such assumed Chiasma Stock Option calculated as described in the merger agreement.
Chiasma Restricted Stock Unit Awards
At the effective time, each restricted stock unit award with respect to shares of Chiasma common stock outstanding under any Chiasma stock plan (which we refer to as a “Chiasma RSU Award”) will be treated as follows:
To the extent a Chiasma RSU Award becomes vested in connection with the transactions contemplated by the merger agreement, such Chiasma RSU Award will be converted into the right to receive the merger consideration with respect to each share of Chiasma common stock subject to such Chiasma RSU Award pursuant to the terms of the applicable plan or agreement.
Each other Chiasma RSU Award will cease to represent a right to acquire shares of Chiasma common stock and will be assumed by Amryt and converted into an equivalent Amryt restricted stock unit award, with the number of Amryt ADSs underlying each converted award determined by multiplying the exchange ratio by the number of shares of Chiasma common stock subject to such Chiasma RSU Award.
Chiasma Warrants
Immediately prior to the effective time, each Chiasma warrant that is issued and outstanding and not exercised or expired pursuant to its terms immediately prior to the effective time will be deemed to be net exercised and converted into the right to receive the merger consideration with respect to each share of Chiasma common stock issued to such warrant holder upon such net exercise immediately prior to the effective time.
For a description of the treatment of Chiasma equity awards and warrants, see the section entitled “The Merger Agreement—Treatment of Chiasma Equity Awards and Warrants.”
Risk Factors (page 13)
The merger and an investment in Amryt ADSs involve risks, some of which are related to the merger. In considering the merger, you should carefully consider the information about these risks set forth under the section entitled “Risk Factors,” together with the other information included or incorporated by reference in this proxy statement/prospectus. These risks include, without limitation, the following:
•	There is no assurance when or if the merger will be completed.
•	Failure to complete the merger could negatively affect Amryt’s or Chiasma’s stock prices, future business and financial results.
•	The exchange ratio is fixed and will not be adjusted in the event of any changes in either party’s stock price.
•
Upon completion of the merger, Chiasma stockholders will become Amryt ADS holders, and the market price for Amryt ADSs may be affected by factors different from those that historically have affected Chiasma.

•
In order to complete the merger, Amryt and Chiasma must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions that become applicable to the parties, completion of the merger may be delayed, jeopardized or prevented and the anticipated benefits of the merger could be reduced.

•	The combined company may not realize all of the anticipated benefits of the merger.
•	Amryt’s future performance following the completion of the merger depends, in part, on its ability to successfully implement its strategy.
•	The announcement and pendency of the merger could adversely affect each of Chiasma’s and Amryt’s business, results of operations and financial condition.
•	Chiasma and Amryt will incur substantial transaction fees and costs in connection with the merger.

•
The unaudited pro forma condensed combined financial information of Chiasma and Amryt is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the merger.

•	While the merger agreement is in effect, Chiasma, Amryt and their respective subsidiaries’ businesses are subject to restrictions on their business activities.
•	The termination of the merger agreement could negatively impact Chiasma and Amryt.
•
Directors and executive officers of Chiasma have interests in the merger that may differ from the interests of Chiasma stockholders generally, including, if the merger is completed, the receipt of financial and other benefits.

•
Except in specified circumstances, if the merger is not completed by December 1, 2021, subject to extension by mutual written agreement of Amryt and Chiasma, either Amryt or Chiasma may choose not to proceed with the merger.

•
There may be less publicly available information concerning Amryt than there is for issuers that are not foreign private issuers because, as a foreign private issuer, Amryt is exempt from a number of rules under the U.S. Exchange Act and is permitted to file less information with the SEC than issuers that are not foreign private issuers and Amryt, as a foreign private issuer, is permitted to follow home country practice in lieu of the listing requirements of Nasdaq, subject to certain exceptions.

•
Amryt is organized under the laws of England and Wales and certain of its directors and officers reside outside of the United States and most of the assets of its non-U.S. subsidiaries are located outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States against Amryt or Amryt’s directors and members of the Amryt Board.

•	Resales of Amryt ADSs following the merger may cause the market value of Amryt ADSs to decline.
•	The market value of Amryt ADSs may decline as a result of the merger.
•	The rights of Chiasma stockholders who become holders of Amryt ADSs in the merger will not be the same as the rights of holders of Amryt ordinary shares or Chiasma common stock.
•	Current Amryt shareholders and Chiasma stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the management of the combined company.
•	Chiasma is a target of a lawsuit that could result in substantial costs and may delay or prevent the merger from being completed.
•	The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.
•
The merger may be a taxable event for Chiasma stockholders if it does not qualify as a “reorganization” for U.S. federal income tax purposes or if the merger does not satisfy the requirements of Section 367(a)(1) of the Code.

•
For U.S. federal income tax purposes, Amryt is treated as a surrogate foreign corporation, and there is a risk that Amryt may be treated as a U.S. corporation under certain circumstances, including as a result of proposed U.S. federal tax legislation.

•	Amryt and Chiasma may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.
•
The merger agreement contains provisions that make it more difficult for Amryt and Chiasma to pursue alternatives to the merger and may discourage other companies from trying to acquire Chiasma for greater consideration than what Amryt has agreed to pay.

•	The financial forecasts are based on various assumptions that may not be realized.
•	Exchange rate fluctuations may adversely affect the foreign currency value of Amryt ADSs.

•
Because the market value of Amryt ADSs that Chiasma stockholders will receive in the merger may fluctuate, Chiasma stockholders cannot be sure of the market value of the merger consideration that they will receive in the merger.

•	U.S. holders of Amryt ADSs may suffer adverse tax consequences if Amryt is characterized as a passive foreign investment company.
Comparative Per Share Market Price and Dividend Information (page 36)
The following table presents (i) the reference price per Amryt ADS on Nasdaq and the closing price per share of Chiasma common stock on Nasdaq on May 4, 2021, the last full trading day prior to the public announcement of the merger agreement, and (ii) the closing price per Amryt ADS and per share of Chiasma common stock on Nasdaq on June 28, 2021, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Chiasma common stock, which was calculated by multiplying the reference price or closing price, as applicable, of Amryt ADSs on Nasdaq on those dates by the exchange ratio.
Date	Amryt ADSs Nasdaq	Chiasma Common Stock Nasdaq	Equivalent value of merger consideration per share of Chiasma stock based on price of Amryt ADSs on Nasdaq
	(US$)	(US$)	(US$)
May 4, 2021	12.95	2.84	5.13
June 28, 2021	$12.45	$4.71	$4.93
The Chiasma Special Meeting (page 39)
In light of ongoing developments with respect to the COVID-19 (coronavirus) pandemic, Chiasma has elected to hold the Chiasma special meeting solely by means of remote communication (via the Internet). The Chiasma special meeting will be held solely via live webcast and there will not be a physical meeting location. Chiasma stockholders will be able to attend the Chiasma special meeting online and vote their shares electronically by visiting https://web.lumiagm.com/226280530 using the password “chiasma2021” (case sensitive) (which we refer to as the “special meeting website”). Chiasma stockholders will need the 11-digit control number found on their proxy card in order to access the special meeting website.
The purpose of the Chiasma special meeting is to consider and vote on each of the following proposals, each of which is further described in this proxy statement/prospectus:
•	Proposal 1: Adoption of the Merger Agreement. To consider and vote on the merger proposal;
•
Proposal 2: Approval, on an Advisory, Non-Binding Basis, of Certain Merger-Related Compensatory Arrangements with Chiasma’s Named Executive Officers. To consider and vote on the advisory, non-binding compensation proposal; and

•	Proposal 3: Adjournment or Postponement of the Chiasma Special Meeting. To consider and vote on the adjournment proposal.
Completion of the merger is conditioned on the approval of the merger proposal by Chiasma’s stockholders. Neither approval of the advisory, non-binding compensation proposal nor approval of the adjournment proposal is a condition to the obligation of either Chiasma or Amryt to complete the merger.
Only holders of record of shares of Chiasma common stock outstanding as of the close of business on June 15, 2021, the record date for the Chiasma special meeting, are entitled to notice of, and to vote at, the Chiasma special meeting or any adjournment or postponement of the Chiasma special meeting. Chiasma stockholders may cast one vote for each share of Chiasma common stock that Chiasma stockholders own of record as of that record date.
A quorum of Chiasma stockholders is necessary to conduct the Chiasma special meeting. The presence, via the special meeting website or by proxy, of the holders of a majority of the shares of Chiasma common stock entitled to vote at the Chiasma special meeting will constitute a quorum. Shares of Chiasma common stock represented at the Chiasma special meeting by attendance via the special meeting website or by proxy and entitled to vote, but not voted, including shares for which a stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Chiasma special meeting are considered “non-routine” matters under the Nasdaq rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the Chiasma special meeting. If a quorum is not present, the Chiasma special meeting will be adjourned or postponed until the holders of the number of shares of Chiasma common stock required to constitute a quorum attend.
Assuming a quorum is present at the Chiasma special meeting, approval of the merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Chiasma common stock entitled to vote on the merger proposal. Shares of Chiasma common stock not present at the Chiasma special meeting, shares that are present and not voted on the merger proposal, including due to the failure of any Chiasma stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the merger proposal, and abstentions will have the same effect as a vote “AGAINST” the merger proposal.
Assuming a quorum is present at the Chiasma special meeting, approval of the advisory, non-binding compensation proposal requires the affirmative vote of at least a majority of the votes cast on the advisory, non-binding compensation proposal by shares of Chiasma common stock present at the special meeting website or represented by proxy at the Chiasma special meeting. A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the advisory, non-binding compensation proposal, assuming a quorum is present.
Whether or not there is a quorum, the approval of the adjournment proposal requires the affirmative vote of at least a majority of the votes cast on the adjournment proposal by shares of Chiasma common stock present at the special meeting website or represented by proxy at the Chiasma special meeting. A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the adjournment proposal.
Amryt’s Reasons for the Merger (page 61)
For the factors considered by the Amryt board of directors (which we refer to as the “Amryt Board”) in resolving that the merger agreement would likely promote the success of Amryt for the benefit of it shareholders as a whole, see the section entitled “The Merger Proposal—Amryt’s Reasons for the Merger.”
Recommendation of the Chiasma Board; Chiasma’s Reasons for the Merger (page 62)
The Chiasma Board recommends that you vote “FOR” the merger proposal, “FOR” the advisory, non-binding compensation proposal and “FOR” the adjournment proposal. For a description of some of the factors considered by the Chiasma Board in reaching its decision to approve the merger agreement and additional information on the recommendation of the Chiasma Board that Chiasma stockholders vote to adopt the merger agreement, see the section entitled “The Merger Proposal—Recommendation of the Chiasma Board; Chiasma’s Reasons for the Merger.”
Opinion of the Chiasma Board’s Financial Advisor (page 65)
On May 4, 2021, Duff & Phelps, a Kroll Business operating as Kroll, LLC (which we refer to as “Duff & Phelps”), a financial advisor to Chiasma, provided its oral opinion (which opinion was subsequently updated in writing, by delivery of a written opinion) to the Chiasma Board that, as of that date and subject to various assumptions and limitations described in Duff & Phelps’s written opinion, the exchange ratio provided for in the proposed transaction was fair, from a financial point of view, to the holders of Chiasma common stock (without giving any effect to the impact of the merger on any particular stockholder other than in its capacity as a stockholder). We refer to this in this proxy statement/prospectus as the “Duff & Phelps opinion.”
The full text of the written Duff & Phelps opinion that Duff & Phelps delivered to the Chiasma Board, which sets forth, among other things, certain assumptions made, certain matters considered, and certain limitations on the review undertaken in connection with the Duff & Phelps opinion, is attached as an

Annex E to this proxy statement/prospectus and is incorporated herein by reference. We urge you to read the Duff & Phelps opinion carefully and in its entirety. The summary of the Duff & Phelps opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Duff & Phelps opinion.
Accounting Treatment of the Merger (page 90)
The merger will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS under IFRS 3, Business Combinations, which we refer to as “IFRS 3.” IFRS requires that one of the two companies in a merger be designated as the acquirer for accounting purposes based on the evidence available. Amryt will be treated as the acquiring entity for accounting purposes. In identifying Amryt as the acquiring entity for accounting purposes, Amryt and Chiasma took into account the relative voting rights of all equity instruments, the intended composition of the governing body and senior management of the combined company and the size of each of the companies. In assessing the size of each of the companies, Amryt and Chiasma management evaluated various metrics, including, but not limited to, revenue, profit before taxation, total assets and market capitalization. No single factor was the sole determinant in the overall conclusion that Amryt is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion. Accordingly, Amryt will record assets acquired, including identifiable intangible assets, and liabilities assumed from Chiasma at their respective fair values at the date of completion of the merger. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill. For a more detailed discussion of the accounting treatment of the merger, see the section entitled “The Merger Proposal—Accounting Treatment of the Merger.”
Interests of Chiasma’s Directors and Executive Officers in the Merger (page 87)
In considering the recommendation of the Chiasma Board to approve and declare advisable the merger agreement, Chiasma stockholders should be aware that some of the Chiasma directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Chiasma stockholders generally, including, but not limited to, the following:
•
Chiasma has entered into employment agreements with certain employees, including its executive officers, entitling them to certain payments and benefits in connection with a termination of employment following a change of control of Chiasma;

•	certain outstanding equity awards held by the Chiasma executive officers may accelerate upon a qualifying termination of their employment in connection with the merger; and
•	directors and officers of Chiasma have continuing rights to indemnification and directors’ and officers’ liability insurance.
These interests and arrangements may create potential conflicts of interest. The Chiasma Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve and declare advisable the merger agreement and recommend that the Chiasma stockholders approve and adopt the merger agreement.
These interests are discussed in more detail in the section entitled “The Merger Proposal—Interests of Chiasma’s Directors and Executive Officers in the Merger.”
No Dissenters’ Rights (page 93)
Under applicable Delaware law, no dissenters or appraisal rights will be available with respect to the merger and the other transactions contemplated by the merger agreement.
Litigation Relating to the Merger (page 93)
In connection with the merger, a complaint has been filed by a purported Chiasma stockholder against Chiasma and its directors. The complaint is captioned Yurkovich v. Chiasma, Inc., et al., No. 1:21-cv-05510 (S.D.N.Y.). The complaint alleges that the preliminary registration statement, filed with the SEC on June 15, 2021, contained materially incomplete and misleading information concerning financial projections for Chiasma and Amryt and the key inputs for the financial analyses performed by Duff & Phelps. The lawsuit seeks various remedies, including a preliminary and/or permanent injunction prohibiting consummation of the proposed transaction, rescission of the merger agreement or any of the terms thereof or, in the event the transaction is already consummated, awarding the plaintiff rescissory damages, an accounting and costs and disbursements of the action, including reasonable attorneys’ and expert fees and expenses. Given the early stage of the proceeding, it is impossible to predict the outcome or to estimate possible loss or range of loss, if any.
Listing of Amryt ADSs (page 87)
The completion of the merger is conditioned upon the approval for listing of Amryt ADSs issuable pursuant to the merger agreement on Nasdaq, subject to official notice of issuance. In addition, it is a requirement that the LSE shall not have informed Amryt that the ordinary shares represented by such Amryt ADSs will not be admitted to trading on AIM.
Delisting and Deregistration of Chiasma Common Stock (page 87)
As promptly as practicable after the effective time, the Chiasma common stock currently listed on Nasdaq will cease to be listed on Nasdaq and will be deregistered under the U.S. Exchange Act.
Governance Matters Following Completion of the Merger (page 87)
Amryt is required to take all necessary action so that, as of immediately following the effective time, the Amryt Board will include two additional members. Subject to satisfaction of customary background checks and the receipt of a customary letter of appointment, Raj Kannan and one other individual selected by Chiasma prior to the closing who is acceptable to Amryt will be appointed as directors of Amryt until their respective successors are duly elected or appointed and qualified in accordance with applicable law; however, the tenure on the Amryt Board of the other individual selected by Chiasma will be limited to June 15, 2022.
No Solicitation (page 118)
The merger agreement generally restricts Chiasma’s and Amryt’s ability to: (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any acquisition proposal or any inquiry with respect thereto; (ii) (A) enter into or participate in any discussions or negotiations regarding, (B) furnish to any third party any information or (C) otherwise assist, participate in, knowingly facilitate or knowingly encourage any third party, in each case, in connection with or for the purpose of knowingly encouraging or facilitating, an acquisition proposal or any inquiry with respect thereto; (iii) approve, recommend or enter into or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle with respect to an acquisition proposal; (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement with respect to an acquisition proposal or an inquiry with respect thereto (provided that this will not restrict any such waiver or release if determined that failure to take such action would be inconsistent with directors’ fiduciary duties); (v) make an adverse recommendation change; or (vi) take any action to make any antitakeover laws and regulations inapplicable to any third party or any acquisition proposal.
However, under certain circumstances specified in the merger agreement, Chiasma or Amryt, as applicable, is permitted to furnish information with respect to it and its subsidiaries to third parties and participate in discussions or negotiations with such third parties in response to unsolicited acquisition proposal if, prior to taking such action, such party’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal is or is reasonably likely to lead to a “superior proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation”).
For further information, including what constitutes an “acquisition proposal,” an “inquiry,” a “superior proposal” and an “intervening event” see the section entitled “The Merger Agreement—No Solicitation.”
Regulatory Approvals Required for the Merger (page 91)
Completion of the merger is conditioned upon the expiration or termination of the waiting period relating to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the “HSR Act”). Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission (which we refer to as the “FTC”) and the Antitrust Division of the U.S. Department of Justice (which we refer to as the “DOJ”). A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. At any time before the expiration of the initial waiting period, the DOJ or the FTC may issue a Request for Additional Information and Documentary Material, which is referred to in this proxy statement/prospectus as a “second request.” If a second request is issued, the parties may not complete the merger until they each substantially comply with the second request and observe a second 30-calendar-day waiting period, unless the waiting period is terminated earlier.
Each of Amryt and Chiasma filed its respective HSR Act notification and report with respect to the merger on May 18, 2021, and the 30-calendar-day waiting period expired on June 17, 2021, thereby satisfying the closing condition described above.
Chiasma and Amryt have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the merger as promptly as reasonably practicable, including: (i) preparing and filing as promptly as practicable with any governmental authority all documentation to effect all filings necessary, proper or advisable to consummate the merger; (ii) obtaining, as promptly as practicable, and thereafter maintain, all consents from any governmental authority that are necessary, proper or advisable to consummate the merger, and complying with the terms and conditions of each such consent; (iii) obtaining all required consents from non-governmental third parties; and (iv) cooperating in their efforts to comply with their obligations under the merger agreement. Amryt and Chiasma are also required to use their reasonable best efforts to defend any governmental action challenging the legality of the merger and contest any order prohibiting the parties from completing the merger.
Amryt and its subsidiaries are not required to, and Chiasma and its subsidiaries will not agree to (without Amryt’s prior written consent): (i) agree or proffer to divest or hold separate, or take any other action with respect to, any of the assets or businesses of Amryt, Chiasma, the surviving corporation or any of their respective subsidiaries; (ii) agree or proffer to limit in any manner or not to exercise any rights of ownership of any securities (including the shares of Chiasma common stock); or (iii) enter into any agreement that limits the ownership or operation of any business of Amryt, Chiasma, the surviving corporation or any of their respective subsidiaries, in each case that is not conditioned upon, or that becomes effective prior to, the closing or that is material to the business, financial condition or results of operations of Amryt, Chiasma, the surviving corporation or any of their respective subsidiaries, taken as a whole.
Additionally, Amryt and its subsidiaries will not acquire or agree to acquire any person or portion thereof if the entry into a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any approvals of any governmental authority necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the merger agreement or (iii) materially delay the consummation of the transactions contemplated by the merger agreement.
Conditions to Completion of the Merger (page 110)
Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:
•	adoption of the merger agreement by Chiasma stockholders;
•	approval of the transactions contemplated by the merger agreement by Amryt shareholders;
•
the absence of any order issued by any court or other governmental authority of competent jurisdiction that remains in effect and enjoins, prevents or prohibits completion of the merger, and the absence of any applicable law enacted, entered or promulgated by any governmental authority that remains in effect and prohibits or makes illegal completion of the merger;

•
effectiveness of the registration statement for the Amryt ADSs and Amryt ordinary shares represented thereby to be issued in the merger (of which this proxy statement/prospectus forms a part) and, if applicable, of the registration statement on Form F-6 relating to the Amryt ADSs and the absence of any stop order suspending that effectiveness or any proceedings for that purpose pending before the SEC;

•	the distribution of the shareholder circular to Amryt shareholders in accordance with Amryt’s organizational documents;
•
(i) approval for listing on Nasdaq of the Amryt ADSs (and the Amryt ordinary shares represented thereby) to be issued in connection with the merger, subject to official notice of issuance, and (ii) the LSE not having informed Amryt that the Amryt ordinary shares represented by the Amryt ADSs will not be admitted to trading on AIM; and

•	any applicable waiting period under the HSR Act shall have expired or been terminated.
The obligations of Amryt and Merger Sub to complete the merger are subject to the satisfaction or waiver of further conditions, including:
•	performance in all material respects by Chiasma of all of its obligations under the merger agreement required to be performed by it at or prior to the effective time;
•
subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of Chiasma being true and correct at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date;

•	absence of a material adverse effect on Chiasma since the date of the merger agreement; and
•	receipt of a certificate from an executive officer of Chiasma certifying that the conditions set forth in the three bullets directly above have been satisfied.
The obligation of Chiasma to complete the merger is subject to the satisfaction or waiver of further conditions, including:
•	performance in all material respects by each of Amryt and Merger Sub of all of its obligations under the merger agreement required to be performed by it at or prior to the effective time;
•
subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of Amryt being true and correct at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date;

•	absence of a material adverse effect on Amryt since the date of the merger agreement;
•	receipt of a certificate from an executive officer of Amryt certifying that the conditions set forth in the three bullets directly above have been satisfied; and
•	the receipt by Chiasma of a tax opinion as to certain tax matters.
Termination of the Merger Agreement (page 125)
Subject to conditions and circumstances described in the merger agreement, the merger agreement may be terminated as follows:
•	by mutual written agreement of Amryt and Chiasma;
•	by either Amryt or Chiasma, if the merger has not been completed by the end date of December 1, 2021, subject to extension by mutual written agreement of Amryt and Chiasma;
•	by either Amryt or Chiasma, if a governmental authority has issued a final and non-appealable injunction or other order that permanently enjoins, prevents or prohibits the completion of the merger;
•
by either Amryt or Chiasma, if (i) Chiasma stockholders fail to adopt the merger agreement upon a vote taken on a proposal to adopt the merger agreement at the Chiasma special meeting or (ii) Amryt shareholders fail to approve the transactions contemplated by the merger agreement upon a vote taken on a proposal to approve the transactions contemplated by the merger agreement;

•
by Amryt if, prior to the adoption of the merger agreement by Chiasma stockholders: (i) the Chiasma Board makes an adverse recommendation change, (ii) Chiasma fails to publicly confirm to Chiasma stockholders, within 10 business days after the commencement of a tender or exchange offer subject to Regulation 14D under the U.S. Exchange Act that constitutes an acquisition proposal, that Chiasma recommends rejection of such tender or exchange offer (or shall have withdrawn any such rejection thereafter), (iii) other than in the context of a tender or exchange offer, Chiasma fails to publicly reaffirm the Chiasma Board’s recommendation to adopt the merger agreement after the date any acquisition proposal with respect to Chiasma or any material modification thereto (which request may only be made once per acquisition proposal or material modification) is first publicly announced, within five business days after a request from Amryt, (iv) other than in the context of an acquisition proposal, Chiasma fails to publicly reaffirm the Chiasma Board’s recommendation to adopt the merger agreement within 5 business days following a written request from Amryt (which request may only be made once other than in the context of an acquisition proposal), or (v) Chiasma has breached or failed to perform any of its obligations described under “—No Solicitation” in any material respect;

•
by Amryt if there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Chiasma (other than with respect to its obligations described under “—No Solicitation”) that, individually or in the aggregate, would give rise to the failure of a closing condition by the other party and is incapable of being cured prior to the end date or is not cured within 30 days after the giving of notice thereof by Amryt or the end date;

•
by Amryt if, prior to the approval of the transactions contemplated by the merger agreement by Amryt shareholders, Amryt terminates the merger agreement in order to enter into a definitive agreement for a superior proposal;

•
by Chiasma if, prior to the approval of the transactions contemplated by the merger agreement by Amryt shareholders: (i) the Amryt Board makes an adverse recommendation change, (ii) Amryt fails to publicly confirm to Amryt shareholders, within ten business days after the announcement or commencement of a tender or exchange offer subject to Regulation 14D under the U.S. Exchange Act that constitutes an acquisition proposal, that Amryt recommends rejection of such tender or exchange offer (or shall have withdrawn any such rejection thereafter), (iii) other than in the context of a tender or exchange offer, Amryt fails to publicly reaffirm the Amryt Board’s recommendation to approve the transactions contemplated by the merger agreement after the date any acquisition proposal with respect to Amryt or any material modification thereto (which request may only be made once per acquisition proposal or material modification) is first publicly announced, within five business days after a request from Chiasma, (iv) other than in the context of an acquisition proposal, Amryt fails to publicly reaffirm the Amryt Board’s recommendation to approve the transactions contemplated by the merger agreement within five business days following a written request from Chiasma (which request may only be made once other than in the context of an acquisition proposal), or (v) Amryt or Merger Sub has breached or failed to perform any of its obligations described under “—No Solicitation” in any material respect.

•
by Chiasma if there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Amryt or Merger Sub (other than with respect to its obligations described under “—No Solicitation”) that, individually or in the aggregate, would give rise to the failure of a closing condition by the other party and is incapable of being cured prior to the end date or is not cured within 30 days after the giving of notice thereof by Chiasma or the end date; or

•	by Chiasma if, prior to the adoption of the merger agreement by Chiasma stockholders, Chiasma terminates the merger agreement in order to enter into a definitive agreement for a superior proposal.
Voting Agreements (page 129)
Concurrently with the execution of the merger agreement, as a condition and inducement to the parties’ willingness to enter into the merger agreement, securityholders of Chiasma that collectively own as of the record date approximately 9.1 percent of the outstanding shares of Chiasma (excluding shares of Chiasma common stock issuable upon exercise of Chiasma warrants) entered into a voting and transaction support agreement with Amryt and Merger Sub, and securityholders of Amryt that collectively own approximately 34 percent of the outstanding shares of Amryt as of the date of such agreements entered into voting and transaction support agreements with Chiasma.

Pursuant to the voting agreements, the securityholders of Amryt and Chiasma, as applicable, agreed, among other things, to vote their beneficially owned securities of Amryt or Chiasma, as applicable, in favor of the transactions contemplated by the merger agreement, including any matter necessary for the consummation of the merger. For a summary of the voting agreements, see the section entitled “The Voting Agreements.”
Certain Material U.S. Federal Income Tax Considerations (page 93)
It is intended that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Section 367(a)(1) of the Code will not apply to cause the transaction to result in gain recognition by Chiasma stockholders that exchange their shares of Chiasma common stock for the merger consideration (other than any such Chiasma stockholder that is treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Amryt following the transaction that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8). The obligation of Chiasma to complete the transaction is conditioned upon the receipt of an opinion from Goodwin Procter LLP, tax counsel to Chiasma, Gibson, Dunn & Crutcher LLP, tax counsel to Amryt, or another nationally recognized tax counsel reasonably satisfactory to Chiasma and Amryt to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Section 367(a)(1) of the Code will not apply to cause the transaction to result in gain recognition by Chiasma stockholders (other than any such Chiasma stockholder that is treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Amryt following the transaction that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8).
If the merger qualifies for such intended tax treatment, and assuming that, in the case of any holder that is treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Amryt following the transaction, such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, a U.S. holder (as defined in the section entitled “Certain Material U.S. Federal Income Tax Considerations”) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of such holder’s shares of Chiasma common stock for Amryt ADSs in the merger.
For a more complete discussion of the material U.S. federal income tax considerations of the merger applicable to U.S. holders of shares of Chiasma common stock, please review the information set forth in the section entitled “Certain Material U.S. Federal Income Tax Considerations.” The discussion of U.S. federal income tax considerations of the merger contained in this proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax considerations of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any non-U.S., state or local tax laws. Holders of shares of Chiasma common stock should consult their tax advisor to determine the tax consequences of the merger to them.
Your Rights as an Amryt ADS Holder Will Be Different from Your Rights as a Chiasma Stockholder (page 12)
Upon the completion of the merger, each eligible share of Chiasma common stock will be converted into the right to receive the merger consideration, consisting of 0.396 Amryt ADSs. As a result, Chiasma stockholders will have different rights once they become holders of Amryt ADSs due to differences between the organizational documents of Amryt and Chiasma and differences between Delaware law, where Chiasma is incorporated, and the laws of England and Wales, where Amryt is incorporated. In addition, holders of Amryt ADSs will be able to exercise the shareholder rights for the Amryt ordinary shares represented by such Amryt ADSs through the depositary bank, only to the extent contemplated by the Amended and Restated Deposit Agreement, dated as of July 8, 2020, by and among Amryt, Citibank, N.A. (acting in its capacity as depositary) and all holders and beneficial owners of Amryt ADSs (which we refer to as the “deposit agreement”). For a summary of the material differences between the rights of Amryt ADS holders and the existing rights of Chiasma stockholders, see the section entitled “Comparison of Rights of Amryt ADS Holders and Chiasma Stockholders.”

RISK FACTORS
You should consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this proxy statement/prospectus, before making a decision on the merger proposal, the advisory, non-binding compensation proposal or the adjournment proposal. As a holder of Amryt ADSs or ordinary shares following completion of the merger, you will be subject to all risks inherent in the business of Amryt in addition to the risks relating to Chiasma. The market value of your Amryt ADSs or ordinary shares will reflect the performance of the business relative to, among other things, that of the competitors of Amryt and Chiasma and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss. You should carefully consider the following factors as well as the other information contained in and incorporated by reference into this proxy statement/prospectus. For information about the filings incorporated by reference in this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.”
Risks Related to the Merger
There is no assurance when or if the merger will be completed.
The completion of the merger is subject to the satisfaction or waiver of a number of conditions as set forth in the merger agreement, including, among others, (i) the adoption of the merger agreement by an affirmative vote of the holders of a majority of all of the outstanding shares of Chiasma common stock entitled to vote at the Chiasma special meeting, (ii) affirmative vote of at least a majority of the votes cast, in the case of the resolution authorizing the Amryt Board to allot the Amryt ordinary shares underlying the Amryt ADSs to be issued as merger consideration in connection with the merger and the treatment of Chiasma equity awards (which we refer to as the “parent share issuance approval”), and affirmative vote of at least 75 percent of the votes cast, in the case of the resolution amending the articles of association of Amryt to increase the maximum number of directors of Amryt to nine (which we refer to as the “parent board size approval”), in each case by holders of outstanding ordinary shares of Amryt at a duly convened and held meeting of Amryt’s shareholders at which a quorum is present approving such transactions contemplated by the merger agreement, (iii) the absence of any law or order that prohibits or makes illegal the completion of the merger, (iv) effectiveness of this registration statement on Form F-4 and, if applicable, of the registration statement on Form F-6 relating to the Amryt ADSs and the absence of any stop order suspending that effectiveness or any proceedings for that purpose pending before the SEC, (v) the shareholder circular having been made available to Amryt shareholders in accordance with Amryt’s organizational documents, (vi) approval for listing on Nasdaq of the Amryt ADSs (and the Amryt ordinary shares represented thereby) to be issued in connection with the merger, subject to official notice of issuance and the LSE not having informed Amryt or its agent that such Amryt ordinary shares will not be admitted to trading on AIM, (vii) the expiration or termination of the applicable waiting period under the HSR Act and (viii) other customary closing conditions, including the accuracy of each party’s representations and warranties (subject to specified materiality qualifiers), each party’s material compliance with its covenants and agreements contained in the merger agreement and the absence of a material adverse effect on each party. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the merger.
Failure to complete the merger could negatively affect Amryt’s or Chiasma’s stock prices, future business and financial results.
If the merger is not completed, the ongoing businesses of either or both parties may be adversely affected. Additionally, if the merger is not completed and the merger agreement is terminated, in certain circumstances Chiasma may be required to pay Amryt a termination fee. In addition, Amryt and Chiasma have incurred and will continue to incur significant transaction expenses in connection with the merger regardless of whether the Merger is completed. Furthermore, Amryt or Chiasma may experience negative reactions from the financial markets, including negative impacts on Amryt’s or Chiasma’s stock prices, or negative reactions from suppliers or other business partners, should the merger not be completed.
The foregoing risks, or other risks arising in connection with the failure to consummate the merger, including the diversion of management attention from conducting the business of the respective companies and pursuing other opportunities during the pendency of the merger, may have a material adverse effect on Amryt’s or Chiasma’s business, operations, financial results and share and stock prices. Either party could also be subject to litigation related to any failure to consummate the merger or any related action that could be brought to enforce a party’s obligations under the merger agreement.
The exchange ratio is fixed and will not be adjusted in the event of any changes in either party’s stock price.
Upon completion of the merger, each share of Chiasma common stock, excluding shares owned by the parties to the merger agreement, that is issued and outstanding immediately prior to the effective time will be automatically canceled and converted into the right to receive 0.396 Amryt ADSs. This exchange ratio will not be adjusted for changes in the market price of either Amryt ADSs or Chiasma common stock between the date the merger agreement was signed and completion of the merger. As a result, changes in the price of Amryt ADSs prior to the completion of the merger will affect the value of Amryt ADSs delivered upon completion of the merger. An increase in the price of Amryt ADSs will increase the value of the consideration Amryt delivers. Similarly, a decrease in the price of Chiasma common stock will increase the premium that Amryt pays per share of Chiasma common stock.
Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Amryt’s and Chiasma’s respective businesses, operations and prospects, risks inherent in their respective businesses, changes in market assessments of the likelihood that the merger will be completed and/or the value that may be generated by the merger, and changes with respect to expectations regarding the timing of the merger and regulatory considerations.
Upon completion of the merger, Chiasma stockholders will become Amryt ADS holders, and the market price for Amryt ADSs may be affected by factors different from those that historically have affected Chiasma.
Upon completion of the merger, Chiasma stockholders will become Amryt ADS holders. Amryt’s businesses differ from those of Chiasma, and accordingly, the results of operations of Amryt will be affected by some factors that are different from those currently affecting the results of operations of Chiasma. For a discussion of the businesses of Chiasma and Amryt and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “Where You Can Find Additional Information.”
Certain rights of Chiasma stockholders will change as a result of the merger.
Upon completion of the merger, Chiasma stockholders will no longer be stockholders of Chiasma, a Delaware corporation, but will be Amryt ADS holders.
Amryt is a public limited company incorporated under the laws of England and Wales. There will be certain differences between your current rights as a Chiasma stockholder, on the one hand, and the rights to which you will be entitled as an Amryt ADS holder, on the other hand. For a more detailed discussion of the differences in the rights of Chiasma stockholders and Amryt ADS holders, see the section entitled “Comparison of Rights of Amryt ADS Holders and Chiasma Stockholders.”
In order to complete the merger, Amryt and Chiasma must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions that become applicable to the parties, completion of the merger may be delayed, jeopardized or prevented and the anticipated benefits of the merger could be reduced.
No assurance can be given that the required consents, orders and approvals will be obtained or that the required conditions to the completion of the merger will be satisfied. Even if all such consents, orders and approvals are obtained and such conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents, orders and approvals. For example, these consents, orders and approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of Chiasma and Amryt or may impose requirements, limitations or costs or place restrictions on the conduct of Chiasma’s or Amryt’s business, and if such consents, orders and approvals require an extended period of time to be obtained, such extended period of time could increase the chance that an adverse event occurs with respect to Chiasma or Amryt. Such extended period of time also may increase the chance that other adverse effects with respect to Chiasma or Amryt could occur, such as the loss of key personnel. Even if all necessary approvals are obtained, no assurance can be given as to the terms, conditions and timing of such approvals. For more information, see the sections entitled “The Merger Proposal—Regulatory Approvals Required for the Merger” and “The Merger Agreement—Conditions to Completion of the Merger.”
The Chiasma special meeting may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. Notwithstanding the foregoing, if the merger proposal is approved by Chiasma stockholders, Chiasma may not be required to seek further approval of Chiasma stockholders.
The combined company may not realize all of the anticipated benefits of the merger.
Amryt and Chiasma believe that the merger will provide benefits to the combined company as described elsewhere in this proxy statement/prospectus. However, there is a risk that some or all of the expected benefits of the merger may fail to materialize, or may not occur within the time periods anticipated by Amryt and Chiasma. The realization of such benefits may be affected by a number of factors, including regulatory considerations and decisions, many of which are beyond the control of Amryt and Chiasma. The challenge of coordinating previously independent businesses makes evaluating the business and future financial prospects of the combined company following the merger difficult. Chiasma and Amryt have operated and, until completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on the ability to successfully integrate the operations of both companies in a manner that results in various benefits, including, among other things, an expanded market reach and operating efficiencies that do not materially disrupt existing customer relationships nor result in decreased revenues or dividends due to the full or partial loss of customers. The past financial performance of each of Chiasma and Amryt may not be indicative of their future financial performance. The combined company will be required to devote significant management attention and resources to integrating its business practices and support functions. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the coordination of the two companies’ operations could have an adverse effect on the business, financial results, financial condition or the share price of the combined company following the merger. The coordination process may also result in additional and unforeseen expenses.
Failure to realize all of the anticipated benefits of the merger may impact the financial performance of the combined company, the price of the combined company’s ADSs (and the Amryt ordinary shares represented thereby) and the ability of the combined company to pay dividends on its ordinary shares. Amryt has never declared or paid cash dividends on its ordinary shares. For the foreseeable future, Amryt intends to retain all available funds and any future earnings to support its operations and to finance the growth and development of the business. Any future determination to declare cash dividends will be made at the discretion of its board of directors, subject to compliance with applicable laws and covenants under current or future debt facilities, which may restrict or limit Amryt’s ability to pay dividends, and will depend on its financial condition, operating results, capital requirements, general business conditions and other factors that the board of directors may deem relevant. Amryt does not anticipate paying any cash dividends on its ordinary shares in the foreseeable future. As a result, a return on any investment will only occur if the price of the ordinary shares appreciate.
Amryt’s future performance following the completion of the merger depends, in part, on its ability to successfully implement its strategy.
Amryt, following the completion of the merger, may be unable to realize the anticipated benefits and synergies of its business strategies as they are based on assumptions about future demand for the businesses’ current products and its product candidates, as well as on its continuing ability to produce its businesses’ products profitably. Furthermore, whilst the Amryt Board is optimistic about Amryt’s prospects, there is no certainty that anticipated outcomes and sustainable revenues or profits can be achieved. In the meantime, Amryt will continue to expend its cash reserves, and there can be no assurance that Amryt’s operations will be profitable or produce a reasonable return, if any, on its investments or that the anticipated outcomes or sustainable revenues or profits will be achieved.
The announcement and pendency of the merger could adversely affect each of Chiasma’s and Amryt’s business, results of operations and financial condition.
The announcement and pendency of the merger could cause disruptions in and create uncertainty surrounding Chiasma’s and Amryt’s business, including affecting Chiasma’s and Amryt’s relationships with its existing and future customers, suppliers and employees, which could have an adverse effect on Chiasma’s and Amryt’s business, results of operations and financial condition, regardless of whether the merger is completed. In particular, Chiasma and Amryt could potentially lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the merger. Chiasma and Amryt could also potentially lose customers or suppliers, and new customer or supplier contracts could be delayed or decreased. In addition, each of Chiasma and Amryt has expended, and continues to expend, significant management resources in an effort to complete the merger, which are being diverted from Chiasma’s and Amryt’s day-to-day operations.
If the merger is not completed, Chiasma’s and Amryt’s stock prices may fall to the extent that the current prices of Chiasma common stock and Amryt ADS (and the Amryt ordinary shares represented thereby) reflect a market assumption that the merger will be completed. In addition, the failure to complete the merger may result in negative publicity or a negative impression of Chiasma in the investment community and may affect Chiasma’s and Amryt’s relationship with employees, customers, suppliers and other partners in the business community.
Chiasma and Amryt will incur substantial transaction fees and costs in connection with the merger.
Chiasma and Amryt have incurred and expect to incur additional material non-recurring expenses in connection with the merger and completion of the transactions contemplated by the merger agreement, including costs relating to obtaining required approvals and compensation change in control payments. Chiasma and Amryt have incurred significant financial services, accounting, tax and legal fees in connection with the process of negotiating and evaluating the terms of the merger. Additional significant unanticipated costs may be incurred in the course of coordinating the businesses of Chiasma and Amryt after completion of the merger. Even if the merger is not completed, Chiasma and Amryt will need to pay certain costs relating to the merger incurred prior to the date the merger was abandoned, such as financial advisory, accounting, tax, legal, filing and printing fees. Such costs may be significant and could have an adverse effect on the parties’ future results of operations, cash flows and financial condition. In addition to its own fees and expenses, in the event the Chiasma stockholders or Amryt shareholders do not approve the matters required to be voted upon, and the merger agreement is terminated, Chiasma or Amryt may be required to pay the other party an amount equal to $3.5 million. For more information, see the section entitled “The Merger Agreement—Termination Payments and Expenses.”
The unaudited pro forma condensed combined financial information of Chiasma and Amryt is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the merger.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Amryt and Chiasma, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition of the combined company following the merger. In addition, the pro forma combined financial information included in this proxy statement/prospectus is based in part on certain assumptions regarding the merger. These assumptions may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the merger. Accordingly, the historical and pro forma financial information included in this proxy statement/prospectus does not necessarily represent the combined company’s results of operations and financial condition had Chiasma and Amryt operated as a combined entity during the periods presented, or of the combined company’s results of operations and financial condition following completion of the merger. The combined company’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.
In preparing the pro forma financial information contained in this proxy statement/prospectus, Amryt has given effect to, among other items, the completion of the merger, the payment of the merger consideration and the indebtedness of Amryt on a consolidated basis after giving effect to the merger, including the indebtedness of Chiasma. The unaudited pro forma financial information does not reflect all of the costs that are expected to be incurred by Chiasma and Amryt in connection with the merger. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” including the notes thereto.
Amryt or Chiasma may waive one or more of the closing conditions without re-soliciting shareholder approval or stockholder approval, respectively.
Certain conditions to Amryt and Chiasma’s obligations, respectively, to complete the merger may be waived, in whole or in part, to the extent legally permissible, either unilaterally or by agreement of Amryt and Chiasma. In the event that any such waiver does not require re-solicitation of Amryt’s shareholders or an amendment of this proxy statement/prospectus or any re-solicitation of proxies or voting cards, as applicable, the parties will have the discretion to complete the merger without seeking further approval of Amryt shareholders or Chiasma stockholders, as applicable.
The opinion of Duff & Phelps rendered to the Chiasma Board does not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.
The Chiasma Board has received an opinion from Duff & Phelps, dated May 4, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in Duff & Phelps’s written opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of Chiasma common stock.
For a description of the opinion that the Chiasma Board received from its financial advisor, see the section entitled “The Merger Proposal—Opinion of the Chiasma Board’s Financial Advisor.” A copy of the Duff & Phelps opinion is attached as Annex E to this proxy statement/prospectus and is incorporated by reference herein in its entirety.
While the merger agreement is in effect, Chiasma, Amryt and their respective subsidiaries’ businesses are subject to restrictions on their business activities.
Under the merger agreement, Chiasma, Amryt and their respective subsidiaries have agreed to certain restrictions on the conduct of their respective businesses and generally must operate their respective businesses in the ordinary course prior to completing the merger (unless Chiasma or Amryt obtains the other’s consent, as applicable, which is not to be unreasonably withheld, conditioned or delayed), which may restrict Chiasma’s and Amryt’s ability to exercise certain of their respective business strategies. These restrictions may prevent Chiasma and Amryt from pursuing otherwise attractive business opportunities, making certain investments or acquisitions, selling assets, engaging in capital expenditures in excess of certain agreed limits, engaging in share repurchase programs, incurring indebtedness or making changes to Chiasma’s and Amryt’s respective businesses prior to the completion of the merger or termination of the merger agreement, as applicable. These restrictions could have an adverse effect on Chiasma’s and Amryt’s respective businesses, financial results, financial condition or stock price.
In addition, the merger agreement prohibits Chiasma and Amryt from: (i) soliciting, initiating, knowingly facilitating or knowingly encouraging (including by way of furnishing information) any acquisition proposal or any inquiry with respect thereto; (ii) (A) entering into or participating in any discussions or negotiations regarding, (B) furnishing to any third party any information or (C) otherwise assisting, participating in, knowingly facilitating or knowingly encouraging any third party, in each case, in connection with or for the purpose of knowingly encouraging or facilitating, an acquisition proposal or any inquiry with respect thereto; (iii) approving, recommending or entering into or proposing to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle with respect to an acquisition proposal; (iv) granting any waiver, amendment or release under any standstill or confidentiality agreement with respect to an acquisition proposal or an inquiry with respect thereto (provided that this will not restrict any such waiver or release if determined that failure to take such action would be inconsistent with directors’ fiduciary duties); (v) making an adverse recommendation change; or (vi) taking any action to make any antitakeover laws and regulations inapplicable to any third party or any acquisition proposal. Chiasma may be required to pay Amryt a termination payment of $8.0 million if the merger agreement is terminated under the circumstances specified in the merger agreement, and Amryt may be required to pay Chiasma a termination payment of $5.0 million if the merger agreement is terminated under the circumstances specified in the merger agreement.
These provisions may limit Chiasma’s ability to pursue offers from third parties that could result in greater value to Chiasma stockholders than the merger consideration. The termination payment may also discourage third parties from pursuing an alternative acquisition proposal with respect to Chiasma.
The termination of the merger agreement could negatively impact Chiasma and Amryt.
If the merger is not completed for any reason, including as a result of Chiasma stockholders failing to approve the merger proposal or Amryt shareholders approving the transactions contemplated by the merger agreement upon a vote taken on a proposal to approve the transactions contemplated by the merger agreement, the ongoing businesses of Chiasma and Amryt may be adversely affected and, without realizing any of the anticipated benefits of having completed the merger, Chiasma and Amryt would be subject to a number of risks, including the following:
•	Chiasma and Amryt may experience negative reactions from the financial markets, including a decline of their share prices (which may reflect a market assumption that the merger will be completed);
•	Chiasma and Amryt may experience negative reactions from the investment community, their customers, suppliers, distributors, regulators and employees and other partners in the business community;
•	Chiasma and Amryt may be required to pay certain costs relating to the merger, whether or not the merger is completed; and
•
matters relating to the merger will have required substantial commitments of time and resources by Chiasma and Amryt management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Chiasma and Amryt, respectively, had the merger not been contemplated.

If the merger agreement is terminated and the Chiasma Board seeks another merger, business combination or other transaction, Chiasma stockholders cannot be certain that Chiasma will find a party willing to offer equivalent or more attractive consideration than the merger consideration Chiasma stockholders would receive from Amryt in the merger. If the merger agreement is terminated under the circumstances specified in the merger agreement, Chiasma may be required to pay Amryt a termination payment of $8.0 million or a no-vote payment of $3.5 million, depending on the circumstances surrounding the termination. If the merger agreement is terminated under the circumstances specified in the merger agreement, Amryt may be required to pay Chiasma a termination payment of $5.0 million or a no-vote payment of $3.5 million, depending on the circumstances surrounding the termination.
See the section entitled “The Merger Agreement—Termination of the Merger Agreement” for a more complete discussion of the circumstances under which the merger agreement could be terminated and when the termination payment and the no-vote payment may be payable by Chiasma or Amryt.
Directors and executive officers of Chiasma have interests in the merger that may differ from the interests of Chiasma stockholders generally, including, if the merger is completed, the receipt of financial and other benefits.
In considering the recommendation of the Chiasma Board, you should be aware that Chiasma’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Chiasma stockholders generally. These interests may include, among others, the treatment of outstanding Chiasma equity awards pursuant to the merger agreement, the payment of severance benefits and acceleration of outstanding Chiasma equity awards upon certain terminations of employment, and the combined company’s agreement to indemnify Chiasma directors and executive officers against certain claims and liabilities. These interests are described in more detail in the section entitled “The Merger Proposal—Interests of Chiasma’s Directors and Executive Officers in the Merger.”
Except in specified circumstances, if the merger is not completed by December 1, 2021, subject to extension by mutual written agreement of Amryt and Chiasma, either Amryt or Chiasma may choose not to proceed with the merger.
Either Chiasma or Amryt may terminate the merger agreement if the merger has not been completed by December 1, 2021. However, this right to terminate the merger agreement will not be available to Chiasma or Amryt if the failure of such party to perform any of its obligations under the merger agreement has been the primary cause of the failure of the merger to be completed on or before such time. The December 1, 2021 deadline is subject to an extension by mutual written agreement of Chiasma and Amryt. For more information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

There may be less publicly available information concerning Amryt than there is for issuers that are not foreign private issuers because, as a foreign private issuer, Amryt is exempt from a number of rules under the U.S. Exchange Act and is permitted to file less information with the SEC than issuers that are not foreign private issuers and Amryt, as a foreign private issuer, is permitted to follow home country practice in lieu of the listing requirements of Nasdaq, subject to certain exceptions.
As a foreign private issuer under the U.S. Exchange Act, Amryt is exempt from certain rules under the U.S. Exchange Act, and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the U.S. Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information. In addition, Amryt is exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the U.S. Exchange Act. The members of the Amryt management, board, officers and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the U.S. Exchange Act. Accordingly, there may be less publicly available information concerning Amryt than there is for companies whose securities are registered under the U.S. Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies. In addition, certain information may be provided by Amryt in accordance with English law, which may differ in substance or timing from such disclosure requirements under the U.S. Exchange Act. Further, as a foreign private issuer, under Nasdaq rules Amryt is subject to less stringent corporate governance requirements. Subject to certain exceptions, the rules of Nasdaq permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of Nasdaq, including, for example, certain board, committee and director independence requirements. Amryt is required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under Nasdaq listing standards in its annual report on Form 20-F filed with the SEC or on its website. Accordingly, you may not have the same protections afforded to shareholders of companies that are required to comply with all of the Nasdaq corporate governance requirements. These risks are described in Amryt’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, which is incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” for the location of information incorporated by reference into this proxy statement/prospectus.
Amryt is organized under the laws of England and Wales and certain of its directors and officers reside outside of the United States and most of the assets of its non-U.S. subsidiaries are located outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States against Amryt or Amryt’s directors and members of the Amryt Board.
Amryt is organized under the laws of England and Wales. A substantial portion of Amryt’s assets are located outside the United States, and many of Amryt’s directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the United States and the assets of such persons may be located outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon Amryt and those directors, officers and experts, or to enforce judgments obtained in U.S. courts against Amryt or such persons either inside or outside of the United States, or to enforce in U.S. courts judgments obtained against Amryt or such persons in courts in jurisdictions outside the United States, in any action predicated upon the civil liability provisions of the federal securities laws of the United States.
There is no certainty that civil liabilities predicated solely upon the federal securities laws of the United States can be enforced in England, whether by original action or by seeking to enforce a judgment of U.S. courts. In addition, punitive damages awards in actions brought in the United States or elsewhere may be unenforceable in England.
This is described in more detail in the section entitled “Enforceability of Civil Liabilities.”
Resales of Amryt ADSs following the merger may cause the market value of Amryt ADSs to decline.
Amryt expects that it will issue up to approximately 30,014,577 Amryt ADSs in connection with the merger. This assumes that all Chiasma Stock Options, Chiasma RSU Awards and Chiasma warrants issued and outstanding immediately prior to the closing are vested or exercised immediately prior to the closing, or converted and exercised following the closing, in accordance with the terms of the applicable Chiasma equity incentive plan and the merger agreement, notwithstanding that in relation to certain of those instruments, the exercise price is greater than the recent trading prices of the securities for which they are exercisable. The issuance of these new

Amryt ADSs (and the Amryt ordinary shares represented thereby), and the sale of additional Amryt ADSs that may become eligible for sale in the public market from time to time (and the Amryt ordinary shares represented thereby) could have the effect of depressing the market value for Amryt ADSs (and the Amryt ordinary shares represented thereby). The increase in the number of Amryt ADSs may lead to sales of such Amryt ADSs or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, Amryt ADSs.
The market value of Amryt ADSs may decline as a result of the merger.
The market value of Amryt ADSs may decline as a result of the merger if, among other things, the combined company is unable to achieve the expected growth in revenues and earnings, or if the operational cost savings estimates in connection with the integration of Chiasma’s and Amryt’s businesses are not realized or if the transaction costs related to the merger are greater than expected. The market value also may decline if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by the market or if the effect of the merger on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.
The rights of Chiasma stockholders who become holders of Amryt ADSs in the merger will not be the same as the rights of holders of Amryt ordinary shares or Chiasma common stock.
Certain of the rights associated with Chiasma common stock are different from the rights to which holders of Amryt ADSs are entitled. See the section of this proxy statement/prospectus entitled “Comparison of Rights of Amryt ADS Holders and Chiasma Stockholders” for a discussion of the different rights associated with Amryt ADSs and Chiasma common stock. In addition, holders of Amryt ADSs will be able to exercise the shareholder rights for the Amryt ordinary shares represented by such Amryt ADSs through the depositary bank, only to the extent contemplated by the deposit agreement. For more information, see the description of Amryt ADSs contained in its Annual Report on Form 20-F, filed with the SEC on April 30, 2021, and which is incorporated into this document by reference, for a discussion of the terms of the Amryt ADSs and the material rights of owners of Amryt ADSs.
In particular, the laws of England and Wales, the jurisdiction in which Amryt is incorporated, limit the circumstances under which shareholders of a company may bring derivative actions on behalf of that company. Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. In addition, the laws of England and Wales do not afford appraisal rights to dissenting shareholders in the form typically available to shareholders of a U.S. corporation. English law also requires that shareholders approve certain capital structure decisions (including the allotment and issuance of shares, the disapplication of statutory pre-emptive rights and share repurchases), which may limit Amryt’s flexibility to manage its capital structure.
In addition, only registered holders of Amryt ordinary shares are afforded the rights of shareholders under English law and the Amryt articles of association. Because the depositary bank holds the Amryt ordinary shares represented by Amryt ADSs through a custodian which is a participant in the CREST securities settlement system, and CREST or its nominee is the registered holder of the Amryt ordinary shares represented by Amryt ADSs, the holders of Amryt ADSs must rely on the depositary bank to exercise the rights of a shareholder via its custodian and CREST.
Holders of Amryt ADSs are entitled to present Amryt ADSs to the depositary bank for cancellation and withdraw the corresponding number of underlying Amryt ordinary shares, but would be responsible for fees relating to such exchange. Fees and charges are also payable by Amryt ADS holders in relation of certain other depositary services.
Current Amryt shareholders and Chiasma stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the management of the combined company.
Upon completion of the merger, Amryt expects to issue up to approximately 30,014,577 Amryt ADSs in conncetion with the merger. This assumes that all Chiasma Stock Options, Chiasma RSU Awards and Chiasma warrants issued and outstanding immediately prior to the closing are vested or exercised immediately prior to the closing, or converted and exercised following the closing, in accordance with the terms of the applicable Chiasma equity incentive plan and the merger agreement, notwithstanding that in relation to certain of those instruments, the exercise price is greater than the recent trading prices of the securities for which they are exercisable. It is expected that, immediately after completion of the merger, using the treasury stock method, former Chiasma securityholders would receive approximately 40 percent of the equity of the combined company (excluding the impact of dilution from Amryt's convertible debentures). In addition, Amryt ADSs may be issued following the effective time to holders of Chiasma equity awards on the terms set forth in the merger agreement. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Treatment of Chiasma Equity Awards” for a more detailed explanation. Consequently, current Amryt shareholders in the aggregate will have less influence over the management and policies of Amryt than they currently have over the management and policies of Amryt, and Chiasma stockholders in the aggregate will have significantly less influence over the management and policies of Amryt than they currently have over the management and policies of Chiasma.
Chiasma is a target of a lawsuit that could result in substantial costs and may delay or prevent the merger from being completed.
As at the date of this document, one lawsuit has been brought against Chiasma and its directors by a purported Chiasma stockholder. Such lawsuits are commonplace, but defending against these claims could result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the transaction, then that injunction may delay or prevent the transaction from being completed. Given the early stage of the existing proceeding, it is not possible to predict the outcome or to estimate possible loss or range of loss, if any. For information regarding these class actions, see the section of this proxy statement/prospectus entitled “The Merger Proposal—Litigation Relating to the Merger.”
The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.
The combined company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of Amryt’s business and Chiasma’s business following the merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.
The merger may be a taxable event for Chiasma stockholders if it does not qualify as a “reorganization” for U.S. federal income tax purposes or if the merger does not satisfy the requirements of Section 367(a)(1) of the Code.
The U.S. federal income tax considerations of the merger applicable to U.S. holders (as defined in the section entitled “Certain Material U.S. Federal Income Tax Considerations”) will depend on whether the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of Chiasma to complete the transaction is conditioned upon the receipt of an opinion from Goodwin Procter LLP, tax counsel to Chiasma, Gibson, Dunn & Crutcher LLP, tax counsel to Amryt, or another nationally recognized tax counsel reasonably satisfactory to Chiasma and Amryt to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Section 367(a)(1) of the Code will not apply to cause the transaction to result in gain recognition by Chiasma stockholders (other than any such Chiasma stockholder that is treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Amryt following the transaction that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8).
There can be no assurance that the Internal Revenue Service (which we refer to as the “IRS”) will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS. If, contrary to the opinion from counsel, the merger were to fail to qualify as a reorganization or if any requirement for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code were not satisfied, a U.S. holder would recognize gain or loss for U.S. federal income tax purposes on each share of Chiasma common stock surrendered in the merger in an amount equal to the difference between (1) the fair market value of the merger consideration received in exchange for such surrendered share upon completion of the merger and (2) the holder’s basis in the share of Chiasma common stock surrendered. If the transaction does qualify as a reorganization but does not satisfy the requirements of Section 367(a)(1) of the Code, U.S. holders will be required to recognize the full amount of any gain, but not loss, on their exchange of their shares of

Chiasma common stock for merger consideration. Any gain or loss recognized would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Chiasma common stock exceeds one year at the Effective Time of the merger. Long-term capital gain of non-corporate U.S. holders (including individuals) is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. For a more complete discussion of the material U.S. federal income tax considerations of the merger, please review the information set forth in the section entitled “Certain Material U.S. Federal Income Tax Considerations” below.
For U.S. federal income tax purposes, Amryt is treated as a surrogate foreign corporation, and there is a risk that Amryt may be treated as a U.S. corporation under certain circumstances, including as a result of proposed U.S. federal tax legislation.
Section 7874 of the Code and the Treasury regulations promulgated thereunder contain two alternative sets of rules under which a U.S. target corporation (in this case, Chiasma) may be subjected to certain additional U.S. federal income taxes or a non-U.S. acquiring corporation (such as Amryt) may be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the acquisition. Which set of rules applies depends on what percentage of the non-U.S. acquiring corporation’s stock the historic stockholders of the U.S. target corporation own or are treated as owning, under certain counting conventions, by reason of holding shares of the U.S. target corporation following the transaction (which we refer to as the “Section 7874 Percentage”). One set of rules imposes a tax on certain gain and income of the U.S. target corporation, and potentially certain other taxes, if (in addition to other requirements) the Section 7874 Percentage is at least 60 percent (by vote or value). The other set of rules under Section 7874 of the Code treats the non-U.S. acquiring corporation as a U.S. corporation for U.S. federal income tax purposes if (in addition to other requirements) the Section 7874 Percentage is at least 80 percent (by vote or value). If the Section 7874 Percentage is at least 60 percent (by vote or value), the non-U.S. acquiring corporation is considered a “surrogate foreign corporation,” and the U.S. target corporation is considered an “expatriated entity” with respect to the non-U.S. acquiring corporation.
Amryt believes that, as a result of Amryt’s acquisition of Aegerion in 2019 (which we refer to as the “Prior Acquisition”), Amryt is treated as a surrogate foreign corporation (the 60 percent test), but not as a U.S. corporation (the 80 percent test). Please see the discussion under the heading “Risk Factors—Risks Related to our Business, Financial Condition and Capital Requirements—We expect that certain U.S. federal income tax rules regarding “inversion transactions” will apply to us, which could result in adverse U.S. federal income tax consequences” in Amryt’s registration statement on Form F-1 originally filed with the SEC on January 8, 2021. As a result of Amryt’s status as a surrogate foreign corporation, dividends paid in respect of the Amryt ADSs are not expected to be eligible to be taxed at favorable rates that otherwise are applicable to “qualified dividend income” received by non-corporate U.S. holders if certain additional conditions are satisfied.
Although we do not expect the merger to cause Amryt to be treated as a U.S. corporation under currently applicable law and regulations, it is possible that a future change in law could expand the scope of Section 7874 of the Code on a retroactive basis. In this regard, on April 29, 2021, a bill (entitled the “Stop Corporate Inversions Act of 2021”) was introduced in Congress which proposes, among other things, to change Section 7874 of the Code in such a way so as to treat as a U.S. corporation for U.S. federal income tax purposes a non-U.S. acquiring corporation that acquires a U.S. target corporation on or after May 8, 2014 in a transaction in which the Section 7874 Percentage is at least 50 percent (if certain other requirements are met). This proposed change in law is similar to legislative changes previously introduced in both houses of Congress by certain Democratic members. In addition, on May 28, 2021, the U.S. Treasury Department released the “General Explanations of the Administration’s Fiscal Year 2022 Revenue Proposals,” which announced President Biden’s proposal to similar effect, but proposed that the changes would be effective for transactions that are completed after the date of enactment. President Biden’s proposal does not specify whether transactions, such as the merger, that are subject to a written binding agreement in effect prior to the date of enactment would be exempted from the proposed changes. Under the counting conventions referred to above, it is possible that the Section 7874 Percentage resulting from the merger could be at least 50 percent. The merger agreement contains a provision in Section 7.05(e) thereof that requires the parties to undertake their respective reasonable best efforts to restructure the transactions governed by the merger agreement to prevent Amryt from being treated as a U.S. corporation in certain circumstances.

If Amryt were treated as a U.S. corporation, its entire net income would be subject to U.S. federal income tax on a net income basis and would be determined under U.S. federal income tax principles. Further, Amryt’s treatment as a U.S. corporation may have material adverse effects on the business, financial condition, results of operations and prospects of the Amryt and its subsidiaries.
We expect that, as a result of the merger, Chiasma will be an expatriated entity and Amryt will be a surrogate foreign corporation with respect to Chiasma, because Chiasma will be “related” to Aegerion under Section 7874 of the Code. Assuming that Chiasma will be treated as an expatriated entity, several limitations will apply to Chiasma, including, but not limited to, the prohibition, for a period of ten years from the closing date of the Prior Acquisition, of the use of net operating losses, foreign tax credits and other tax attributes to offset the income or gain recognized by reason of transfer of any property to a foreign related person or to offset any income received or accrued during such period by reason of Amryt’s license of any property to a foreign related person. Moreover, in such case, an additional minimum tax under Section 59A of the Code on certain “base eroding” payments to certain affiliates that are foreign corporations may be imposed on Chiasma as a result of its status as an expatriated entity.
The application of Section 7874 of the Code is complex, subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by changes in U.S. Treasury regulations with possible retroactive effect) and subject to certain factual uncertainties, some of which must be finally determined after the completion of the merger. Furthermore, it is possible that a future change in law could expand the scope of Section 7874 of the Code on a retroactive basis. Accordingly, there can be no assurance that the IRS will not challenge the status of Amryt as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or that such challenge would not be sustained by a court. If the IRS were to successfully challenge Amryt’s status as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, Amryt and certain Amryt shareholders may be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Amryt and future withholding taxes on certain Amryt shareholders, depending on the application of any applicable income tax treaty that may apply to reduce such withholding taxes.
Amryt and Chiasma may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.
Amryt’s success after the merger will depend in part on the ability of Amryt to retain key employees of Chiasma. Uncertainty about the effect of the merger on Amryt and Chiasma employees may have an adverse effect on each of Amryt and Chiasma separately and consequently the combined company. This uncertainty may impair Amryt’s and/or Chiasma’s ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the merger, as employees of Amryt and Chiasma may experience uncertainty about their future roles in the combined company.
Additionally, Chiasma’s officers and employees may hold shares of Chiasma common stock, and, if the merger is completed, these officers and employees may be entitled to the merger consideration in respect of such shares of Chiasma common stock. Under severance arrangements covering Chiasma employees, such employees could potentially resign from employment on or after the effective time following specified circumstances constituting good reason or constructive termination (as set forth in the applicable agreement) that could result in severance payments to such employees and accelerated vesting of their equity awards. These payments and accelerated vesting benefits, individually or in the aggregate, could make retention of Chiasma key employees more difficult.
Furthermore, if key employees of Amryt or Chiasma depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined company, Amryt may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent, and the combined company’s ability to realize the anticipated benefits of the merger may be materially and adversely affected. No assurance can be given that the combined company will be able to attract or retain key employees to the same extent that Chiasma has been able to attract or retain employees in the past.

The merger agreement contains provisions that make it more difficult for Amryt and Chiasma to pursue alternatives to the merger and may discourage other companies from trying to acquire Chiasma for greater consideration than what Amryt has agreed to pay.
The merger agreement contains provisions that include a general prohibition on each party soliciting any acquisition proposal. Further, there are only limited exceptions to each party’s agreement that its board of directors will not withdraw or modify in a manner adverse to the other party the recommendation of its board of directors in favor of the adoption of the merger agreement. In the event that either the Chiasma Board or the Amryt Board make an adverse recommendation change, then Chiasma and Amryt may be required to pay to the other party a termination payment of $8.0 million and $5.0 million, respectively. See “The Merger Agreement—No Solicitation” and “The Merger Agreement—Termination Payments” beginning on pages 118 and 127, respectively, of this proxy statement/prospectus.
The parties believe these provisions are reasonable and not preclusive of other offers, but these restrictions might discourage a third party that has an interest in acquiring all or a significant part of either Chiasma or Amryt from considering or proposing an acquisition proposal, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration, in the case of Chiasma, or that party were prepared to enter into an agreement that may be favorable to Amryt or its shareholders, in the case of Amryt. Furthermore, the termination payments described above may result in a potential competing acquirer proposing to pay a lower per-share price to acquire the applicable party than it might otherwise have proposed to pay because of the added expense of the termination payment that may become payable by such party in certain circumstances.
The financial forecasts are based on various assumptions that may not be realized.
The financial estimates set forth in the forecasts included under the section “The Merger Proposal—Certain Prospective Financial Information Reviewed by the Chiasma Board and Its Financial Advisor” were based on assumptions of, and information available to, Chiasma’s management when prepared and these estimates and assumptions are subject to uncertainties, many of which are beyond Chiasma’s control and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from the estimates. In view of these uncertainties, the inclusion of financial estimates in this proxy statement is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
Chiasma’s financial estimates set forth in the forecasts included under the sections “The Merger Proposal—Certain Prospective Financial Information Reviewed by the Chiasma Board and Its Financial Advisor” were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and Chiasma does not undertake any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Exchange rate fluctuations may adversely affect the foreign currency value of Amryt ADSs.
Amryt ordinary shares are quoted in pounds sterling on AIM, and Amryt ADS are quoted in U.S. dollars on the Nasdaq. Amryt’s financial statements are prepared in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and pounds sterling will affect, among other matters, the pounds sterling value of Amryt ordinary shares, which are represented by Amryt ADSs.
Risks Related to the Amryt ADSs
Because the market value of Amryt ADSs that Chiasma stockholders will receive in the merger may fluctuate, Chiasma stockholders cannot be sure of the market value of the merger consideration that they will receive in the merger.
As merger consideration, Chiasma stockholders will receive a fixed number of Amryt ADSs, not a number of shares that will be determined based on a fixed market value. The market value of Amryt ADSs (and the Amryt ordinary shares represented thereby) and the market value of Chiasma common stock at the effective time may vary significantly from their respective values on the date that the merger agreement was executed or at other dates, such as the date of this proxy statement/prospectus, the date of the Chiasma special meeting or the date of completion of the merger. Stock price changes may result from a variety of factors, including changes in Amryt’s or Chiasma’s respective businesses, operations or prospects, regulatory considerations and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of Amryt ADSs (and the Amryt ordinary shares represented thereby) or market value of the Chiasma common stock. Therefore, the aggregate market value of the Amryt ADSs that a Chiasma stockholder is entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the Chiasma special meeting or the date on which a Chiasma stockholder actually receives its Amryt ADSs.
U.S. holders of Amryt ADSs may suffer adverse tax consequences if Amryt is characterized as a passive foreign investment company.
A non-U.S. corporation will be classified as a passive foreign investment company for U.S. federal income tax purposes (which we refer to as a “PFIC”) for any taxable year, if either:
•	at least 75 percent of its gross income is “passive income,” or
•	at least 50 percent of the value, determined on the basis of a quarterly average, of its gross assets is attributable to assets that produce or are held for the production of “passive income.”
Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. Cash is a passive asset for PFIC purposes, even if held as working capital.
Based on the composition of Amryt’s income and assets, Amryt does not believe it was a PFIC in 2020 and does not expect to be treated as a PFIC for its current taxable year or in any future taxable year. This conclusion is a factual determination, however, that is made annually and thus may be subject to change. Because PFIC status is determined based on the composition of Amryt’s income and assets annually and generally cannot be determined until the end of the taxable year, there can be no assurance that Amryt will not be a PFIC for the current taxable year or any future taxable year.
If Amryt is a PFIC for any taxable year during which a U.S. holder (defined below in “Certain Material U.S. Federal Income Tax Considerations”) holds Amryt ADSs, such U.S. holder will generally be subject to additional taxes and interest charges on the gain from a sale of ADSs, and upon receipt of an “excess distribution” with respect to the ADSs. In general, a U.S. holder would receive an “excess distribution” if the amount of any distribution for U.S. federal income tax purposes in respect of the Amryt ADSs were more than 125 percent of the average distributions made with respect to the ADSs within the three preceding taxable years (or shorter period if such U.S. holder held the ADSs or ordinary shares for a shorter period). A U.S. holder of a PFIC generally may mitigate these adverse U.S. federal income tax consequences by making a “qualified electing fund” election or a “mark-to-market” election. However, there is no assurance that Amryt would provide information that would enable a U.S. holder to make a qualified electing fund election. U.S. owners of Amryt ADSs should consult their own U.S. tax advisors regarding the potential application of the PFIC rules. See the section entitled “Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. holders of Amryt ADSs—Passive Foreign Investment Company Considerations” below.
Risks Related to Chiasma’s Business
You should read and consider the risk factors specific to Chiasma’s business that will also affect the combined company after completion of the merger. These risks are described in Chiasma’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which are incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” for the location of information incorporated by reference into this proxy statement/prospectus.
Risks Related to Amryt’s Business
You should read and consider the risk factors specific to Amryt’s business that will also affect the combined company after completion of the merger. These risks are described in Amryt’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, which is incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
From time to time, Amryt and Chiasma make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and any applicable UK securities legislation. This proxy statement/prospectus, including information incorporated by reference into this proxy statement/prospectus, may contain certain forward-looking statements with respect to the operations, performance and financial condition of Chiasma and Amryt, including, among other things, statements about expected revenues, margins, earnings per share or other financial or other measures, statements about product development and operational plans, statements about projections as to the anticipated benefits of the merger, the impact of the merger on Chiasma’s and Amryt’s businesses and future financial and operating results and statements about the amount and timing of synergies from the merger. Although Amryt and Chiasma believe their respective expectations are based on reasonable assumptions, any forward-looking statements, by their very nature, involve risks and uncertainties and may be influenced by factors that could cause actual outcomes and results to be materially different from those predicted. Forward-looking statements are typically identified by words such as “anticipates,” “intends,” “plan,” “estimate,” “aim,” “forecast,” “project,” “believes,” “expects” and similar expressions in such statements. Important factors that could cause actual results to differ materially from those contained in forward-looking statements, certain of which are beyond Amryt and Chiasma’s control, include, among other things:
•	future market conditions, including the risk of disruptions to the financial or capital markets and currency fluctuations
•	the behavior of other market participants
•	changes in the political, social and regulatory framework in which Amryt operates or in economic, technological or consumer trends or conditions
•	the impact of uncertainty and volatility in relation to the UK’s exit from the EU
•
the course of the COVID-19 pandemic and the impact it may have or continue to have on these risks, on Amryt’s or Chiasma’s ability to continue to mitigate these risks, and on Amryt’s or Chiasma’s operations, financial results or financial condition

•	the risk of unexpected deterioration in Amryt’s or Chiasma’s financial position
•	actual or contingent liabilities
•	the outcome of clinical trials
•	the occurrence of cyber incidents or breaches in cybersecurity
•	changes in U.S. federal income tax rules
•	the actions of regulators and other factors such as Amryt’s ability to obtain financing
•	uncertainties as to the timing of the contemplated merger
•	uncertainties as to the approvals by Amryt’s shareholders or Chiasma’s stockholders required in connection with the contemplated merger
•	the possibility that a competing proposal will be made
•	the possibility that the closing conditions to the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval
•	the effects of disruption caused by the announcement of the contemplated merger making it more difficult to maintain relationships with employees, customers, vendors and other business partners
•	the risk of failure to attract, develop, engage and retain a diverse, talented and capable workforce, including following the consummation of the merger
•
the risk that stockholder litigation in connection with the contemplated merger may affect the timing or occurrence of the contemplated merger or result in significant costs of defense, indemnification and liability

•	other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated merger
•
transaction costs, including the risk that management’s time and attention are diverted on transaction-related issues or that disruption from the merger makes it more difficult to maintain business, contractual and operational relationships

•	and the risk that Amryt is unable to achieve the synergies and value creation contemplated by the merger, or that Amryt is unable to promptly and effectively integrate Chiasma’s businesses
Chiasma and Amryt caution that the foregoing list of important factors is not exhaustive and other factors could also adversely affect the completion of the merger and the future results of Chiasma or Amryt. The forward-looking statements speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. When relying on Amryt’s or Chiasma’s forward-looking statements to make decisions with respect to Amryt and Chiasma, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by applicable law or regulation, Chiasma and Amryt do not undertake to update any forward-looking statement, whether written or oral, to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. Chiasma and Amryt and their respective directors, employees, agents and advisers do not accept or assume responsibility to any other person to whom this proxy statement/prospectus is shown or into whose hands it may come and any such responsibility or liability is expressly disclaimed. Nothing in this proxy statement/prospectus should be construed as a profit forecast.
For additional information about factors that could cause Amryt’s and Chiasma’s results to differ materially from those described in the forward-looking statements, please see the section entitled “Risk Factors” as well as in the reports that Chiasma and Amryt have filed with the SEC described in the section entitled “Where You Can Find Additional Information.”
All written or oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Amryt, Chiasma or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CHIASMA
The following tables present selected historical consolidated financial data of Chiasma. The selected historical consolidated financial data of Chiasma as of and for the quarter ended March 31, 2021 are derived from Chiasma’s unaudited consolidated financial statements and related notes contained in its Form 10-Q for the quarter ended March 31, 2021. The selected historical consolidated financial data of Chiasma for each of the years ended December 31, 2020, 2019 and 2018, and as of December 31, 2020 and 2019, are derived from Chiasma’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data of Chiasma as of December 31, 2018, 2017 and 2016, and for each of the years ended December 31, 2018, 2017 and 2016, are derived from Chiasma’s audited consolidated financial statements for such years, which have not been incorporated by reference into this proxy statement/prospectus.
The following selected historical consolidated financial data of Chiasma set forth below is only a summary and is not necessarily indicative of future results. You should read the following information in conjunction with Chiasma’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2020, including “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and the notes to Chiasma’s consolidated financial statements for certain information that may affect the comparability of results as well as material uncertainties regarding Chiasma’s future financial condition and results of operations. See the section entitled “Where You Can Find Additional Information.”
	For the Three Months Ended March 31,	For the Years Ended December 31,
	2021	2020	2019	2018	2017	2016
	(in thousands except share and per share data)
Consolidated Statement of Operations Data
Product revenue, net	$1,924	$1,106	$—	$—	$—	$—
Cost of goods sold	67	61	—	—	—	—
Gross profit	1,857	1,045	—	—	—	—
Operating expenses:
Selling, general and administrative	15,698	44,892	15,122	9,974	9,146	21,815
Research and development	4,199	26,802	22,457	22,362	17,948	31,317
Restructuring charges	—	—	—	—	1,038	8,179
Total operating expenses	19,897	71,694	37,579	32,336	28,132	61,311
Loss from operations	(18,040)	(70,649)	(37,579)	(32,336)	(28,132)	(61,311)
Interest and other income (loss), net	(9,583)	1,826	1,543	1,044	716	547
Interest expense	(2,873)	(5,872)	—	—	—	—
Loss before income taxes	(30,496)	(74,695)	(36,036)	(31,292)	(27,416)	(60,764)
Provision (benefit) for income taxes	52	84	284	(31)	(590)	347
Net loss	$(30,548)	$(74,779)	$(36,320)	$(31,261)	$(26,826)	$(61,111)

Earnings per share attributable to common stockholders
Basic	$(0.49)	$(1.43)	$(1.06)	$(1.28)	$(1.10)	$(2.51)
Diluted	$(0.49)	$(1.43)	$(1.06)	$(1.28)	$(1.10)	$(2.51)

Weighted-average shares outstanding:
Basic	62,831,141	52,234,945	34,204,284	24,399,706	24,366,681	24,319,443
Diluted	62,831,141	52,234,945	34,204,284	24,399,706	24,366,681	24,319,443

	March 31,	December 31,
	2021	2020	2019	2018	2017	2016
	(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$24,576	$15,462	$27,855	$13,060	$14,603	$37,013
Marketable securities	90,457	119,959	64,520	28,602	52,336	55,971
Accounts receivable	1,015	538	—	—	—	—
Inventory	14,381	10,955	—	—	—	—
Current assets	137,032	153,358	96,256	62,187	68,707	95,094
Total assets	159,535	176,338	98,826	63,256	69,883	96,756
Current liabilities	17,319	16,731	11,375	28,627	6,745	8,400
Deferred royalty obligation	73,368	63,548	—	—	—	—
Long-term liabilities	6,160	4,274	1,682	505	664	2,631
Total liabilities	96,847	84,553	13,057	29,132	7,409	11,031
Total stockholders’ equity	62,688	91,785	85,769	34,124	62,474	85,725

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AMRYT
The following tables present selected historical consolidated financial data of Amryt. The selected historical consolidated financial data of Amryt for and as of the quarter ended March 31, 2021 are derived from Amryt’s unaudited consolidated financial statements and related notes contained in its Form 6-K reporting results for the quarter ended March 31, 2021. The selected historical consolidated financial data of Amryt as at December 31, 2020 and 2019 and for each of the years ended December 31, 2020, 2019 and 2018 have been derived from, and should be read in conjunction with, the audited consolidated financial statements and notes thereto contained in its Annual Report on Form 20-F for the year ended December 31, 2020 incorporated by reference herein. The selected historical consolidated financial data as at December 31, 2018 is derived from the audited consolidated financial statements not appearing therein. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Amryt and the related notes, as well as Amryt’s consolidated financial statements for the fiscal year ended December 31, 2020, filed on Form 20-F on April 30, 2021, and Amryt’s consolidated financial statements for the quarter ended March 31, 2021, which are incorporated by reference into this proxy statement/prospectus. Selected historical consolidated financial data for the years ended December 31, 2016 and 2017 is not included in the table below as Amryt qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the U.S. Securities Act and makes use of an accommodation for reduced reporting.
The following selected historical consolidated financial data of Amryt set forth below is only a summary and is not necessarily indicative of future results. You should read the following information in conjunction with Amryt’s audited consolidated financial statements contained in its Annual Report on Form 20-F for the year ended December 31, 2020 and the notes to Amryt’s consolidated financial statements for certain information that may affect the comparability of results as well as material uncertainties regarding Amryt’s future financial condition and results of operations. See the section entitled “Where You Can Find Additional Information.”
	Three Months Ended March 31,
	2021	2020
	US$’000	US$’000
Revenue	48,432	44,574
Cost of sales	(23,489)	(32,620)
Gross profit	24,943	11,954
Research and development expenses	(8,916)	(8,934)
Selling, general and administrative expenses	(18,156)	(18,406)
Restructuring and acquisition costs	—	(853)
Share based payment expenses	(1,263)	(745)
Operating loss before finance expense	(3,392)	(16,984)
Non-cash change in fair value of contingent consideration	(2,874)	(2,906)
Non-cash contingent value rights finance expense	(1,763)	(1,448)
Net finance expense - other	(7,898)	(9,416)
Loss on ordinary activities before taxation	(15,927)	(30,754)
Tax (charge)/credit on loss on ordinary activities	(610)	1,857
Loss for the period attributable to the equity holders of Amryt	(16,537)	(28,897)
Exchange translation differences which may be reclassified through profit or loss	2,547	(13)
Total other comprehensive income/(loss)	2,547	(13)
Total comprehensive loss for the period attributable to the equity holders of Amryt	(13,990)	(28,910)

Loss per share
Loss per share - basic and diluted, attributable to ordinary equity holders of the parent (US$)	(0.09)	(0.19)

	Year ended December 31,
	2020	2019 (restated)	2018
	US$’000	US$’000	US$’000
Revenue	182,607	58,124	17,095
Cost of sales	(119,029)	(38,733)	(6,266)
Gross profit	63,578	19,391	10,829
Research and development expenses	(27,618)	(15,827)	(10,703)
Selling, general and administrative expenses	(76,673)	(35,498)	(17,342)
Restructuring and acquisition costs	(1,017)	(13,038)	—
Share based payment expenses	(4,729)	(841)	(821)
Impairment charge	—	(4,670)	—
Operating loss before finance expense	(46,459)	(50,483)	(18,037)
Non-cash change in fair value of contingent consideration	(27,827)	(6,740)	(10,566)
Non-cash contingent value rights finance expense	(12,004)	(1,511)	—
Net finance expense - other	(19,569)	(4,759)	(1,841)
Loss on ordinary activities before taxation	(105,859)	(63,493)	(30,444)
Tax credit/(charge) on loss on ordinary activities	1,332	495	(43)
Loss for the year attributable to the equity holders of Amryt	(104,527)	(62,998)	(30,487)
Exchange translation differences which may be reclassified through profit or loss	(2,164)	755	(77)
Total other comprehensive (loss)/income	(2,164)	755	(77)
Total comprehensive loss for the year attributable to the equity holders of Amryt	(106,691)	(62,243)	(30,564)

Loss per share
Loss per share - basic and diluted, attributable to ordinary equity holders of the parent (US$)	(0.66)	(0.83)	(0.67)
	As at
	March 31, 2021	December 31, 2020
	US$’000	US$’000
Statement of financial position data:
Cash and cash equivalents, including restricted cash	118,551	118,798
Trade and other receivables	43,963	43,185
Inventories	39,371	40,992
Working capital(1)	107,729	101,800
Total assets	521,971	536,591
Long term loan	88,769	87,302
Convertible notes	102,216	101,086
Total liabilities	467,607	470,449
Accumulated deficit	(252,142)	(235,605)
Total equity	54,364	66,142
(1)	We define working capital as current assets less current liabilities.

	As at December 31,
	2020	2019 (restated)
	US$’000	US$’000
Statement of financial position data:
Cash and cash equivalents, including restricted cash	118,798	67,229
Trade and other receivables	43,185	35,500
Inventories	40,992	58,000
Working capital(1)	101,800	58,503
Total assets	536,591	527,096
Long term loan	87,302	81,610
Convertible Notes, net of equity component	101,086	96,856
Total liabilities	470,449	395,263
Accumulated deficit	(235,605)	(131,137)
Total equity	66,142	131,833
(1)	We define working capital as current assets less current liabilities.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
The following selected unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting for business combinations under IFRS, with Amryt being the accounting and legal acquirer. The following information should be read in conjunction with the respective audited consolidated financial statements of Chiasma and Amryt for the year ended December 31, 2020, including the respective notes thereto, which are incorporated by reference into this proxy statement/prospectus.
The selected unaudited pro forma condensed combined statement of loss for the year ended December 31, 2020 and for the quarter ended March 31, 2021, have been prepared to give effect to the merger as if it occurred on January 1, 2020. The selected unaudited pro forma condensed combined statement of financial position as at March 31, 2021, has been prepared to give effect to the merger as if it had occurred on March 31, 2021.
The selected unaudited pro forma condensed combined financial data, which is preliminary in nature, has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information of the combined company and the accompanying notes appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information has been presented in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the selected unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company.
Unaudited Pro Forma Condensed Combined Statement of Loss
	Quarter Ended March 31, 2021	Year Ended December 31, 2020
	US$’000	US$’000
Revenue	50,356	183,713
Cost of sales	(28,758)	(126,026)
Gross profit	21,598	57,687
Research and development expenses	(12,936)	(53,482)
Selling, general and administrative expenses	(32,661)	(146,375)
Restructuring and acquisition costs	—	(1,017)
Share based payment expenses	(3,485)	(12,489)
Operating loss before finance expense	(27,484)	(155,676)
Non-cash change in fair value of contingent consideration	(2,874)	(27,827)
Non-cash contingent value rights finance expense	(1,763)	(12,004)
Net finance expense – other	(7,821)	(19,061)
Loss on ordinary activities before taxation	(39,942)	(214,568)
Tax credit/(charge) on loss on ordinary activities	589	2,916
Loss for the year attributable to the equity holders of Amryt	(39,353)	(211,652)

Loss per share
Loss per share - basic and diluted, attributable to ordinary equity holders of the parent (US$)	(0.13)	(0.73)

Unaudited Pro Forma Condensed Combined Statement of Financial Position
As at March 31, 2021
US$’000
Cash and cash equivalents, including restricted cash	107,981
Trade and other receivables	51,581
Inventories	53,752
Working capital(1)	104,748
Total assets	936,472
Long term loan	88,769
Convertible Notes, net of equity component	102,216
Total liabilities	560,087
Accumulated deficit	(271,163)
Total equity	376,385
(1)	We define working capital as current assets less current liabilities.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Price
Amryt ADSs are currently listed on Nasdaq under the ticker symbol “AMYT” and Chiasma common stock is currently listed on Nasdaq under the ticker symbol “CHMA.” Amryt ADSs have been listed on Nasdaq since July 8, 2020. Chiasma stockholders are urged to obtain current market quotations for Chiasma common stock and Amryt ADSs and to review carefully the other information contained in, or incorporated by reference into, this proxy statement/prospectus, when considering whether to adopt the merger agreement. For more information, see the section entitled “Where You Can Find Additional Information.”
The following table presents (i) the reference price per share of Amryt ADSs on Nasdaq and of Chiasma common stock on Nasdaq on May 4, 2021, the last full trading day prior to the public announcement of the signing of the merger agreement, and (ii) the closing price per Amryt ADS and per share of Chiasma common stock on Nasdaq on June 28, 2021, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Chiasma common stock, which was calculated by multiplying the reference price or closing price, as applicable, of Amryt ADSs on Nasdaq on those dates by the exchange ratio. Numbers have been rounded to the nearest whole cent.
Date	Amryt ADSs Nasdaq	Chiasma Common Stock Nasdaq	Equivalent value of merger consideration per share of Chiasma stock based on price of Amryt ADSs on Nasdaq
	(US$)	(US$)	(US$)
May 4, 2021	12.95	2.84	5.13
June 28, 2021	$12.45	$4.71	$4.93
Chiasma stockholders will not receive the merger consideration until the merger is completed, which may occur a substantial period of time after the Chiasma special meeting, or not at all. There can be no assurance as to the trading prices of Chiasma common stock or Amryt ADSs at the time of the completion of the merger. The market prices of Chiasma common stock and Amryt ADSs are likely to fluctuate prior to completion of the merger and cannot be predicted. We urge you to obtain current market quotations for both Chiasma common stock and Amryt ADSs.
Holders
On June 25, 2021, there were 63,247,398 shares of Chiasma common stock outstanding, and as of June 9, 2021, there were 179,384,982 Amryt ordinary shares outstanding, of which 107,987,005 ordinary shares were shares underlying the 21,597,401 Amryt ADSs outstanding as of such date. As of each such date, Chiasma had 13 holders of record of its common stock, and Amryt had 448 holders of record of its ADSs.
Dividends
To date, Amryt and Chiasma have not paid cash dividends on any of their ordinary shares or classes of capital stock, respectively.

UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
The following tables present, as of the dates and for the periods indicated, selected historical, pro forma and pro forma equivalent per share financial information for Amryt ADSs and Chiasma common stock. You should read this information in conjunction with, and the information is qualified in its entirety by (i) the consolidated financial statements of Amryt and notes thereto incorporated by reference into this proxy statement/prospectus, (ii) the consolidated financial statements of Chiasma and notes thereto incorporated by reference into this proxy statement/prospectus, and (iii) the financial information contained in the “Unaudited Pro Forma Condensed Combined Financial Information” and notes thereto included elsewhere in this proxy statement/prospectus. For information about the filings incorporated by reference in this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.”
The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and accordingly includes the effects of acquisition accounting. It does not reflect cost savings, synergies or certain other adjustments that may result from the merger. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or equivalent pro forma amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and transaction-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.
The following table assumes the issuance of 26,335,306 Amryt ADSs based on the treasury method in connection with the merger, which is the number of Amryt ADSs issuable in connection with the merger assuming the merger was completed on January 1, 2020 and based on the number of outstanding shares of Chiasma common stock at that time. As discussed in this proxy statement/prospectus, the actual number of Amryt ADSs issuable in the merger will be adjusted based on the number of shares of Chiasma common stock outstanding at the completion of the merger. The pro forma data in the tables assume that the merger occurred on January 1, 2020 for income statement purposes and on March 31, 2021 for balance sheet purposes, and that the merger is accounted for as a business combination.
The unaudited equivalent pro forma per share combined information for Chiasma set forth below shows the effect of the merger from the perspective of a Chiasma stockholder. The information was calculated by multiplying the unaudited pro forma combined per share data for Amryt ADSs by the exchange ratio of 0.396.
Year Ended December 31, 2020
(US$)
Amryt Historical per Ordinary Share Data:
Net Earnings/(Loss)—basic	($0.66)
Net Earnings/(Loss)—diluted	($0.66)
Cash dividends paid	$0
Book Value	$0.42
Chiasma Historical per Common Share Data:
Net Earnings/(Loss)—basic	($1.43)
Net Earnings/(Loss)—diluted	($1.43)
Cash dividends declared	$0
Book Value	$1.76
Quarter Ended March 31, 2021
Unaudited Pro Forma Combined per Amryt Ordinary Share Data:
Net (Loss)—basic	($0.13)
Net Earnings/(Loss)—diluted	($0.13)
Cash dividends paid	$0
Book Value	$1.21

Quarter Ended March 31, 2021
Unaudited Pro Forma Combined per Chiasma Equivalent Share Data:
Net (Loss)—basic	($0.05)
Net (Loss)—diluted	($0.05)
Cash dividends paid	$0
Book Value	$0.48

THE CHIASMA SPECIAL MEETING
This proxy statement/prospectus is being provided to Chiasma stockholders in connection with the solicitation of proxies by the Chiasma Board for use at the Chiasma special meeting and at any adjournments or postponements of the Chiasma special meeting. Chiasma stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.
Date, Time and Place of the Chiasma Special Meeting
The Chiasma special meeting is scheduled to be held virtually via the Internet on August 3, 2021, beginning at 9:00 a.m., Eastern Time, unless postponed to a later date.
In light of ongoing developments with respect to the COVID-19 (coronavirus) pandemic, Chiasma has elected to hold the Chiasma special meeting solely by means of remote communication (via the Internet). The Chiasma special meeting will be held solely via live webcast and there will not be a physical meeting location. Chiasma stockholders will be able to attend the Chiasma special meeting online and vote their shares electronically by visiting https://web.lumiagm.com/226280530 using the password “chiasma2021” (case sensitive) (which we refer to as the “special meeting website”). Chiasma stockholders will need the 11-digit control number found on their proxy card in order to access the special meeting website.
Chiasma will entertain questions at the Chiasma special meeting in accordance with the rules of conduct for the meeting to the extent that the question posed by a stockholder are relevant to the Chiasma special meeting and the proposals presented. Any questions or comments that are unrelated to the business of the Chiasma special meeting will not be addressed at the meeting.
Matters to Be Considered at the Chiasma Special Meeting
The purpose of the Chiasma special meeting is to consider and vote on each of the following proposals, each of which is further described in this proxy statement/prospectus:
•	Proposal 1: Adoption of the Merger Agreement. To consider and vote on the merger proposal;
•
Proposal 2: Approval, on an Advisory, Non-Binding Basis, of Certain Merger-Related Compensatory Arrangements with Chiasma’s Named Executive Officers. To consider and vote on the advisory, non-binding compensation proposal; and

•	Proposal 3: Adjournment or Postponement of the Chiasma Special Meeting. To consider and vote on the adjournment proposal.
Recommendation of the Chiasma Board
The Chiasma Board recommends that Chiasma stockholders vote:
•	Proposal 1: “FOR” the merger proposal;
•	Proposal 2: “FOR” the advisory, non-binding compensation proposal; and
•	Proposal 3: “FOR” the adjournment proposal.
After careful consideration, the Chiasma Board (i) determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are fair to and in the best interests of Chiasma and its stockholders, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the merger), (iii) directed that the adoption of the merger agreement be submitted to a vote at a meeting of Chiasma’s stockholders, and (iv) recommended the adoption of the merger agreement by Chiasma’s stockholders.
See also the section entitled “The Merger Proposal—Recommendation of the Chiasma Board; Chiasma’s Reasons for the Merger” beginning on page 62.

Record Date for the Chiasma Special Meeting and Voting Rights
The record date to determine stockholders who are entitled to receive notice of and to vote at the Chiasma special meeting or any adjournments or postponements thereof is June 15, 2021. As of the close of business on the record date, there were 63,191,027 shares of Chiasma common stock issued and outstanding and entitled to vote at the Chiasma special meeting.
Each Chiasma stockholder is entitled to one vote for each share of Chiasma common stock such holder owned of record at the close of business on the record date with respect to each matter properly brought before the Chiasma special meeting. Only Chiasma stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the Chiasma special meeting and any and all adjournments or postponements thereof.
Quorum; Abstentions and Broker Non-Votes
A quorum of Chiasma stockholders is necessary to conduct the Chiasma special meeting. The presence, via the special meeting website or by proxy, of the holders of a majority of the shares of Chiasma common stock entitled to vote at the Chiasma special meeting will constitute a quorum. Shares of Chiasma common stock represented at the Chiasma special meeting by attendance via the special meeting website or by proxy and entitled to vote, but not voted, including shares for which a stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Chiasma special meeting are considered “non-routine” matters under the Nasdaq rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the Chiasma special meeting. If a quorum is not present, the Chiasma special meeting will be adjourned or postponed until the holders of the number of shares of Chiasma common stock required to constitute a quorum attend.
Under the Nasdaq rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under the Nasdaq rules, as applicable, are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (1) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (2) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals before the Chiasma special meeting are considered “non-routine” matters under the Nasdaq rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, Chiasma does not expect any broker non-votes at the Chiasma special meeting and if you hold your shares of Chiasma common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the Chiasma special meeting unless they have received voting instructions from the beneficial owners.

Required Votes
Except for the adjournment proposal, the vote required to approve each of the proposals listed below assumes the presence of a quorum at the Chiasma special meeting. As described above, Chiasma does not expect there to be any broker non-votes at the Chiasma special meeting.
Proposal	Required Vote	Effect of Certain Actions
Proposal 1: Merger Proposal	Approval requires the affirmative vote of at least a majority of the outstanding shares of Chiasma common stock entitled to vote on the merger proposal.
Shares of Chiasma common stock not present at the Chiasma special meeting, shares that are present and not voted on the merger proposal, including due to the failure of any Chiasma stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the merger proposal, and abstentions will have the same effect as a vote “AGAINST” the merger proposal

Proposal 2: Advisory, Non-Binding Compensation Proposal
Approval requires the affirmative vote of at least a majority of votes cast on the advisory, non-binding compensation proposal (meaning the number of votes cast “FOR” this proposal must exceed the votes cast “AGAINST”).
A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the advisory, non-binding compensation proposal, assuming a quorum is present.

Proposal 3: Adjournment Proposal	Approval requires the affirmative vote of at least a majority of votes cast on the adjournment proposal (meaning the number of votes cast “FOR” this proposal must exceed the votes cast “AGAINST”).	A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the adjournment proposal.
Vote of Chiasma’s Directors and Executive Officers
As of June 25, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, Chiasma directors and executive officers, and their affiliates, as a group, owned and were entitled to vote less than 1.0 percent of the total outstanding shares of Chiasma common stock. Although no Chiasma director or executive officer has entered into any agreement obligating them to do so, Chiasma currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the advisory, non-binding compensation proposal and “FOR” the adjournment proposal. See Chiasma’s Definitive Proxy Statement on Schedule 14A for Chiasma’s 2021 annual meeting of stockholders filed with the SEC on April 26, 2021, which is incorporated into this proxy statement/prospectus by reference.
Methods of Voting
Registered Stockholders
If you are a stockholder of record, you may vote at the Chiasma special meeting by proxy through the Internet, by telephone or by mail, or by attending the Chiasma special meeting and voting via the special meeting website, as described below.
•	By Internet: By visiting the Internet address provided on the proxy card and following the instructions provided on your proxy card.
•	By Telephone: By calling the number located on the proxy card and following the recorded instructions.

•
By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the enclosed proxy card in the envelope provided to you with your proxy materials.

•
Via the Special Meeting Website: All stockholders of record may vote at the Chiasma special meeting by attending the meeting via the special meeting website. Stockholders who plan to attend the Chiasma special meeting will need the 11-digit control number included on their proxy card in order to access the special meeting website and to attend and vote thereat.

Unless revoked, all duly executed proxies representing shares of Chiasma common stock entitled to vote will be voted at the Chiasma special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions with respect to any proposal, then the Chiasma officers identified on the proxy will vote your shares consistent with the recommendation of the Chiasma Board on such proposal. If you are a stockholder of record, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on August 2, 2021. To reduce administrative costs and help the environment by conserving natural resources, Chiasma asks that you vote through the Internet or by telephone.
By executing and delivering a proxy in connection with the Chiasma special meeting, you designate certain Chiasma officers identified therein as your proxies at the Chiasma special meeting. If you deliver an executed proxy, but do not specify a choice with respect to any proposal properly brought before the Chiasma special meeting, such proxies will vote your underlying shares of Chiasma common stock on such uninstructed proposal in accordance with the recommendation of the Chiasma Board. Chiasma does not expect that any matter other than the proposals listed above will be brought before the Chiasma special meeting and the Chiasma bylaws provide that the only business that may be conducted at the Chiasma special meeting are those proposals brought before the meeting by or at the direction of the Chiasma Board.
Beneficial (Street Name) Stockholders
If you hold your shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your shares of Chiasma common stock will not be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Chiasma special meeting; see the section entitled “The Chiasma Special Meeting—Quorum; Abstentions and Broker Non-Votes” beginning on page 40.
If you hold your shares through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a specific control number from your bank, broker or other nominee in order to attend and vote at the Chiasma special meeting via the special meeting website. For more information on how to attend the Chiasma special meeting, see the section entitled “The Chiasma Special Meeting—Attending the Chiasma Special Meeting” beginning on page 43.
Revocability of Proxies
Any stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Chiasma special meeting. If you are a Chiasma stockholder of record, you may revoke your proxy by any of the following actions:
•	by voting again by Internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on August 2, 2021;
•	by sending a signed written notice of revocation to Chiasma’s Corporate Secretary, provided such statement is received before the Chiasma special meeting;
•	by submitting a properly signed and dated proxy card as instructed above in advance of the Chiasma special meeting; or
•	by attending the Chiasma special meeting via the special meeting website and requesting that your proxy be revoked or voting via the website as described above.

Only your last submitted proxy card will be considered.
Execution or revocation of a proxy will not in any way affect a stockholder’s right to attend the Chiasma special meeting and vote thereat.
Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Chiasma, Inc.
140 Kendrick Street, Building C East
Needham, MA 02494
Attn: Corporate Secretary
If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the Chiasma special meeting via the special meeting website.
Proxy Solicitation Costs
Chiasma is soliciting proxies to provide an opportunity to all Chiasma stockholders to vote on agenda items at the Chiasma special meeting, whether or not the stockholders are able to attend the Chiasma special meeting or any adjournment or postponement thereof. Chiasma will bear the entire cost of soliciting proxies from its stockholders. In addition to the solicitation of proxies by mail, Chiasma will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Chiasma common stock and secure their voting instructions, if necessary. Chiasma may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.
Chiasma has also retained MacKenzie Partners, Inc. to assist in soliciting proxies and in communicating with Chiasma stockholders and estimates that it will pay them a fee of approximately $10,000 plus reasonable expenses. Chiasma has also agreed to indemnify MacKenzie Partners, Inc. against certain losses, damages and expenses. Proxies may be solicited on behalf of Chiasma or by Chiasma directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of Chiasma will not be paid any additional amounts for their services or solicitation in this regard.
Attending the Chiasma Special Meeting
If you wish to attend the Chiasma special meeting via the special meeting website, you must (i) be a stockholder of record of Chiasma at the close of business on June 15, 2021 (the record date for the Chiasma special meeting), (ii) hold your shares of Chiasma beneficially in the name of a broker, bank or other nominee as of the Chiasma record date or (iii) hold a valid proxy for the Chiasma special meeting.
To enter the special meeting website and attend the Chiasma special meeting, you will need the 11-digit control number located on your proxy card. If you hold your Chiasma shares in street name beneficially through a broker, bank or other nominee and you wish to attend the Chiasma special meeting via the special meeting website, you will need to obtain your specific control number and further instructions from your bank, broker or other nominee.
If you plan to attend the Chiasma special meeting and vote via the special meeting website, Chiasma still encourages you to vote in advance by the Internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted in the event you later decide not to attend the Chiasma special meeting via the special meeting website. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Chiasma special meeting via the special meeting website if you later decide to attend the Chiasma special meeting.
Householding
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Chiasma and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Chiasma that they or Chiasma will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or Chiasma if you hold shares directly in your name. You can notify Chiasma by sending a written request to Corporate Secretary, Chiasma, Inc., 140 Kendrick Street, Building C East, Needham, MA 02494.
Tabulation of Votes
The Chiasma Board will appoint an independent inspector of election for the Chiasma special meeting. The inspector of election will, among other matters, determine the number of shares of Chiasma common stock represented at the Chiasma special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Chiasma stockholders at the Chiasma special meeting.
Adjournments
If a quorum is present at the Chiasma special meeting but there are not sufficient votes at the time of the Chiasma special meeting to approve the merger proposal, then Chiasma stockholders may be asked to vote on the adjournment proposal.
At any subsequent reconvening of the Chiasma special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Chiasma special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance voting or in completing your proxy card or have questions regarding the Chiasma special meeting, please contact MacKenzie Partners, Inc., Chiasma’s proxy solicitor for the Chiasma special meeting:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Stockholders may call toll free: 1 (800) 322-2885
Banks and Brokers may call collect: 1 (212) 929-5500.
CHIASMA STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, CHIASMA STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

THE MERGER PROPOSAL
This section of the proxy statement/prospectus describes the various aspects of the merger and related matters. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger. In addition, important business and financial information about each of Chiasma and Amryt is included in or incorporated by reference into this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.”
This proxy statement/prospectus is being furnished to you as a stockholder of Chiasma in connection with the solicitation of proxies by the Chiasma Board for use at the Chiasma special meeting. At the Chiasma special meeting, Chiasma is asking stockholders to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into Chiasma with Chiasma surviving the merger as an indirect wholly owned subsidiary of Amryt. Upon completion of the merger, Chiasma stockholders will be entitled to receive 0.396 Amryt ADSs for each share of Chiasma common stock.
The Chiasma Board, after careful consideration, approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Chiasma and its stockholders.
The Chiasma Board accordingly recommends that Chiasma stockholders vote to adopt the merger agreement. The merger and a summary of the terms of the merger agreement are described in more detail in the sections of this proxy statement/prospectus entitled “The Merger Proposal” beginning on page 45 and “The Merger Agreement” beginning on page 107, and Chiasma stockholders are encouraged to read the full text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus.
Approval of the merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Chiasma common stock entitled to vote on the proposal.
It is a condition to the completion of the merger that Chiasma stockholders approve the merger proposal. Shares of Chiasma common stock not present at the Chiasma special meeting via the special meeting website or represented by proxy, shares that are present and not voted on the merger proposal, including due to the failure of any Chiasma stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the merger proposal, and abstentions will have the same effect as a vote “AGAINST” the merger proposal.
IF YOU ARE A CHIASMA STOCKHOLDER, THE CHIASMA BOARD RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL (PROPOSAL 1)
Transaction Structure
The merger agreement provides that, subject to the terms and conditions of the merger agreement, at the effective time, Merger Sub, an indirect wholly owned subsidiary of Amryt, will merge with and into Chiasma with Chiasma surviving as an indirect wholly owned subsidiary of Amryt. The terms and conditions of the merger are contained in the merger agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.
Merger Consideration
At the effective time, by virtue of the merger and without any action on the part of the parties to the merger agreement or any Chiasma stockholder, each eligible share will be automatically converted into the right to receive the merger consideration, subject to rounding to the nearest whole number of Amryt ADSs.
Amryt expects to issue up to approximately 30,014,577 Amryt ADSs in connection with the merger. This assumes that all Chiasma Stock Options, Chiasma RSU Awards and Chiasma warrants issued and outstanding immediately prior to the closing are vested or exercised immediately prior to the closing, or converted and exercised following the closing, in accordance with the terms of the applicable Chiasma equity incentive plan and the merger agreement, notwithstanding that in relation to certain of those instruments, the exercise price is greater than the recent trading prices of the securities for which they are exercisable. The actual number of Amryt ADSs to be issued pursuant to the merger agreement will be determined upon the completion of the merger based on the exchange ratio, the number of shares of Chiasma common stock outstanding at such time and the number of Chiasma Stock Options, Chiasma RSU Awards and Chiasma warrants. Based on the number of Amryt and Chiasma securities outstanding as of June 9, 2021, immediately after completion of the merger, using the treasury stock method, former Chiasma securityholders would receive approximately 40 percent of the equity of the combined company (excluding the impact of dilution from Amryt's convertible debentures).
Based on the reference price of Amryt ADSs on Nasdaq on May 4, 2021, the last full trading day before the announcement of the merger agreement, the per share value of Chiasma common stock implied by the merger consideration was $5.13. Based on the closing price of Amryt ADSs on Nasdaq on June 28, 2021, the latest practicable trading day prior to the date of this proxy statement/prospectus, the per share value of Chiasma common stock implied by the merger consideration was $4.93. The implied value of the merger consideration will fluctuate, however, as the market price of Amryt ADSs fluctuates, because the share consideration portion of the merger consideration that is payable per share of Chiasma common stock is a fixed number of Amryt ADSs. As a result, the value of the merger consideration that Chiasma stockholders will receive upon the completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the Chiasma special meeting. Accordingly, you are encouraged to obtain current stock price quotations for Chiasma common stock and Amryt ADSs (each representing the right to receive five Amryt ordinary shares) before deciding how to vote with respect to the approval of the merger agreement. Amryt ADSs are traded on the Nasdaq under the symbol “AMYT,” and Amryt ordinary shares are traded on AIM under the symbol “AMYT.” Chiasma common stock is traded on Nasdaq under the symbol “CHMA.” We encourage you to obtain current quotes for Amryt ADSs and Chiasma common stock. This proxy statement/prospectus presents information on the basis of Amryt ADSs, which are the securities issuable in connection with the merger.
The enterprise value implied by the transaction was approximately $268.9 million as of May 4, 2021, the last full trading day before the public announcement of the merger agreement, based on the implied per share value of the merger consideration to Chiasma stockholders as of that date as set forth above, plus Chiasma’s debt and debt-like items and less Chiasma’s cash, in each case as of the last publicly reported March 31, 2021 balance sheet date.
Background of the Merger
The senior management teams and boards of directors of each of Amryt and Chiasma regularly consider and evaluate options for achieving their company’s long-term strategic goals and enhancing shareholder value. These options have included periodic assessments of potential business combinations with other pharmaceutical companies. They are generally aware of the business activities of other companies in the industry, including each other, and executives from each of Amryt and Charm have periodically interacted with each other at various industry events.
As part of the continuous evaluation of Chiasma’s clinical programs in driving sustainable growth and financing needs, the Chiasma Board and senior management regularly considered a variety of potential strategic options and transactions in a continued effort to capitalize the company and enhance stockholder value. Over the past several years, the Chiasma Board, together with Chiasma’s senior management and with the assistance of Chiasma’s advisors, considered potential financings, partnership opportunities and strategic alternatives presented or potentially available to Chiasma, as well as the opportunities and risks associated with Chiasma continuing to operate as an independent company.
In connection with this evaluation, beginning in December 2018, the Chiasma Board held meetings at which it discussed the strategic, financial and operational alternatives available to Chiasma, the need for Chiasma to substantially grow near-term net revenues to attain profitability, the need for adequate capital to successfully launch the commercial sale of its oral therapy for the treatment of acromegaly, MYCAPSSA, in the U.S. and the high cost of capital and limited financing alternatives for companies such as Chiasma. The Chiasma Board also considered the risks and challenges facing Chiasma because of its declining cash position. The Chiasma Board discussed the advisability of engaging a financial advisor to assist the Chiasma Board in evaluating strategic opportunities, including potential licensing opportunities, as well as Chiasma’s business and prospects as a standalone company. In December 2018, the Chiasma Board authorized the engagement of Torreya Capital, LLC (which we refer to as “Torreya”) as a financial advisor to assist and advise Chiasma due to, among other things, its qualifications, experience and absence of conflicts of interest, and based on its long-standing relationship with Chiasma through which Torreya had gained substantial knowledge of and familiarity with Chiasma’s business, operations and competitors and the industry in which Chiasma operates. Torreya was formally engaged in April 2019 to assist with exploring and evaluating potential licensing opportunities and to introduce Chiasma to companies that may have a broader interest beyond licensing rights for a specific geography, including a potential business combination opportunity. The Chiasma Board considered, among other things, that given Chiasma’s receipt of a Complete Response Letter from the FDA in 2016 indicating that Chiasma’s application for MYCAPSSA was not complete at that time, interested parties would likely choose to wait until the data readout for the Phase 3 CHIASMA OPTIMAL study of MYCAPSSA, which would allow those parties to better assess the likelihood of regulatory success of the new drug application for MYCAPSSA, before choosing to engage in a potential transaction with Chiasma. The Chiasma Board determined that it was in the best interests of stockholders for Chiasma to not initiate a formal sale of the company at that time.
In September 2019, given the positive data read out from the Phase 3 CHIASMA OPTIMAL study, there was an interest from parties exploring the attractiveness of a licensing opportunity in ex-US markets. The Chiasma Board received an update from members of senior management and representatives of Torreya concerning feedback from various potential counterparties on potential licensing opportunities in ex-US markets. However, as the Phase 3 MPOWERED study was still ongoing and was designed to support a planned marketing authorization application for MYCAPSSA in the European Union, no formal proposals or non-binding terms were received by Chiasma. The Chiasma Board authorized management and its advisors to continue to engage in discussions with potential counterparties about licensing opportunities.
As part of these outreach efforts, in the fall of 2019, Chiasma approached Amryt to gauge its interest in a potential opportunity to license MYCAPSSA in Europe, subject to the approval of the planned marketing authorization application for MYCAPPSA by the European Medicines Agency (which we refer to as the “EMA”). In the fall of 2019, Amryt was completing its acquisition of Aegerion Pharmaceuticals, Inc. and integration of its operations with the existing operations of Amryt. As a result, while the parties had some initial conversations about such a transaction, the conversations did not advance beyond very preliminary discussions for several months.
On June 15, 2020, Chiasma and Amryt entered into a mutual confidentiality agreement with customary non-disclosure and standstill provisions to provide for the exchange of information in furtherance of these discussions regarding a potential licensing opportunity.
On June 18, 2020, Amryt was granted access to Chiasma’s electronic data room for an initial review of MYCAPSSA materials, specifically materials regarding the potential commercial opportunity in Europe and Chiasma’s regulatory dialogue with the FDA and the EMA. As the discussions evolved over time from this European commercial transaction to discussions of a potential business combination transaction as described below, additional materials were added to Chiasma’s electronic data room up to the date of signing of the merger agreement. In addition, as those discussions evolved, in early 2021, Chiasma was granted access to an electronic data room prepared by Amryt to enable Chiasma to conduct its due diligence review of Amryt, to which materials were added up to the date of signing of the merger agreement.
On June 26, 2020, the FDA approved MYCAPSSA for the long-term maintenance treatment in acromegaly patients who have responded to and tolerated treatment with octreotide or lanreotide.
On July 27, 2020, Chiasma and an international pharmaceutical company (which we refer to as “Party A”) entered into a confidentiality agreement to provide for the exchange of information to explore a potential business relationship.
On August 3, 2020, Chiasma granted Party A and its representatives access to its electronic data room.

On November 18, 2020, Chiasma announced positive top-line data from its global Phase 3 MPOWERED™ non-inferiority clinical trial comparing MYCAPSSA (oral octreotide capsules) to long-acting injectable somatostatin analogs (SSAs) for maintenance of biochemical response in patients with acromegaly. The MPOWERED trial was designed to support a planned marketing authorization application for MYCAPSSA in the European Union.
On November 18, 2020, Mr. Kannan and Dr. Joseph Wiley, Amryt’s Chief Executive Officer, had a telephone call and discussed a preliminary basis for a potential business combination opportunity between the two companies.
In late November 2020, Party A engaged in due diligence of Chiasma and indicated to representatives of Chiasma senior management that it was interested in a potential combination with Chiasma.
Also in late November 2020, Amryt was contacted by Torreya to discuss the review of data and preliminary diligence that Amryt was undertaking with a third-party provider on MYCAPSSA.
On November 20, 2020, after positive results of the MPOWERED trial were released, Dr. Wiley and a representative of Moelis & Company LLC (which we refer to as “Moelis”), Amryt’s financial advisor, contacted Mr. Kannan and said that Amryt was considering a potential combination with Chiasma and discussed its merits. In particular, Dr. Wiley indicated that Amryt was more interested in discussing a potential acquisition of Chiasma rather than a potential licensing of MYCAPSSA in Europe.
On November 25, 2020, Mr. Kannan and Dr. Wiley further discussed a potential combination. Dr. Wiley indicated that he intended to send a non-binding indication of interest for such a proposed transaction to Mr. Kannan to be considered by the Chiasma Board.
On December 4, 2020, the Chiasma Board held a meeting at which members of senior management and representatives of Torreya and Goodwin were present. At this meeting, representatives of Torreya provided an update on business development matters. Members of Chiasma senior management informed the Chiasma Board that Amryt had indicated that it was more interested in discussing a potential acquisition of Chiasma rather than a potential licensing of MYCAPSSA in Europe. The Chiasma Board discussed the potential advantages and disadvantages of exploring a potential sale or merger of Chiasma. At this meeting, the Chiasma Board received advice from Goodwin Procter LLP (which we refer to as “Goodwin”), Chiasma’s outside legal counsel, including advice regarding the Chiasma Board’s fiduciary duties in the context of Chiasma exploring potential strategic opportunities involving a sale of Chiasma. The Chiasma Board also engaged in a general discussion concerning various aspects of such a process, including the potential benefits and risks associated with contacting and discussing a potential transaction with third parties. These benefits and risks included the potential disruptions to Chiasma’s business during such a process, the risk of market rumors that might arise from discussions with various parties and the potential impact of such market rumors on Chiasma’s business and its relationships with customers, partners and employees, and the potential need to disclose that Chiasma had entered into discussions with one or more third parties relating to a potential strategic transaction should there be a leak. The Chiasma Board also discussed the importance of receiving management’s proposed budget for 2021 reflecting forecasted revenue and operating expenses to help them evaluate whether Chiasma should explore potential strategic alternatives, including continuing to operate as a standalone business. Chiasma management’s review of the proposed budget for 2021 was previously scheduled to occur later that month.
Following the Chiasma Board’s review of the foregoing considerations, the Chiasma Board decided that it was in the best interests of Chiasma’s stockholders for Chiasma to continue to focus on the U.S. commercial launch of MYCAPSSA rather than actively exploring a potential merger, sale or other business combination at that time. However, the Chiasma Board authorized Chiasma senior management and its advisors to continue discussions with third parties regarding a potential business combination.
On December 6, 2020, at the direction of the Chiasma Board, representatives of Torreya had a telephone call with representatives of Amryt to further discuss a potential transaction. On that call, representatives of Amryt conveyed their preference to sign and announce a transaction with Chiasma prior to the end of 2020. The representatives of Torreya explained the proposed timeline would not be feasible in light of the Chiasma Board’s determination that pursuing a sale of Chiasma was not in the best interests of stockholders at that time. As a result, both parties agreed to discuss the possible transaction internally and reconnect with each other to further discuss a transaction in January 2021 and also that no further diligence calls would occur until January 2021.

On December 9, 2020, the Amryt Board held a regular meeting, which was attended by representatives of Moelis. At the meeting, the Amryt Board discussed the potential merger with Chiasma and the possible timeline for the transaction, noting that they expected that progress was likely to be slow until Chiasma received feedback from the FDA on a potential neuroendocrine tumors (which we refer to as “NET”) development program.
On January 7, 2021, in furtherance of the direction of the Chiasma Board from December, representatives of Torreya contacted the vice president of corporate development and licensing at Party A. Representatives of Party A expressed their interest in MYCAPSSA.
In January 2021, Chiasma reengaged in discussions with Amryt regarding a potential sale of the company as contemplated by the discussions from December 2020. In mid-January 2021, representatives of Torreya spoke with representatives of Moelis to further understand the details of Amryt’s interest regarding a potential business combination, during which Moelis reiterated Amryt’s interest in a potential acquisition of Chiasma and the parties discussed potential transaction structures.
On January 26, 2021, Mr. Kannan had a teleconference with Dr. Wiley during which they discussed the potential synergies and benefits of a potential combination between Amryt and Chiasma.
On January 29, 2021, a transaction committee of the Amryt Board met, which meeting was attended by representatives of Moelis, to consider how best to advance the discussions regarding the potential transaction with Chiasma. The committee discussed what information Amryt would require to be able to assess the transaction and the merger premium that Chiasma would expect as a basis for providing such information.
On February 1, 2021, representatives of Torreya and Moelis discussed due diligence matters regarding Chiasma’s Revenue Interest Financing Agreement with Healthcare Royalty Partners IV, L.P. (which we refer to as “HCR”) and the progress of Chiasma’s U.S. launch of MYCAPSSA.
On February 3, 2021, representatives of Moelis reiterated Amryt’s interest in a potential strategic transaction with Chiasma and requested certain diligence information in connection with Amryt’s intention of submitting an offer for a potential business combination. Following further discussion among Chiasma and Amryt’s financial advisors, the parties agreed to review and update the confidentiality agreement previously executed between the parties to address discussions regarding a potential business combination, as the previous confidentiality agreement covered discussions only with respect to a potential licensing opportunity.
Also on February 3, 2021, in furtherance of the direction of the Chiasma Board from December, representatives of Torreya reached out to a biotechnology company (which we refer to as “Party B”) to gauge whether Party B would be interested in an acquisition or, business combination with, Chiasma.
On February 4, 2021, Chiasma and Amryt entered into a mutual confidentiality agreement with customary non-disclosure and standstill provisions that included the ability of each party to make confidential proposals to the board of directors of the other company at any time following that company’s public announcement of its entry into a definitive agreement with a third party to acquire that company.
Also on February 4, 2021, a financial advisor for a pharmaceutical company (which we refer to as “Party C”) contacted a member of the Chiasma Board to inform him that Party C would be interested in discussing a potential transaction with Chiasma.
Also on February 4, 2021, representatives of Torreya contacted Party B’s head of corporate and business development to discuss a potential strategic transaction with Chiasma. The representative of Party B indicated that it would first need to explore publicly available information on Chiasma before confirming its interest in a potential strategic transaction with Chiasma.
On February 5, 2021, members of Chiasma senior management had call with Party A to discuss diligence matters regarding the potential development of MYCAPSSA for an indication related to carcinoid symptoms stemming from NET.
On February 8, 2021, representatives of Torreya and senior management of Chiasma had a teleconference with Party C and their financial advisor to discuss Party C’s interest in a proposed business combination.
On February 9, 2021 a transaction committee of the Amryt Board met, which meeting was attended by representatives of Moelis, to review and approve the submission to Chiasma of, a non-binding offer letter providing for a stock-for-stock acquisition of Chiasma by Amryt, which proposal would serve as a basis for obtaining additional information regarding Chiasma to assess the transaction and its potential benefits and other due diligence responses to assess the potential for a merger.
On February 10, 2021, Amryt submitted a non-binding offer letter providing for the acquisition of Chiasma in a stock-for-stock acquisition whereby each Chiasma stockholder would receive $5.46 per share in the form of Amryt shares (which we refer to as the “February 10 offer”). The proposal stated that it represented a 20 percent premium to Chiasma’s closing share price as of February 9, 2021. The closing price for Chiasma’s common stock on February 10, 2021 was $4.47 per share. The proposal indicated that the February 10 offer was based on publicly available information and that Amryt was open to considering an exchange ratio or premium more favorable to Chiasma if it was able to find additional value based on access to non-public information. The proposal also stated that it was subject to, among other things, satisfactory completion of confirmatory diligence and approval by both companies’ boards. The letter noted several strategic benefits from the proposed transaction, including increased size and relevance, diversification of products, improved liquidity for stockholders, and a global infrastructure. Amryt proposed in the letter that the management teams of each of Chiasma and Amryt meet to advance the discussion of the transaction and further establish the strategic benefits of the transaction. Shortly before the non-binding offer letter was sent, Dr. Wiley spoke with Mr. Kannan to inform him of Amryt’s proposal and rationale for the terms in the non-binding offer letter.
Also on February 10, 2021, representatives of Party B reached out to Torreya to discuss due diligence matters. On that same day, representatives of Moelis also contacted Torreya to further discuss Amryt’s February 10 offer.
On February 12, 2021, the Chiasma Board held a meeting at which members of Chiasma’s senior management and representatives of Torreya and Goodwin were present. Chiasma’s senior management reviewed the February 10 offer and discussed the status of the discussions with Party A and Party B who had previously expressed an interest in a potential strategic transaction with Chiasma. Representatives of Goodwin discussed with the Chiasma Board its fiduciary duties. Following discussion, the Chiasma Board authorized management and its advisors to provide Amryt, Party A and Party B with access to additional information about Chiasma to facilitate discussions regarding a potential transaction involving Chiasma and to request certain diligence information from those parties. The Chiasma Board also directed Mr. Kannan, John Doyle, Chiasma’s Chief Financial Officer, and Lee Giguere, Chiasma’s General Counsel, to lead interactions on behalf of Chiasma together with Torreya during the strategic process.
On February 14, 2021, Mr. Kannan spoke with Dr. Wiley to discuss the Chiasma Board’s feedback on the February 10 offer, particular items to be confirmed through completion of due diligence, including Amryt’s capitalization table and the likelihood of Amryt obtaining certain regulatory approvals, and a potential timeline for doing so. Mr. Kannan indicated that the Chiasma Board would not agree to enter into a transaction on the terms proposed by Amryt in its February 10 offer, as the Chiasma Board felt it undervalued the company, and he encouraged Amryt to submit an offer that would give the Chiasma stockholders prior to the transaction an ownership percentage of the combined company in the 40s.
On February 16, 2021, representatives of Moelis and representatives of Torreya had a call to discuss due diligence matters.
On February 17, 2021, representatives of Party B contacted Torreya and communicated its interest in entering into a confidentiality agreement with Chiasma.
On February 19, 2021, representatives of Party A and Torreya had a call to discuss potential next steps. Representatives of Party A indicated that Party A was struggling to find value based on the trading price of Chiasma’s stock and did not intend to pursue further discussions regarding a potential transaction with Chiasma.
On February 23, 2021, Party B executed a mutual confidentiality agreement with Chiasma, which included customary non-disclosure and standstill provisions that included the ability of Party B to make confidential proposals to Chiasma at any time following Chiasma’s public announcement of its entry into a definitive agreement with a third party to acquire Chiasma.
On March 1, 2021, Party B was also granted access to Chiasma’s electronic data room. Representatives of Torreya also indicated to Party B that Chiasma had scheduled a board meeting for April 18, 2021 and encouraged Party B to submit a proposal by that time.

Also on March 1, 2021, the Amryt Board met, which meeting was attended by representatives of Moelis, to discuss the proposed transaction with Chiasma. In particular, they discussed the due diligence process. During the meeting, the Amryt Board noted that the due diligence process had not progressed as quickly as Amryt would have hoped and that Amryt had not yet received critical due diligence information (including detailed projections for the Chiasma business), without which it could not finalize the terms of any transaction to acquire Chiasma. Following discussion, the Amryt Board discussed that they believed that progress was slower than they would have wanted perhaps because Chiasma may be talking to multiple parties and that the Amryt Board would have to consider this as they proceeded.
On March 3, 2021, Mr. Kannan and Dr. Wiley held a telephone call to discuss pro forma financial information of the combined company following a transaction. They also discussed certain key points regarding Amryt’s Epidermolysis Bullosa portfolio of products, as raised by a key opinion leader in a recent interview.
On March 6, 2021, the Chiasma Board held a meeting at which members of Chiasma senior management and representatives of Torreya and Goodwin were present. The Chiasma Board considered the challenges facing Chiasma, including the slower than expected U.S. launch of MYCAPSSA due to COVID-19 limiting Chiasma’s capacity to invest in future growth opportunities, including potentially developing MYCAPSSA for an indication related to carcinoid symptoms stemming from NET, the impact of COVID-19 on Chiasma’s revenue and Chiasma’s increasing need for cash to sustain itself beyond the first half of 2022. Given these challenges, the Chiasma Board again considered the advantages and disadvantages of exploring a potential combination with Amryt as a means by which to maximize stockholder value. The Chiasma Board considered that Amryt had a positive cash balance, a strong record of commercial growth in its markets, a strong commercial presence in the European Union and a globally relevant, diversified orphan product portfolio, factors which could facilitate a future launch of MYCAPSSA in the European Union without a substantial investment in a new commercial platform. In addition, one of Amryt’s products, metreleptin, required them to call on endocrinologists, which potentially could enhance the growth prospects for both products (metreleptin and MYCAPSSA). Following the Chiasma Board’s review of the foregoing considerations, the Chiasma Board decided that it was in the best interests of Chiasma’s stockholders to continue mutual diligence with Amryt to determine whether a potential combination with Amryt or with another party at a valuation and on other terms that, in the aggregate, would deliver more value to Chiasma’s stockholders than continuing to operate Chiasma on a standalone basis. The Chiasma Board authorized management to permit Amryt to continue its due diligence, but to advise Amryt that it would need to further improve its February 10 offer following completion of due diligence.
Also at this meeting, the Chiasma Board established, for purposes of efficiency, a committee of the board of directors comprised of independent and disinterested directors, specifically Bard Geesaman, M.D., Ph.D., Todd Foley and Scott Minick, that was authorized to consider and evaluate any proposals that might be received by Chiasma regarding a potential strategic transaction, participate in and direct the negotiation of the material terms and conditions of any such transaction, consider any alternatives to any such transaction, recommend to the Chiasma Board the advisability of entering into any such transaction or pursuing another strategic alternative and select and retain such experts, including independent financial advisors, as the committee deemed appropriate to assist it in discharging its responsibilities. Throughout the Chiasma transaction committee’s evaluation of a potential strategic transaction involving Chiasma, the Chiasma transaction committee conducted formal meetings and its members were also in regular informal communication with Mr. Kannan, Mr. Giguere, Mr. Doyle and representatives of Chiasma’s financial and legal advisors and with each other. The transaction committee on several occasions also met in executive session with only the directors and at times with counsel present.
On March 8, 2021, at the direction of the Chiasma Board, representatives of Torreya had a telephone call with representatives of Moelis to discuss the due diligence process, including a proposed timeline for exchanging financial projections and discussing structure and tax considerations. Also on this date, representatives of Amryt, Chiasma, Moelis and Torreya met to discuss these same topics.
On March 9, 2021, Torreya sent a draft confidentiality agreement to Party C.
On March 10, 2021, based on guidance provided by the Chiasma Board, a board member of Chiasma contacted a board member of a pharmaceutical company (which we refer to as “Party D”) to gauge their interest in entering into a discussion with Chiasma concerning the possibility of a strategic transaction between the parties.
On March 11, 2021, representatives of Gibson Dunn & Crutcher LLP (which we refer to as “Gibson Dunn”), Amryt’s outside legal counsel, and Goodwin held a teleconference to discuss the proposed structure of the transaction and identify any issues with the structure. In connection with that discussion, Gibson Dunn offered to prepare a draft merger agreement providing for the transaction to advance the discussions of the transaction. The representatives from Goodwin noted that they would expect that Chiasma would expect that the merger agreement would have largely reciprocal terms, which as a result would be more balanced for Chiasma than if the agreement were one-sided in favor of the acquiring party.
Also on March 11, 2021, Chiasma entered into a confidentiality agreement with Party C, which confidentiality agreement included customary non-disclosure and standstill provisions that included the ability of the counterparty to make confidential proposals to Chiasma at any time following Chiasma’s public announcement of its entry into a definitive agreement with a third party to acquire Chiasma.
On March 12, 2021, Mr. Kannan had an introductory telephone conversation with Party C’s chief executive officer to discuss the merits of a potential combination with Chiasma. Neither party made any proposals during this meeting or otherwise discussed the specific terms of a potential transaction.
On March 13, 2021, Mr. Kannan and Dr. Wiley had a telephone conversation during which they discussed the likelihood of Amryt obtaining certain regulatory approvals and the initial feedback that Chiasma received from key opinion leaders. Mr. Kannan also stated that Chiasma was planning to speak with other parties. Mr. Kannan and Dr. Wiley also reviewed a relative contribution analysis of both companies across key dimensions through 2024 and discussed information that Amryt required in order to revise its February 10 offer.
On March 15, 2021, Chiasma granted Party C and its representatives access to its electronic data room. Representatives of Party C’s financial advisor also contacted Torreya to discuss process and due diligence.
Also on March 15, 2021, Mr. Kannan spoke with Dr. Wiley to discuss certain due diligence requests, including Amryt’s pending requests for financial projections for Chiasma, that Amryt required in order to facilitate providing an updated offer to be responsive to feedback provided by Chiasma with respect to its February 10 offer.
On March 16, 2021, in response to the discussion on March 10, a board member from Party D informed a board member of Chiasma that they planned to perform a preliminary analysis and provide an update on its interest in Chiasma before the end of that month. Subsequently, Party D declined interest in pursuing a potential transaction with Chiasma after completing its preliminary analysis.
From March 16 through 18, 2021, Amryt and Chiasma continued to engage in mutual due diligence discussions.
Also on March 16, 2021, the Chiasma transaction committee held a meeting at which members of Chiasma senior management and representatives of Torreya and Goodwin were present. The Chiasma transaction committee, with the assistance of Chiasma senior management and representatives of Torreya, discussed the status of the strategic process, including the status of diligence conducted by each of Amryt, Party A, Party B and Party C. The Chiasma transaction committee also discussed and reviewed with management Chiasma’s preliminary long-range financial forecasts.
On March 17, 2021, the Chiasma Board held a meeting at which members of Chiasma senior management and representatives of Torreya and Goodwin were present. With the help of Chiasma senior management, the Chiasma Board discussed the assumptions underlying the long-range financial forecasts. After review and discussion, the Chiasma Board confirmed its approval of the long-range financial forecast materials (which we refer to as the “Unadjusted Chiasma Projections”) that had been previously provided to and reviewed by the Chiasma Board and authorized Chiasma senior management and representatives of Torreya to share the Unadjusted Chiasma Projections with Amryt, Party A, Party B and Party C.
On or about March 18, 2021, at the direction of the Chiasma Board, representatives of Torreya shared the Unadjusted Chiasma Projections and departmental budgets of Chiasma with representatives of Amryt via the electronic data room. The Chiasma Board also ratified an amendment to Torreya’s engagement letter to extend the term of Torreya’s engagement by one additional year.
Also on March 18, 2021, Chiasma and Party B engaged in mutual introductory diligence presentations of both companies.
On March 24, 2021, Party C submitted a non-binding proposal for a stock-for-stock acquisition of Chiasma for a fixed exchange ratio reflecting an ownership of 38 percent of the combined company for Chiasma stockholders based on the treasury stock method (which Torreya subsequently calculated as representing 38.1 percent of the combined company for Chiasma stockholders on a fully diluted basis), plus a contingent value right to receive additional consideration of up to $1.00 per share upon the achievement of (a) $65.0 million in annual net sales of MYCAPSSA in 2022 and (b) $110.0 million in annual net sales of MYCAPSSA in 2023 (which we refer to as the “Party C March 24 offer”). The Party C March 24 offer represented an implied value of approximately $3.50 per share of Chiasma common stock, excluding the potential milestones, which represented no premium to the closing price of Chiasma common stock on March 23, 2021. The proposal also noted that Party C had an interest in collaborating with Chiasma to approach HCR regarding transitioning all or a portion of its financing agreement with HCR after the closing of the proposed transaction. The proposal also included a request for support agreements to be entered into by Chiasma’s significant stockholders. Additionally, the proposal included a request for exclusivity through May 15, 2021 and noted that the offer expired on April 1, 2021.
On March 29, 2021, representatives of Torreya provided the Unadjusted Chiasma Projections to Party C.
Also on March 29, 2021, the Chiasma transaction committee held a meeting at which members of Chiasma senior management, representatives of Goodwin, and, for portions of the meeting, representatives of Torreya, were present to provide an update on the strategic process. Representatives of Torreya provided an update on the strategic process. The Chiasma transaction committee discussed Amryt’s February 10 offer and the Party C March 24 offer. Representatives of Torreya discussed with the Chiasma transaction committee certain financial aspects of both proposals, which included preliminary perspectives on the proposed all-stock combinations. The Chiasma transaction committee also considered the fact that Party C expressed an interest in keeping Chiasma’s financing agreement with HCR outstanding, which would require the consent of HCR potentially extend the transaction timeline. The Chiasma transaction committee also discussed Chiasma’s previous determination that there was substantial doubt about Chiasma’s ability to continue the U.S. commercial launch of MYCAPSSA without the ability to secure equity financing or additional debt financing, which was potentially limited by its financing agreement with HCR. After deliberation, the Chiasma transaction committee directed management and Torreya to engage with Amryt and Party C to encourage them to improve their proposals regarding value and timing, among other terms. In executive session, the Chiasma transaction committee also discussed the advisability of retaining an independent financial advisory firm having expertise in evaluating the consideration to be received by stockholders of an acquired company and opining on the fairness of that consideration from a financial point of view. The Chiasma transaction committee discussed the engagement of an independent financial advisory firm and directed management to engage Duff & Phelps to provide such services. The Chiasma transaction committee selected Duff & Phelps based on its strong reputation, global leadership in providing fairness opinions and depth of experience in the life sciences industry.
On March 30, 2021, a transaction committee of the Amryt Board met, which meeting was attended by representatives of Moelis, to discuss the status of the proposed transaction and the status of the due diligence process following the recent provision by Chiasma of information that had been requested by Amryt, including financial projections for Chiasma. Following discussion, the transaction committee concluded that Amryt would likely be required to offer that Chiasma stockholders prior to the merger would receive 40 percent of the equity of the combined company (excluding the impact of dilution from Amryt’s convertible debentures) for Chiasma to accept the proposal but concluded that the Amryt Board likely would not be interested in proceeding further to acquire Chiasma in a stock-for-stock transaction if the consideration were to exceed such amount.
On March 31, 2021, representatives of Chiasma (including Mr. Doyle and Mr. Giguere) and representatives of Amryt (including Rory Nealon, Amryt’s Chief Financial Officer, and John McEvoy, Amryt’s General Counsel), their respective financial advisors from Torreya and Moelis and their respective legal counsel from Goodwin and Gibson Dunn participated in a meeting to discuss various aspects regarding the proposed transaction between Chiasma and Amryt. During the meeting, Amryt provided a presentation covering the Chiasma opportunity, including the strategic rationale for a transaction, potential transaction structures and ongoing reviews of post-closing reporting and structure.
Later on March 31, 2021, Mr. Kannan and Dr. Wiley spoke via teleconference. Dr. Wiley indicated that Amryt’s board meeting to discuss approval of the transaction would be held on April 3, 2021 and that Dr. Wiley expected to revert with a revised proposal after that board meeting. Mr. Kannan indicated to Dr. Wiley that the possible transaction was a competitive process involving multiple bidders and that Amryt would need to put forward its best offer to be the winning bidder.

On April 1, 2021, Party B reiterated to a representative of Torreya its interest in exploring a potential acquisition of Chiasma and conveyed that it formally engaged a financial advisor. Representatives of Torreya provided the Unadjusted Chiasma Projections to Party B on this date.
On April 3, 2021, the Amryt Board met, which meeting was attended by representatives of Moelis, to consider the results of detailed diligence conducted by Amryt and the benefits of a potential merger with Chiasma. Following discussion, the Amryt Board agreed to make an updated proposal to offer Chiasma stockholders shares of Amryt equal to 38.5 percent of the equity of the combined company (excluding the impact of dilution from Amryt’s convertible debentures) and provided authority to the transaction committee to increase this consideration to shares of Amryt equal to no more than 40 percent of the combined company (excluding the impact of dilution from Amryt’s convertible debentures) depending on the outcome of the due diligence process.
On April 6, 2021, the Chiasma transaction committee held a meeting at which representatives of Goodwin and, for portions of the meeting, members of Chiasma senior management and representatives of Torreya, were present. At this meeting, Chiasma management provided an update on the status of the discussions with Amryt and Party C, including each party’s due diligence efforts and stated level of interest in an acquisition of Chiasma. The Chiasma transaction committee considered the potential value that a combination with Amryt could offer to stockholders relative to the value of Chiasma remaining a standalone company. The Chiasma transaction committee also discussed how it could not provide valuation guidance to interested parties until Duff & Phelps provided a preliminary financial analysis of Chiasma as a standalone business. Following this discussion, the Chiasma transaction committee directed representatives of Torreya to encourage each of Party C and Amryt to increase the value of their respective offers, and to provide each of Party C and Amryt with access to additional diligence materials to facilitate each party’s submission of a final, binding bid. In addition, the Chiasma transaction committee also directed Torreya to encourage each of Party A and Party B to participate in the strategic process and, if they were interested in moving forward, to be in a position to make a proposal by April 21, 2021. The Chiasma transaction committee also encouraged Torreya to reach out to a publicly traded pharmaceutical company (which we refer to as “Party E”) to gauge whether there was any interest in participating in Chiasma’s strategic process. The transaction committee directed representatives of Torreya to request final proposals from all interested parties by April 21, 2021.
After the Chiasma board meeting on April 6, 2021, at the direction of the Chiasma transaction committee, representatives of Torreya reached out to Party A to encourage it to submit an offer for a potential acquisition of Chiasma if interested by April 21, 2021.
On April 7, 2021, representatives of Party C presented their business operations overview to Chiasma senior management.
On April 8, 2021, Chiasma senior management presented on certain commercial aspects of Chiasma’s business to Party B and their financial advisor. On this same date, Chiasma senior management also presented on their business to representatives of Party C.
On April 8, 2021 Amryt submitted a revised written non-binding proposal to acquire Chiasma in a stock-for-stock merger, whereby Chiasma stockholders would receive Amryt shares at a fixed exchange ratio of 1.850 Amryt shares for each share of Chiasma common stock (which is equal to 0.37 Amryt ADSs per share of Chiasma common stock), resulting in Chiasma stockholders owning 38.5 percent of the combined company on a fully diluted basis, calculated in accordance with the treasury stock method (excluding the impact of dilution from Amryt’s convertible debentures) (which we refer to as the “April 8 offer”). The proposal noted that the offer equated to an implied offer price of $5.22 per share of Chiasma common stock. The closing price for Chiasma’s common stock on April 9, 2021 was $3.01 per share. The proposal stated Amryt’s expectation that their largest stockholders would deliver voting commitments and their expectation that MPM Capital and the Chiasma Board would deliver voting commitments. The proposal also stated that Amryt was prepared to offer Chiasma two seats on the board of the combined company. The letter indicated that Amryt believed that the parties should sign definitive documentation providing for the transaction by the end of April. In connection with that, the letter also noted that Gibson Dunn would send a draft merger agreement for the transaction that would serve as a basis for permitting the parties to come to a final agreement rapidly. The proposal included a request for a 21-day exclusivity period and Amryt provided an exclusivity agreement with this proposal.
On this same day, representatives of Moelis contacted representatives of Torreya to discuss the terms of the April 8 offer. Among other items, they discussed the possible timing for the execution of a merger agreement for the transaction, including drafting and negotiation of the agreement and other workstreams. They also discussed Amryt’s expectation of an exclusivity period and Chiasma’s expectation that Chiasma stockholders prior to the merger would receive an ownership percentage of the combined company in the 40s (excluding the impact of dilution from Amryt’s convertible debentures). In particular, the representatives of Moelis stated that Amryt could soon withdraw its April 8 offer if Chiasma did not agree to grant its request for exclusivity shortly given the time and resources that Amryt had invested in exploring a potential transaction with Chiasma and its belief that the transaction should be finalized by working together on an exclusive basis.
Later on April 8, 2021, Gibson Dunn provided a draft merger agreement to Goodwin. Consistent with the guidance provided by Goodwin on its March 11, 2021 call with Gibson Dunn, the draft agreement contemplated mostly reciprocal representations, warranties, covenants, closing conditions, termination rights and rights of the parties to engage in discussions for alternative transactions. The draft further provided that each party would pay its own expenses for the transaction, but that if the merger agreement was terminated as a result of the failure of a party’s stockholders to approve the transaction, that party would be required to pay a fee to the other party, which was intended to cover its expenses. We refer to this provision in this proxy statement/prospectus as a “no-vote payment.”
On April 9, 2021, a representative of Torreya indicated to Party B that Chiasma had set a April 21, 2021 deadline to receive best and final proposals from interested parties, and invited Party B to submit a proposal by that time.
Also on April 9, 2021, representatives of Torreya requested from representatives of Party C, Party C’s long-range financial projections.
On April 12, 2021, the Chiasma transaction committee held a meeting at which members of Chiasma senior management and representatives of Torreya and Goodwin were present. The Chiasma transaction committee discussed the risk based on prior communications from Amryt that Amryt could withdraw its April 8 offer if Chiasma did not respond to Amryt’s request for exclusivity shortly given the time and resources that Amryt had invested thus far in exploring a potential transaction with Chiasma. Chiasma senior management reviewed with the Chiasma transaction committee revisions to the Unadjusted Chiasma Projections, which included revised projected revenue for US acromegaly for 2026-2029 and new revenue ranges for US acromegaly, US NET and EU acromegaly for 2030, which management generated in order to have a longer projection period for consideration in connection with Chiasma’s consideration of a potential transaction. Following discussion, the Chiasma transaction committee confirmed their agreement with adjusting the projections. Members of Chiasma’s senior management also updated the Chiasma transaction committee on the status of the discussions with Amryt, Party A, Party B and Party C and informed the Chiasma Board that Party D and Party E had both terminated their interest in a potential transaction with Chiasma. Representatives of Torreya discussed with the Chiasma transaction committee certain financial aspects of the Amryt and Party C proposals, which included preliminary perspectives on the proposed all stock combination of Chiasma and Amryt compared with Chiasma and Party C. The Chiasma transaction committee considered the potential value of Chiasma on a standalone basis relative to the potential value that could be achieved for Chiasma stockholders from a combination with Amryt based on a pro forma ownership of 38.5 percent of the combined company for Chiasma stockholders (excluding the impact of dilution from Amryt’s convertible debentures) stated in Amryt’s April 8 offer versus the potential value that could be achieved from a combination with Party C based on the Party C March 24 offer, which Torreya subsequently calculated as representing an ownership of 38.1 percent of the combined company in the proposed combination with Amryt for Chiasma stockholders. The Chiasma transaction committee also considered a number of additional considerations, including the strategic rationale for a combination, certain operational and integration risks, synergies that might be achieved by a combination, the risks of seeking to roll over a substantial portion of Chiasma’s existing financing agreement with HCR into an obligation of the combined company and cash needs of the combined company. Following review and deliberation, the Chiasma transaction committee instructed members of Chiasma senior management and representatives of Torreya to encourage both Amryt and Party C to submit improved offers by April 21, 2021 and also to encourage Party A and Party B to submit a proposal by April 21, 2021.
Later on April 12, 2021, Party C submitted a revised written non-binding proposal to acquire Chiasma in a stock-for-stock merger, whereby stockholders of Chiasma would receive newly issued shares of Party C at a fixed exchange ratio of 0.900 shares of Party C per share of Chiasma common stock, plus a $0.50 per share contingent value right payable upon the achievement of $170.0 million in annual net sales of MYCAPSSA in

2023 to be paid in cash or stock at Party C’s option (which we refer to as the “Party C April 12 offer”). This proposal represented an implied value of approximately $3.54 per share of Chiasma common stock, excluding the potential milestones, which represented a 25 percent premium to the closing price of Chiasma’s common stock on April 11, 2021. This proposal also included a preference to collaborate with Chiasma to approach HCR and seek to roll over a substantial portion of Chiasma’s existing financing agreement with HCR into an obligation of the combined company. The proposal also included a request for a 29-day exclusivity period and stated that it would remain in effect through April 16, 2021, unless Chiasma’s response was received prior to that time.
On April 13, 2021, representatives of Amryt, with representatives of Moelis in attendance, presented Amryt’s view on potential synergies to representatives of Chiasma. On this same day, representatives of Party A asked additional questions about Chiasma’s MYCAPSSA launch.
On April 14, 2021, the Chiasma Board held a meeting at which members of Chiasma senior management and representatives of Torreya and Goodwin were present. At this meeting, Torreya and management reported on their recent conversations and the meeting participants discussed potential negotiating strategies and next steps. Chiasma management updated the Chiasma Board on the status of the discussions with Amryt and Party C and representatives of Goodwin discussed the Chiasma Board’s fiduciary duties. Representatives of Torreya discussed with the Chiasma Board certain financial aspects of the revised proposals. The Chiasma Board discussed that Amryt had improved the proposed value for Chiasma stockholders to approximately 38.5 percent of the combined company from approximately 37.4 percent represented by Amryt’s February 10 offer (in each case, excluding the impact of dilution from Amryt’s convertible debentures). Following discussion and deliberation, the Chiasma Board concluded that Amryt’s revised April 8 offer had the potential to provide substantially greater value to Chiasma stockholders than the Party C April 12 offer. The Chiasma Board also discussed the increased execution risk under the Party C April 12 offer in seeking to have HCR agree to keep Chiasma’s debt outstanding following the closing as compared to Amryt’s April 8 offer, which proposed to provide a complete payoff of Chiasma’s debt at closing. The Chiasma Board determined that in addition to Amryt’s April 8 offer providing greater value to Chiasma stockholders, it also provided more deal certainty and less execution risk for the Chiasma stockholders than the Party C April 12 offer. Following discussion, the Chiasma transaction committee concluded that it would be in the best interests of the Chiasma stockholders to seek improved proposals from both Amryt and Party C and to continue to encourage Party A and Party B to submit proposals. The Chiasma Board directed Torreya to reiterate to all interested parties that they should submit their best and final proposals by April 21, 2021. The Chiasma Board also approved revisions to the Unadjusted Chiasma Projections, which included revised projected revenue ranges for US acromegaly for 2026-2029 and new revenue ranges for US acromegaly, US NET and EU acromegaly for 2030, which comprise the Revised Unadjusted Chiasma Projections (see “—Certain Prospective Financial Information Reviewed by the Chiasma Board and Its Financial Advisor”). In executive session, the Chiasma Board also discussed the fact that Chiasma’s management should be restricted from having discussions with any bidders regarding their roles, compensation, retention or investment arrangements in connection with a proposed transaction until after Chiasma had completed valuation discussions with a winning bidder, and they were subsequently directed as such.
Later on April 14, 2021, at the direction of the Chiasma Board, Torreya informed Party B that it would need to present its best and final offer by April 21, 2021. In response, Party B indicated to Torreya that it was declining interest in pursuing discussions with Chiasma at this time, including because it could not move quickly enough to submit a proposal. Party B did not make any proposals or otherwise discuss the specific terms of a potential transaction.
On April 16, 2021, Chiasma renewed data room access for Party A per their request. Representatives of Torreya encouraged Party A to submit an offer in advance of April 21, 2021, but Party A did not respond. There were no further discussions between Chiasma and Party A after this date.
Also on April 16, 2021, at the direction of the Chiasma Board, representatives of Torreya encouraged Party C to submit an improved and best and final offer by April 21, 2021.
Also on April 16, 2021, representatives of Torreya had a discussion with representatives of Moelis and informed them of the Chiasma Board’s feedback on Amryt’s revised proposal and that Amryt should submit its best and final proposal by April 21, 2021.

On April 18, 2021, the Chiasma Board held a meeting at which members of Chiasma senior management and representatives of Goodwin and Torreya were present. Members of Chiasma senior management reviewed with the Chiasma Board management’s adjusted projections for Chiasma. The Chiasma Board discussed the Unadjusted Chiasma Projections, the expanded revenue projections discussed at the April 14th board meeting, probability of success estimates for EU acromegaly and NET and revised market share assumptions for NET based on a recently completed healthcare professional quantitative survey, among other adjustments. Following discussion, the Chiasma Board approved Chiasma management’s adjusted projections, which comprise the Chiasma Management Adjusted Chiasma Projections (see “—Certain Prospective Financial Information Reviewed by the Chiasma Board and Its Financial Advisor”). The Chiasma Board authorized Chiasma senior management and representatives of Torreya to share the Adjusted Chiasma Projections with Amryt and other interested parties in the process and authorized Duff & Phelps to use the Adjusted Chiasma Projections in preparing its financial analysis.
Also on April 18, 2021, at the Chiasma Board’s direction, Torreya provided the Adjusted Chiasma Projections to Amryt. Amryt also provided its long-range financial forecasts to a representative of Chiasma.
On April 19, 2021, the chief executive officer of Party C emailed the Chair of the Chiasma Board to reiterate that its April 12 offer had expired on April 16, 2021 and also requested a meeting to further articulate Party C’s vision for a combined company.
On April 20, 2021, Amryt submitted a written non-binding proposal to acquire Chiasma in a stock-for-stock merger whereby Chiasma stockholders would receive Amryt shares at a fixed exchange ratio of 1.937 Amryt shares (which equates to 0.387 Amryt ADSs) for each share of Chiasma common stock resulting in Chiasma stockholders owning 39.5 percent of the combined company on a fully diluted basis, calculated in accordance with the treasury stock method (excluding the impact of dilution from Amryt’s convertible debentures) (which we refer to as the “April 20 offer”). The proposal noted that the offer equated to an implied offer price of $5.50 per share of Chiasma common stock. Amryt stated in the letter that its proposal was its best and final offer. The proposal reiterated Amryt’s expectation that its largest stockholders would deliver voting commitments and its expectation that MPM Capital and the Chiasma Board would deliver voting commitments. The proposal also stated that Amryt was prepared to offer Chiasma two seats on the board of the combined company. Amryt also submitted with this proposal an exclusivity agreement providing for a 21-day exclusive negotiating period. The proposal stated that it was conditioned on entering into a mutual exclusivity agreement by April 22, 2021 and reiterated Amryt’s desire to enter into a definitive agreement with Chiasma by early May 2021.
Also on April 20, 2021, Mr. Kannan spoke with Dr. Wiley via teleconference to discuss the final terms and the valuation included in Amryt’s April 20 offer and the competitive dynamic of alternative proposals available to Chiasma, during which teleconference Dr. Wiley agreed that if the Chiasma Board agreed to grant exclusivity to Amryt, Dr. Wiley would seek to increase Amryt’s April 20 offer to reflect a 40 percent ownership of the combined company for Chiasma stockholders (excluding the impact of dilution from Amryt’s convertible debentures).
Also on April 20, 2021, the Chiasma transaction committee held a meeting at which members of Chiasma senior management and representatives of Torreya, Duff & Phelps and Goodwin were also present. At this meeting, Chiasma senior management and representatives of Torreya reviewed the April 20 offer and provided an update on the status of the discussions with Amryt, Party A, Party B and Party C and their stated level of interest in an acquisition of Chiasma. Duff & Phelps reviewed with the Chiasma Board Amryt’s long-range financial forecast materials as adjusted by Chiasma management, which comprise the Amryt Projections (see “—Certain Prospective Financial Information Reviewed by the Chiasma Board and Its Financial Advisor”). Representatives of Goodwin also provided an overview of the material terms of the draft merger agreement provided by Amryt.
On April 21, 2021, the Chiasma Board held a meeting at which members of Chiasma senior management and representatives of Torreya, Duff & Phelps and Goodwin were present. At this meeting, representatives of Torreya provided an update on the discussions with Amryt and Party C since the last board meeting and reviewed certain financial aspects of Amryt’s April 20 offer. Representatives of Duff & Phelps reviewed with the Chiasma Board preliminary estimated relative stand-alone valuations of Chiasma and Amryt and a preliminary pro forma combination analysis of Chiasma and Amryt (see the section entitled “The Merger – Certain Prospective Financial Information Reviewed by the Chiasma Board and Its Financial Advisor”). During this meeting, representatives of Goodwin also provided an overview of the material terms of the draft merger agreement provided by Amryt. The Chiasma Board discussed the terms and conditions of the Amryt and Party C proposals, whether to grant exclusivity to Amryt and potential transaction timing. Representatives of Torreya also discussed that the Party C April 12 offer expired by its terms on April 16, 2021. Representatives of Torreya informed the Chiasma Board that Party A had terminated discussions and representatives of Party B had indicated that they would not be able to submit an offer in accordance with Chiasma’s proposed timeline. The Chiasma Board discussed that Amryt had improved its offer price and that, given the time and resources that Amryt had invested in exploring a potential transaction with Chiasma since August 2020, the Chiasma Board believed that Amryt would withdraw its April 20 offer if Chiasma did not enter into exclusivity with Amryt immediately. The Chiasma Board also discussed the fact that it had previously determined that Amryt’s proposal (including the April 8 offer, prior to the most recent increase in the written proposal, and proposed further increases discussed orally) offered greater value to Chiasma stockholders and more deal certainty and less execution risk for the Chiasma stockholders than the expired Party C April 12 offer. Mr. Kannan also updated the Chiasma Board as to his telephone call with Dr. Wiley during which Dr. Wiley agreed that if the Chiasma Board was willing to grant exclusivity to Amryt, Dr. Wiley would seek to increase Amryt’s proposal to represent 40 percent ownership of the combined company for Chiasma stockholders (excluding the impact of dilution from Amryt’s convertible debentures). The Chiasma Board considered whether to provide Party B an opportunity to submit a revised proposal at this time by delaying entry into exclusivity with Amryt. The Chiasma Board also considered that following execution of a definitive merger agreement between Chiasma and Amryt, Party B would have an opportunity to submit a superior proposal under the terms and conditions of the proposed merger agreement. Following discussion, the Chiasma Board concluded that, based on the criteria and the discussions at the prior board of directors meetings and, in particular, the risk that Amryt would withdraw its April 20 offer and terminate discussions if it was not granted exclusivity, it would be in the best interest of Chiasma stockholders to seek to move forward exclusively and expeditiously with Amryt. However, the Chiasma Board also determined that prior to entering into exclusivity with Amryt, it would be prudent for Chiasma to try to confirm whether Amryt was willing to increase its offer to a 40 percent / 60 percent ownership split (excluding the impact of dilution from Amryt’s convertible debentures) as Dr. Wiley had previously indicated to Mr. Kannan, but if not, it would be prepared to enter into the exclusivity agreement in any case.
Later on April 21, 2021, Mr. Kannan communicated with Dr. Wiley in accordance with the Chiasma Board’s direction from the board meeting earlier that day. As authorized by the Chiasma Board, Mr. Kannan encouraged Dr. Wiley to further increase the April 20 offer by 0.5 percent of the equity of the combined company to provide for an all-stock transaction that could provide a more attractive ownership percentage in the post-closing company for Chiasma stockholders. Following this discussion, Dr. Wiley verbally agreed to discuss with the Amryt Board the possibility of increasing the proposed ownership of 40 percent of the combined company for Chiasma stockholders (excluding the impact of dilution from Amryt’s convertible debentures). Dr. Wiley informed the transaction committee of the Amryt Board of this request from Chiasma, which the transaction committee approved. Shortly following this discussion, Dr. Wiley informed Mr. Kannan that Amryt was committed to proceeding with an acquisition of Chiasma based on this implied ownership split of 40 percent / 60 percent (excluding the impact of dilution from Amryt’s convertible debentures) if Chiasma were to enter into exclusivity immediately with Amryt, and representatives of Moelis confirmed this proposed change by email to representatives of Torreya later that evening.
Also after the Chiasma board meeting on April 21, 2021, the chief executive officer of Party C reached out to Mr. Kannan expressing a desire to revive the Party C April 12 offer, which had expired on April 16 pursuant to its terms.
During the evening of April 21, 2021, the chief executive officer of Party C sent an email to Mr. Kannan to expressly amend the expiration date of the Party C April 12 offer, as submitted, to remain in effect through the end of business on April 23, 2021. The email also indicated that Party C had prioritized its analysis of Chiasma above other projects and expected to sign a definitive agreement with Chiasma by May 15, 2021. All terms of the Party C April 12 offer otherwise remained the same except for the expiration date.
Between April 21 and April 22, 2021, following the discussions between Mr. Kannan and Dr. Wiley on the terms of Amryt’s April 20 offer, each member of the Chiasma Board reaffirmed its determination that it was advisable to move forward with granting Amryt exclusivity on the terms discussed at its meeting on April 21 and that the

Party C April 12 offer did not change his or her decision to grant Amryt exclusivity. The Chiasma Board determined that Amryt’s proposal offered greater value to Chiasma stockholders and more deal certainty and less execution risk for the Chiasma stockholders than Party C’s proposal.
Amryt submitted its updated best and final proposal to Chiasma, dated April 21, 2021, reflecting the terms previously discussed earlier that day between Mr. Kannan, Dr. Wiley and representatives of Torreya and Moelis (which we refer to as the “final Amryt offer”). The final Amryt offer contemplated an acquisition of Chiasma via a stock-for-stock merger, whereby Chiasma stockholders would receive shares of the combined company at a fixed exchange ratio reflecting a 40 percent / 60 percent split for the Chiasma stockholders and Amryt stockholders, respectively (excluding the impact of dilution from Amryt’s convertible debentures), as of signing a definitive merger agreement. The final Amryt offer reflected an implied offer price of $5.13 per share of Chiasma common stock based on the reference price of Amryt ADSs as of such date. The final Amryt offer reiterated Amryt’s request that Amryt’s largest shareholders would deliver voting commitments to Chiasma and Amryt would receive voting commitments from MPM Capital and the Chiasma Board. The final Amryt offer also indicated that Amryt was prepared to offer Chiasma two seats on the board of the post-closing company. The final Amryt offer was conditioned on mutual exclusivity. The closing price of Chiasma common stock on April 20, 2021 was $2.864 per share.
Throughout April 22, 2021, Goodwin and Gibson Dunn negotiated the terms of an exclusivity agreement.
On April 22, 2021, as authorized by each of the Chiasma Board and the Amryt Board, Chiasma and Amryt executed an exclusivity agreement, pursuant to which the parties agreed to negotiate exclusively with the other party until May 13, 2021. The exclusivity agreement provided that Chiasma could terminate exclusivity if Amryt unilaterally changed the terms or conditions of the final Amryt offer in any material respect in a manner adverse to Chiasma if such revision was not retracted within three business days of providing notice.
Later that day, Goodwin sent a revised draft of the merger agreement to Gibson Dunn. The revised draft agreement deleted the no-vote payments, such that neither party would be required to pay a fee to the other party if its shareholders or stockholders, as applicable, did not approve the proposed transaction. The draft agreement contemplated that the termination fees payable in certain circumstances would be equal to 1 percent of aggregate equity value of Chiasma implied by the transaction, which would be reciprocal. The draft agreement also added a closing condition that provided that Chiasma would not be required to close the transaction if it did not receive an opinion of its legal counsel as to certain tax consequences of the proposed transaction.
From April 22 through May 4, 2021, representatives of Chiasma, Torreya, Goodwin, Amryt and its advisors, had various telephonic and virtual meetings to facilitate Amryt’s confirmatory due diligence.
On April 27, 2021, representatives of Amryt, including Mr. Nealon and Mr. McEvoy, and representatives of Chiasma, including Mr. Doyle and Mr. Giguere, and their respective legal counsel from Gibson Dunn and Goodwin, respectively, had a meeting to discuss business issues related to the draft merger agreement. In particular, Amryt requested that the termination fee payable by Chiasma in certain circumstances would be equal to 4 percent of aggregate equity value of Chiasma implied by the transaction, the parties agree to the no-vote payment and Chiasma not be entitled to a closing condition related to receipt of an opinion of its legal counsel as to certain tax consequences of the proposed transaction.
Following this meeting on April 27 and continuing until the signing of the merger agreement, representatives of Goodwin, at the direction of the Chiasma transaction committee and with input from Chiasma’s management and with the benefit of the views of the directors provided at the transaction committee meetings, and Amryt’s representatives and Gibson Dunn exchanged drafts and participated in discussions regarding the terms of the proposed merger agreement. Issues discussed between the parties included the items identified above and the scope of and qualifications to Chiasma’s representations and warranties and operating covenants between signing and closing, exceptions to the definition of “material adverse effect” (which generally defines the standard for closing risk), Chiasma’s ability to respond to unsolicited inquiries following the announcement of a transaction, Chiasma’s right to terminate the proposed merger agreement to accept a superior proposal and whether Amryt should have closing conditions or termination rights related to changes in certain tax laws prior to the closing of the merger.

On April 28, 2021, the Chiasma transaction committee held a meeting at which members of Chiasma senior management, representatives of Torreya and Goodwin were present. Representatives of Goodwin then summarized for the Chiasma transaction committee the terms of the proposed merger agreement and voting agreements.
On May 2, 2021, the Chiasma transaction committee held a meeting at which representatives of Goodwin, and for a portion of the meeting, members of Chiasma senior management, were present. Representatives of Goodwin provided an update on status of negotiations with Amryt to date and discussed the open points in the merger agreement and sought guidance from the Chiasma transaction committee on these items. Members of Chiasma senior management informed the Chiasma transaction committee of Amryt’s request that only majority shareholders of both parties should be asked to sign voting agreements instead of also requiring directors and officers of both parties to enter into voting agreements. The Chiasma transaction committee authorized Chiasma senior management to accept this proposal.
Later on May 2, 2021, Mr. Kannan had a telephone call with Dr. Wiley to convey the Chiasma transaction committee’s preference to agree to cooperate in the event certain tax laws changed prior to the closing of the merger and in return, Chiasma would expect to receive a tax opinion closing condition for the benefit of Chiasma stockholders. Dr. Wiley stated that Amryt would not agree to proceed without a no-vote payment. Mr. Kannan and Dr. Wiley each agreed to discuss this approach with their boards of directors or transaction committees of each of their respective companies.
On May 3, 2021, Mr. Kannan had a further discussion with Dr. Wiley, during which they discussed certain terms of the merger agreement, including closing conditions and termination fees.
Later on May 3, 2021, the Chiasma transaction committee conferred and unanimously approved agreeing to the proposed changes that Mr. Kannan had discussed with Dr. Wiley.
By the afternoon of May 4, 2021, the parties had completed negotiations of all of the material terms of the transaction, other than the final calculation of the exchange ratio, which the financial advisors to both parties agreed would be adjusted after the closing of the European markets on May 4, 2012 to accurately reflect the previously discussed 40 percent / 60 percent ownership split (excluding the impact of dilution from Amryt’s convertible debentures).
On May 4, 2021, the Amryt Board held a meeting to discuss the final terms of the proposed transaction with Chiasma. Members of management and representatives of Moelis and Gibson Dunn were present. Representatives of Gibson Dunn provided a detailed summary of the terms of the draft merger agreement and identified the issues that had been most recently resolved, including the issues discussed between Mr. Kannan and Dr. Wiley on May 3, 2021. Representatives of Moelis reviewed with the Amryt Board financial information regarding the proposed transaction. The Amryt Board also discussed the outcome of several due diligence reviews of Chiasma, the risks and uncertainties related to the proposed transaction, the impacts of the proposed transaction on Amryt, proposed alternative transactions and the proposed timeline for completion of the transaction. After discussion, the Amryt Board adopted resolution which, among other things, approved the merger agreement, the voting agreements, the merger, the issuance of securities in the merger and the other transactions contemplated by the merger agreement and recommended that the Amryt stockholders vote to approve the matters related to the merger agreement.
Also on May 4, 2021, the Chiasma Board held a meeting to discuss the final terms of the proposed transaction with Amryt. Members of management and representatives of Duff & Phelps, Torreya and Goodwin were present. Representatives of Goodwin provided a detailed summary of the terms of the draft merger agreement and summarized resolution of open issues that had been unresolved at the time of the Chiasma Board's previous meeting, including the issues discussed between Mr. Kannan and Dr. Wiley on May 3, 2021. Representatives of Duff & Phelps presented to the Chiasma Board a presentation of financial analyses of the proposed transaction on the basis of the financial terms of the transaction, with the final exchange ratio to be updated and set on the basis of the close of trading at the end of the day. In connection with this presentation, Duff & Phelps presented its oral opinion (which opinion was subsequently updated in writing, by delivery of a written opinion) to the Chiasma Board that, as of that date, the exchange ratio provided for in the proposed transaction was fair, from a financial point of view, to the holders of shares of Chiasma common stock (without giving effect to any impact of the proposed transaction on any particular stockholder other than in its capacity as a stockholder), as more fully described in the section entitled “The Merger—Opinion of the Chiasma Board's Financial Advisor.”

After discussion, the Chiasma transaction committee recommended that the Chiasma Board approve Chiasma’s entry into the merger agreement for the transaction with Amryt on the terms presented at this meeting. After further discussions, and taking into account the factors described below in greater detail under the heading “—Recommendation of the Chiasma Board; Chiasma’s Reasons for the Merger,” including the Chiasma Board’s belief that the merger is more favorable to the Chiasma stockholders than other strategic alternatives available to Chiasma, including remaining as an independent public company, and based on the discussions and deliberations at the Chiasma board and Chiasma transaction committee meetings and considering the Chiasma transaction committee’s favorable recommendation of the merger, the Chiasma Board unanimously, among those directors who were present at the meeting and able to vote at the meeting, adopted resolutions which, among other things, approved the merger agreement, the voting agreements, the merger and the other transactions contemplated by the merger agreement and recommended that the Chiasma stockholders adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.
Later that day, upon the Chiasma Board’s authorization, Mr. Kannan and Dr. Wiley reached agreement to fix the exchange ratio at 0.396 Amryt ADSs per share of Chiasma common stock based on the methodology and updated numbers agreed to by both parties.
During the evening of May 4, 2021, Chiasma, Amryt and Merger Sub executed the merger agreement, and the parties thereto executed the voting agreements.
On the morning of May 5, 2021, prior to the opening of trading on the Nasdaq market, Chiasma and Amryt issued a joint press release announcing their entry into the merger agreement and held an investor call regarding the proposed transaction.
Amryt’s Reasons for the Merger
In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Amryt Board consulted with Amryt’s management and legal and financial advisors. In the course of reaching its determination that the terms of the merger agreement would most likely promote the success of Amryt for the benefit of its shareholders as a whole and resolving to recommend the approval of the transactions contemplated by the merger agreement by Amryt shareholders, the Amryt Board reviewed, evaluated and considered a significant amount of information and numerous factors and benefits of the merger. The Amryt Board believed that, taken as a whole, the following factors supported its determination and recommendation (which are not listed in any relative order of importance):
Strategic Factors Considered by the Amryt Board:
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Synergies. The merger is expected to accelerate and diversify Amryt’s growing revenues and deliver cost synergies. Both Amryt and Chiasma currently enjoy a significant degree of customer call-point overlap and combining operations would provide significant salesforce scale opportunities. The merger is also expected to result in a diversified and broad shareholder base with leading biotech investors supportive of the company’s long-term growth plans.

•
Diversified Portfolio of Established and Growing Products and Financial Strength. Consistent with Amryt’s shareholder-endorsed strategy to acquire, develop and commercialize novel treatments for rare diseases, the portfolio of products of the combined company would offer a pathway to a potential $1.0 billion of peak revenues. The merger would solidify Amryt’s position as a global leader in treating rare and orphan conditions and the combined company would have three approved commercial products as well as a robust clinical pipeline of development assets. The addition of MYCAPSSA, which was recently launched in the U.S., to Amryt’s commercial product portfolio would represent a strong strategic, operational and commercial fit given the overlap existing across Chiasma’s and Amryt’s portfolios.

•
Improved Competitive Positioning. The merger would deliver improved competitive positioning with increased scale for the combined company in the U.S., the EU and beyond. The merger is expected to enhance the combined company’s commercial and medical infrastructure globally, which would enable Amryt’s future growth plans in highly attractive markets and help Amryt continue to execute its future growth plans.

•
Increased Share Liquidity. The merger is expected to result in increased share liquidity for holders of the combined company following the completion of the merger due to the benefits associated with a larger market capitalization and more diverse shareholder base.

Other Factors Considered by the Amryt Board:
•
Business Climate. The current and prospective business climate in the biopharmaceutical industry, including the regulatory and litigation environment, and the position of current and likely competitors, including as a result of other business combinations.

•	Due Diligence. The results of the due diligence review of Chiasma conducted by Amryt and its financial advisor.
•	Merger Agreement. The view that the terms and conditions of the merger agreement and the merger, including the covenants, closing conditions and terminations, are favorable to completing the merger.
•
Alternatives Available. Potential strategic alternatives that might be available to Amryt relative to the merger, including remaining a standalone entity or other acquisition opportunities and the belief of the Amryt Board that the merger is in the best interests of Amryt, its stakeholders and its shareholders as a whole given the potential risks, rewards and uncertainties associated with each alternative, including execution and regulatory risks and achievement of anticipated synergies.

The foregoing discussion of the information and factors considered by the Amryt Board is not, and is not intended to be, exhaustive. In view of the wide variety of reasons and factors considered, the Amryt Board did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, the Amryt Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Amryt Board. Instead, the Amryt Board conducted an overall review of the factors and reasons described above, including discussions with and questioning of Amryt’s senior management, legal counsel and financial advisors, and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of the merger.
The foregoing discussions of the reasoning of the Amryt Board and certain information presented in this section is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”
Recommendation of the Chiasma Board; Chiasma’s Reasons for the Merger
In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Chiasma Board consulted with Chiasma’s management and legal and financial advisors. In the course of reaching its determination that the terms of the merger are advisable and in the best interests of Chiasma and its stockholders and to recommend that Chiasma stockholders approve and adopt the merger agreement at the Chiasma special meeting, the Chiasma Board reviewed, evaluated and considered a significant amount of information and numerous factors and benefits of the merger, which the Chiasma Board believed supported its determination and recommendation. As a result, for the reasons set forth below (which are not listed in any relative order of importance), the Chiasma Board recommends that Chiasma stockholders approve and adopt the merger agreement at the Chiasma special meeting:
Exchange Ratio and Implied Premium. The Chiasma Board considered:
•	the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the stock price of Chiasma or Amryt prior to completion of the merger; and
•
that the merger consideration had an implied value per share of Chiasma common stock of $5.52, based on the closing price of Amryt ordinary shares and Chiasma common stock as of April 30, 2021, and the implied offer price based on the preliminary exchange ratio of 1.975 Amryt ordinary shares for each share of Chiasma common stock, or 0.395 Amryt ADSs (each Amryt ADS representing the right to receive five Amryt ordinary shares), which represented a premium of approximately 85.2 percent to Chiasma stockholders.

Chiasma’s Operating and Financial Condition and Prospects. The Chiasma Board considered Chiasma’s operating and financial performance and its prospects, including certain prospective forecasts for Chiasma prepared by Chiasma’s senior management, which reflect an application of various assumptions of senior management. The Chiasma Board also considered the substantial capital needs required to launch MYCAPSSA in ex-US markets and also fund a potential indication expansion of MYCAPSSA for carcinoid symptoms stemming from neuroendocrine tumors (NET). The Chiasma Board considered the inherent uncertainty of achieving management’s prospective forecasts, as set forth under “—Certain Prospective Financial Information Reviewed by the Chiasma Board and Its Financial Advisor,” and that as a result, Chiasma’s actual financial results in future periods could differ materially from senior management’s prospective forecasts.
Participation in Potential Upside. The consideration in the merger will consist entirely of Amryt ADSs. Chiasma stockholders are expected to own approximately 40 percent of the outstanding Amryt ordinary shares calculated on a fully-diluted basis (excluding the impact of dilution from Amryt’s convertible debentures) following the completion of the merger and will have an opportunity to participate in any future earnings and the growth of the combined company, including potential synergies, and any future appreciation in the value of Amryt shares following the merger.
Strategic Alternatives. The Chiasma Board considered, after a thorough review of Chiasma’s long-term strategic goals and opportunities and discussions with Chiasma’s senior management and outside legal and financial advisors, the challenges and risks of continuing as a stand-alone public company in an uncertain environment impacted by the pandemic, including the difficulties in capitalizing Chiasma to pursue further operations and the potential strategic alternatives available to Chiasma. Following such review, the Chiasma Board determined that the value offered to Chiasma stockholders pursuant to the merger agreement is more favorable to Chiasma stockholders than the alternative of remaining a stand-alone public company.
Negotiation Process. The Chiasma Board actively sought proposals from other parties it believed were logical potential buyers (as more fully described above under “—Background of the Merger”). The Chiasma Board believed that there was no assurance that a more favorable strategic opportunity would arise later or through any alternative transaction, and the terms and consideration reflected in the merger agreement was the best transaction that could be obtained by Chiasma stockholders from Amryt at the time.
Termination Fee Payable by Chiasma. The Chiasma Board considered that, in its view, the $8.0 million termination fee that could become payable by Chiasma pursuant to the merger agreement was reasonable, would likely not deter alternative acquisition proposals and would likely not be required to be paid unless the Chiasma Board entered into an agreement providing for a transaction that would be more favorable to the Chiasma stockholders than the transactions contemplated by the merger agreement.
Ability to Change Recommendation to Chiasma Stockholders. The Chiasma Board considered the provisions in the merger agreement that provide for the ability of the Chiasma Board to withdraw or modify its recommendation that holders of Chiasma common stock adopt the merger agreement:
•
following the receipt of an alternative acquisition proposal that the Chiasma Board determines in good faith (after consultation with its outside counsel and its financial advisor) is or is reasonably likely to lead to a superior proposal (as defined in the section entitled “The Merger Agreement —No Solicitation”), subject to certain restrictions imposed by the merger agreement, including that the Chiasma Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and that Amryt shall have been given an opportunity to match the superior proposal; or

•
in response to an intervening event (as defined in the section entitled “The Merger Agreement—No Solicitation”), subject to certain restrictions imposed by the merger agreement, including that the Chiasma Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and provided Amryt with prior notice of its intention to take such action.

The Duff & Phelps Opinion. The Chiasma Board considered the oral opinion of Duff & Phelps rendered to the Chiasma Board on May 4, 2021, which was subsequently confirmed by delivery of a written opinion dated May 4, 2021 to the effect that, as of the date of such opinion and based on and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of Chiasma common stock as more fully described in “The Merger—Opinion of the Chiasma Board’s Financial Advisor.”
Likelihood of Completion. The Chiasma Board considered the likelihood that the proposed transaction would be consummated in light of the conditions to the closing set forth in the merger agreement.
Anticipated Tax Treatment. For U.S. federal income tax purposes, it is intended that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, which would mean that Chiasma stockholders would generally not recognize gain or loss in connection with the merger.
Registered Shares. The Amryt ADSs to be issued to Chiasma stockholders will be registered on a Form F-4 registration statement and will become freely tradeable.
Business Reputation of Amryt. The Chiasma Board considered the business reputation and capabilities of Amryt and its management and the substantial financial resources of Amryt and, by extension, Merger Sub, which the Chiasma Board believed supported the conclusion that a transaction with Amryt and Merger Sub could be completed relatively quickly and in an orderly manner.
In the course of its deliberations, the Chiasma Board also considered a variety of material risks and other countervailing factors related to entering into the merger agreement, including, but not limited to, the following:
•	the fact that Chiasma stockholders will be sharing participation of Chiasma’s upside with Amryt shareholders as part of the combined company;
•	the fact that forecasts of future results of operations and synergies are estimates based on assumptions that may not be realized within the expected time frame or at all;
•
the effect of the public announcement of the merger agreement, including effects on Chiasma’s relationship with its partners and other business relationships and Chiasma’s ability to attract and retain key management and personnel;

•
the risk of the coronavirus pandemic making it more difficult for Amryt and Chiasma to consummate the merger, including increased difficulty in obtaining sufficient votes for the recommended proposals and other logistical challenges;

•
the fact that the merger agreement precludes Chiasma from actively soliciting alternative transaction proposals and requires payment by Chiasma of a $8.0 million termination fee under certain circumstances;

•	the fact that Chiasma will be required to pay a $3.5 million termination fee to Amryt if the merger agreement is terminated because Chiasma’s stockholders fail to adopt the merger agreement;
•
the fact that, because the exchange ratio is fixed, if the price of the Amryt ADSs declines and does not recover prior to the effective time of the merger, the value of consideration received by Chiasma stockholders in connection with the merger would also decline;

•
the risks associated with integrating businesses upon completion of the merger, including risks of employee disruption, risks relating to melding of company cultures and retention risks relating to key management and employees;

•	the possibility that the merger will not be consummated and the potential negative effects on Chiasma’s business, operations, financial results and stock price;
•
the restrictions imposed by the merger agreement on the conduct of Chiasma’s business prior to completion of the merger, which could delay or prevent Chiasma from undertaking some business opportunities that may arise during that time, including Chiasma’s ability to capitalize the company to continue operations;

•	the potential for litigation relating to the proposed merger and the associated costs, burden and inconvenience involved in defending those proceedings;
•
the fact that the strategic direction of the continuing company following the completion of the merger will be determined by a board of directors initially comprised of a majority of designees of Amryt;

•	the fact that, under Delaware law, Chiasma stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights of an objecting shareholder in connection with the merger;
•
the interests that certain directors and executive officers of Chiasma may have with respect to the merger that may be different from, or in addition to, their interests as stockholders of Chiasma or the interests of Chiasma’s other stockholders generally, as described under “—Interests of Chiasma’s Directors and Executive Officers in the Merger”; and

•	the various other applicable risks associated with Chiasma, Amryt and the merger, including the risks described in “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
The foregoing discussion of the information and factors considered by the Chiasma Board in reaching its conclusions and recommendations is not, and is not intended to be, exhaustive. In view of the wide variety of reasons and factors considered, the Chiasma Board did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, the Chiasma Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Chiasma Board. Instead, the Chiasma Board conducted an overall review of the factors and reasons described above, including discussions with and questioning of Chiasma’s senior management, legal counsel and financial advisors, and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of the merger.
The foregoing discussions of the reasoning of the Chiasma Board and certain information presented in this section is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.” For the reasons described above, and in light of other factors that the Chiasma Board believed were appropriate to consider, the Chiasma Board approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Chiasma stockholders approve and adopt the merger agreement at the Chiasma special meeting.
Opinion of the Chiasma Board’s Financial Advisor
On March 30, 2021, Chiasma engaged Duff & Phelps to serve as an independent financial advisor to the Chiasma Board (solely in their capacity as members of the Chiasma Board) to provide an opinion as to the fairness, from a financial point of view, to the holders of Chiasma common stock of the exchange ratio provided for in the proposed transaction (without giving effect to any impact of the proposed transaction on any particular stockholder other than in its capacity as a stockholder).
Chiasma retained Duff & Phelps based on Duff & Phelps’s qualifications, reputation, experience in the valuation of businesses and their securities, and its experience in valuing companies in the biotechnology and pharmaceutical industry. Duff & Phelps is a premier global valuation and corporate finance advisor that is regularly engaged to provide financial advisory services, including fairness opinions and valuation advice in connection with mergers and acquisitions, related party transactions and recapitalization transactions.
On May 4, 2021, Duff & Phelps presented to the Chiasma Board a presentation of financial analyses of the proposed transaction on the basis of the financial terms of the transaction, with the final exchange ratio to be updated and set on the basis of the close of trading at the end of the day. In connection with this presentation, Duff & Phelps presented its oral opinion (which opinion was subsequently updated in writing, by delivery of a written opinion) to the Chiasma Board that, as of that date, the exchange ratio provided for in the proposed transaction was fair, from a financial point of view, to the holders of shares of Chiasma common stock (without giving effect to any impact of the proposed transaction on any particular stockholder other than in its capacity as a stockholder). We refer to this in this proxy statement/prospectus as the “Duff & Phelps opinion.”
The full text of the written Duff & Phelps opinion that Duff & Phelps delivered to the Chiasma Board, which sets forth, among other things, certain assumptions made, certain matters considered, and certain limitations on the review undertaken in connection with the Duff & Phelps opinion, is attached as an Annex E to this proxy statement/prospectus and is incorporated herein by reference. We urge you to read the Duff & Phelps opinion carefully and in its entirety. The summary of the Duff & Phelps opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Duff & Phelps opinion.

Duff & Phelps provided the Duff & Phelps opinion for the use and benefit of the Chiasma Board in connection with its consideration of the proposed transaction. The Duff & Phelps opinion (i) did not address the merits of the underlying business decision to enter into the proposed transaction versus any alternative strategy or transaction; (ii) did not address any transaction related to the proposed transaction; (iii) was not a recommendation as to how the Chiasma Board or any stockholder should vote or act with respect to any matters relating to the proposed transaction, or whether to proceed with the proposed transaction or any related transaction, and (iv) did not indicate that the exchange ratio in the proposed transaction was the best possibly attainable under any circumstances; instead, it merely stated whether the exchange ratio was within a range suggested by certain financial analyses. The decision as to whether to proceed with the proposed transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Duff & Phelps opinion was based.
The Duff & Phelps opinion was only one of many factors taken into consideration by the Chiasma Board in making its determination with respect to the proposed transaction. The Duff & Phelps opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party. Duff & Phelps has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the Duff & Phelps opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of the Duff & Phelps opinion.
In connection with the Duff & Phelps opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’s procedures, investigations, and financial analysis with respect to the preparation of the Duff & Phelps opinion included, but were not limited to, the items summarized below:
1.	Reviewed documents, including but not limited to the following, regarding Chiasma:
a.	Chiasma’s annual reports and audited financial statements on Form 10-K filed with the SEC for the fiscal year ended December 31, 2020;
b.
Certain internal financial analyses and forecasts of Chiasma prepared by and provided to Duff & Phelps by Chiasma management relating to Chiasma’s business and utilized per instruction of Chiasma (which we refer to as the “Adjusted Chiasma Projections”), as set forth and described more fully in the section entitled “—Certain Prospective Financial Information Reviewed by the Chiasma Board and Its Financial Advisor”; and

c.	Revenue Interest Financing Agreement (which we refer to as the “RIFA”) between HCR and Chiasma, dated as of April 7, 2020;
2.	Reviewed the documents including, but not limited to the following, regarding Amryt:
a.	Amryt’s annual report for the year ended December 31, 2019;
b.	Amryt’s audited financial statements for the year ended December 31, 2020 as filed with the SEC;
c.
Amryt’s prospectus filings with the SEC, including the Amendment No. 1 to Form F-1 filed on January 11, 2021, the 424(b)(4) Prospectus filed on January 14, 2021, and the 424(b)(3) Prospectus Supplement No.1 filed on March 4, 2021;

d.
Certain internal financial analyses and forecasts for Amryt prepared based on information provided by the management of Amryt and adjusted and provided by the management of Chiasma relating to Amryt’s business and utilized per instruction of Chiasma (which we refer to as the “Chiasma Management Adjusted Amryt Projections”), as set forth and described more fully in the section entitled “—Certain Prospective Financial Information Reviewed by the Chiasma Board and Its Financial Advisor”; and

e.
Certain cost synergies expected to be realized in the proposed transaction, as well as the costs to achieve these synergies, provided by Amryt management and reviewed by Chiasma management, as set forth and described more fully in the section entitled “—Certain Prospective Financial Information Reviewed by the Chiasma Board and Its Financial Advisor”;

3.	Documents related to the Proposed Transaction, including:
a.	The letter of intent from Amryt to Chiasma dated April 21, 2021;
b.	The draft of the merger agreement dated May 4, 2021 (which we refer to as the “draft merger agreement”);
4.
Discussed the information referred to above and the background and other elements of the proposed transaction with Chiasma management and their representatives, including Torreya in Torreya’s capacity as investment banker for Chiasma;

5.
Discussed the Adjusted Chiasma Projections (as set forth and described more fully in the section entitled “—Certain Prospective Financial Information Reviewed by the Chiasma Board and Its Financial Advisor”) and their underlying assumptions with Chiasma management and representatives from Torreya;

6.
Discussed the Chiasma Management Adjusted Amryt Projections (as set forth and described more fully in the section entitled “—Certain Prospective Financial Information Reviewed by the Chiasma Board and Its Financial Advisor”) and their underlying assumptions and the analysis of transaction synergies with Amryt management, as well as with Chiasma management;

7.	Reviewed various analyst reports for each of Chiasma, Amryt and the selected public companies;
8.	Reviewed the historical trading price and trading volume of the Chiasma common stock and Amryt ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
9.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques consisting of discounted cash flow, selected public companies and precedent M&A transactions analyses; and

10.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.
No limits were placed on Duff & Phelps by Chiasma in terms of the information to which it had access or the matters it could consider.
In performing its analyses and rendering the Duff & Phelps opinion with respect to the proposed transaction, Duff & Phelps, with Chiasma’s consent:
1.
Relied upon the accuracy, completeness and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Chiasma management and did not independently verify such information;

2.
Relied upon the fact that the Chiasma Board and Chiasma have been advised by counsel as to all legal matters with respect to the proposed transaction, including whether all procedures required by law to be taken in connection with the proposed transaction have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.	Assumed that the merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code;
5.	Assumed that information supplied and representations made by Chiasma management are substantially accurate regarding Chiasma and the proposed transaction;
6.	Assumed that the representations and warranties made in the merger agreement are substantially accurate;
7.	Assumed that the final executed merger agreement will not differ in any material respect from the draft merger agreement reviewed by Duff & Phelps;

8.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Chiasma or Amryt since the date of the most recent financial statements and other information made available to or discussed with Duff & Phelps, and that there was no information or facts that would make the information reviewed by or discussed with Duff & Phelps incomplete or misleading;

9.
Assumed that all of the conditions required to implement the proposed transaction will be satisfied and that the proposed transaction will be completed in accordance with the merger agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

10.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any adverse effect on Chiasma or the contemplated benefits expected to be derived in the proposed transaction.

To the extent that any of the foregoing assumptions or any of the facts on which the Duff & Phelps opinion was based prove to be untrue in any material respect, the Duff & Phelps opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’s analysis and in connection with the preparation of the Duff & Phelps opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the proposed transaction.
The Duff & Phelps opinion was delivered to the Chiasma Board on and dated May 4, 2021. The Duff & Phelps opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of that date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Duff & Phelps opinion which may come or be brought to the attention of Duff & Phelps after May 4, 2021.
In rendering the Duff & Phelps opinion, Duff & Phelps did not express any opinion as to the market price or value of the Chiasma common stock or Amryt ADSs (or anything else) after the announcement or the consummation of the proposed transaction. The Duff & Phelps opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of Chiasma or the combined company’s creditworthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering the Duff & Phelps opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of Chiasma’s officers, directors, or employees, or any class of such persons, relative to the exchange ratio provided for in the proposed transaction, or with respect to the fairness of any such compensation.
Summary of Financial Analysis by Duff & Phelps
Set forth below is a summary of the material financial analyses performed by Duff & Phelps in connection with the preparation of the Duff & Phelps opinion. The information set forth below summarizes the material financial and comparative analyses performed by Duff & Phelps, but does not purport to be a complete description of the financial analyses performed by Duff & Phelps or the data considered by it in connection with the Duff & Phelps opinion. The preparation of a financial opinion involves various subjective determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances. In arriving at the Duff & Phelps opinion, Duff & Phelps utilized a number of analytical methodologies. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the strengths and weaknesses of any particular technique. While the conclusions reached in connection with each analysis were considered carefully by Duff & Phelps in arriving at the Duff & Phelps opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken, as a whole, and also on application of Duff & Phelps’s own experience and judgment. No one method of analysis should be regarded as critical to the overall conclusion. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying the Duff & Phelps opinion.

Although these paragraphs include some information in tabular format, those tables are not intended to stand alone and must be read together with the full text of each summary and the limitations and qualifications in the Duff & Phelps opinion.
Financial Analysis
Duff & Phelps’s financial analysis involved estimating the probable range of fair market values of the Chiasma common stock on a stand-alone basis, without giving effect to the proposed transaction, and comparing that to the estimated value of the merger consideration to be received by the Chiasma stockholders.
The probable range of fair market values of the Chiasma common stock on a stand-alone basis was estimated based on a fundamental valuation analysis of Chiasma, excluding any impact of the proposed transaction. In addition, Duff & Phelps analyzed the current and historical trading prices of the Chiasma common stock.
The estimated value of the merger consideration to be received by the Chiasma stockholders in the proposed transaction was based on an analysis of Amryt after giving effect to the proposed transaction, including the potential value of net cost synergies. In addition, Duff & Phelps analyzed the implied value of the merger consideration based on the exchange ratio of 0.395 Amryt ADSs (each representing the right to receive five Amryt ordinary shares) for each share of Chiasma common stock, as estimated to be provided for in the proposed transaction when Duff & Phelps delivered its preliminary oral opinion to the Chiasma Board on May 4, 2021 prior to the final exchange ratio being established on the basis of the close of trading at the end of the day (which we refer to as the “preliminary exchange ratio”) and the closing price of Amryt’s common stock as of April 30, 2021.
Enterprise Valuation Analysis – Chiasma Standalone
Among other matters considered, Duff & Phelps performed a valuation analysis of Chiasma on a standalone basis to estimate a range of enterprise values of Chiasma.
Duff & Phelps estimated the standalone value of Chiasma (without giving effect to the proposed transaction) using a discounted cash flow (which we refer to as “DCF”) analysis. The DCF analysis was based on the Adjusted Chiasma Projections. In addition, Duff & Phelps analyzed the implied valuation multiples of enterprise value to projected probability of success (which we refer to as “POS”) adjusted revenue using the enterprise value estimates resulting from the DCF analysis and comparing these multiples to those of selected publicly traded companies in the biotechnology and pharmaceutical industries.
Chiasma Discounted Cash Flow Analysis. A discounted cash flow analysis is designed to provide insight into the intrinsic value of a business based on its projected earnings and capital requirements as well as the net present value of projected unlevered free cash flows.
Duff & Phelps calculated the projected unlevered free cash flow of Chiasma by subtracting taxes from earnings before interest and taxes (EBIT) and then by adding the estimated tax depreciation expense, subtracting projected capital expenditures and changes in working capital to arrive at projected unlevered free cash flow. In addition, Duff & Phelps treated all stock-based compensation expense as if it were a cash expense. All of the assumptions and estimates used to calculate Chiasma’s unlevered free cash flow were provided by Chiasma management.
Duff & Phelps estimated the terminal value of Chiasma by utilizing a perpetuity rate of decline for the free cash flow of Chiasma after 2030 of 20.0 percent, as estimated by Chiasma management.
Duff & Phelps then discounted the projected unlevered free cash flow for fiscal years 2021 through 2030 and the terminal value for Chiasma using a weighted average cost of capital (which we refer to as “WACC”) ranging from 12.0 percent to 14.0 percent. The discount rate was supported by a cost of equity calculation using the Capital Asset Pricing Model and information derived from the selected public companies in the biotechnology and pharmaceutical industries, and the cost of debt calculation as well as an estimate of the capital structure as exhibited by the selected public companies.

The discounted cash flow analysis resulted in estimated total enterprise values ranging from $540.0 million to $640.0 million. The table below provides a summary of the results of Duff & Phelps’s DCF analysis of Chiasma on a stand-alone basis.
Chiasma Discounted Cash Flow Analysis
($ in millions)
	Chiasma Projections
	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P

Earnings Before Interest and Taxes	($66.0)	($27.6)	$44.7	$105.0	$149.7	$194.8	$240.7	$307.8	$309.2	$308.5
Taxes(1)	0.0	0.0	(2.5)	(5.8)	(30.0)	(53.3)	(65.9)	(84.6)	(85.0)	(84.9)
Net Operating Profit After Tax	(66.0)	(27.6)	42.2	99.3	119.7	141.5	174.8	223.1	224.2	223.7

Tax Depreciation	0.5	0.2	0.1	4.0	0.9	0.7	0.6	0.5	0.6	0.6
Capital Expenditures	(0.4)	(0.1)	0.0	(6.0)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)
(Increase) Decrease in Working Capital	(23.5)	(15.4)	(8.1)	(5.7)	(19.0)	(13.3)	(8.9)	(7.3)	(6.6)	(0.9)
Unlevered Free Cash Flow	($89.4)	($42.9)	$34.1	$91.5	$101.1	$128.4	$166.0	$215.8	$217.6	$223.0
Enterprise Value	Low	Mid	High
Perpetuity Rate of Decline(1)	(20.0%)	(20.0%)	(20.0%)
Weighted Average Cost of Capital	14.0%	13.0%	12.0%

Indicated Enterprise Value Range *	$540.0	$590.0	$640.0

Implied Enterprise Valuation Multiples
2022 POS Adjusted Revenue	$97	5.56x	6.07x	6.58x
2023 POS Adjusted Revenue	185	2.91x	3.18x	3.45x
2024 POS Adjusted Revenue	268	2.01x	2.20x	2.39x
(1)	Per Chiasma management
*	Rounded
The DCF analysis, like any other analytical technique used by Duff & Phelps, has inherent strengths and weaknesses. The range of valuation indications resulting from any particular technique, including the DCF analysis, should not be taken in isolation to be Duff & Phelps’s view of the valuation of Chiasma. Accordingly, the valuation range derived from the DCF analysis was not necessarily indicative of Chiasma’s present or future value.
Chiasma Market Approach. Duff & Phelps also considered using a market approach, which consists of applying valuation multiples to Chiasma’s historical and projected financial metrics, using multiples based on valuation metrics derived from an analysis of selected public companies and selected precedent M&A transactions. However, the Market Approach was not utilized as a primary methodology in the valuation analysis since Chiasma was only beginning to generate revenue and was projected to have negative EBITDA through fiscal year 2022. Furthermore, the Chiasma Projections did not include costs to develop a future pipeline of products, so after the projection period, Chiasma management estimated that Chiasma’s free cash flow would decrease at a rate of 20 percent per year. For this reason, a DCF methodology was deemed to be the preferred method to estimate the enterprise value of Chiasma as it was believed to more accurately capture the product lifecycle for the business.
Duff & Phelps selected certain publicly traded biotechnology or pharmaceutical companies focusing on orphan drugs, as shown in the chart below, for the purpose of analyzing implied multiples of enterprise value to projected POS adjusted revenue and to estimate an appropriate WACC discount rate to apply to the projections in the DCF analysis of Chiasma.

Based on the enterprise valuation range for Chiasma resulting from the DCF approach and the projected POS adjusted revenue, implied valuation multiples were calculated. The resulting implied enterprise value to POS adjusted revenue for 2022 ranged from 5.56x to 6.58x, for 2023 the implied multiples ranged from 2.91x to 3.45x, and for 2024 the range was from 2.01x to 2.39x. All of these multiples fell within the range of the selected public company revenue multiples, as shown in the table below.
Selected Public Company Valuation Multiples
Selected Public Companies Analysis	As of April 30, 2021
(US$ in millions, except per share data)
COMPANY INFORMATION		ENTERPRISE VALUE AS MULTIPLE OF
Company Name	Enterprise Value	LTM EBITDA	2021 EBITDA	2022 EBITDA	2023 EBITDA	2024 EBITDA	2025 EBITDA	LTM Revenue	2021 Revenue	2022 Revenue	2023 Revenue	2024 Revenue	2025 Revenue
Adamas Pharmaceuticals, Inc.	$312	-8.1x	-10.7x	49.9x	NA	NA	NA	4.19x	3.37x	2.61x	2.34x	2.03x	1.81x
Amicus Therapeutics, Inc.	2,598	-11.1	-15.3	-41.9	226.6	11.6	8.0	9.96	8.29	5.79	4.16	3.34	2.71
Aquestive Therapeutics, Inc.	202	-5.1	-4.4	-6.5	10.1	2.5	1.7	4.40	5.18	2.67	1.56	0.86	0.63
AVEO Pharmaceuticals, Inc.	194	-5.0	NA	NA	NA	NA	NA	32.27	13.13	1.65	1.06	0.79	0.64
BioCryst Pharmaceuticals, Inc.	2,198	-12.6	-12.3	-14.6	-19.0	NA	NA	NM	34.57	15.47	8.80	5.70	4.44
Camurus AB (publ)	1,318	-56.3	40.8	42.1	16.9	9.2	10.1	33.17	11.49	10.72	7.36	5.15	4.35
Catalyst Pharmaceuticals, Inc.	356	8.6	NA	NA	NA	NA	NA	2.99	2.64	2.19	1.81	1.63	1.89
Harmony Biosciences Holdings, Inc.	1,693	62.2	19.3	7.1	4.6	5.1	4.5	10.60	5.62	3.12	2.14	1.96	1.76
Insmed Incorporated	3,534	-13.9	-12.8	-15.7	-17.2	NA	NA	21.49	16.73	10.75	7.22	4.73	3.52
Intercept Pharmaceuticals, Inc.	755	-3.5	-5.9	-2.5	-1.8	NA	NA	2.42	2.21	1.98	1.43	0.94	0.80
Pharming Group N.V.	777	8.9	8.3	7.9	9.0	5.29	NA	3.48	2.89	2.51	2.64	1.51	0.86
PTC Therapeutics, Inc.	2,823	-9.4	-6.7	-10.3	-135.2	NA	NA	7.41	5.93	4.33	3.30	2.59	2.65
Rigel Pharmaceuticals, Inc.	614	-21.7	-53.4	-8.9	NA	NA	NA	5.65	4.04	4.41	3.01	2.26	1.84
Strongbridge Biopharma plc	105	-2.8	-4.9	-4.4	3.0	1.2	1.3	3.40	2.88	1.66	1.05	0.60	0.53
Travere Therapeutics, Inc.	1,427	-28.1	-22.4	-67.9	31.5	8.7	NA	7.19	6.86	5.22	3.56	2.45	1.75
Trevena, Inc.	173	-6.0	-4.3	-12.4	-86.6	NA	NA	56.43	13.08	4.65	2.16	1.38	0.99
UroGen Pharma Ltd.	343	-2.9	-2.7	-3.0	-3.9	NA	NA	29.04	6.00	3.29	2.30	1.24	0.93
VYNE Therapeutics Inc.	231	-2.4	-3.7	-11.5	8.2	NA	NA	11.00	4.75	2.13	1.49	1.09	0.89
Xeris Pharmaceuticals, Inc.	210	-2.6	-6.2	-12.0	22.0	4.2	2.5	10.29	4.51	2.08	1.31	1.01	0.83
Zogenix, Inc.	706	-3.2	-4.0	-6.6	NA	NA	NA	51.75	7.84	3.30	1.57	1.37	1.28

Mean	$1,028	-5.7x	-5.6x	-6.2x	4.6x	6.0x	4.7x	16.16x	8.10x	4.53x	3.01x	2.13x	1.76x
Median	$660	-5.1x	-5.4x	-7.7x	4.6x	5.2x	3.5x	9.96x	5.77x	3.21x	2.23x	1.57x	1.51x

Amryt Pharma plc(1)	$623	-38.2x	24.6x	8.9x	5.0x	3.4x	2.8x	3.41x	3.07x	2.41x	1.87x	1.47x	1.39x
Chiasma, Inc.(1)	$101	-1.4x	NA	NA	NA	NA	NA	90.87x	4.58x	1.23x	0.62x	0.47x	0.39x
LTM = Latest Twelve Months
Enterprise Value = (Market Capitalization + Management Equity + Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents + Net Non-Operating Assets)
(1)	Chiasma and Amryt multiples based on consensus analyst projections, and are shown for illustrative purposes only
Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports
Estimate of Chiasma Equity Value Per Share on a Standalone, Pre-Transaction Basis
To estimate the equity value per share of Chiasma on a standalone basis, certain adjustments were made to the estimated range of enterprise values set forth above. These adjustments were as follows:
Cash and Equivalents. As of December 31, 2020, Chiasma had approximately $156.0 million in cash, cash equivalents, marketable securities and restricted cash on its balance sheet, which was added to the enterprise value.
Valuation of Royalty Interest Financing Agreement. In April 2020, Chiasma entered into the RIFA with HCR. Pursuant to the RIFA, HCR would receive payments from a tiered percentage of future revenues of MYCAPSSA and any future products. Duff & Phelps utilized a schedule of estimated RIFA interest and principal payments provided by Chiasma management to estimate the total after-tax interest and principal RIFA payments. Duff & Phelps estimated the net present value of these payments to be between $72.1 million to $76.6 million using a discount rate of 10.5 percent to 12.5 percent, which was based on Chiasma’s estimated cost of debt, which was deducted from the enterprise value.
Capital Raise. Chiasma management indicated that, without the proposed transaction, Chiasma would need to undertake an estimated $60.0 million capital raise to have sufficient cash to support its operations. Based on the prior capital raise, management estimated that there would be related fees of approximately 6 percent and the raise would be at a 10 percent discount to the April 30, 2021 closing price. Duff & Phelps analyzed the estimated impact of the capital raise, net of fees, to be an incremental $56.4 million in cash and an additional 23.474 million in common shares.
Chiasma Standalone Per Share Value Conclusions. After making the adjustments described above to the enterprise value, Duff & Phelps arrived at a range of adjusted equity values post capital raise. Based on (i) 57.904 million common shares outstanding, (ii) a range of shares issued from outstanding options using the treasury method, with a mid-point of 4.008 million shares, (iii) 22.374 million shares issued from the capital raise, (iv) a range of shares issued for warrants, with a mid-point of 6.235 million shares, and (v) 0.109 million shares issued from restricted stock units and awards, Duff & Phelps’s analysis indicated a range of values from $7.53 per share to $8.53 per share of Chiasma common stock on a fully diluted basis. The number of shares issued from warrants, options, and restricted stock units and awards was based on the cashless treasury stock method.
Duff & Phelps noted that the resulting per share valuation range of Chiasma on a standalone basis represented a significant premium to the closing price of Chiasma common stock $2.98 per share of Chiasma common stock as of April 30, 2021.
Chiasma Valuation Summary
($ in millions, except per share values)
	Chiasma Standalone Valuation			Chiasma Closing 1-day(1)
	Low	Mid	High
Discounted Cash Flow Analysis(2)	$540.0	$590.0	$640.0

Indicated Enterprise Value	$540.0	$590.0	$640.0
(+) Cash and Equivalents(3)	156.0	156.0	156.0
(-) PV of RIFA Payments(4)	(72.1)	(74.3)	(76.6)

Indicated Equity Value	$623.9	$671.7	$719.4
(+) Net Cash from Capital Raise(5)	56.4	56.4	56.4

Adjusted Equity Value Post Capital Raise	$680.3	$728.1	$775.8
Basic Shares (000s)	57,904	57,904	57,904
Options (000s)	3,743	4,008	4,310
Additional Shares from Capital Raise (000s)(6)	22,371	22,371	22,371
Warrants (000s)	6,234	6,235	6,235
RSUs (000s)	109	109	109
(÷) Fully Diluted Shares Outstanding (000s)	90,362	90,628	90,931

Indicated Equity Value Per Share Price	$7.53	$8.03	$8.53	$2.98
(1)	Based on the closing price of Chiasma common stock as of April 30, 2021
(2)	Based on the estimated standalone valuation of Chiasma
(3)	Balance as of December 31, 2020 includes marketable securities and restricted cash, per Chiasma management
(4)	Present value of RIFA payment
(5)	Assumes a gross $60.0 million capital raise and fees of 6%, per Chiasma management, based on Chiasma management’s estimated cash needs over the next 24 months
(6)	Assumes the capital is raised at a 10% discount to the closing price of $2.98 per share, as of April 30, 2021, and the issuance of 22,371 new shares, per Chiasma management

Enterprise Valuation Analysis – Combined Company
In order to estimate the value of the merger consideration to be received by the Chiasma stockholders in the proposed transaction, Duff & Phelps performed a valuation of Amryt post-transaction to estimate the enterprise value of Amryt following the closing of the transaction.
The primary valuation methodology used to estimate the enterprise value of the combined company was a discounted cash flow analysis based on (i) the Chiasma Management Adjusted Amryt Projections; (ii) the Adjusted Chiasma Projections; (iii) the Synergy Forecast and (iv) other factors.
Combined Company Discounted Cash Flow Analysis
Duff & Phelps calculated the projected unlevered free cash flow for each of the fiscal years 2021 through 2030 by deducting from EBITDA, (i) taxes at an 18.0 percent tax rate calculated based on EBITDA, as Amryt management represented that depreciation and amortization are not tax-deductible; (ii) rebates of discounts paid by drug manufacturers; (iii) milestones tied to the sales of Oleogel-S10; (iv) contingent value rights (which we refer to as “CVRs”) issued in conjunction with the acquisition of Aegerion; (v) projected capital expenditures; and (vi) changes in working capital, to arrive at projected unlevered free cash flow. In addition, Duff & Phelps treated all stock-based compensation expense as if it were a cash expense. All of the assumptions and estimates used to estimate the combined company’s unlevered free cash flow were provided by Amryt management and Chiasma management.
Duff & Phelps calculated a terminal value for the combined company by utilizing a perpetuity rate of decline of 20.0 percent as estimated by Chiasma management.
Duff & Phelps then discounted the projected unlevered free cash flow for fiscal years 2021 through 2030 and the terminal value for the combined company using a WACC ranging from 10.5 percent to 12.5 percent. The discount rate was supported by a cost of equity calculation using the Capital Asset Pricing Model and information derived from the selected public companies in the biotechnology and pharmaceutical industries, and the cost of debt calculation as well as an estimate of the capital structure as exhibited by the selected public companies.
Duff & Phelps included cash flows from the full fiscal 2021 year in its DCF analysis since balance sheet information available to Duff & Phelps, including cash balances, was as of December 31, 2020. By capturing all fiscal 2021 cash flow, the use of cash for the full fiscal year was reflected in its analysis.
The discounted cash flow analysis resulted in estimated total enterprise values of the combined company ranging from $1,890.0 million to $2,190.0 million. The table below provides a summary of the results of Duff & Phelps’s DCF analysis of the combined company.
Combined Company Discounted Cash Flow Analysis
($ in millions)
	Management Projections
	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P

EBITDA	($53.0)	$152.1	$204.7	$334.2	$420.5	$522.6	$600.0	$691.0	$706.1	$715.0
Taxes(1)	0.0	(27.4)	(36.8)	(60.1)	(75.7)	(94.1)	(108.0)	(124.4)	(127.1)	(128.7)
Rebates(2)	(6.1)	(21.5)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Milestones(2)	(0.3)	(10.8)	0.0	(12.1)	(17.3)	(0.1)	(1.0)	(2.0)	(1.0)	0.0
CVRs(3)	0.0	(45.0)	(31.5)	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Capital Expenditures(4)	(19.4)	(13.1)	(3.5)	(8.1)	(0.7)	(0.7)	(0.7)	(0.7)	(0.7)	(0.7)
(Increase) Decrease in Working Capital(4)	(26.8)	(23.7)	(25.4)	(31.6)	(30.0)	(26.4)	(17.5)	(16.1)	(12.4)	(5.7)
Unlevered Free Cash Flow	($105.5)	$10.6	$107.5	$222.1	$296.8	$401.4	$472.8	$547.8	$564.9	$579.9
Enterprise Value	Low	Mid	High
Perpetuity Rate of Decline(5)	(20.0%)	(20.0%)	(20.0%)
Weighted Average Cost of Capital	12.5%	11.5%	10.5%

Indicated Enterprise Value Range*	$1,890.0	$2,040.0	$2,190.0

Implied Enterprise Valuation Multiples
2021 POS Adjusted Revenue	$228	8.28x	8.94x	9.60x
2022 POS Adjusted Revenue	440	4.29x	4.63x	4.98x
2023 POS Adjusted Revenue	519	3.64x	3.93x	4.22x
2022 EBITDA	152	12.4x	13.4x	14.4x
2023 EBITDA	205	9.2x	10.0x	10.7x
2024 EBITDA	334	5.7x	6.1x	6.6x
2025 EBITDA	420	4.5x	4.9x	5.2x
(1)	Taxes based on 18% of EBITDA (depreciation, amortization, and stock-based compensation are not deductible for tax purposes), per Amryt management
(2)	Per Amryt management
(3)	CVRs may be paid in either cash or shares
(4)	Per Amryt and Chiasma management
(5)	Per Chiasma management
The DCF analysis, like any other analytical technique used by Duff & Phelps, has inherent strengths and weaknesses. The range of valuation indications resulting from any particular technique, including the DCF analysis, should not be taken in isolation to be Duff & Phelps’s view of the valuation of the combined company. Accordingly, the valuation range derived from the DCF analysis was not necessarily indicative of the combined company’s present or future value.
Combined Company Market Approach. Duff & Phelps also considered using a market approach, which consists of applying valuation multiples to the combined company’s historical and projected financial metrics, using multiples based on valuation metrics derived from an analysis of selected public companies and selected precedent M&A transactions. However, the Market Approach was not utilized as a primary methodology in the valuation analysis, as the projections did not include costs to develop a future pipeline of products. After the projection period, Chiasma management estimated that the combined company’s free cash flow would decrease at a rate of 20 percent per year. Therefore, a DCF methodology was deemed to be the preferred method to estimate the enterprise value of the combined company as it more accurately captures the product lifecycle for the business.
Duff & Phelps selected certain publicly traded biotechnology or pharmaceutical companies focusing on orphan drugs, as shown in the chart above, for the purpose of analyzing implied multiples of enterprise value to projected POS adjusted revenue and projected EBITDA and for estimating an appropriate discount rate to apply to the projected unlevered free cash flow in the DCF analysis for the combined company.
Based on the enterprise valuation range for the combined company resulting from the DCF approach and the projected POS adjusted revenue and EBITDA for the combined company, implied valuation multiples were calculated. The resulting implied enterprise value to POS adjusted revenue for 2021 ranged from 8.28x to 9.60x, for 2022 the implied multiples ranged from 4.29x to 4.98x, and for 2023 the ranged was from 3.64x to 4.22x. Furthermore, the resulting implied enterprise value to EBITDA for 2022 ranged from 12.4 to 14.4x, for 2023 the implied multiples ranged from 9.2x to 10.7x, and for 2024 the range was from 5.7x to 6.6x. All of these multiples fell within the range of the selected public company EBITDA multiples, as shown in the table above of Selected Public Company Valuation Multiples.
Estimated Value of the Merger Consideration
To estimate the value of the merger consideration to be received by the Chiasma stockholders, certain adjustments were made to the estimated range of enterprise values of the combined company set forth above. These adjustments are as follows:
Cash and Equivalents. As of December 31, 2020, Chiasma had approximately $156.0 million in cash, cash equivalents, marketable securities and restricted cash and Amryt had approximately $118.8 million in cash, marketable securities and restricted cash on their respective balance sheets, which was added to the combined company’s enterprise value.
RIFA Change of Control Obligation. Pursuant to the terms of the RIFA, under a change of control transaction, the estimated payment for this obligation would be $117.0 million. This was deducted from the enterprise value.
Convertible Notes. In September 2019, Amryt issued $125.0 million aggregate principal amount of 5 percent senior convertible notes that are convertible into 48,343,750 Amryt ordinary shares (which we refer to as the

“Convertible Notes”). Given that the Convertible Notes were in the money as of April 30, 2021, Duff & Phelps included the 48.344 million shares in its fully diluted share count for the combined company, as if the Convertible Notes were converted into common shares. Duff & Phelps also assumed that the Convertible Notes would be held until the maturity date of April 1, 2025. Therefore, the holders of the Convertible Notes would be entitled to receive both the interest payments and the underlying Amryt ordinary shares. Duff & Phelps estimated the net present value of the interest payments, on an after-tax basis, to be between $18.9 million to $19.6 million using a discount rate of 9.0 percent to 11.0 percent, which was based on the combined company’s estimated cost of debt. The present value of the interest expense was deducted from the enterprise value and the 48.344 million shares that would be issued upon conversion were included in the fully diluted share count.
Term Loan – Amryt. As of December 31, 2020, Amryt had $88.0 million in term loans. The face value of the Amryt term loan of $88.0 million was deducted from enterprise value.
DOJ/SEC Settlement. Prior to the acquisition of Aegerion Pharmaceuticals Holdings Inc. (which we refer to as “Aegerion”) by Amryt, Aegerion entered into settlement agreements with governmental entities, including the DOJ and the FDA, in connection with Juxtapid investigations. The settlement agreements required Aegerion to pay specified fines and engage in regulatory compliance efforts. The final settlement was paid by Amryt in Q1 2021 in the amount of approximately $4.0 million. Due to the fact that all balance sheet items, such as cash and debt, are as of December 31, 2020, the final settlement payment of $4.0 million was deducted from enterprise value.
Transaction Costs. Based on estimates of transaction costs provided by Amryt management and Chiasma management, Duff & Phelps deducted $20.0 million in transaction costs from enterprise value.
Indicated Value of Merger Consideration to Chiasma Stockholders. After making the adjustments described above to the indicated the combined company enterprise value ranging from $1,890.0 million to $2,190.0 million, Duff & Phelps estimated the aggregate equity value in the combined company to be $1,917.0 million to $2,216.0 million. Based on the estimated fully diluted shares for the combined company of 377.558 million at the time of Duff & Phelps’s delivery of its fairness analysis to the Chiasma Board, Duff & Phelps’s analysis indicated a range of the combined company value per share of $5.08 to $5.87.
Duff & Phelps then multiplied the range of indicated equity value per share for the combined company by the preliminary exchange ratio, resulting in an implied merger consideration to be received by the Chiasma stockholders in the range of $10.03 per share to $11.59 per share.
Combined Company Valuation Summary
($ and shares in millions, except per share values)
	Low	Mid	High

Indicated Combined Company Enterprise Value	$1,890.0	$2,040.0	$2,190.0
(+) Cash and Equivalents - Chiasma(1)	$156.0	$156.0	$156.0
(+) Cash and Equivalents - Amryt(2)	118.8	118.8	118.8
(-) RIFA Change of Control Obligation - Chiasma(3)	(117.0)	(117.0)	(117.0)
(-) Convertible Notes - Amryt(4)	0.0	0.0	0.0
(-) NPV of Convertible Notes Interest(5)	(18.9)	(19.2)	(19.6)
(-) Term Loan - Amryt(6)	(88.0)	(88.0)	(88.0)
(-) DOJ/SEC Settlement - Amryt(7)	(4.0)	(4.0)	(4.0)
(-) Transaction Costs(8)	(20.0)	(20.0)	(20.0)

Indicated Combined Company Equity Value	$1,916.9	$2,066.5	$2,216.2
(÷) Fully Diluted Shares(9)	377.558	377.558	377.558

Indicated Combined Company Equity Value Per Share	$5.08	$5.47	$5.87

Indicated Merger Consideration(10)	$10.03	$10.81	$11.59

Indicated Chiasma Standalone Value Per Share	$7.53	$8.03	$8.53
Implied Premium	33.2%	34.6%	35.9%

Combined Company Implied Enterprise Valuation Multiples
2021 POS Adjusted Revenue	$228	8.28x	8.94x	9.60x
2022 POS Adjusted Revenue	440	4.29x	4.63x	4.98x
2023 POS Adjusted Revenue	519	3.64x	3.93x	4.22x

2022 EBITDA	152	12.4x	13.4x	14.4x
2023 EBITDA	205	9.2x	10.0x	10.7x
2024 EBITDA	334	5.7x	6.1x	6.6x
2025 EBITDA	420	4.5x	4.9x	5.2x
(1)	Balance as of December 31, 2020 for Chiasma standalone includes marketable securities and restricted cash, per Chiasma management
(2)	Balance as of December 31, 2020 for Amryt standalone includes restricted cash, per Amryt management
(3)	Represents the payment obligation under the RIFA triggered by a change of control ($65m principal x 1.80x), per Chiasma management
(4)	Assumes the conversion of the Convertible Notes at maturity, April 1, 2025
(5)	Represents the estimated present value of future after-tax interest expense payments on the Convertible Notes
(6)	Balance as of December 31, 2020, per Amryt management
(7)	Represents balance outstanding as of December 31, 2020, which was paid off in Q1 2021, per Amryt management
(8)	Estimated transaction costs, per Amryt and Chiasma management
(9)	Represents the fully diluted shares of the combined company including the incremental 48.3 million shares from the conversion of the Convertible Notes
(10)
As of the delivery of the Oral Opinion, the preliminary exchange ratio represented 1.975 Amryt ordinary shares for each share of Chiasma common stock, or 0.395 Amryt ADSs (each Amryt ADS representing the right to receive five Amryt ordinary shares) for each share of Chiasma common stock

Summary
Duff & Phelps compared the indicated per share value range of Chiasma on a standalone basis of $7.53 to $8.53 to the estimated value range of the merger consideration based on the analysis described above of $10.03 per share to $11.59 per share, noting that the indicated values of the merger consideration compare favorably with the Chiasma standalone value indications.
Other Considerations
Duff & Phelps noted for the Chiasma Board certain additional factors solely for informational purposes, including, among other things, the following:
Historical Stock Trading Analysis – Chiasma
Duff & Phelps reviewed the historical trading prices and volume of the Chiasma common stock between May 1, 2019 and April 30, 2021. As part of its review, Duff & Phelps noted that the average daily trading volume of Chiasma common stock was approximately 1.003 million shares during the latest twelve-month period, or approximately 3.00 percent of Chiasma’s total common shares outstanding. Chiasma had numerous institutional investors and was covered by fourteen equity research analyst firms.
Historical Stock Trading – Amryt
Duff & Phelps reviewed the historical trading prices and volume of Amryt ordinary shares between September 25, 2019 and April 30, 2021 on AIM. As part of its review, Duff & Phelps noted that the average daily trading volume of Amryt ordinary shares was approximately 0.094 million shares during the latest twelve-month period, or approximately 0.12 percent of Amryt’s total common shares outstanding. Amryt had numerous institutional investors and was covered by seven equity research analyst firms.
Duff & Phelps also reviewed the historical trading prices and volume of the Amryt ADSs between July 8, 2020 and April 30, 2021 on the Nasdaq. As part of its review, Duff & Phelps noted that the average daily trading volume of the Amryt ADSs was approximately 0.026 million shares during the latest three-month period, or approximately 0.04 percent of Amryt’s total common shares outstanding. Amryt had numerous institutional investors and was covered by seven equity research analyst firms.

Historical Premium Analysis
Duff & Phelps reviewed premiums paid in acquisitions of publicly traded companies in the biotechnology and pharmaceutical industries from January 2016 to April 2021. Per share premiums paid relative to share prices traded as of one-day prior to the announcement, one-week prior to the announcement and one-month prior to the announcement were analyzed and compared to the implied premium to be paid in the proposed transaction as detailed in the charts below. The first two charts summarize premiums for reviewed transactions where the consideration was paid in cash, stock or a combination of both. The second two charts summarize premiums for reviewed transactions where the entire consideration was paid in stock, which is similar to the proposed transaction.
Observations of Premiums Paid - Stock, Cash, and Mixed			Source: Capital IQ
Transactions announced, closed, or effective from January 2016 - April 2021
		Premium as a % of
		One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date
Biopharmaceutical Companies
Average		72.1%	79.1%	104.0%
Median		59.4%	63.3%	83.5%
Number of Transactions	80

Chiasma(1)		85.2%	93.0%	84.0%
Observations of Premiums Paid - Stock, Cash, and Mixed			Source: Mergerstat
Transactions announced from January 2016 - April 2021
		Premium as a % of
		One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date
Biopharmaceutical Premium Analysis
Average		91.0%	92.9%	103.8%
Median		59.8%	60.1%	72.4%
Number of Transactions	71

Chiasma(1)		85.2%	93.0%	84.0%
(1)
Based on the closing price of Chiasma common stock as of April 30, 2021 and the implied offer price based on the preliminary exchange ratio of 1.975 Amryt ordinary shares for each share of Chiasma common stock, or 0.395 Amryt ADSs (each Amryt ADS representing the right to receive five Amryt ordinary shares) for each share of Chiasma common stock

Note: Excludes transactions that imply a discount relative to the announcement price
Observations of Premiums Paid - Stock Only			Source: Capital IQ
Transactions announced, closed, or effective from January 2016 - April 2021
		Premium as a % of
		One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date
Biopharmaceutical Companies
Average		48.1%	45.5%	67.1%
Median		40.7%	29.7%	92.4%
Number of Transactions	11

Chiasma(1)		85.2%	93.0%	84.0%

Observations of Premiums Paid - Stock Only			Source: Mergerstat
Transactions announced from January 2016 - April 2021
		Premium as a % of
		One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date
Biopharmaceutical Premium Analysis
Average		38.6%	28.5%	20.4%
Median		44.7%	30.5%	16.7%
Number of Transactions	5

Chiasma(1)		85.2%	93.0%	84.0%
(1)
Based on the closing price of Chiasma common stock as of April 30, 2021 and the implied offer price based on the preliminary exchange ratio of 1.975 Amryt ordinary shares for each share of Chiasma common stock, or 0.395 Amryt ADSs (each Amryt ADS representing the right to receive five Amryt ordinary shares) for each share of Chiasma common stock

Note: Excludes transactions that imply a discount relative to the transaction price, and transactions where all or part of the consideration includes cash
Transaction Control Premium
Duff & Phelps analyzed the implied control premium based on the preliminary exchange ratio by taking the Amryt closing 1-day price per common share and multiplying it by the preliminary exchange ratio.
Transaction Control Premium
	Proposed Transaction	Chiasma Closing 1-day(1)	Chiasma 30-day VWAP(1)
Amryt Closing 1-day Share Price(1)	$2.797

Indicated Equity Value Per Share Price(2)	$5.52	$2.98	$3.09
Implied control premium		85.4%	78.8%
VWAP = Volume weighted average price
(1)	As of April 30, 2021
(2)
Based on the preliminary exchange ratio of 1.975 Amryt ordinary shares for each share of Chiasma common stock, or 0.395 Amryt ADSs (each Amryt ADS representing the right to receive five Amryt ordinary shares) for each share of Chiasma common stock

Duff & Phelps noted that the implied control premium based on the preliminary exchange ratio and the closing price of the Chiasma common stock of $2.98 per share on April 30, 2021 and Chiasma 30-day VWAP of $3.09 to the closing price of Amryt’s common stock of $2.797 on April 30, 2021 was 85.4 percent and 78.8 percent, respectively. This compares favorably to the median premiums and is similar to the average premiums for the biotechnology and pharmaceutical company transactions with cash and stock merger consideration shown above. Duff & Phelps also analyzed control premiums for all-stock transactions in the biotechnology and pharmaceutical industries, which was deemed to be more relevant to the proposed transaction given that the Chiasma stockholders are receiving shares in the combined company. The control premium implied by the preliminary exchange ratio in the proposed transaction compares favorably relative to the average and median premiums in the all-stock transactions.
Duff & Phelps noted that the estimated value of the merger consideration of $10.03 per share to $11.59 per share based on the DCF analysis represented a significant premium to the merger consideration represented above of $5.52 per share based on the closing prices of Amryt’s common stock on April 30, 2021. Furthermore, Duff & Phelps noted that their estimated value of Chiasma on a standalone basis of $7.53 per share to $8.53 per share also represented a significant premium to Chiasma’s closing price of $2.98 per share on April 30, 2021.

Other Considerations
Duff & Phelps analyzed the relative contribution of each of Amryt and Chiasma looking at various metrics, including equity contribution based on the relative market capitalization of each company, projected POS adjusted revenue contribution, projected EBITDA contribution and projected unlevered free cash flow contribution. The relative contribution by each of Amryt and Chiasma was compared to the allocation of fully-diluted shares post-transaction.
Based on the terms of the proposed transaction and the preliminary exchange ratio, the Chiasma stockholders will hold 40 percent of the fully diluted shares of the combined company, assuming no conversion of the Convertible Notes, and approximately 34.9 percent of the fully diluted shares of the combined company assuming conversion of the Convertible Notes.
Based on the equity contribution of Chiasma represented by the market capitalization of each company (based on the closing price of Amryt and Chiasma’s common stock as of April 30, 2021), the relative ownership of the combined company by the Chiasma stockholders implied by the preliminary exchange ratio in the proposed transaction compares favorably. Based on the contribution by Amryt and Chiasma using financial metrics, such as the projected POS adjusted revenue, EBITDA, and free cash flow the relative ownership of the combined company by the Chiasma stockholders implied by the preliminary exchange ratio in the proposed transaction appears to be reasonable.

Equity Contribution
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
74.1%
25.9%
Market Cap as of 4/30/2021
Chiasma
Amryt

Unlevered Free Cash Flow Contribution
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
Chiasma
Amryt

Other
The issuance of the Duff & Phelps opinion was approved by its fairness opinion review committee.
Fees and Expenses
Pursuant to Chiasma’s engagement letter with Duff & Phelps, Chiasma agreed to pay Duff & Phelps a fee of $400,000 for its services, $100,000 of which was payable upon signing the engagement letter, $100,000 became payable upon the Chiasma Board’s decision to proceed exclusively with a specific buyer (regardless of whether under formal exclusivity) and $200,000 became payable upon Duff & Phelps informing the Chiasma Board that it was prepared to deliver the Duff & Phelps opinion. Chiasma also agreed to reimburse Duff & Phelps for its reasonable out of pocket expenses incurred in connection with its engagement and to indemnify Duff & Phelps, its affiliates, and each of their respective directors, officers, attorneys and other agents, stockholders, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Duff & Phelps’s engagement.
No portion of Duff & Phelps’s fee was contingent upon either the conclusion expressed in the Duff & Phelps opinion or whether or not the proposed transaction is successfully consummated. Other than this engagement, during the two years preceding the date of the Duff & Phelps opinion, Duff & Phelps has not had any material relationship with any party to the proposed transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.
Torreya Capital, LLC
Chiasma has paid Torreya for its services as the financial advisor to Chiasma in connection with the transaction a retainer fee of $50,000, upon execution of its engagement letter, and has agreed to pay Torreya a transaction fee, which is contingent upon successful completion of the transaction. The transaction fee is currently estimated, based on the information available as of the date of announcement, to be between approximately $8.0 million and $10.0 million. Chiasma also has agreed to reimburse Torreya for its expenses incurred in connection with Torreya’s engagement and to indemnify Torreya and its subsidiaries, parents, affiliates and their respective successors and assigns against certain liabilities arising out of Torreya’s engagement.
Certain Prospective Financial Information Reviewed by the Chiasma Board and Its Financial Advisor
As a matter of course, neither Chiasma nor Amryt publicly discloses long-term projections of future financial performance due to among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. However, in connection with the exploration of strategic alternatives as described in this proxy statement/prospectus, including the proposals from Amryt to Chiasma to enter into the merger, Chiasma management prepared certain non-public, unaudited projections of financial performance for Chiasma and certain non-public, unaudited projections of financial performance for Amryt. The financial projections set forth below were based on certain internal assumptions about the probability of technical success and regulatory approval, launch timing, pricing, sales ramp, market growth, market share, competition and other relevant factors relating to the commercialization of Chiasma’s product candidates and assumptions related to the financial performance of Amryt, respectively.
The Unadjusted Chiasma Projections, Revised Unadjusted Chiasma Projections and Adjusted Chiasma Projections set forth below were developed under the assumption of continued standalone operation and did not give effect to any changes or expenses as a result of the merger, any restrictions that may be imposed in connection with the receipt of any necessary regulatory approvals, any changes to Chiasma’s or Amryt’s operations or strategy that may be implemented after completion of the merger, any other effects of the merger or any impact should the merger fail to be consummated. All of the financial projections set forth below were prepared solely for internal use and are subjective in many respects. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited forecasted financial information covers multiple years, such information, by its nature, becomes less predictive with each successive year. The estimates and assumptions underlying the unaudited forecasted financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions that may not materialize and are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Chiasma’s or Amryt’s control.

The financial projections set forth below also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the financial projections set forth below to not be achieved include, but are not limited to: (1) conditions in the financing markets and access to sufficient capital; (2) the timing of regulatory approvals and introduction of new products; (3) the market acceptance of new products; (4) the success of clinical testing; (5) the availability of third-party reimbursement; (6) the impact of competitive products and pricing; (7) the effect of regulatory actions; (8) the effect of global economic conditions; (9) changes in applicable laws, rules and regulations; (10) the early development stage of Chiasma’s product candidates and the corresponding time horizons to reach market and (11) other risk factors described in Chiasma’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and Current Reports on Form 8-K, Amryt’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020 and Reports of Foreign Private Issuer on Form 6-K, as well as “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. In addition, the financial projections set forth below may be affected by Chiasma’s and Amryt’s respective ability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, there can be no assurance that the financial projections set forth below will be realized and actual results may vary materially from those shown.
The prospective financial information included in this proxy statement/prospectus was not prepared with a view toward public dissemination or compliance with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles, or GAAP, but, in the view of Chiasma’s management, was prepared on a reasonable basis, reflected, at the time the prospective financial information was prepared, the best currently available estimates and judgments, and presented, to the best of Chiasma management’s knowledge and belief at that time, the expected course of action and the expected future financial performance of Chiasma. However, this information is not fact and should not be relied upon as being necessarily indicative of future results and readers of this proxy statement/prospectus are cautioned not to place undue reliance, if any, on the prospective financial information. Neither Chiasma’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The summary below is included solely to give Chiasma stockholders access to certain long-term financial analyses and forecasts that were made available to the Chiasma Board and Duff & Phelps for purposes of performing analyses underlying the Duff & Phelps opinion, and is not included in this proxy statement/prospectus to influence a Chiasma stockholder’s decision whether to vote for the merger proposal or for any other purpose. The inclusion of a summary of the financial projections in this document does not constitute an admission or representation that the information is material. The inclusion of a summary of the financial projections set forth below should not be regarded as an indication that Chiasma and/or its affiliates, officers, directors, advisors or other representatives consider the financial projections set forth below to be necessarily predictive of actual future events and this information should not be relied upon as such. None of Chiasma, Amryt, the combined company and/or their respective affiliates, officers, directors, advisors or other representatives gives any stockholder of Chiasma or any other person any assurance that actual results will not differ materially from the financial projections set forth below.
The financial projections set forth below do not take into account any circumstances, transactions or events occurring after the date on which they were prepared. Some or all of the assumptions underlying the financial projections set forth below may have changed since the date the financial projections were prepared.
NEITHER CHIASMA NOR AMRYT HAS UPDATED, AND NEITHER CHIASMA NOR AMRYT INTENDS TO UPDATE OR OTHERWISE REVISE, THE UNAUDITED FORECASTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Certain of the measures included in the financial projections set forth below may be considered non-GAAP financial measures, including net revenue. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Chiasma may not be comparable to similarly titled amounts used by other companies.
Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Duff & Phelps for purposes of its financial analysis as described above in “—Opinion of the Chiasma Board’s Financial Advisor” or by the Chiasma Board in connection with its consideration of the merger. Accordingly, neither Chiasma nor Amryt has provided a reconciliation of the non-GAAP financial measures included in the financial projections set forth below.
For the foregoing and other reasons, readers of this proxy statement/prospectus are cautioned that the inclusion of a summary of the financial projections in this proxy statement/prospectus should not be regarded as a representation or guarantee that the targets will be achieved nor that they should place undue reliance, if any, on the financial projections set forth below. The financial projections set forth below constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the projected results. See also “Cautionary Statement Regarding Forward-Looking Statements.”
Summary of the Unadjusted Chiasma Projections
Set forth below is a summary of selected prospective financial information for Chiasma for (i) U.S. acromegaly for the calendar years 2021 through 2025, (ii) EU acromegaly for the calendar years 2022 through 2029 and (iii) U.S. neuroendocrine tumors (NET) for the calendar years 2025 through 2029, each as prepared by Chiasma management in connection with Chiasma’s evaluation of the merger (collectively, which we refer to as the “Unadjusted Chiasma Projections”). The Chiasma Board approved the Unadjusted Chiasma Projections to be provided to Amryt and other bidders in connection with a proposed transaction, as well as to Duff & Phelps. The Unadjusted Chiasma Projections were presented to the Chiasma Board for the purposes of considering and evaluating the merger.

US Acromegaly MYCAPSSA Non-Risk Adjusted Projections
($ in millions)
	COVID Adjusted FY-2021(1)	Plan FY-2021(1)	Conservative FY-2022	Plan FY-2022	Conservative FY-2023	Plan FY-2023	Conservative FY-2024	Plan FY-2024	Conservative FY-2025	Plan FY-2025
MYCAPSSA Revenue - US	$23.5	$32.5	$92.6	$101.8	$170.0	$195.0	$240.0	$275.0	$270.0	$310.0

Gross Profit	$22.6	$31.2	$77.1	$84.8	$143.0	$164.1	$210.0	$240.7	$238.0	$273.2
GAAP Operating Expenses	$85.1	$85.1	$85.4	$85.4	$86.0	$86.0	$87.2	$87.2	$90.0	$90.0
(1)	2021 represents a phased launch with limited sales efforts as a result of COVID-19.
EU Acromegaly MYCAPSSA Non-Risk Adjusted Projections
($ in millions)
	FY-2022	FY-2023	FY-2024	FY-2025	FY-2026	FY-2027	FY-2028	FY-2029

MYCAPSSA Revenue - EU	—	$3.4	$12.5	$25.4	$38.1	$51.0	$58.8	$61.4
Gross Profit	—	$2.2	$7.6	$16.3	$23.8	$32.2	$36.5	$38.3
Total Non-GAAP Operating Expenses	$13.9	$20.0	$21.4	$20.0	$20.0	$20.0	$20.0	$20.0
US Neuroendocrine Tumors (NET) Non-Risk Adjusted Revenue
($ in millions)
	Conservative FY-2025	Unadjusted FY-2025	Conservative FY-2026	Unadjusted FY-2026	Conservative FY-2027	Unadjusted FY-2027	Conservative FY-2028	Unadjusted FY-2028	Conservative FY-2029	Unadjusted FY-2029

MYCAPSSA Revenue - US	$39.4	$67.0	$137.8	$234.3	$236.3	$401.6	$393.8	$669.4	$401.6	$682.8

Gross Profit	$33.5	$56.9	$117.3	$199.5	$201.2	$341.9	$335.2	$569.8	$341.9	$581.2
Summary of the Revised Unadjusted Chiasma Projections
Chiasma’s senior management prepared revisions to the Unadjusted Chiasma Projections, which included revised projected revenue ranges for US acromegaly for 2026-2029 and new revenue ranges for U.S. acromegaly, U.S. NET and EU acromegaly for 2030 (collectively, which we refer to as the “Revised Unadjusted Chiasma Projections”), which are presented in the table below.
Revised Range for US Acromegaly ($ in millions)
	US Acro Scenario 1 FY-2026	US Acro Scenario 2 FY-2026	US Acro Scenario 1 FY-2027	US Acro Scenario 2 FY-2027	US Acro Scenario 1 FY-2028	US Acro Scenario 2 FY-2028	US Acro Scenario 1 FY-2029	US Acro Scenario 2 FY-2029	US Acro Scenario 1 FY-2030	US Acro Scenario 2 FY-2030
MYCAPSSA Acromegaly Revenue - US	$276	$305	$262	$320	$249	$336	$236	$352	$224	$370

MYCAPSSA NET Revenue - US									$410	$410

MYCAPSSA EU Acromegaly									$62	$62
Total Revenue (2030)									$696	$841
The Revised Unadjusted Chiasma Projections reflect input by the Chiasma Board and were directed by the Chiasma Board for use in considering and evaluating the merger.
Summary of the Adjusted Chiasma Projections
Set forth in the table below is a summary of the adjusted set of Chiasma projections (which we refer to as the “Adjusted Chiasma Projections”). The Adjusted Chiasma Projections reflect Chiasma management’s: (1) selection of the mid-point of the revenue range for U.S. acromegaly based on additional insights from Chiasma’s Q1 sales trends; (2) selection of the “conservative” revenue forecast for NET, which included revised and adjusted market share assumptions based on additional analysis of the most recently completed healthcare professional quantitative survey; (3) assessment of the probability of success for EU acromegaly and U.S. NET; (4) expansion of consolidated profit and loss numbers to 2030; (5) addition of operating expenses to support projected revenue increases beyond 2025 based on Chiasma management’s updated analysis of costs; (6) addition of operating expenses for SG&A to support incremental revenues; and (7) adjustments to working capital beyond 2025 to align with industry benchmarks. The Adjusted Chiasma Projections were presented to the Chiasma Board for the purposes of considering and evaluating the merger and were shared with Duff & Phelps, which was directed by Chiasma management to use the Adjusted Chiasma Projections in certain of its financial analyses. The Adjusted Chiasma Projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Chiasma’s management.
Adjusted Chiasma Projections ($ in Millions)
	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Total Revenue - POS Adjusted(1)	$28.0	$97.2	$185.4	$268.3	$331.8	$392.5	$453.3	$539.7	$545.8	$550.1
Gross Profit	$26.9	$81.0	$155.4	$231.9	$286.2	$335.0	$384.8	$455.9	$461.7	$465.4
EBITDA	($65.5)	($27.4)	$44.7	$109.1	$150.6	$195.5	$241.3	$308.3	$309.8	$309.2
EBIT	($66.0)	($27.6)	$44.7	$105.0	$149.7	$194.8	$240.7	$307.8	$309.2	$308.5
Less: Taxes(2)	0.0	0.0	(2.5)	(5.8)	(30.0)	(53.3)	(65.9)	(84.6)	(85.0)	(84.9)
Net Operating Profit After Taxes	($66.0)	($27.6)	$42.2	$99.3	$119.7	$141.5	$174.8	$223.1	$224.2	$223.7
Plus: Tax Depreciation	0.5	0.2	0.1	4.0	0.9	0.7	0.6	0.5	0.6	0.6
Less: Capital Expenditures(3)	(0.4)	(0.1)	0.0	(6.0)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)
Less: Investment in Working Capital(4)	(23.5)	(15.4)	(8.1)	(5.7)	(19.0)	(13.3)	(8.9)	(7.3)	(6.6)	(0.9)
Unlevered Free Cash Flow*	($89.4)	($42.9)	$34.1	$91.5	$101.1	$128.4	$166.0	$215.8	$217.6	$222.3
(1)	Probability of success of EU Acromegaly revenue of 86% based on industry benchmarks for regulatory approval for endocrine products
Probability of success of NET revenue of 51% based on the average of industry benchmarks for Phase III success and regulatory approval for endocrine and oncology products
(2)	Assumes a 27.5% effective tax rate and projects NOLs using the 382-limitation analysis completed in Q1 2021
(3)	2024 assumes a capital expenditure of $6M for a lab build-out to support further development, plus $0.5M/ year of additional capital thereafter to support manufacturing
(4)	Adjustments for planned inventory buildup in 2021/2022 and to support the NET Launch in 2025/2026. Working Capital assumption for years 2027+ is based on industry benchmark of ~20%
*	The royalty interest financing obligations with HCR are excluded from the projections
Summary of Chiasma Management Adjusted Amryt Projections
Set forth below is a summary of selected projected financial information for Amryt for the calendar years 2021 through 2030 based on information provided by Amryt management and then adjusted by Chiasma management (which we refer to as the “Chiasma Management Adjusted Amryt Projections”). The selected projected financial information for Amryt was provided to Chiasma management for the purposes of considering and evaluating the merger and shared with Duff & Phelps, a financial advisor to Chiasma, which was directed by Chiasma management to use and rely upon the Chiasma Management’s Adjusted Amryt Projections for purposes of its financial analysis and fairness opinion. See the sections entitled “—Opinion of the Chiasma Board’s Financial Advisor” and “—Unadjusted Amryt Projections.” Neither Amryt nor its management or board of directors approved or endorsed the Chiasma Management Adjusted Amryt Projections in any capacity.
Chiasma Management Adjusted Amryt Projections
($ in millions)
	2021 P	2022 P	2023 P	2024 P	2025 P	2026 P	2027 P	2028 P	2029 P	2030 P
Amryt POS Adjusted Revenue	$200.2	$343.0	$333.4	$413.6	$475.8	$547.6	$589.7	$623.7	$644.6	$661.0
Gross Profit	$107.7	$238.9	$212.0	$273.7	$319.9	$397.9	$440.5	$477.1	$493.6	$506.4
EBITDA(1)	$11.8	$133.2	$110.2	$175.3	$220.1	$277.3	$308.9	$332.9	$346.5	$356.1
(1)	EBITDA is after deduction of stock based compensation
The revenue projections included in the Chiasma Management Adjusted Amryt Projections were based on information provided by Amryt management and adjusted based on assumptions made by Chiasma management. Also included in the revenue projections for Amryt in fiscal 2022 was the probability-adjusted revenue associated with the sale of a priority review voucher (which we refer to as “PRV”) that Amryt may receive. PRVs are issued by the FDA to encourage sponsors to target rare pediatric orphan diseases that are serious and or life threatening primarily affecting children from birth to 18 years of age. The POS adjusted PRV included in the revenue projections was $85.0 million, based on an estimated sale price of $100.0 million as provided by Amryt management, and the POS adjustment as provided by Chiasma management.
Summary of Synergy Forecasts
Amryt management summarized certain cost synergies expected by Amryt management to be realized in the proposed transaction, as well as the costs to achieve these synergies, which were provided to and reviewed by Duff & Phelps and Chiasma management (which we refer to as the “Synergy Forecasts”). The Synergy Forecasts included Amryt and Chiasma management’s anticipated gross synergies of approximately $9.0 million in 2021 and $49.8 million a year thereafter after transition and severance costs. The $49.8 million represents a full year of cost savings across all cost centers due to existing Amryt infrastructure in place to subsume a new endocrine product. The transition and severance costs in 2021 are estimated to be $8.3 million, with synergies estimated at $9.0 million, resulting in net synergies of $0.7 million. In 2022, the estimated transition and severance costs are $3.5 million, with synergies estimated at $49.8 million, resulting in net synergies of $46.4 million.
Summary of Enterprise Valuation Analysis – Combined Company
In connection with Chiasma’s evaluation of the merger, and for purposes of Duff & Phelps’s analysis of the projected performance of the pro forma combination, as described in the section entitled “Opinion of the Chiasma Board’s Financial Advisor—Enterprise Valuation Analysis—Combined Company,” at the direction of Chiasma management and based on projections and information provided by Chiasma, including the Chiasma Management Adjusted Amryt Projections, Duff & Phelps prepared certain estimated pro forma financial information for the combined company, a summary of which is presented in the table below (which we refer to as the “Combined Company Projections”). The Combined Company Projections reflect the sum of the Adjusted Chiasma Projections and the Chiasma Management Adjusted Amryt Projections, which were provided by Chiasma management, and the Synergy Forecasts, which were provided by Amryt management to Duff & Phelps. Duff & Phelps calculated the projected unlevered free cash flow for each of the fiscal years 2021 through 2030 by deducting from EBITDA, (i) taxes at an 18.0 percent tax rate calculated based on EBITDA, as Amryt management represented that depreciation and amortization are not tax-deductible; (ii) rebates of discounts paid by drug manufacturers, milestones tied to the sales of Oleogel-S10; (iii) CVRs issued in conjunction with the acquisition of Aegerion; (iv) projected capital expenditures; and (v) changes in working capital, to arrive at projected unlevered free cash flow. In addition, Duff & Phelps treated all stock-based compensation expense as if it were a cash expense. All of the assumptions and estimates used to estimate the combined company’s unlevered free cash flow were provided by Amryt management and Chiasma management. The Combined Company Projections were presented to the Chiasma Board for the purposes of considering and evaluating the merger.
Combined Company Projections USD in Millions
	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Total Revenue - POS Adjusted	$228.2	$440.2	$518.8	$681.9	$807.6	$940.1	$1,043.1	$1,163.3	$1,190.4	$1,211.1
Chiasma EBITDA	($65.5)	($27.4)	$44.7	$109.1	$150.6	$195.5	$241.3	$308.3	$309.8	$309.2
Amryt EBITDA	$11.8	$133.2	$110.2	$175.3	$220.1	$277.3	$308.9	$332.9	$346.5	$356.1
Net Synergies(1)	$0.7	$46.3	$49.8	$49.8	$49.8	$49.8	$49.8	$49.8	$49.8	$49.8
EBITDA	($53.0)	$152.1	$204.7	$334.2	$420.5	$522.6	$600.0	$691.0	$706.1	$715.0
Less: Taxes(2)	$0	($27.4)	($36.8)	($60.1)	($75.7)	($94.1)	($108.0)	($124.4)	($127.1)	($128.7)
Less: Rebates(3)	($6.1)	($21.5)	$0	$0	$0	$0	$0	$0	$0	$0
Less: Milestones(3)	($0.3)	($10.8)	$0	($12.1)	($17.3)	($0.1)	($1.0)	($2.0)	($1.0)	$0
Less: CVRs(4)	$0	($45.0)	($31.5)	$0	$0	$0	$0	$0	$0	$0
Less: Capital Expenditures(5)	($19.4)	($13.1)	($3.5)	($8.1)	($0.7)	($0.7)	($0.7)	($0.7)	($0.7)	($0.7)
Less: Investment in Working Capital(5)	($26.8)	($23.7)	($25.4)	($31.6)	($30.0)	($26.4)	($17.5)	($16.1)	($12.4)	($5.7)
Unlevered Free Cash Flow	($105.5)	$10.6	$107.5	$222.1	$296.8	$401.4	$472.8	$547.8	$564.9	$579.9
(1)	Represents cost synergies net of the cost to achieve, per Amryt and Chiasma management of approximately $9.0 million in 2021 and $49.8 million a year thereafter

(2)
Taxes based on 18% of EBITDA (depreciation, amortization, and stock-based compensation are not deductible for tax purposes), per Amryt management. The P&L and valuation excluded potential upside from Chiasma’s NOLs, with quantification and analysis of potential restriction subject to additional tax work between signing and closing.

(3)	Per Amryt management
(4)	CVRs may be paid in either cash or shares
(5)	Per Amryt and Chiasma management
Listing of Amryt ADSs
It is a condition to the completion of the merger that the Amryt ADSs (and the Amryt ordinary shares represented thereby) to be issued in connection with the merger are approved for listing on Nasdaq, subject to official notice of issuance. In addition, it is a condition that the LSE will not have informed Amryt or its agent that the Amryt ordinary shares underlying the Amryt ADSs to be issued pursuant to the merger will not be admitted to trading on AIM. Amryt must use its reasonable best efforts to cause the Amryt ADSs to be issued in the merger as part of the merger consideration to be listed on Nasdaq no later than the effective time. For more information see the sections of this proxy statement/prospectus entitled “The Merger Agreement—Listing of Amryt ADSs” and “The Merger Agreement—Conditions to Completion of the Merger,” respectively.
Delisting and Deregistration of Chiasma Common Stock
If the merger is completed, Chiasma common stock will be delisted from the Nasdaq and deregistered under the U.S. Exchange Act, and Chiasma will no longer be required to file periodic reports with the SEC with respect to Chiasma common stock.
Chiasma and Amryt have agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Chiasma common stock from the Nasdaq and to terminate its registration under the U.S. Exchange Act, provided that such delisting and deregistration will not be effective until the effective time.
Governance Matters Following Completion of the Merger
Amryt is required to take all necessary action so that, as of immediately following the effective time, the Amryt Board will include two additional members. Subject to satisfaction of customary background checks and the receipt of a customary letter of appointment, Raj Kannan and one other individual selected by Chiasma prior to the closing who is acceptable to Amryt will be appointed as directors of Amryt until their respective successors are duly elected or appointed and qualified in accordance with applicable law; however, the tenure on the Amryt Board of the other individual selected by Chiasma will be limited to June 15, 2022.
Interests of Chiasma’s Directors and Executive Officers in the Merger
In considering the recommendation of the Chiasma Board to adopt the merger agreement, Chiasma stockholders should be aware that Chiasma’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Chiasma stockholders generally. The Chiasma Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in recommending to Chiasma stockholders that the merger agreement be adopted. Such interests are described below.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
The relevant price per share of Chiasma common stock is $4.09, which is the average closing price per share of Chiasma common stock as reported on Nasdaq over the first five business days following the first public announcement of the transaction on May 5, 2021;

•	The effective time as referenced in this section occurs on July 31, 2021, which is the assumed date of the effective time solely for purposes of the disclosure in this section; and
•
The employment of each executive officer of Chiasma was terminated by Chiasma without “cause” or due to the officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the merger and on the assumed date of the effective time of July 31, 2021.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the merger.
Severance and Change in Control Provisions of Officer Employment Agreements
Chiasma previously entered into employment letter agreements with each of Raj Kannan, effective May 31, 2019, as amended February 14, 2020; Anand Varadan, effective April 8, 2020; John Doyle, effective January 19, 2021; William Ludlam M.D., Ph.D., effective February 23, 2018, as amended February 14, 2020; Lee Giguere, effective February 14, 2020; and Drew Enamait, effective February 23, 2018, as amended February 14, 2020, which are referred to in this proxy statement/prospectus as the Chiasma Executive Employment Agreements, and each of Mr. Raj Kannan, Anand Varadan, John Doyle, William Ludlam, Lee Giguere, and Drew Enamait are referred to as the “Chiasma Executive Officers.” The transaction will be a “change in control” for purposes of the Chiasma Executive Employment Agreements, and we expect that each Chiasma Executive Officer will be eligible to receive certain severance payments and other benefits in connection with a termination by Chiasma without “cause” or by the executive officer’s resignation for “good reason” (as such terms are defined in the respective Chiasma Executive Employment Agreement) occurring within twelve months following the transaction, which is referred to in this proxy statement/prospectus as a Qualifying Termination.
Pursuant to the terms of each Chiasma Executive Employment Agreement, upon a Qualifying Termination and subject to the execution and non-revocation of a release of claims in favor of Chiasma and its related persons and affiliates, each Chiasma Executive Officer is eligible to receive (i) continuation of the executive officer’s then current base salary for 18 months (in the case of Mr. Kannan), 12 months (in the case of Messrs. Varadan and Doyle and Dr. Ludlam) or 6 months (in the case of Messrs. Giguere and Enamait) following the executive officer’s termination; (ii) an amount equal to 100 percent (in the case of Messrs. Kannan, Varadan and Doyle, and Dr. Ludlam) or 50 percent (in the case of Messrs. Giguere and Enamait) of the executive officer’s bonus target for the year in which the change in control occurs; (iii) an amount equal to the executive officer’s accrued bonus for the year in which the change in control occurs, which the compensation committee of the Chiasma Board has approved will be equal to 100 percent of the applicable executive officer’s bonus target, pro-rated based on the duration of the employee’s employment in such fiscal year; (iv) if the executive officer is participating in Chiasma’s group health plans immediately prior to termination and elects COBRA health continuation, continuation of group health benefits with the cost of premiums shared in the same relative proportion by Chiasma and the executive officer as in effect on the date of termination until the earlier of 18 months (in the case of Mr. Kannan), 12 months (in the case of Messrs. Varadan and Doyle and Dr. Ludlam) or 6 months (in the case of Messrs. Giguere and Enamait) or the date that the executive officer becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA health continuation; and (v) full acceleration of all time-based stock option awards held by the executive officer. The estimated value of potential cash severance payments and health continuation is set forth in the table below, assuming each Chiasma Executive Officer is participating in the Chiasma health plan immediately prior to the termination and elects COBRA health continuation.
Name	Cash Severance ($)	Health Continuation ($)
Raj Kannan	1,389,419	44,050
Anand Varadan	697,107	29,367
John Doyle	597,647	29,367
William Ludlam, M.D., Ph.D.	658,763	29,367
Lee Giguere	303,293	14,683
Drew Enamait	262,358	14,683
If any amounts or benefits to be paid or provided under the Chiasma Executive Employment Agreements or otherwise would cause payments or benefits (or other compensation) to not be fully deductible by Chiasma for federal income tax purposes because of Section 280G of the Code, or any successor provision thereto (or that would subject the executive officer to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto), such payments and benefits (and other compensation) will be reduced to the extent necessary such that no portion of such payments or benefits (or other compensation) will be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto; provided, that such a reduction will be made only if, by reason of such reduction, the executive officer’s net after-tax benefit exceeds the net after-tax benefit such executive officer would realize if such reduction were not made.
Quantification of Equity Acceleration
Each of the Chiasma Executive Officers holds Chiasma Stock Options that could become fully vested and exercisable upon a Qualifying Termination in connection with the transaction. The number of unvested Chiasma Stock Options held by each of the Chiasma Executive Officers which could become fully vested and exercisable upon a Qualifying Termination and the estimated value of such unvested Chiasma Stock Options is set forth in the table below.
Name	Unvested Chiasma Stock Options (#)	Value of Unvested Chiasma Stock Options ($)(1)
Raj Kannan	908,334	—
Anand Varadan	390,626	—
John Doyle	175,000	24,500
William Ludlam, M.D., Ph.D.	197,568	35,478
Lee Giguere	192,190	—
Drew Enamait	137,842	21,051
(1)
Certain Chiasma Stock Options held by the Chiasma Executive Officers have exercise prices that exceed the assumed price per share of $4.09. Accordingly, the value of Chiasma Stock Options in this table solely reflects the intrinsic value of Chiasma Stock Options that have exercise prices that are less than such assumed price.

As of July 31, 2021, the assumed effective time of the transactions for purposes of this section, each outstanding stock option held by non-employee directors will have fully vested in accordance with its terms and Chiasma’s non-employee directors will not receive any equity acceleration or equity awards in connection with the transaction.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, Chiasma non-employee directors and officers, who at the effective time is, or at any time prior to the effective time was, a non-employee director or officer of Chiasma or of a subsidiary of Chiasma will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the transaction. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 123 of this proxy statement/prospectus.
Agreements with Amryt
Any Chiasma executive officers who become officers or employees or who otherwise are retained to provide services to Amryt or the surviving corporation may, prior to, on, or following the closing of the transaction, enter into new individualized compensation arrangements with Amryt or the surviving corporation and may participate in cash or equity incentive or other benefit plans maintained by Amryt or the surviving corporation. As of the date of this proxy statement/prospectus, no new individualized compensation arrangements between Chiasma’s executive officers and Amryt or the surviving corporation have been established.
Quantification of Potential Payments and Benefits to Chiasma’s Named Executive Officers in Connection with the Transaction
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Chiasma that is based on, or otherwise relates to, the transaction. Each of the payments set forth in the table below are “double trigger” and will only be paid in the event of a Qualifying Termination of the applicable Chiasma named executive officer in connection with the transaction. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Chiasma’s Directors and Executive Officers in the Transaction” above.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the transaction. For purposes of calculating such amounts, the following assumptions were used:
•
The relevant price per share of Chiasma common stock is $4.09, which is the average closing price per share of Chiasma common stock as reported on Nasdaq over the first five business days following the first public announcement of the transaction on May 5, 2021;

•	The effective time as referenced in this section occurs on July 31, 2021, which is the assumed date of the effective time solely for purposes of the disclosure in this section; and
•
The employment of each named executive officer of Chiasma was terminated by Chiasma without “cause” or due to the officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the first effective time and on the assumed date of the effective time of July 31, 2021.

Named Executive Officer(1)	Cash ($)	Equity($)(2)	Perquisites / Benefits($)	Total ($)(3)
Raj Kannan	1,389,419	—	44,050	1,433,469
Mark J. Fitzpatrick	—	—	—	—
Anand Varadan	697,107	—	29,367	726,474
(1)
Mark J. Fitzpatrick, former President and Principal Financial Officer of Chiasma, terminated employment with Chiasma on January 19, 2021. Pursuant to a Release of Claims, dated September 30, 2020 (a copy of which is filed as Exhibit 10.1 to Chiasma’s Form 8-K filed with the SEC on October 1, 2020), Mr. Fitzpatrick will provide consulting services following such termination until June 30, 2021 and, subject to the terms and conditions of such Release of Claims, is entitled to receive severance and benefits as described therein, including potential acceleration of outstanding Chiasma Stock Options that are scheduled to vest on or before June 30, 2021 and extension of the post-termination exercise period for his vested Chiasma Stock Options until December 31, 2021. Based on the assumed effective date of the transactions, all of Mr. Fitzpatrick’s outstanding Chiasma Stock Options will have fully vested or been forfeited in accordance with their terms prior to the transaction and, for purposes of the table above, we have not ascribed any value to the extension of the post-termination exercise period of Mr. Fitzpatrick’s Chiasma Stock Options.

(2)
Although each of Raj Kannan and Anand Varadan hold unvested Chiasma Stock Options which could accelerate upon a Qualifying Termination in connection with the transactions, the option exercise price per share of each such Chiasma stock option exceeds the assumed price per share of Chiasma common stock of $4.09 (the average closing price per share of Chiasma common stock as reported on Nasdaq over the first five business days following the first public announcement of the transaction on May 5, 2021).

(3)
Cutback. Amounts reported in this table do not reflect the impact of the better net after-tax cutback that may apply to the payments and benefits of the named executive officers in the event that the excise tax applicable under Section 4999 of the Code would otherwise apply. See “Interests of Chiasma’s Directors and Executive Officers in the Transaction—Officer Employment Agreements.”

Accounting Treatment of the Merger
The merger will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS under IFRS 3. IFRS requires that one of the two companies in a merger be designated as the acquirer for accounting purposes based on the evidence available. Amryt will be treated as the acquiring entity for accounting purposes. In identifying Amryt as the acquiring entity for accounting purposes, Amryt and Chiasma took into account the relative voting rights of all equity instruments, the intended composition of the governing body and senior management of the combined company and the size of each of the companies. In assessing the size of each of the companies, Amryt and Chiasma management evaluated various metrics, including, but not limited to, revenue, profit before taxation, total assets and market capitalization. No single factor was the sole determinant in the overall conclusion that Amryt is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion. Accordingly, Amryt will record assets acquired, including identifiable intangible assets, and liabilities assumed from Chiasma at their respective fair values at the date of completion of the merger. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill.
The financial condition and results of operations of Amryt after completion of the merger will reflect Chiasma after completion of the merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Chiasma. The earnings of Amryt following the completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets, including certain trademarks, and goodwill will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Amryt determines that tangible or intangible assets (including goodwill) are impaired, Amryt would record an impairment charge at that time.
Treatment of Outstanding Equity Awards
Chiasma Stock Options
At the effective time, each compensatory option to purchase shares of Chiasma common stock under any Chiasma stock plan that is outstanding and unexercised immediately prior to the effective time, which is referred to in this proxy statement/prospectus as a “Chiasma Stock Option,” whether or not vested, will cease to represent a right to acquire shares of Chiasma common stock and will be converted into an option to purchase Amryt ADSs on the same terms and conditions as were applicable under such Chiasma Stock Option as of immediately prior to the effective time (each, an “assumed stock option”). The number of Amryt ADSs subject to each such assumed stock option will be equal to (i) the number of shares of Chiasma common stock subject to each Chiasma Stock Option immediately prior to the effective time multiplied by (ii) the exchange ratio, rounded down, if necessary, to the nearest whole number of Amryt ADSs, and such assumed stock option will have an exercise price per Amryt ADS (rounded up to the nearest cent) equal to (A) the exercise price per share of Chiasma common stock otherwise purchasable pursuant to such Chiasma Stock Option divided by (B) the exchange ratio; provided, that in the case of any Chiasma Stock Option to which Section 421 of the Code applies as of the effective time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of Amryt ADSs subject to such option and the terms and conditions of exercise of such option will be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Chiasma Stock Option to which Section 409A of the Code applies as of the effective time, the exercise price, the number of Amryt ADSs subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional taxes thereunder.
Chiasma Restricted Stock Unit Awards
At the effective time, each Chiasma RSU Award will be treated as described below.
To the extent a Chiasma RSU Award becomes vested in connection with the transactions contemplated by the merger agreement, pursuant to the terms of the applicable Chiasma employee plan, restricted stock unit award agreement or other agreements between Chiasma and the award holder, a number of shares of Chiasma common stock determined in accordance therewith will be issued to the award holder immediately prior to the effective time, with such shares treated as described above for each share of Chiasma common stock.
Each Chiasma RSU Award that remains outstanding immediately prior to the effective time will, effective as of the effective time, cease to represent a right to acquire shares of Chiasma common stock and will be converted into a restricted stock unit award representing the right to acquire Amryt ADSs (each, which we refer to as an “assumed RSU award”), on the same terms and conditions as were applicable under such Chiasma RSU Award as of immediately prior to the effective time. The number of Amryt ADSs subject to each such assumed RSU award will be equal to (i) the number of shares of Chiasma common stock underlying such Chiasma RSU Award multiplied by (ii) the exchange ratio, rounded down to the nearest whole number of Amryt ADSs.
Regulatory Approvals Required for the Merger
General
As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions of the merger agreement, Chiasma and Amryt have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the merger as promptly as reasonably practicable, including: (i) preparing and filing as promptly as practicable with any governmental authority all documentation to effect all filings necessary, proper or advisable to consummate the merger; (ii) obtaining, as promptly as practicable, and thereafter maintain, all consents from any governmental authority that are necessary, proper or advisable to consummate the merger, and complying with the terms and conditions of each such consent; (iii) obtaining all required consents from non-governmental third parties; and (iv) cooperating in their efforts to comply with their obligations under the merger agreement. Amryt and Chiasma are also required to use their reasonable best efforts to defend any governmental action challenging the legality of the merger and contest any order prohibiting the parties from completing the merger.
Amryt and its subsidiaries are not required to, and Chiasma and its subsidiaries will not agree to (without Amryt’s prior written consent): (i) agree or proffer to divest or hold separate, or take any other action with respect to, any of the assets or businesses of Amryt, Chiasma, the surviving corporation or any of their respective subsidiaries; (ii) agree or proffer to limit in any manner or not to exercise any rights of ownership of any securities (including the shares of Chiasma common stock); or (iii) enter into any agreement that limits the ownership or operation of any business of Amryt, Chiasma, the surviving corporation or any of their respective subsidiaries, in each case that is not conditioned upon, or that becomes effective prior to, the closing or that is material to the business, financial condition or results of operations of Amryt, Chiasma, the surviving corporation or any of their respective subsidiaries, taken as a whole.
Additionally, Amryt and its subsidiaries will not acquire or agree to acquire any person or portion thereof if the entry into a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any approvals of any governmental authority necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the merger agreement or (iii) materially delay the consummation of the transactions contemplated by the merger agreement.
The obligation of Amryt and Chiasma to effect the merger is conditioned upon, among other things, the expiration or termination of the applicable waiting period under the HSR Act. For more information see the section of this proxy statement/prospectus entitled “The Merger Agreement—Conditions to Completion of the Merger.”
Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities
Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. At any time before the expiration of the initial waiting period, the DOJ or the FTC may issue a second request. If a second request is issued, the parties may not complete the merger until they substantially comply with the second request and observe a second 30-calendar-day waiting period, unless the waiting period is terminated earlier.
Each of Amryt and Chiasma filed its respective HSR Act notification and report with respect to the merger on May 18, 2021, and the 30-calendar-day waiting period expired on June 17, 2021, thereby satisfying the closing condition described above.
At any time before or after the merger is completed, the FTC or DOJ could take action under U.S. antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition approval of the merger upon the divestiture of assets of Amryt, Chiasma or their respective affiliates or impose restrictions on Amryt’s post-transaction operations. In addition, U.S. state attorneys general could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the antitrust laws under some circumstances.
Timing; Challenges by Governmental and Other Entities
There can be no assurance that any of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any action challenging such approvals. In addition, there can be no assurance that any of the governmental or other entities described above, including the DOJ, FTC, U.S. state attorneys general, state insurance regulators, foreign regulators and private parties, will not challenge the merger on antitrust, competition, or foreign investment grounds and, if such a challenge is made, there can be no assurance as to its result.
Subject to certain conditions, if the merger is not completed on or before the end date (as may be extended in accordance with the merger agreement), either Amryt or Chiasma may terminate the merger agreement. For more information, see the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination of the Merger Agreement.”
No Dissenters’ Rights
Under applicable Delaware law, no dissenters or appraisal rights will be available with respect to the merger and the other transactions contemplated by the merger agreement.
Litigation Relating to the Merger
In connection with the merger, a complaint has been filed by a purported Chiasma stockholder against Chiasma and its directors. The complaint is captioned Yurkovich v. Chiasma, Inc., et al., No. 1:21-cv-05510 (S.D.N.Y.). The complaint alleges that the preliminary registration statement, filed with the SEC on June 15, 2021, contained materially incomplete and misleading information concerning financial projections for Chiasma and Amryt and the key inputs for the financial analyses performed by Duff & Phelps. The lawsuit seeks various remedies, including a preliminary and/or permanent injunction prohibiting consummation of the proposed transaction, rescission of the merger agreement or any of the terms thereof or, in the event the transaction is already consummated, awarding the plaintiff rescissory damages, an accounting and costs and disbursements of the action, including reasonable attorneys’ and expert fees and expenses. Given the early stage of the proceeding, it is impossible to predict the outcome or to estimate possible loss or range of loss, if any.
Restrictions on Resales of Amryt ADSs Received in the Merger
The Amryt ADSs to be issued in connection with the merger will be registered under the U.S. Securities Act and will be freely transferable under the U.S. Securities Act and the U.S. Exchange Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Amryt for purposes of Rule 144 under the U.S. Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with Amryt and may include the executive officers, directors and significant shareholders of Amryt. This proxy statement/prospectus does not cover resale of Amryt ADSs received by any person who is an affiliate upon completion of the merger, and no person is authorized to make use of this proxy statement/prospectus in connection with any such resale.
Certain Material U.S. Federal Income Tax Considerations
The following is a summary of certain material U.S. federal income tax considerations with respect to the merger applicable to U.S. holders (as defined below) of shares of Chiasma common stock. This summary is based on the Code, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly with retroactive effect. We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the merger that are different from those discussed below, or that a court will not sustain such a position if so challenged.
This discussion applies to you only if you exchange your shares of Chiasma common stock for Amryt ADSs in the merger and you hold your shares of Chiasma common stock and Amryt ADSs as capital assets for tax purposes. This section does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or status, including, for example:
•	a holder who acquired shares of Chiasma common stock pursuant to the exercise of employee stock options or otherwise as compensation;
•	a financial institution;
•	a corporation that accumulates earnings to avoid U.S. federal income tax;
•	a pension plan;

•	a dealer or broker in stocks, securities, or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;
•	a tax-exempt organization;
•	an S corporation, partnership, or other pass-through entity (or an investor in an S corporation, partnership or other pass-through entity);
•	an insurance company;
•	a mutual fund, a regulated investment company, or a real estate investment trust;
•	an individual retirement or other tax-deferred account;
•	a person who holds shares of Chiasma common stock as part of a straddle, hedging, conversion, constructive sale, or other integrated transaction;
•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar;
•	a holder of shares of Chiasma common stock that holds any Amryt ADSs immediately prior to the merger;
•
Persons that directly, indirectly or constructively own or at any time during the five-year period ending on the Closing Date owned, 5 percent or more of the total combined voting power of Chiasma or Amryt voting stock or of the total value of Chiasma or Amryt equity interests; or

•	a U.S. expatriate or former long-term resident of the United States.
In addition, this discussion does not address the tax consequences to any Chiasma stockholder that is or will become a “five-percent transferee shareholder” of Amryt within the meaning of the applicable Treasury Regulations under Section 367 of the Code. In general, a five-percent transferee shareholder of Amryt is a Chiasma stockholder that will own directly, indirectly or constructively through attribution rules, at least 5 percent of either the total voting power or total value of Amryt immediately after the merger. If you believe you are or could become a five-percent transferee shareholder of Amryt, you should promptly consult your tax advisor about the U.S. federal income tax considerations to you of the merger, as certain special rules and time-sensitive tax procedures may apply to you.
In addition, this discussion does not address any consequences arising under the laws of any state, local or non-U.S. jurisdiction, or taxes other than income taxes, including any tax consequences arising under the alternative minimum tax, the Medicare tax on net investment income or the rules regarding “qualified small business stock” or “Section 1244 Stock.” Moreover, this discussion does not address any considerations relating to U.S. federal taxes other than income taxes (such as estate or gift taxes), any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreement entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), or, except as expressly addressed below, any reporting requirements. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Chiasma or Amryt. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.
If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of Chiasma common stock, the tax treatment of a partner generally will depend on the status of the partners and the tax treatment of the partnership. If you are a partner of a partnership holding shares of Chiasma common stock, you should consult your tax advisors.
For purposes of this discussion, the term “U.S. holder” means a holder of shares of Chiasma common stock that exchanges such stock for Amryt ADSs in the merger and is:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust that either (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax consequences to Chiasma stockholders who are not “U.S. holders” as defined above could differ significantly from the consequences discussed below. Chiasma stockholders who are not U.S. holders should consult their tax advisors concerning the tax consequences to them of exchanging shares of Chiasma common stock in the merger.
The discussion below assumes that a U.S. holder of Amryt ADSs is generally treated as the beneficial owner of the underlying shares represented by the ADSs and an exchange of Amryt ADSs for Amryt shares generally will not be subject to U.S. federal income tax. See “Income Tax Considerations—Material U.S. Federal Income Tax Considerations—ADSs” in Amryt’s registration statement on Form F-1 originally filed with the SEC on January 8, 2021.
In addition, the discussion below assumes that Amryt is not treated as a U.S. corporation for U.S. federal income tax purposes prior to, or as a result of, the merger, but that Amryt is treated as a surrogate foreign corporation. Please see the discussion under the heading “Risk Factors—Risk Factors Related to the Merger—For U.S. federal income tax purposes, Amryt is treated as a surrogate foreign corporation, and there is a risk that Amryt may be treated as a U.S. corporation under certain circumstances, including as a result of proposed U.S. federal tax legislation.”
Tax Consequences of the Merger
General Tax Consequences of the Merger
The merger is intended to qualify as a nonrecognition transaction for U.S. federal income tax purposes. The merger is conditioned upon the delivery of a legal opinion from either Goodwin Procter LLP, tax counsel to Chiasma, Gibson, Dunn & Crutcher LLP, tax counsel to Amryt, or another nationally recognized tax counsel reasonably satisfactory to Chiasma and Amryt to Chiasma to the effect that the merger (i) will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) will not result in the recognition of gain under Section 367(a)(1) of the Code by any holder of shares of Chiasma common stock (other than any holder of shares of Chiasma common stock that is a “five-percent transferee shareholder” of Amryt within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) following the merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)).
The opinion will be based on assumptions, representations, warranties and covenants, including those contained in the Agreement and in representation letters to be provided by Chiasma, Amryt and Merger Sub to be delivered at the time of closing. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinion. The opinion will not be binding on the IRS or the courts. No IRS ruling has been or will be requested regarding the U.S. federal income tax considerations of the merger.
Based on representations contained in the representation letters provided by Chiasma, Amryt and Merger Sub and on certain factual assumptions, all of which must continue to be true and accurate in all material respects as of the time the merger is completed, and subject to the qualifications and limitations set forth above and in the legal opinion and representation letters, it is anticipated that either Goodwin Procter LLP, Gibson, Dunn & Crutcher or another nationally recognized tax counsel will be able to opine that (i) the merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) the merger will not result in the recognition of gain under Section 367(a)(1) of the Code by any holder of shares of Chiasma common stock (other than any holder of shares of Chiasma common stock that is a “five-percent transferee shareholder” of Amryt within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) following the merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)).
Based upon the foregoing, the material U.S. federal income tax considerations of the merger will be as follows:
•	when you exchange all of your shares of Chiasma common stock solely for Amryt ADSs, you will not recognize any gain or loss;

•	the aggregate adjusted tax basis of the Amryt ADSs you actually receive will be equal to the aggregate adjusted tax basis of your shares of Chiasma common stock surrendered for the Amryt ADSs; and
•	the holding period of Amryt ADSs will include the period during which you held the shares of Chiasma common stock prior to the merger.
Tax Consequences if the Merger Does Not Qualify as a Non-Recognition Transaction
If the merger fails to qualify as a nonrecognition transaction as the parties intend and you have a gain in your shares of Chiasma common stock, the merger will be a fully taxable transaction to you. You generally will recognize capital gain equal to the difference between (i) the fair market value of the Amryt ADSs you receive in the merger and (ii) your adjusted tax basis in your shares of Chiasma common stock exchanged therefor. If you have a loss in your shares of Chiasma common stock, in certain circumstances, you may not be able to recognize your loss even if the merger generally fails to qualify as a nonrecognition transaction. You should consult your own tax advisor regarding the consequences of the merger to you if the merger is treated as a taxable transaction.
Information Reporting on the Merger
You will be required to retain records pertaining to the merger. Each U.S. holder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Amryt ADSs in the merger will be required to file a statement with the holder’s U.S. federal income tax return setting forth such holder’s tax basis in the shares of Chiasma common stock surrendered and the fair market value of the Amryt ADSs received in the merger. A “significant holder” is a holder of Chiasma capital stock who, immediately before the merger, owned at least 5 percent (by vote or value) of the total outstanding stock of Chiasma prior to the merger or had an aggregate tax basis in securities of Chiasma of $1.0 million or more.
U.S. Federal Income Taxation of U.S. Holders of Amryt ADSs
Dividends and Other Distributions
Subject to the PFIC, rules discussed below, the gross amount of any distribution made by Amryt to a U.S. holder with respect to Amryt ADSs (including the amount of any taxes withheld therefrom) generally will be included in such holder’s gross income as non-U.S. source dividend income in the year actually or constructively received by the depositary of the Amryt ADSs, but only to the extent that the distribution is paid out of Amryt’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Amryt, as a non-U.S. company, does not maintain calculations of its earnings and profits under U.S. federal income tax principles. Therefore, it is expected that any distributions with respect to Amryt ADSs generally will be reported to U.S. holders as dividends. Any dividends paid by Amryt will not be eligible for the dividends-received deduction allowed to qualifying corporations under Section 243 of the Code.
As discussed above, Amryt expects to be treated as a surrogate foreign corporation. As a result, dividends paid in respect of the Amryt ADSs are not expected to be eligible to be taxed at favorable rates that otherwise are applicable to “qualified dividend income” received by non-corporate U.S. holders if certain additional conditions are satisfied.
The amount of any distribution paid by Amryt in a currency other than U.S. dollars will be included in a U.S. holder’s income in an amount equal to the U.S. dollar value of such currency calculated by reference to the exchange rate in effect on the date the distribution is actually or constructively received by the depositary, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the distribution is converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the distribution. A U.S. holder may have foreign currency gain or loss if the distribution is converted into, or exchanged for, U.S. dollars after the date of receipt.
Any dividends Amryt pays to U.S. holders generally will constitute non-U.S. source “passive category” income for U.S. foreign tax credit limitation purposes. However, if 50 percent or more of Amryt’s stock is treated as held by U.S. persons, Amryt will be treated as a “United States-owned foreign corporation.” In that case, dividends may be treated, for foreign tax credit limitation purposes, as income from sources outside the United States to the extent attributable to Amryt’s non-U.S. source earnings and profits, and as income from sources within the United States to the extent attributable to Amryt’s U.S. source earnings and profits.

Taxable Dispositions of the ADSs
Subject to the PFIC rules discussed below, a U.S. holder generally will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the holder’s tax basis in the ADS. A U.S. holder’s tax basis in the Amryt ADSs received in the merger will be determined as described above under the heading “Tax Consequences of the Merger—General Tax Consequences of the Merger.” The gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if the U.S. holder has held the ADS for more than one year at the time of disposition. For certain non-corporate taxpayers (including individuals), long-term capital gains are subject to tax at reduced rates. The deductibility of capital losses is subject to limitations.
Any gain or loss that a U.S. holder recognizes on a sale or other taxable disposition of an ADS generally will be treated as U.S. source income or loss for U.S. foreign tax credit limitation purposes. U.S. holders should consult their tax advisors regarding the proper treatment of any gain or loss in their particular circumstances, including the effects of any applicable income tax treaties.
Passive Foreign Investment Company Considerations
Based on the current and anticipated value of Amryt’s assets and the nature and composition of Amryt’s income and assets, Amryt does not expect to be a PFIC for its current taxable year ending December 31, 2021, or in the foreseeable future. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of Amryt’s assets on a quarterly basis and the active or passive character of each item of income that Amryt earns, and is subject to uncertainty in several respects. Changes in the nature or composition of Amryt’s income or assets, the structure of Amryt’s operation or the value of Amryt’s assets may cause Amryt to become a PFIC. Accordingly, there can be no assurance that Amryt will not be a PFIC for its current taxable year ending December 31, 2021, or for any future taxable year. If Amryt is a PFIC for any year during which a U.S. holder holds the Amryt ADSs, it generally will continue to be treated as a PFIC with respect to that U.S. holder for all succeeding years during which the U.S. holder holds the Amryt ADSs, even if Amryt ceases to meet the threshold requirements for PFIC status in any particular year, unless the U.S. holder has made a “deemed sale” election under the PFIC rules when Amryt ceases to be a PFIC.
A non-U.S. corporation such as Amryt will be treated as a PFIC for U.S. federal income tax purposes for any taxable year if, applying applicable look-through rules, either:
•	at least 75 percent of its gross income for such year is “passive income” for purposes of the PFIC rules; or
•	at least 50 percent of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.
For this purpose, passive income generally includes dividends, interest, royalties and rents other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person. Amryt will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25 percent by value of the stock.
If Amryt were a PFIC for any taxable year during which a U.S. holder holds Amryt ADSs, then, unless such U.S. holder makes a “mark-to-market” election or a “qualified electing fund” election (each as discussed below), such U.S. holder generally would be subject to special adverse tax rules with respect to any “excess distribution” that it receives from Amryt and any gain that it recognizes from a sale or other disposition, including, in certain circumstances, a pledge, of Amryt ADSs. For this purpose, distributions that a U.S. holder receives in a taxable year that are greater than 125 percent of the average annual distributions that it received during the shorter of the three preceding taxable years or your holding period for the Amryt ADSs will be treated as an excess distribution. Under these rules:
•	the excess distribution or recognized gain would be allocated ratably over the U.S. holder’s holding period for the Amryt ADS;

•
the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in the U.S. holder’s holding period prior to the first taxable year in which Amryt were treated as a PFIC, would be treated as ordinary income; and

•
the amount of the excess distribution or recognized gain allocated to each other taxable year would be subject to the highest U.S. federal income tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If Amryt were a PFIC for any taxable year during which a U.S. holder holds Amryt ADSs and any of Amryt’s non-U.S. subsidiaries or other corporate entities in which it owns equity interests is also a PFIC, the U.S. holder would be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. entity classified as a PFIC, each such entity referred to as a lower-tier PFIC, for purposes of the application of these rules. U.S. holders should consult their own tax advisor regarding the application of the PFIC rules to any of Amryt’s lower-tier PFICs.
If Amryt were a PFIC for any taxable year during which a U.S. holder holds Amryt ADSs, then in lieu of being subject to the tax and interest-charge rules discussed above, the U.S. holder may make an election to include gain on the Amryt ADSs as ordinary income under a mark-to-market method, provided that Amryt’s ADSs constitute “marketable stock.” Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury Regulations. Shares or ADSs generally will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Amryt’s ADSs, but not its shares, are listed on the Nasdaq, which is a qualified exchange or other market for these purposes.
Consequently, if the Amryt ADSs are regularly traded, Amryt expects that the mark-to-market election would be available to U.S. holders of Amryt ADSs if Amryt were to become a PFIC, but no assurances are given in this regard.
Because a mark-to-market election cannot be made for any lower-tier PFICs that Amryt may own (unless the shares in such lower-tier PFIC are themselves treated as marketable stock), if Amryt were a PFIC for any taxable year, a U.S. holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such U.S. holder’s indirect interest in any investments held by Amryt that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
In certain circumstances, a shareholder in a PFIC may avoid the adverse tax and interest-charge regime described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, a U.S. holder may make a qualified electing fund election with respect to the Amryt ADSs only if Amryt agrees to furnish such U.S. holder annually with a PFIC annual information statement as specified in the applicable Treasury Regulations. We do not expect that Amryt will provide such information, and thus we do not expect that a U.S. holder will be able to make a qualified electing fund election.
If a U.S. holder owns Amryt ADSs during any year in which Amryt is a PFIC, such U.S. holder (including, potentially, indirect holders) generally will be required to file an IRS Form 8621 with such holder’s U.S. federal income tax return for that year.
U.S. holders should consult their own tax advisors regarding the application of the PFIC rules to their ownership of the Amryt ADSs.
Information Reporting and Backup Withholding
Dividend payments with respect to the Amryt ADSs and proceeds from a sale, exchange, redemption or other taxable disposition of the Amryt ADSs made within the United States or through certain U.S. related financial intermediaries may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder that furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or that is otherwise exempt from backup withholding. U.S. holders of the Amryt ADSs should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against such U.S. holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.
Certain U.S. holders may be required to comply with certain reporting requirements relating to the Amryt ADSs, including filing IRS Form 8938, with respect to the holding of certain foreign financial assets, including stock of foreign issuers (such as Amryt), either directly or through certain foreign financial institutions, if the aggregate value of all such assets exceeds $50,000 on the last day of the tax year or $75,000 at any time during the tax year. U.S. holders who fail to report the required information could be subject to substantial penalties. U.S. holders should consult their own tax advisors regarding the application of these rules to their ownership of the Amryt ADSs.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE AMRYT ADSs.
Material UK Tax Considerations
THE FOLLOWING IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR HOLDER. THE TAX CONSEQUENCES OF THE MERGER PROPOSAL AND OF ACQUIRING, HOLDING AND DISPOSING OF AMRYT ADSS WILL DEPEND ON A HOLDER’S SPECIFIC SITUATION. EACH HOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO THEM OF THE MERGER PROPOSAL AND ACQUIRING, HOLDING AND DISPOSING OF AMRYT ADSS IN LIGHT OF THE HOLDER’S OWN CIRCUMSTANCES, AS WELL AS THE APPLICABILITY AND EFFECT OF ANY UK, U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.
The following is a general summary of certain UK tax considerations relating to the ownership and disposal of the Amryt ADSs and does not address all possible tax consequences relating to the merger proposal and/or the holding or disposing of Amryt ADSs. Save as set out in the discussion under the heading “UK Stamp Duty and UK Stamp Duty Reserve Tax—(i) Issue of Amryt ADSs” below, these paragraphs do not address the UK tax consequences of the merger proposal or of the tax position of Amryt or Chiasma. It is based on current UK tax law and generally published HM Revenue & Customs (which we refer to as “HMRC”) practice as at the date of this document, both of which are subject to change, possibly with retrospective effect.
This summary applies only to Chiasma and, following the merger, Amryt shareholders: (a) who are not resident (and in the case of individuals, domiciled or deemed domiciled) in the United Kingdom for tax purposes and (b) who do not have a permanent establishment or fixed base in the United Kingdom with which the holding of Chiasma stock, or following the merger, Amryt ADSs is connected. Persons (a) who are resident (or, in the case of individuals, domiciled or deemed domiciled) in the United Kingdom for tax purposes and (b) individuals and companies who trade in the United Kingdom through a branch, agency or permanent establishment in the United Kingdom to which the Chiasma stock, or following the merger, Amryt ADSs are attributable, are recommended to seek the advice of professional advisers in relation to their taxation obligations.
This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under UK tax law. In particular, this summary:
•
applies only to the absolute beneficial owners of Chiasma stock and, following the merger, Amryt ADSs and any dividends paid in respect of Chiasma stock and, following the merger, the underlying Amryt ordinary shares represented by the Amryt ADSs (where the dividends are regarded (for UK tax purposes) as that person’s own income, and not the income of some other person);

•	addresses only the principal UK tax consequences for investors who hold the Chiasma stock, and, following the merger, Amryt ADSs solely as capital assets/investments;

•
does not address the tax consequences that may be relevant to certain special classes of investor such as dealers, brokers or traders in shares or securities and other persons who hold the Chiasma stock and, following the merger, Amryt ADSs otherwise than as an investment;

•	does not address the tax consequences for holders that are financial institutions, insurance companies, collective investment schemes, pension schemes, charities or tax-exempt organizations;
•
assumes that the holder is not an officer or employee of Chiasma or Amryt (or of any related company of either) and has not (and is not deemed to have) acquired the Chiasma stock, or following the merger, Amryt ADSs, by reason of an office or employment; and

•
assumes that the holder does not control or hold (and is not deemed to control or hold), either alone or together with one or more associated or connected persons, directly or indirectly (including through the holding of the Chiasma stock, or following the merger, Amryt ADSs), an interest of 10 percent or more in the issued share capital (or in any class thereof), voting power, rights to profits or capital of Chiasma, or following the merger, Amryt, and is not otherwise connected with (or deemed for any tax purpose to be) connected with Chiasma, or following the merger, Amryt.

In such circumstances, liabilities to UK tax may apply on a different basis to that described below.
The discussion below assumes that the beneficial owner of Amryt ADSs will be treated, for UK tax purposes, as the beneficial owner of the underlying Amryt ordinary shares.
CHIASMA STOCKHOLDERS SHOULD SATISFY THEMSELVES AS TO THE OVERALL TAX CONSEQUENCES, INCLUDING, SPECIFICALLY, THE CONSEQUENCES UNDER UK TAX LAW AND HMRC PRACTICE OF THE MERGER AND OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE AMRYT ADSS (OR UNDERLYING AMRYT ORDINARY SHARES), IN THEIR OWN PARTICULAR CIRCUMSTANCES BY CONSULTING THEIR OWN TAX ADVISERS. CHIASMA STOCKHOLDERS WHO ARE IN ANY DOUBT AS TO THEIR TAX POSITION IN ANY JURISDICTION ARE STRONGLY RECOMMENDED TO CONSULT THEIR OWN PROFESSIONAL ADVISERS.
Taxation of Dividends
Dividend payments in respect of the underlying Amryt ordinary shares represented by the Amryt ADSs will be made without withholding or deduction for or on account of UK tax.
An individual holder of Amryt ADSs who is not resident in the UK for tax purposes will not generally be chargeable to UK income tax on dividends paid by Amryt, unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the Amryt ADSs (or underlying Amryt ordinary shares) are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to UK income tax on dividends received from Amryt.
A corporate holder of Amryt ADSs that is not resident in the UK for tax purposes will not generally be chargeable to UK corporation tax on dividends paid by Amryt, unless such holder carries on a trade in the United Kingdom through a permanent establishment to which the Amryt ADSs (or underlying Amryt ordinary shares) are attributable. If a corporate holder does carry on such a trade in the United Kingdom, it may, depending on its individual circumstances, be able to avail of an exemption from UK corporation tax on dividends in respect of their Amryt ADSs. If the exemption does not apply, such dividends will be subject to UK corporation tax at 19 percent for the 2020/2021 tax year (rising to 25 percent from 1 April 2023).
Holders resident in the UK should consult their own tax adviser concerning their UK tax position, and holders resident in other jurisdictions should consult their own tax adviser concerning their tax position in such jurisdiction, in respect of dividends received from Amryt.
Taxation of Disposals
An individual holder of Amryt ADSs who is not resident in the UK for tax purposes will not generally be liable to UK capital gains tax on capital gains realized on the disposal or deemed disposal of his or her Amryt ADSs unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the Amryt ADSs (or underlying Amryt ordinary shares) are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to UK capital gains tax on chargeable gains arising from a disposal of his or her ADSs. Furthermore, an individual holder of Amryt ADSs who has ceased to be resident for tax purposes in the United Kingdom, or becomes treated as resident outside the UK for the purposes of a double tax treaty, for a period of less than five years and who disposes of all or part of his or her Amryt ADSs during that period may be liable on his or her return to the United Kingdom to UK tax on any capital gain realized (subject to any available exemption or relief).
A corporate holder of Amryt ADSs that is not resident in the UK for tax purposes will not generally be liable for UK corporation tax on chargeable gains realized on the disposal of Amryt ADSs unless it carries on a trade in the United Kingdom through a permanent establishment to which Amryt ADSs (or underlying Amryt ordinary shares) are attributable. In these circumstances, a disposal of Amryt ADSs by such holder may give rise to a chargeable gain or an allowable loss for the purposes of UK corporation tax.
Non-UK tax resident holders may be subject to non-UK taxation on any gain under local law.
UK Stamp Duty and UK Stamp Duty Reserve Tax
The statements in this paragraph are intended as a general guide only and do not constitute tax advice. They apply to holders of Amryt ADSs irrespective of their residence for tax purposes. However, different rules apply to certain categories of persons and in certain circumstances, including (without limitation) where Amryt ordinary shares are transferred (or agreements to transfer Amryt ordinary shares become unconditional) at a time when the conditions referred to in the paragraph “Transfer of underlying Amryt ordinary shares” are not met. In such circumstances, liabilities to UK stamp duty and UK stamp duty reserve tax (which we refer to as “SDRT”) may apply on a different basis to that described below. The statements below do not consider the transfer taxes that may apply in any other jurisdiction.
(i) Issue of Amryt ordinary shares and Amryt ADSs
No UK stamp duty or UK SDRT is payable on the issue of either the Amryt ordinary shares or Amryt ADSs pursuant to the merger.
(ii) Transfer of Amryt ADSs
Provided there is no written instrument of transfer, transfers of the Amryt ADSs for consideration should not attract a charge to UK stamp duty.
No UK SDRT should be payable on an agreement to transfer an Amryt ADS, as a depositary receipt (and any interest in a depositary receipt) is not treated as a “chargeable security” for the purposes of UK SDRT.
(iii) Transfer of underlying Amryt ordinary shares
Holders of Amryt ADSs are entitled to present Amryt ADSs to the depositary bank for cancellation and withdraw the corresponding number of underlying Amryt ordinary shares.
The transfer of an underlying Amryt ordinary share to the Amryt ADS holder in exchange for the cancellation of an Amryt ADS (without any change in the beneficial ownership of the Amryt ordinary share) should not give rise to a UK stamp duty or UK SDRT charge.
Neither UK stamp duty nor UK SDRT should arise on transfers of, underlying Amryt ordinary shares (including instruments transferring underlying Amryt ordinary shares and agreements to transfer underlying Amryt ordinary shares) on the basis that the Amryt ordinary shares are admitted to trading on AIM, provided the following requirements are (and continue to be) met:
•
the Amryt ordinary shares are admitted to trading on AIM but are not listed on any recognized stock exchange (with the term “listed” being construed in accordance with section 99A of the UK Finance Act 1986 and the term “recognized stock exchange” being construed in accordance with section 1005 of the UK Income Tax Act 2007) and this has been certified to Euroclear; and

•	AIM continues to be accepted as a “recognized growth market” (as construed in accordance with section 99A of the UK Finance Act 1986).

In the event that either of the above requirements is not met, UK stamp duty or UK SDRT will generally apply to transfers of, or agreements to transfer, Amryt ordinary shares. Where applicable, the purchaser normally pays the stamp duty or SDRT.
Persons who propose to transfer, or agree to transfer, Amryt ordinary shares during such time as these conditions are not met (including, if applicable, during any period between the creation and issue of the Amryt ADSs and the admission to trading of the Amryt ordinary shares on AIM) are strongly urged to obtain their own advice.

THE ADVISORY, NON-BINDING COMPENSATION PROPOSAL
In accordance with Section 14A of the U.S. Exchange Act and the applicable SEC rules issued thereunder, Chiasma is providing holders of Chiasma common stock with the opportunity to cast an advisory, non-binding vote on the compensation that may be payable to Chiasma’s named executive officers in connection with the merger (which we refer to as the “advisory, non-binding compensation proposal”). As required by those rules, Chiasma is asking holders of Chiasma common stock to vote on the adoption of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to Chiasma’s named executive officers in connection with the merger, as disclosed in the table titled “Quantification of Potential Payments and Benefits to Chiasma’s Named Executive Officers in Connection with the Transaction,” including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”
The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Because the vote is advisory in nature only, it will not be binding on Chiasma or the Chiasma Board. Accordingly, because Chiasma is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.
The approval of the advisory, non-binding compensation proposal requires the affirmative vote of at least a majority of the votes cast on the proposal, assuming a quorum is present. A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the advisory, non-binding compensation proposal, assuming a quorum is present.
The Chiasma Board recommends a vote “FOR” the approval of the advisory, non-binding compensation proposal.

THE ADJOURNMENT PROPOSAL
The Chiasma special meeting may be adjourned or postponed to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are not sufficient votes to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Chiasma stockholders.
Chiasma is asking its stockholders to authorize the holder of any proxy solicited by the Chiasma Board to vote in favor of any adjournment or postponement of the Chiasma special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Chiasma stockholders.
Whether or not a quorum is present, the affirmative vote of at least a majority of the votes cast on the proposal is required to approve the adjournment proposal. A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the adjournment proposal.
The Chiasma Board recommends a vote “FOR” the approval of the adjournment proposal.

INFORMATION ABOUT THE COMPANIES
Information about the Companies
Amryt Pharma plc
45 Mespil Road
Dublin 4
Ireland
+353 (0)1 518 0200
Amryt is a public limited company incorporated under the laws of England and Wales. Amryt is a global commercial-stage biopharmaceutical company focused on acquiring, developing and commercializing innovative treatments to help improve the lives of patients with rare and orphan diseases. Amryt comprises a strong and growing portfolio of commercial and development assets. Amryt’s commercial business comprises two orphan disease products – metreleptin (Myalept®/ Myalepta®) and lomitapide (Juxtapid®/Lojuxta®). A predecessor of Amryt was formed in 2016, and subsequently a new Amryt entity was incorporated in England and Wales on July 17, 2019 as a private company limited in England and Wales under the name Amryt Pharma Holdings Limited. It re-registered as a public limited company on September 13, 2019 to become Amryt Pharma Holdings Plc, subsequently changing its name to Amryt Pharma plc, the current Amryt parent company, on September 24, 2019.
Amryt is a public company whose ordinary shares are traded on AIM under the symbol “AMYT,” and Amryt ADSs (each representing the right to receive five Amryt ordinary shares) have traded on the Nasdaq under the symbol “AMYT” since July 8, 2020. Amryt’s registered office is located at Dept 920a 196 High Road, Wood Green, London, N22 8HH United Kingdom, and its principal office is located at 45 Mespil Road, Dublin 4, Ireland. Its telephone number in each office is +44 (0)20 3026 7257 and +353 (0)1 518 0200, respectively.
Myalept®/Myalepta® (metreleptin) is approved in the U.S. (under the trade name Myalept®) as an adjunct to diet as replacement therapy to treat the complications of leptin deficiency in patients with congenital or acquired generalized lipodystrophy (GL) and in the EU (under the trade name Myalepta®) as an adjunct to diet for the treatment of leptin deficiency in patients with congenital or acquired GL in adults and children two years of age and above and familial or acquired partial lipodystrophy (PL) in adults and children 12 years of age and above for whom standard treatments have failed to achieve adequate metabolic control.
Juxtapid®/Lojuxta® (lomitapide) is approved as an adjunct to a low-fat diet and other lipid-lowering medicinal products for adults with the rare cholesterol disorder, Homozygous Familial Hypercholesterolaemia in the U.S., Canada, Colombia, Argentina and Japan (under the trade name Juxtapid®) and in the EU, Israel and Brazil (under the trade name Lojuxta®).
Amryt’s lead development candidate, Oleogel-S10 (Filsuvez®), is a potential treatment for the cutaneous manifestations of Junctional and Dystrophic EB, a rare and distressing genetic skin disorder affecting young children and adults for which there is currently no approved treatment. Filsuvez® has been selected as the brand name for Oleogel-S10. On September 9, 2020, Amryt received positive topline data of the global pivotal Phase 3 trial of Oleogel-S10 in EB, and in June 2021, the FDA accepted for filing and granted Priority Review for Amryt’s New Drug Application for Oleogel-S10 for the treatment of Epidermolysis Bullosa (which we refer to as “EB”). The product does not currently have regulatory approval to treat EB.
Amryt’s pre-clinical gene therapy platform, AP103, offers a potential treatment for patients with Dystrophic EB, and is also potentially relevant to other genetic disorders. In September 2020, the EMA’s Committee for Orphan Medicinal Products adopted a positive opinion for orphan designation for the use of AP103 in EB. In December 2020, the FDA granted orphan drug designation for AP103 for the treatment of Dystrophic EB.
Additional information about Amryt can be found on its website at www.amrytpharma.com. The information contained in, or that can be accessed through, Amryt’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Amryt, see the section entitled “Where You Can Find Additional Information.”

Acorn Merger Sub, Inc.
c/o Amryt Pharma plc
45 Mespil Road
Dublin 4
Ireland
+353 (0)1 518 0200
Merger Sub, a Delaware corporation and an indirect wholly owned subsidiary of Amryt, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to such entity’s formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged with and into Chiasma. As a result, Chiasma will survive the merger as an indirect wholly owned subsidiary of Amryt.
Merger Sub’s principal executive offices are located at c/o Amryt Pharma plc, 45 Mespil Road, Dublin 4, Ireland, and the telephone number for Merger Sub is +353 (0)1 518 0200.
Chiasma, Inc.
140 Kendrick Street, Building C East
Needham, MA 02494
(617) 928-5300
Chiasma is a Delaware corporation. Chiasma is a commercial-stage biopharmaceutical company focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic disease. Employing Chiasma’s proprietary Transient Permeability Enhancer (“TPE®”) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. In June 2020, the FDA approved MYCAPSSA® (octreotide capsules) for long-term maintenance treatment in acromegaly patients who have responded to and tolerated treatment with octreotide or lanreotide. Chiasma commenced its U.S. commercial launch of MYCAPSSA in September 2020. MYCAPSSA is the first and only oral somatostatin analog, or SSA, approved by the FDA and the first product approved by the FDA utilizing Chiasma’s TPE technology. The FDA approval of MYCAPSSA was based on the positive results of Chiasma’s randomized, double-blind, placebo-controlled, nine-month Phase 3 CHIASMA OPTIMAL clinical trial of octreotide capsules, which met the primary endpoint and all four secondary endpoints, as well as safety data from all of its Phase 3 clinical trials of MYCAPSSA. Chiasma is focused on the commercialization of MYCAPSSA for the treatment of patients with acromegaly in the United States and continuing its development and seeking regulatory approval of MYCAPSSA in the European Union.
Chiasma is a public company whose shares trade on the Nasdaq under the ticker symbol “CHMA.” Chiasma’s principal executive offices are located at 140 Kendrick Street, Building C East, Needham, MA and its telephone number is (617) 928-5300.
Additional information about Chiasma can be found on its website at www.chiasma.com. The information contained in, or that can be accessed through, Chiasma’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Chiasma, see the section entitled “Where You Can Find Additional Information.”

THE MERGER AGREEMENT
The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the merger agreement that might be important to you. You are urged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger and the other transactions described in this proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement
The merger agreement and the summary of its terms in this proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Chiasma, Amryt or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the merger agreement are made by Chiasma, Amryt and Merger Sub only for the purposes of the merger agreement and are qualified and subject to certain limitations and exceptions agreed to by Chiasma, Amryt and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be qualified by confidential disclosures made by one party to the other, which are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Chiasma’s or Amryt’s public disclosures. Investors are not third-party beneficiaries under the merger agreement except for the limited purposes expressly set forth therein and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.
For the foregoing reasons, the representations, warranties, covenants and agreements and any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Chiasma and Amryt or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus.
Structure of the Merger
The merger agreement provides that, subject to the terms and conditions of the merger agreement, at the effective time, Merger Sub will merge with and into Chiasma with Chiasma surviving as an indirect wholly owned subsidiary of Amryt.
From and after the effective time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the effective time will be the certificate of incorporation and bylaws, respectively, of the surviving corporation, and the directors and officers of Merger Sub immediately prior to the effective time will be the directors and officers, respectively, of the surviving corporation until their successors are duly elected or appointed and qualified in accordance with applicable law.
Closing and Effectiveness of the Merger
Unless otherwise mutually agreed to by Chiasma and Amryt, the closing of the merger will take place remotely via electronic exchange of required closing documentation in lieu of an in-person closing as soon as practicable, but no later than the third business day after the date that the conditions to the completion of the merger (other than conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions by the party or parties entitled to the benefit thereof at the time of the closing of the merger) described under the section of this proxy statement/prospectus entitled “—Conditions to Completion of the Merger” have been satisfied or, to the extent permitted by applicable law, waived by the party or parties entitled to the benefit thereof.
At the closing, the parties will file a certificate of merger with the Secretary of State of the State of Delaware and all other filings or recordings required by the General Corporation Law of the State of Delaware to effectuate the merger. The merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at a later time as agreed by the parties to be specified in such certificate of merger. At the effective time, all of the rights and privileges of Chiasma and Merger Sub will vest in the surviving corporation, and all of the liabilities and obligations of Chiasma and Merger Sub will become liabilities and obligations of the surviving corporation.
Merger Consideration
At the effective time, by virtue of the merger and without any action on the part of the parties to the merger agreement or any Chiasma stockholder, each eligible share of Chiasma common stock will be automatically converted into the right to receive 0.396 (which number we refer to as the “exchange ratio”) Amryt ADSs (which we collectively refer to as the “merger consideration”).
No Fractional ADSs
Chiasma stockholders will not receive any fractional Amryt ADSs in the merger. Each Chiasma stockholder that otherwise would have been entitled to receive a fraction of a Amryt ADS (after aggregating all shares represented by the certificates surrendered and uncertificated shares delivered by such holder) will receive, in lieu thereof, in the aggregate that number of whole Amryt ADSs resulting from the application of the exchange ratio as is rounded to the nearest whole number of Amryt ADSs (whether up or down), with no cash being paid for any fractional Amryt ADSs eliminated by such rounding.
No Dissenters’ Rights
Under applicable Delaware law, no dissenters or appraisal rights will be available with respect to the merger and the other transactions contemplated by the merger agreement.
Surrender of Chiasma Common Stock
The conversion of eligible shares into the right to receive the merger consideration will occur automatically at the effective time. Prior to the effective time, Amryt will appoint an exchange agent reasonably acceptable to Chiasma and enter into an exchange agent agreement with such exchange agent that provides for the exchange agent to handle the exchange of certificates or book-entry shares representing shares of Chiasma common stock for the merger consideration. As of the effective time, (i) Amryt will deposit with the ADS Depositary Amryt ordinary shares underlying the Amryt ADSs issuable as merger consideration and (ii) Amryt will deposit with the exchange agent the Amryt ADSs issuable as merger consideration. Promptly (but not later than five business days) after the closing date, Amryt will, or will cause the exchange agent to, send a letter of transmittal to each person who is a record holder of eligible shares at the completion of the merger for use in the exchange and instructions explaining how to surrender Chiasma stock certificates or transfer uncertificated shares of Chiasma common stock to the exchange agent in exchange for the merger consideration. Chiasma stockholders who submit (i) a properly completed letter of transmittal, together with their stock certificates (in the case of certificated shares) or (ii) other evidence of transfer requested by the exchange agent (in the case of book-entry shares), including but not limited to receipt of an “agent’s message” by the exchange agent, will receive the merger consideration into which the shares of Chiasma common stock were converted in the merger.
Treatment of Chiasma Equity Awards and Warrants
Chiasma Stock Options
At the effective time, each compensatory option to purchase shares of Chiasma common stock under any Chiasma stock plan that is outstanding and unexercised immediately prior to the effective time, which is referred to in this proxy statement/prospectus as a Chiasma Stock Option, whether or not vested, will cease to represent a right to acquire shares of Chiasma common stock and will be converted into an option to purchase Amryt ADSs on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in the relevant Chiasma stock plan or in the related award document by reason of the transactions contemplated hereby) as were applicable under such Chiasma Stock Option as of immediately prior to the effective time (each, which we refer to as an “assumed stock option”). The number of Amryt ADSs subject to each such assumed stock option will be equal to (i) the number of shares of Chiasma common stock subject to each Chiasma Stock Option immediately prior to the effective time multiplied by (ii) the exchange ratio, rounded down, if necessary, to the nearest whole number of Amryt ADSs, and such assumed stock option will have an exercise price per Amryt ADS (rounded up to the nearest cent) equal to (A) the exercise price per share of Chiasma common stock otherwise purchasable pursuant to such Chiasma Stock Option divided by (B) the exchange ratio; provided, that in the case of any Chiasma Stock Option to which Section 421 of the Code applies as of the effective time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of Amryt ADSs subject to such option and the terms and conditions of exercise of such option will be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Chiasma Stock Option to which Section 409A of the Code applies as of the effective time, the exercise price, the number of Amryt ADSs subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional taxes thereunder.
Chiasma Restricted Stock Unit Awards
At the effective time, each Chiasma RSU Award will be treated as described below.
To the extent a Chiasma RSU Award becomes vested in connection with the transactions contemplated by the merger agreement, pursuant to the terms of the applicable Chiasma employee plan, restricted stock unit award agreement or other agreements between Chiasma and the award holder, a number of shares of Chiasma common stock determined in accordance therewith will be issued to the award holder immediately prior to the effective time, with such shares treated as described above for each share of Chiasma common stock.
Each Chiasma RSU Award that remains outstanding immediately prior to the effective time will, effective as of the effective time, cease to represent a right to acquire shares of Chiasma common stock and will be converted into a restricted stock unit award representing the right to acquire Amryt ADSs (each, which we refer to as an “assumed RSU award”), on the same terms and conditions as were applicable under such Chiasma RSU Award as of immediately prior to the effective time. The number of Amryt ADSs subject to each such assumed RSU award will be equal to (i) the number of shares of Chiasma common stock underlying such Chiasma RSU Award multiplied by (ii) the exchange ratio, rounded down to the nearest whole number of Amryt ADSs.
Chiasma Warrants
Immediately prior to the effective time, each Chiasma warrant that is issued and outstanding and not exercised or expired pursuant to its terms immediately prior to the effective time, by virtue of the merger and without any action on the part of Amryt, Chiasma or the holder thereof, will be deemed to be net exercised immediately prior to the effective time, and the shares of Chiasma common stock issued to such warrant holder upon such net exercise immediately prior to the effective time will be treated as described above for each share of Chiasma common stock.
Listing of Amryt ADSs
The merger agreement obligates Amryt to promptly prepare and submit to Nasdaq a listing application covering the Amryt ADSs to be issued in the merger as part of the merger consideration and to obtain approval of the listing such Amryt ADSs prior to the effective time. In addition, Amryt is required to prepare and submit to the LSE an application for admission of the ordinary shares represented by the Amryt ADSs to be issued in connection with the merger to trading on AIM. Approval for listing on Nasdaq of the Amryt ADSs and the LSE not having informed Amryt that the ordinary shares represented by such Amryt ADSs will not be admitted to trading on AIM are conditions to the obligations of Chiasma and Amryt to complete the merger as described under the section of this proxy statement/prospectus entitled “The Merger Agreement—Conditions to Completion of the Merger.”

Governance Matters Following Completion of the Merger
Amryt is required to take all necessary action so that, as of immediately following the effective time, the Amryt Board will include two additional members. Subject to satisfaction of customary background checks and the receipt of a customary letter of appointment, Raj Kannan and one other individual selected by Chiasma prior to the closing who is acceptable to Amryt will be appointed as directors of Amryt until their respective successors are duly elected or appointed and qualified in accordance with applicable law; however, the tenure on the Amryt Board of the other individual selected by Chiasma will be limited to June 15, 2022.
Conditions to Completion of the Merger
Mutual Conditions to Completion. The obligation of each of Chiasma, Amryt and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:
•	adoption of the merger agreement by Chiasma stockholders;
•	approval of the transactions contemplated by the merger agreement by Amryt shareholders;
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the absence of any order issued by any court or other governmental authority of competent jurisdiction that remains in effect and enjoins, prevents or prohibits completion of the merger, and the absence of any applicable law enacted, entered or promulgated by any governmental authority that remains in effect and prohibits or makes illegal completion of the merger;

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effectiveness of the registration statement for the Amryt ADSs and Amryt ordinary shares represented thereby to be issued in the merger (of which this proxy statement/prospectus forms a part) and, if applicable, of the registration statement on Form F-6 relating to the Amryt ADSs and the absence of any stop order suspending that effectiveness or any proceedings for that purpose pending before the SEC;

•	the distribution of the shareholder circular to Amryt shareholders in accordance with Amryt’s organizational documents;
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(i) approval for listing on Nasdaq of the Amryt ADSs (and the Amryt ordinary shares represented thereby) to be issued in connection with the merger, subject to official notice of issuance, and (ii) the LSE not having informed Amryt that the Amryt ordinary shares represented by the Amryt ADSs will not be admitted to trading on AIM; and

•	any applicable waiting period under the HSR Act shall have expired or been terminated.
Conditions to Completion for the Benefit of Amryt and Merger Sub. In addition, the obligations of Amryt and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, Amryt’s waiver) of the following conditions:
•	performance in all material respects by Chiasma of all of its obligations under the merger agreement required to be performed by it at or prior to the effective time;
•
subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of Chiasma being true and correct at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date;

•	absence of a material adverse effect (as described below) on Chiasma since the date of the merger agreement; and
•	receipt of a certificate from an executive officer of Chiasma certifying that the conditions set forth in the three bullets directly above have been satisfied.
Conditions to Completion for the Benefit of Chiasma. In addition, the obligation of Chiasma to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, Chiasma’s waiver) of the following conditions:
•	performance in all material respects by each of Amryt and Merger Sub of all of its obligations under the merger agreement required to be performed by it at or prior to the effective time;

•
subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of Amryt being true and correct at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date;

•	absence of a material adverse effect (as described below) on Amryt since the date of the merger agreement;
•	receipt of a certificate from an executive officer of Amryt certifying that the conditions set forth in the three bullets directly above have been satisfied; and
•	the receipt by Chiasma of a tax opinion as to certain tax matters.
Representations and Warranties
Representations and Warranties of Chiasma
The merger agreement contains customary representations and warranties made by Chiasma that are subject in some cases to specified exceptions and qualification contained in the merger agreement, in the disclosure schedules or in certain reports filed by Chiasma with the SEC on or after January 1, 2020 and prior to the date that was one business day prior to the date of the merger agreement. In particular, certain of these representations and warranties are subject to contractual exceptions with respect to any discrepancy that are not material to Chiasma, that individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Chiasma to perform its obligations under the merger agreement or to consummate the merger and that do not have, and would not have, individually or in the aggregate, a material adverse effect on Chiasma. For the definition of material adverse effect for Chiasma, see the section of this proxy statement/prospectus entitled “The Merger Agreement—Definition of ‘Material Adverse Effect.’” The representations and warranties by Chiasma in the merger agreement relate to, among other things:
•	corporate existence, good standing and qualification to conduct business;
•	due authorization, execution and validity of the merger agreement;
•	governmental approvals necessary to complete the merger;
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absence of any conflict with or violation or breach of organizational documents or any conflict with or violation or breach of applicable law, any consent or other action by any person under or default under any contract, or creation or imposition of any lien on any asset of the applicable party or its respective subsidiaries as a result of the execution, delivery or performance of the merger agreement or completion of the merger;

•	capitalization;
•	subsidiaries;
•	SEC filings, the absence of material misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act of 2002;
•	financial statements;
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the absence, since March 31, 2021 through the date of the merger agreement, of any material adverse effect on Chiasma and of any action that would constitute a breach of certain interim operating covenants of Chiasma if such action were taken between the date of the merger agreement and the closing date of the merger;

•	absence of undisclosed material liabilities;
•	litigation;
•	permits;
•	compliance with laws;
•	certain regulatory matters relating to health care laws and relevant authorities;
•	material contracts, properties and insurance matters;
•	tax matters;

•	employees, employee benefit plans and labor matters;
•	intellectual property matters;
•	environmental matters;
•	compliance with the Foreign Corrupt Practices Act of 1977 and anti-corruption laws in other jurisdictions;
•	transactions with affiliates;
•	inapplicability of antitakeover statutes; and
•	receipt of a fairness opinion from Duff & Phelps and fees payable to Chiasma’s financial advisors in connection with the merger.
Representations and Warranties of Amryt and Merger Sub
The merger agreement contains customary representations and warranties made by Amryt and Merger Sub that are subject in some cases to specified exceptions and qualification contained in the merger agreement, in the disclosure schedules or in certain reports publicly filed by Amryt on or after January 1, 2020 and prior to the date that was one business day prior to the date of the merger agreement. In particular, certain of these representations and warranties are subject to exceptions that are not material to Amryt, that individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Amryt or Merger Sub to perform its obligations under the merger agreement or to consummate the merger and that do not have, and would not have, individually or in the aggregate, a material adverse effect on Amryt. For the definition of material adverse effect for Amryt, see the section of this proxy statement/prospectus entitled “The Merger Agreement—Definition of ‘Material Adverse Effect.’” The representations and warranties by Amryt in the merger agreement relate to, among other things:
•	corporate existence, good standing and qualification to conduct business;
•	due authorization, execution and validity of the merger agreement;
•	governmental approvals necessary to complete the merger;
•
absence of any conflict with or violation or breach of organizational documents or any conflict with or violation or breach of applicable law, any consent or other action by any person under or default under any contract, or creation or imposition of any lien on any asset of the applicable party or its respective subsidiaries as a result of the execution, delivery or performance of the merger agreement or completion of the merger;

•	capitalization;
•	subsidiaries;
•	SEC filings and non-SEC reports, the absence of material misstatements or omissions from such filings and reports and compliance with the Sarbanes-Oxley Act of 2002 and other relevant rules;
•	financial statements;
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the absence, since March 31, 2021 through the date of the merger agreement, of any material adverse effect on Amryt and of any action that would constitute a breach of certain interim operating covenants of Amryt if such action were taken between the date of the merger agreement and the closing date of the merger;

•	absence of undisclosed material liabilities;
•	litigation;
•	permits;
•	compliance with laws;
•	certain regulatory matters relating to health care laws and relevant authorities;
•	material contracts, properties and insurance matters;

•	tax matters;
•	employees, employee benefit plans and labor matters;
•	intellectual property matters;
•	environmental matters;
•	compliance with the Foreign Corrupt Practices Act of 1977 and anti-corruption laws in other jurisdictions;
•	transactions with affiliates;
•	inapplicability of antitakeover statutes; and
•	fees payable to Amryt’s financial advisors in connection with the transaction.
Definition of “Material Adverse Effect”
Many of the representations and warranties and other provisions in the merger agreement are qualified by whether the topics covered by the representations and warranties or other provisions would constitute a “material adverse effect” on the party or parties making such representation or warranty. For purposes of the merger agreement, “material adverse effect” means, with respect to Chiasma or Amryt, as the case may be, any event, change, effect, circumstance, fact, development or occurrence that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), assets or liabilities of such party and its subsidiaries, taken as a whole, or (b) materially impairs the ability of such party to consummate the transactions contemplated by the merger agreement or would reasonably be expected to do so, except that in the case of clause (a) only, no event, change, effect, circumstance, fact, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect with respect to such party:
i.	any changes in general U.S. or global economic, capital markets or regulatory conditions or other general business, financial or market conditions;
ii.	any changes in conditions generally affecting the industries in which such party or any of its subsidiaries operates;
iii.
any decline, in and of itself, in the market price or trading volume of such party’s securities or credit ratings (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect with respect to such party);

iv.
any failure, in and of itself, by such party or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect with respect to such party);

v.
the public announcement of the merger agreement or the transactions contemplated thereby, including the impact thereof on the relationships of a party with their respective customers, suppliers, distributors, partners or other material third-party business relations or with their respective employees directly arising out of or related to the foregoing;

vi.	any changes in applicable law or GAAP or IFRS, as applicable, first announced or proposed after the date of the merger agreement;
vii.	geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war or terrorism or any worsening thereof;
viii.	any epidemic or pandemic (including COVID-19), hurricane, earthquake, flood, calamity or other natural disasters or acts of God or any worsening thereof or any declaration of martial law, quarantine or similar directive, policy or guidance or law or other action by any governmental authority in connection therewith or in response thereto;
ix.
any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guideline or recommendation by any governmental authority or public health agency in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and all guidelines and requirements of the Occupational Safety and Health Administration and the Centers for Disease Control and Prevention, such as social distancing, cleaning, and other similar or related measures (which we refer to as “COVID-19 measures”);

x.	the taking of any action required to be taken pursuant to the merger agreement, or which the other party has requested in writing;
xi.	any transaction litigation; or
xii.	any matters expressly set forth in the confidential disclosure schedules delivered by Chiasma to Amryt or by Amryt to Chiasma;
except, the matters referred to in bullets (i), (ii), (vi), (vii), (viii) or (ix) in the immediately preceding list may be taken into account to the extent that the impact of any such event, change, effect, circumstance, fact, development or occurrence on that party and its subsidiaries, taken as a whole, is disproportionately adverse relative to its impact on other participants in the industries in which such party and its subsidiaries operate (in which case only the incremental disproportionate impact(s) may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect).
Conduct of Business Pending the Merger
In general, except (i) as required or prohibited by applicable law, (ii) as a result of COVID-19 measures, (iii) as set forth in the confidential disclosure schedules delivered by Chiasma to Amryt concurrently with execution of the merger agreement, or (iv) as required or expressly contemplated by the merger agreement, unless Amryt otherwise consents (which consent may not be unreasonably withheld, conditioned or delayed), Chiasma and its subsidiaries are required to use commercially reasonable efforts to (A) conduct their business in all material respects in the ordinary course of business consistent with past practice, (B) preserve intact its business organization, (C) keep available the services of its employees who are integral to the operation of the business as presently conducted and (D) maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other third parties with whom it has material business relations.
Without limiting the generality of the foregoing, except (i) as required or prohibited by applicable law, (ii) as set forth in the confidential disclosure schedule delivered by Chiasma to Amryt concurrently with execution of the merger agreement, or (iii) as required or expressly contemplated by the merger agreement, unless Amryt otherwise consents (which consent may not be unreasonably withheld, conditioned or delayed), each of Chiasma and its subsidiaries are not permitted to:
•	adopt any change to its certificate of incorporation, by-laws or other organizational documents;
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(A) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, security or property, other than inventory acquired in the ordinary course of business consistent with past practice, or (B) effect or be a party to any merger, consolidation, business combination, liquidation, dissolution, recapitalization or restructuring;

•	form any new subsidiary of Chiasma;
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split, combine or reclassify any shares of its capital stock, other than transactions (A) solely among Chiasma and one or more of its wholly owned subsidiaries or (B) solely among Chiasma’s wholly owned subsidiaries;

•	amend any term or alter any rights of any of Chiasma’s outstanding equity securities;
•	declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or other equity securities;

•	enter into any contract with respect to the voting or registration of any equity securities of Chiasma;
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redeem, repurchase, cancel or otherwise acquire (or offer to do any of the foregoing) any of its or its subsidiaries’ equity securities, other than repurchases of shares of Chiasma common stock in connection with the exercise of Chiasma Stock Options or the vesting or settlement of Chiasma RSU Awards, in each case outstanding as of the date of the merger agreement or granted after the date of the merger agreement, in accordance with the present terms of such Chiasma equity awards;

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issue, deliver or sell, grant, pledge or otherwise encumber (or authorize any of the foregoing) any shares of its capital stock or any other equity securities, other than (A) the issuance of any shares of Chiasma common stock in connection with the exercise of Chiasma Stock Options or Chiasma warrants or the vesting or settlement of Chiasma RSU Awards that are, in each case outstanding as of the date of the merger agreement in accordance with the terms thereof, (B) the issuance of shares of Chiasma common stock upon the exercise of purchase rights under Chiasma Employee Stock Purchase Plan or (C) in the case of a subsidiary of Chiasma, in connection with transactions (1) solely among Chiasma and one or more of its wholly owned subsidiaries or (2) solely among Chiasma’s wholly owned subsidiaries;

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authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any not materially in excess of the capital expenditures expressly contemplated by the capital expenditure budget of Chiasma and its subsidiaries made available to Amryt prior to the date of the merger agreement;

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sell, lease, license, transfer or otherwise dispose of any subsidiary or any division thereof or of Chiasma or any assets, securities or property (other than intellectual property rights, which are the subject of another bullet below), other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

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make any material loans, advances or capital contributions to, or investments in, any other person, other than loans, advances, capital contributions or investments (A) by Chiasma to or in one or more of its wholly owned subsidiaries or (B) by any subsidiary of Chiasma to or in Chiasma or any wholly owned subsidiary of Chiasma;

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incur, assume, guarantee, repurchase or otherwise become liable for or prepay any indebtedness for borrowed money, or directly or indirectly, on a contingent basis or otherwise, issue or sell any debt securities or any options, warrants or other rights to acquire debt securities, or forgive any loans to directors, officers or employees of Chiasma or any of its subsidiaries;

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terminate, renew, extend or in any material respect modify or amend any material contract or waive, release or assign any material right or claim thereunder, or enter into any contract that would constitute a material contract if entered into prior to the date of the merger agreement;

•	enter into any new lease that would constitute a material contract or amend the terms of any lease that constitutes a material contract;
•	terminate, suspend, abrogate, amend or let lapse any material permit in a manner materially adverse to Chiasma or any of its subsidiaries;
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except as required by Chiasma employee plans as in effect as of the date of the merger agreement, (A) grant any change in control, severance, retention or termination pay to (or amend any existing change in control, severance, retention or termination pay arrangement with) any of their respective directors, officers, employees or individual consultants (including former directors, officers, employees or individual consultants), (B) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Chiasma employee plan, (C) establish, adopt or amend any Chiasma employee plan or labor agreement, (D) increase the compensation, bonus opportunity or other benefits payable to any of their respective directors, officers or employees (including former directors, officers or employees), (E) hire or terminate without cause any director, officer or employee holding a title above vice president, (F) increase the total number of employees of Chiasma and its subsidiaries by more than the amounts contemplated by Chiasma’s operating plan as of the date of the merger agreement or (G) terminate (other than for cause) the employment of any employees of Chiasma and its subsidiaries if doing so would result in, individually or together with all other such terminations, any material severance or termination payments or costs;
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(A) change any method of financial accounting or financial accounting principles or practices, except for as required by a change in GAAP or applicable law, or revalue any of its material assets, or (B) change in any material respect its practices related to the collection of accounts receivable or the payment of accounts payables outside the ordinary course of business or otherwise in a manner not permitted by the terms thereof;

•	enter into any new line of business outside of its existing business;
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(A) make, change or revoke any material tax election, (B) change any annual tax accounting period, (C) adopt or change any material method of tax accounting, (D) enter into any material closing agreement with respect to taxes or (E) settle or surrender or otherwise concede, terminate or resolve any material tax claim, audit, investigation or assessment for an amount in excess of $1.0 million individually or $3.0 million in the aggregate, (F) amend any material tax returns, or (G) apply for a ruling from any taxing authority;

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commence, settle or compromise any action involving or against Chiasma or any of its subsidiaries (including any action involving or against an employee, officer or director of Chiasma or any of its subsidiaries in their capacities as such), other than any action in respect of taxes (which will be governed exclusively by the immediately preceding bullet) or brought by the stockholders of Chiasma against Chiasma and/or its directors relating to the merger agreement and the transactions contemplated thereby (which will be governed exclusively by the transaction litigation provision of the merger agreement);

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(A) pay, discharge, settle or satisfy any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the merger agreement, (B) cancel any material indebtedness owed to Chiasma or any of its subsidiaries, or (C) waive, release, grant or transfer any right of material value;

•
(A) license or grant any rights under, sell, transfer or otherwise dispose of any material Chiasma intellectual property, or (B) permit any material Chiasma registered intellectual property to lapse, expire or become abandoned prior to the end of the applicable term of such Chiasma registered intellectual property, except where Chiasma has made a reasonable business decision to not maintain such item of Chiasma registered intellectual property, in each case, consistent with past practice;

•
(A) materially reduce the amount of any material insurance coverage provided by existing insurance policies or (B) fail to maintain in full force and effect insurance coverage materially consistent with past practice;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to (A) prevent or impede the merger from qualifying for the intended tax treatment, (B) cause the stockholders of Chiasma (subject to certain exceptions) to recognize gain pursuant to Section 367(a)(1) of the Code or (C) prevent or impede Chiasma from being able to deliver the executed Chiasma tax certificate at closing;

•	take any action or omit to take any action if such action or omission could reasonably be expected to result in any of the closing conditions to the merger not being satisfied; or
•	authorize, agree, resolve, commit or propose to do any of the foregoing.
In general, except (i) as required or prohibited by applicable law, (ii) as a result of COVID-19 measures, (iii) as set forth in the confidential disclosure schedules delivered by Amryt to Chiasma concurrently with execution of the merger agreement, or (iv) as required or expressly contemplated by the merger agreement, unless Chiasma otherwise consents (which consent may not be unreasonably withheld, conditioned or delayed), Amryt and its subsidiaries are required to use commercially reasonable efforts to (A) conduct their business in all material respects in the ordinary course of business consistent with past practice, (B) preserve intact its business organization, (C) keep available the services of its employees who are integral to the operation of the business as presently conducted and (D) maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other third parties with whom it has material business relations.
Without limiting the generality of the foregoing, except (i) as required or prohibited by applicable law, (ii) as set forth in the confidential disclosure schedule delivered by Amryt to Chiasma concurrently with execution of the merger agreement, or (iii) as required or expressly contemplated by the merger agreement, unless Chiasma otherwise consents (which consent may not be unreasonably withheld, conditioned or delayed), each of Amryt and its subsidiaries are not permitted to:
•
adopt or propose any change (A) to Amryt’s organizational documents that would adversely impact the rights of the holders of Amryt ordinary shares or the holders of Amryt ADSs or (B) the organizational documents of Merger Sub;

•
other than in the ordinary course of business, (A) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, security or property, other than inventory acquired in the ordinary course of business consistent with past practice, or (B) effect or be a party to any merger, consolidation, business combination, liquidation, dissolution, recapitalization or restructuring;

•
split, combine or reclassify any shares of its capital stock, other than transactions (A) solely among Amryt and one or more of its wholly owned subsidiaries or (B) solely among Amryt’s wholly owned subsidiaries;

•	amend any term or alter any rights of any of the outstanding equity securities of Amryt;
•	declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or other equity securities;
•	enter into any contract with respect to the voting or registration of any equity securities of Amryt;
•
redeem, repurchase, cancel or otherwise acquire (or offer to do any of the foregoing) any of its or its subsidiaries’ equity securities, other than repurchases of (A) Amryt ordinary shares in connection with the exercise, vesting or settlement or Amryt equity awards, in each case outstanding as of the date of the merger agreement or granted after the date of the merger agreement to the extent permitted by the merger agreement, or (B) Amryt warrants or any other convertible equity securities of Amryt in accordance with the terms thereof;

•
issue, deliver or sell, grant, pledge or otherwise encumber (or authorize any of the foregoing) any shares of its capital stock or any other equity securities, other than (A) the issuance of any Amryt ordinary shares in connection with the exercise, vesting or settlement of Amryt equity awards or the exercise of Amryt warrants or any other convertible equity securities of Amryt, (B) the grant of Amryt equity awards to employees, directors of individual independent contractors of Amryt or any of its subsidiaries pursuant to Amryt’s equity compensation plans in the ordinary course of business, (C) in connection with the allotment of the Amryt ordinary shares underlying the Amryt ADSs to be issued pursuant to the merger and/or the issuance of Amryt ADSs in connection with the merger or (D) putting to Amryt shareholders at the annual general meeting of Amryt’s shareholders, and the passing of, customary resolutions in relation to Amryt’s share capital;

•
authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any not materially in excess of the capital expenditures expressly contemplated by the capital expenditure budget of Amryt and its subsidiaries made available to Chiasma prior to the date of the merger agreement;

•
sell, lease, license, transfer or otherwise dispose of any subsidiary or any division thereof or of Amryt or any assets, securities or property, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

•
make any material loans, advances or capital contributions to, or investments in, any other person, other than loans, advances, capital contributions or investments (A) by Amryt to or in one or more of its wholly owned subsidiaries or (B) by any subsidiary of Amryt to or in Amryt or any wholly owned subsidiary of Amryt;

•
incur or otherwise become liable for or prepay any indebtedness for borrowed money, or issue or sell any debt securities or other rights to acquire debt securities, or forgive any loans to directors, officers or employees of Amryt or any of its subsidiaries;

•	enter into any new lease that would constitute a material contract or amend the terms of any lease that constitutes a material contract;
•	terminate, suspend, abrogate, amend or let lapse any material permit in a manner materially adverse to Amryt or any of its subsidiaries;
•	change any method of financial accounting or financial accounting principles or practices, except for as required by a change in IFRS or applicable law, or revalue any of its material assets;
•	enter into any new line of business outside of its existing business;
•
(A) make, change or revoke any material tax election, (B) change any annual tax accounting period, (C) adopt or change any material method of tax accounting, (D) enter into any material closing agreement with respect to taxes or (E) settle or surrender or otherwise concede, terminate or resolve any material tax claim, audit, investigation or assessment for an amount in excess of $1.0 million individually or $3.0 million in the aggregate, (F) amend any material tax returns, or (G) apply for a ruling from any taxing authority;

•
(A) pay, discharge, settle or satisfy any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the merger agreement, (B) cancel any material indebtedness owed to Amryt or any of its subsidiaries, or (C) waive, release, grant or transfer any right of material value in each case for an amount in excess of $1.0 million individually or $2.5 million in the aggregate;

•
(A) materially reduce the amount of any material insurance coverage provided by existing insurance policies or (B) fail to maintain in full force and effect insurance coverage materially consistent with past practice;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to (A) prevent or impede the merger from qualifying for the intended tax treatment, (B) cause the stockholders of Chiasma (subject to certain exceptions) to recognize gain pursuant to Section 367(a)(1) of the Code or (C) prevent or impede Amryt from being able to deliver the executed Amryt tax certificate at closing;

•	take any action or omit to take any action if such action or omission could reasonably be expected to result in any of the closing conditions to the merger not being satisfied; or
•	authorize, agree, resolve, commit or propose to do any of the foregoing.
No Solicitation
Each of Chiasma and Amryt has agreed to, and to use its reasonable best efforts to cause its and its subsidiaries’ representatives to, cease immediately and terminate any and all existing discussions or negotiations with any third party conduced prior to or ongoing as of the date of the merger agreement with respect to any actual or potential acquisition proposal or inquiry with respect thereto and to cause such third party to return or destroy all furnished confidential information. Subject to the exceptions described in this section, each of Chiasma and Amryt has agreed not to, and to cause its subsidiaries and its and its subsidiaries’ respective representatives not to, directly or indirectly:
•	solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any acquisition proposal or any inquiry with respect thereto;

•
(i) enter into or participate in any discussions or negotiations regarding, (ii) furnish to any third party any information or (iii) otherwise assist, participate in, knowingly facilitate or knowingly encourage any third party, in each case, in connection with or for the purpose of knowingly encouraging or facilitating, an acquisition proposal or any inquiry with respect thereto;

•
approve, recommend or enter into or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle with respect to an acquisition proposal;

•
grant any waiver, amendment or release under any standstill or confidentiality agreement with respect to an acquisition proposal or an inquiry with respect thereto (provided that this will not restrict any such waiver or release if determined that failure to take such action would be inconsistent with directors’ fiduciary duties);

•	make an adverse recommendation change; or
•	take any action to make any antitakeover laws and regulations inapplicable to any third party or any acquisition proposal.
However, if at any time prior to the adoption of the merger agreement by Chiasma stockholders, in the case of Chiasma, or at any time prior to the approval of the transactions contemplated by the merger agreement by Amryt shareholders, in the case of Amryt, Chiasma or Amryt, as applicable, receives a bona fide written acquisition proposal made after the date of the merger agreement that has not resulted from a violation of the solicitation restrictions described in the first paragraph of this section (under “—No Solicitation”), that party is permitted to, subject to certain exceptions and qualifications described in the merger agreement:
•
engage in negotiations or discussions with any third party that has made after the date of the merger agreement a superior proposal (as defined below in this section) or an unsolicited bona fide written acquisition proposal that the Chiasma Board or the Amryt Board, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, is or is reasonably likely to lead to a superior proposal; and

•
furnish to such third party and its representatives non-public information relating to Chiasma or Amryt, as applicable, or any of its subsidiaries pursuant to a confidentiality agreement that (A) does not contain any provision that would prevent that party from complying with its obligation to provide disclosure to the other party in connection with these solicitation restrictions and (B) contains confidentiality and use provisions that, in each case, are not materially less restrictive to Chiasma or Amryt, as applicable, than those contained in the confidentiality agreement in place between Chiasma and Amryt, so long as all such non-public information (to the extent not previously provided or made available to the other party) is provided or made available to the other party substantially concurrently with the time it is provided or made available to such third party;

in either case, if it determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties.
Chiasma or Amryt, as applicable, is required (i) to notify the other party as promptly as practicable (but in no event later than 48 hours) after receipt by the other party of any acquisition proposal or any inquiry related thereto (which notice is to include the identity of the third party, the material terms and conditions thereof and a copy of any written proposal, offer or draft agreement), (ii) keep the other party reasonably informed, on a timely basis, of any material changes in the status and details of any such acquisition proposal or inquiry and (iii) as promptly as practicable (but in no event later than 48 hours after receipt) provide to the other party copies of all material proposals, indications of interest or draft documentation (or if delivered orally, a written summary thereof) relating to the terms and conditions of such acquisition proposal or inquiry provided to Chiasma or Amryt, as applicable, or any of its subsidiaries (as well as written summaries of any material oral communications relating to the terms and conditions of any acquisition proposal).
Prior to the adoption of the merger agreement by Chiasma stockholders, in the case of Chiasma, or at any time prior to the approval of the transactions contemplated by the merger agreement by Amryt shareholders, in the case of Amryt, in response to an acquisition proposal that the Chiasma Board or the Amryt Board, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a superior proposal, the Chiasma Board or the Amryt Board, as applicable, may make an adverse recommendation change or terminate the merger agreement to enter into a definitive agreement providing for such superior proposal, but only if:
(i)
such party first notifies the other party in writing at least five business days prior to taking such action that such party intends to take such action, which notice shall include an unredacted copy (if any) of such acquisition agreement and related transaction documents;

(ii)
such party and its representatives negotiate with the other party and its representatives during such five business day notice period, to the extent the other party seeks to negotiate, to enable the other party to propose any adjustments to the terms and conditions of the merger agreement;

(iii)
upon the end of such notice period, the applicable party’s board of directors considers in good faith any revisions to the terms of the merger agreement proposed by the other party, and determined after consultation with advisors that the superior proposal would nevertheless continue to constitute a superior proposal; and

(iv)
in the event of any change to any of the financial terms or any other material terms of such superior proposal, such party, in each case, delivers to the other party an additional notice consistent with that described in clause (i) and a new notice period under clause (i) will commence each time, except each such notice period shall be two business days (instead of five business days), during which time such party must comply with the foregoing requirements anew with respect to each such additional notice.

Prior to the adoption of the merger agreement by Chiasma stockholders, in the case of Chiasma, or at any time prior to the approval of the transactions contemplated by the merger agreement by Amryt shareholders, in the case of Amryt, in response or relating to an intervening event, the Chiasma Board or the Amryt Board, as applicable, may make an adverse recommendation change if it determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, but only if:
(i)
such party first notifies the other party in writing at least five business days prior to taking such action that such party intends to take such action, which notice will include a reasonably detailed description of the intervening event;

(ii)
such party and its representatives negotiate with the other party and its representatives during such five business day notice period, to the extent the other party seeks to negotiate, to enable the other party to propose any adjustments to the terms and conditions of the merger agreement; and

(iii)
upon the end of such notice period, the applicable party’s board of directors considers in good faith any written commitment by the other party to amend the terms of the merger agreement, and determined in good faith after consultation with its outside legal counsel that failure to make an adverse recommendation change would nonetheless be inconsistent with its fiduciary duties.

For purposes of this proxy statement/prospectus, “acquisition proposal” means, with respect to Chiasma or Amryt, as the context requires, any proposal or offer, other than from the other party to the merger agreement, relating to any direct or indirect acquisition or issuance, whether in a single transaction or a series of related transactions, whether by a person or by a group, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise: (i) of assets or businesses of such party or any of its subsidiaries (including securities of subsidiaries) equal to 20 percent or more of the consolidated assets of such party of any of its subsidiaries or 20 percent or more of the net revenues or net income of such party or any of its subsidiaries (for the 12-month period ending on the last day of such party’s most recently completed fiscal quarter); (ii) of 20 percent or more of the then-outstanding equity securities, or any class thereof (whether measured by either voting power or value), of such party, any of its subsidiaries, or the surviving or resulting entity in such transaction; or (iii) other than from purchases or sales of shares on public markets, pursuant to which the stockholders of such party immediately prior to the consummation of such transaction hold less than 80 percent of the equity interests of the surviving or resulting entity of such transaction.

For purposes of this proxy statement/prospectus, an “inquiry” with respect to an acquisition proposal means, with respect to Chiasma or Amryt, as the context requires, any inquiry or indication of interest or any request for non-public information relating to such party or any of its subsidiaries, in each case, with respect to, reasonably likely to have been made in connection with, or as would reasonably be expected to lead to, an acquisition proposal relating to such party.
For purposes of this proxy statement/prospectus, “superior proposal” means, with respect to Chiasma or Amryt, as the context requires, any bona fide, written acquisition proposal made after the date of the merger agreement that is fully financed or has fully committed financing that the board of directors of such party determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all legal, financial, regulatory and other terms and conditions of the acquisition proposal (including any governmental or other approval requirements, the availability and terms of any necessary financing, and other aspects of the acquisition proposal and the third party making the acquisition proposal), (i) would result in a transaction that is more favorable to such party’s stockholders from a financial point of view than the merger (including any adjustment to the terms and conditions proposed by the other party to the merger agreement in response to such acquisition proposal) and (ii) is reasonably likely of being completed on the terms proposed on a timely basis; provided that for purposes of this definition, references in the term “acquisition proposal” to 20 percent will be deemed to be references to 50 percent.
For purposes of this proxy statement/prospectus, “intervening event” means, with respect to Chiasma, any material event, change, effect, circumstance, fact, development or occurrence that (i) was not known or reasonably foreseeable to the Chiasma Board as of or prior to the date of the merger agreement and (ii) does not relate to or involve (A) any acquisition proposal or inquiry with respect thereto, (B) any change in the market price or trading volume of Chiasma common stock (but the underlying facts or events contributing to the change in the market price or trading volume can be taken into account in determining whether an intervening event with respect to Chiasma has occurred unless otherwise expressly excluded by the merger agreement), (C) any event or circumstance relating to Amryt or any of its subsidiaries, (D) any breach of the merger agreement by Chiasma or any of its subsidiaries or (E) the lapsing of any COVID-19 measures.
For purposes of this proxy statement/prospectus, “intervening event” means, with respect to Amryt, means any material event, change, effect, circumstance, fact, development or occurrence that (i) was not known or reasonably foreseeable to the Amryt Board as of or prior to the date of the merger agreement and (ii) does not relate to or involve (A) any acquisition proposal or inquiry with respect thereto, (B) any change in the market price or trading volume of the Amryt ordinary shares (but the underlying facts or events contributing to the change in the market price or trading volume can be taken into account in determining whether an intervening event with respect to Amryt has occurred unless otherwise expressly excluded by the merger agreement), (C) any event or circumstance relating to Chiasma or any of its subsidiaries, (D) any breach of the merger agreement by Amryt or any of its subsidiaries or (E) the lapsing of any COVID-19 measures.
Notwithstanding these provisions, neither Chiasma nor Amryt nor their respective boards of directors are prohibited from taking actions that are required to comply with certain specified provisions of the U.S. Exchange Act or the U.K. Code with respect to acquisition proposals if the Chiasma Board or the Amryt Board, respectively, determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with applicable law.
Efforts to Consummate the Merger
Chiasma and Amryt have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the merger as promptly as reasonably practicable, including:
(i)	preparing and filing as promptly as practicable with any governmental authority all documentation to effect all filings necessary, proper or advisable to consummate the merger;
(ii)
obtaining, as promptly as practicable, and thereafter maintain, all consents from any governmental authority that are necessary, proper or advisable to consummate the merger, and complying with the terms and conditions of each such consent (including by supplying as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to the HSR Act or other applicable antitrust laws);

(iii)	obtaining all required consents from non-governmental third parties; and
(iv)	cooperating in their efforts to comply with their obligations under the merger agreement.
Chiasma’s and Amryt’s obligation to use their reasonable best efforts also includes (i) defending any action brought by any governmental authority or third party challenging the merger agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal completion of the merger or any of the other transactions contemplated by the merger agreement, or (ii) contesting any order entered into by or with any governmental authority that enjoins, restrains, prevents, prohibits or makes illegal completion of the merger or any of the other transactions contemplated by the merger agreement.
Notwithstanding the foregoing, Amryt and its subsidiaries are not required to, and Chiasma and its subsidiaries will not agree to any of the following actions as applicable to Chiasma without Amryt’s prior written consent:
(i)
agree or proffer to divest or hold separate, or take any other action with respect to, any of the assets or businesses of Amryt, Chiasma, the surviving corporation (assuming the consummation of the merger) or any of their respective subsidiaries;

(ii)	agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the shares of Chiasma common stock); or
(iii)
enter into any agreement that in any way limits the ownership or operation of any business of Amryt, Chiasma, the surviving corporation (assuming the consummation of the merger) or any of their respective subsidiaries, in each case that is not conditioned upon, or that becomes effective prior to, the closing or that is material to the business, financial condition or results of operations of Amryt, Chiasma, the surviving corporation or any of their respective subsidiaries, taken as a whole.

Amryt will not, and will not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any governmental authority necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the merger agreement or (iii) materially delay the consummation of the transactions contemplated by the merger agreement.
Proxy Statement, Registration Statement and Shareholder Circular Covenant
As promptly as practicable following the date of the merger agreement, (i) Amryt has agreed to prepare (with Chiasma’s reasonable cooperation) and file with the SEC this registration statement on Form F-4 of which this proxy statement/prospectus forms a part, (ii) Chiasma has agreed to prepare (with Amryt’s reasonable cooperation) and file with the SEC this proxy statement/prospectus, (iii) if necessary, Amryt has agreed to prepare and cause the ADS depositary to file with the SEC a registration statement on Form F-6, and (iv) Amryt has agreed to prepare (with Chiasma’s reasonable cooperation) a shareholder circular.
Each of Chiasma and Amryt has agreed to use its reasonable best efforts to (i) have this proxy statement/prospectus cleared by the SEC as promptly as practicable after its filing, (ii) have this registration statement on Form F-4 and, if applicable, the registration statement on Form F-6 declared effective under the U.S. Securities Act as promptly as practicable after their respective filings and keep such registration statements effective for so long as is necessary to complete the merger, and (iii) take any other action required to be taken by it under the U.S. Securities Act, the U.S. Exchange Act, the DGCL, the CA 2006 and the rules of Nasdaq in connection with the filing and distribution of this proxy statement/prospectus and registration statement on Form F-4, the registration statement on Form F-6 (if applicable) and the shareholder circular, and the solicitation of proxies from the stockholders of Chiasma and the shareholders of Amryt.
At this time, based on guidance from the ADS depositary, an additional registration statement on Form F-6 is not necessary for the transactions contemplated by the merger agreement.

Obligations to Call Stockholders’ Meetings
Each of Chiasma and Amryt has agreed to, in consultation with the other party, (i) establish a record date for, duly call and give notice of a meeting of its stockholders (at which Chiasma will seek the vote of its stockholders required to adopt the merger agreement and Amryt will seek the vote of its shareholders required to approve the transactions contemplated by the merger agreement), (ii) cause the proxy statement/prospectus or the shareholder circular, as applicable, to be mailed to its stockholders or shareholders, as applicable, and (iii) duly hold its meeting of stockholders or shareholders, as applicable. Chiasma will do so as promptly as practicable following the effectiveness of this registration statement on Form F-4 (with the proxy statement/prospectus to be mailed no later than 5 business days after it is cleared by the SEC and with the stockholder meeting to be held no later than 45 days after such mailing), and Amryt will use its reasonable best efforts to cause its shareholder meeting to occur no later than Chiasma’s stockholder meeting.
Subject to the rights of the Chiasma Board and the Amryt Board, as applicable, to make an adverse recommendation change, as discussed under the section of this proxy statement/prospectus entitled “—No Solicitation,” each of Chiasma and Amryt has agreed to use its reasonable best efforts to cause the applicable approvals of its stockholders or shareholders, as applicable, in connection with the merger or the transactions contemplated by the merger agreement to be obtained at the meeting of its stockholders or shareholders, as applicable, and will comply with all legal requirements applicable to such meeting.
Neither Chiasma nor Amryt may adjourn, postpone or otherwise delay the meeting of its stockholders or shareholders, as applicable, without the prior written consent of the other party. However, either Chiasma or Amryt may, without the prior written consent of the other party, adjourn or postpone the meeting of its stockholders or shareholders, as applicable, (i) if such adjournment or postponement is necessary to allow additional time to (A) solicit additional proxies necessary to obtain the required vote of its stockholders or shareholders, as applicable, in connection with the merger or the transactions contemplated by the merger agreement, as applicable, at such meeting, or (B) distribute any supplement or amendment to this proxy statement/prospectus that its board of directors has determined in good faith after consultation with outside legal counsel is necessary under applicable law (but no such postponement or adjournment under this clause (B) may be to a date that is after the earlier of (I) the 10th business day before the end date and (II) the 10th business day after the date of such distribution), (ii) for an absence of a quorum or (iii) if and to the extent such postponement or adjournment is required to comply with applicable law as reasonably determined by such party. A party may not adjourn or postpone a meeting of its stockholders or shareholders, as applicable, more than a total of two times and, on any single occasion, for a period of more than 10 business days (unless for a postponement or adjournment pursuant to clause (B) of the preceding sentence as required by applicable law) or, if earlier, to a date that is after 10 business days before the end date.
Indemnification and Insurance
After the effective time, Amryt agreed to cause the surviving corporation to (i) indemnify and hold harmless any individual who, at or prior to the effective time, is or was previously a director or officer of Chiasma or any of its subsidiaries (each, which we refer to as an “indemnitee”) against certain claims and for certain losses in connection with such indemnitee’s service as a director or officer of Chiasma or any of its subsidiaries at or prior to the effective time, and (ii) to assume all obligations of Chiasma and its subsidiaries to the indemnitees in respect of indemnification, advance of expenses and exculpation from liabilities for acts or omissions at or prior to the effective time as provided in their organizational documents or any indemnification agreements in effect as of the date of the merger agreement.
The merger agreement provides that the organizational documents of the surviving corporation must contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than were set forth in the organizational documents of Chiasma as of the date of the merger agreement. Such provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the indemnitees.
Further, Amryt, the surviving corporation and the indemnitees are required to cooperate to the extent reasonably practicable in the defense of any claim.
The merger agreement requires the surviving corporation to maintain for a six-year period after the effective time Chiasma’s current directors’ and officers’ liability insurance policy, or comparable insurance provided by a reputable insurer with at least the same coverage with respect to matters existing prior to the effective time, including a “tail” policy. However, the surviving corporation is not required to make aggregate annual premium payments for such insurance in excess of 300 percent of the amount Chiasma and its subsidiaries currently pay for such insurance. In lieu of the foregoing, Chiasma has the right to obtain prior to the effective time a six-year prepaid “tail” policy that provides substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by Chiasma and its subsidiaries, subject to the aforementioned premium cap.
Employee Matters
From the closing date through the date that is twelve months following the closing date, which is referred to in this proxy statement/prospectus as the “benefits continuation period,” the surviving corporation will provide, and Amryt will cause the surviving corporation to provide, to each individual who is employed by Chiasma and its subsidiaries immediately prior to the effective time, while such individual continues to be employed by the surviving corporation, Amryt or any of its subsidiaries during the benefits continuation period, which such individuals are referred to in this proxy statement/prospectus as the affected employees:
(i)	a base salary or wage rate that is not less than the base salary or wage rate provided to such affected employee immediately prior to the effective time;
(ii)
target annual bonus and commission cash and equity incentive compensation opportunities that are no less favorable than as provided to such affected employee immediately prior to the effective time; and

(iii)
employee benefits that are substantially comparable in the aggregate to the employee benefits provided to either, as determined by Amryt, such affected employee under the Chiasma employee plans immediately prior to the effective time or the employee benefits provided by Amryt to its similarly-situated employees, subject to certain exceptions.

However, for purposes of the foregoing clauses (i) through (iii), retention, change-in control or other special or non-recurring compensation or benefits provided prior to the effective time or any equity or other long-term incentives, defined benefit pension plans or post-employment welfare benefits will not be taken into account. With respect to any employee benefit plan in which any affected employee first becomes eligible to participate on or after the effective time, Amryt will (A) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such affected employee with respect to a new health or welfare plan to the extent satisfied or waived under a comparable Chiasma employee plan, (B) recognize service of affected employees (to the extent credited by Chiasma or its subsidiaries in any comparable Chiasma employee plan) accrued prior to the effective time for all purposes under (but not for the purposes of benefit accrual under any defined benefit pension plan) any new benefit plan in which such affected employees may be eligible to participate after the effective time; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service, and (C) if applicable, use commercially reasonable efforts to cause to be credited, in any new health plan in which affected employees participate, any deductibles or out-of-pocket expenses incurred by such affected employee and their beneficiaries and dependents during the portion of the calendar year in which such affected employee first becomes eligible for the new health plan that occurs prior to such affected employee’s commencement of participation in such new health plan with the objective that there be no double counting during the first year of eligibility of such deductibles or out-of-pocket expenses.
Amryt will cause the surviving corporation or any applicable subsidiary to honor and abide by the terms of any severance and change in control plans, agreements and arrangements for the benefit of the affected employees that are in effect and have been listed in the confidential disclosure schedules delivered by Chiasma to Amryt, unless otherwise agreed to between the applicable affected employee and Amryt.
Certain Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including the following covenants and agreements, among others, all of which are subject to certain exceptions and qualifications as described in the merger agreement:
•
each of Amryt and Chiasma is required to provide the other party and its representatives reasonable access to its properties, assets, books, contracts, personnel, records and information concerning its businesses, properties and personnel as the other party may reasonably request;

•
each of Amryt and Chiasma is required to promptly (i) notify the other of any stockholder or shareholder demands or other actions commenced against it, its subsidiaries or any of its or its subsidiaries’ respective directors or officers relating to the merger agreement or any of the transactions contemplated thereby and (ii) give the other party the opportunity to consult with it regarding the defense or settlement of any such transaction litigation and give the other party the opportunity to participate in (but not control), at the other party’s expense, the defense and settlement of any such transaction litigation and (iii) not to settle any such transaction litigation without the other party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned);

•
each of Amryt and Chiasma is required to consult with the other, and give the other a reasonable opportunity to review and comment upon, before issuing any press release or other public statement with respect to the merger agreement or the transactions contemplated thereby, subject to certain exceptions;

•
each of Amryt and Chiasma is required to promptly notify the other of any change, condition or event (i) that renders or would reasonably be expected to render any of its representations or warranties to be untrue or inaccurate or (ii) that results or would reasonably be expected to result in any failure by it to comply with or satisfy any covenant, condition or agreement, in each case such that any of the closing conditions to the merger could reasonably be expected to not be satisfied;

•
each of Amryt and Chiasma is required to cooperate with the other in taking all actions necessary to delist Chiasma common stock from the Nasdaq and terminate its registration under the U.S. Exchange Act, in each case effective upon the effective time; and

•
Amryt and Chiasma are required to establish a transition committee consisting of three representatives designated by each party to facilitate exchange of information between the parties, oversee integration planning and consult with respect to operations and major business decisions, among other matters.

Termination of the Merger Agreement
The merger agreement may be terminated at any time before the effective time, whether before or after Chiasma stockholders have adopted the merger agreement or Amryt shareholders have approved the transactions contemplated by the merger agreement, in the following circumstances:
•	by mutual written agreement of Amryt and Chiasma; or
•	by either Amryt or Chiasma, if:
•
the merger has not been completed by the end date of December 1, 2021, subject to extension by mutual written agreement of Amryt and Chiasma. However, the right to terminate the merger agreement after the end date will not be available to a party if such party’s breach of any provision of the merger agreement is the primary cause of the failure of the merger to be completed by the end date;

•
a court or other governmental authority of competent jurisdiction has issued an injunction or other order that permanently enjoins, prevents or prohibits the completion of the merger and such injunction or order has become final and non-appealable. However, such right to terminate the merger agreement will not be available to a party if such party’s breach of any provision of the merger agreement is the primary cause of such injunction or other order;

•
Chiasma stockholders fail to adopt the merger agreement upon a vote taken on a proposal to adopt the merger agreement at the Chiasma special meeting, provided that the failure to obtain stockholder approval is not proximately caused by Chiasma. We refer to this termination right in this proxy statement/prospectus as the “Chiasma no-vote termination right”; or

•
Amryt shareholders fail to approve the transactions contemplated by the merger agreement upon a vote taken on a proposal to approve the transactions contemplated by the merger agreement, provided that the failure to obtain shareholder approval is not proximately caused by Amryt. We refer to this termination right in this proxy statement/prospectus as the “Amryt no-vote termination right.”

•	by Amryt, if:
•
prior to the adoption of the merger agreement by Chiasma stockholders, (i) the Chiasma Board makes an adverse recommendation change, (ii) Chiasma fails to publicly confirm to Chiasma stockholders, within ten business days after the commencement of a tender or exchange offer subject to Regulation 14D under the U.S. Exchange Act that constitutes an acquisition proposal, that Chiasma recommends rejection of such tender or exchange offer (or shall have withdrawn any such rejection thereafter), (iii) other than in the context of a tender or exchange offer, Chiasma fails to publicly reaffirm the Chiasma Board’s recommendation to adopt the merger agreement after the date any acquisition proposal with respect to Chiasma or any material modification thereto (which request may only be made once per acquisition proposal or material modification) is first publicly announced, within five business days after a request from Amryt, (iv) other than in the context of an acquisition proposal, Chiasma fails to publicly reaffirm the Chiasma Board’s recommendation to adopt the merger agreement within five business days following a written request from Amryt (which request may only be made once other than in the context of an acquisition proposal), or (v) Chiasma has breached or failed to perform any of its obligations described under “—No Solicitation” in any material respect. We refer to this termination right in this proxy statement/prospectus as the “change in recommendation of Chiasma termination right”;

•
there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Chiasma (other than with respect to its obligations described under “—No Solicitation”) that, individually or in the aggregate, would cause the other party to fail to satisfy any of its closing condition to the merger, and such breach or failure to perform either (i) is incapable of being cured by the end date or (ii) has not been cured upon the earlier of (A) 30 days following notice from Amryt of such breach or failure to perform and (B) the end date. However, such right to terminate the merger agreement will not be available to Amryt if Amryt or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements that would cause the applicable closing condition to the merger related to accuracy of its representations and warranties or performance of its covenants and agreements not to be satisfied; or

•
prior to the approval of the transactions contemplated by the merger agreement by Amryt shareholders, in order to enter into a definitive agreement for a superior proposal with respect to Amryt promptly following such termination, provided that Amryt has complied with all of the terms and conditions described under “—No Solicitation,” paid its termination payment (as described below) substantially concurrently with or prior to such termination and substantially concurrently enters into a definitive agreement with respect to such superior proposal. We refer to this termination right in this proxy statement/prospectus as the “Amryt superior proposal termination right.”

•	by Chiasma, if:
•
prior to the approval of the transactions contemplated by the merger agreement by Amryt shareholders, (i) the Amryt Board makes an adverse recommendation change, (ii) Amryt fails to publicly confirm to Amryt shareholders, within ten business days after the announcement or commencement of a tender or exchange offer subject to Regulation 14D under the U.S. Exchange Act that constitutes an acquisition proposal, that Amryt recommends rejection of such tender or exchange offer (or shall have withdrawn any such rejection thereafter), (iii) other than in the context of a tender or exchange offer, Amryt fails to publicly reaffirm the Amryt Board’s recommendation to approve the transactions contemplated by the merger agreement after the date any acquisition proposal with respect to Amryt or any material modification thereto (which request may only be made once per acquisition proposal or material modification) is first publicly announced, within five business days after a request from Chiasma, (iv) other than in the context of an acquisition proposal, Amryt fails to publicly reaffirm the Amryt Board’s recommendation to approve the transactions contemplated by the merger agreement within five business days following a written request from Chiasma (which request may only be made once other than in the context of an acquisition proposal), or (v) Amryt or Merger Sub has breached or failed to perform any of its obligations described under “—No Solicitation” in any material respect. We refer to this termination right as the “change in recommendation of Amryt termination right”;

•
there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Amryt or Merger Sub (other than with respect to its obligations described under “—No Solicitation”) that, individually or in the aggregate, would cause the other party to fail to satisfy any of its closing condition to the merger, and such breach or failure to perform either (i) is incapable of being cured by the end date or (ii) has not been cured upon the earlier of (A) 30 days following notice from Chiasma of such breach or failure to perform and (B) the end date. However, such right to terminate the merger agreement will not be available to Chiasma if Chiasma is then in breach of any of its representations, warranties, covenants or agreements that would cause the applicable closing condition to the merger related to accuracy of its representations and warranties or performance of its covenants and agreements not to be satisfied; or

•
prior to the adoption of the merger agreement by Chiasma stockholders, in order to enter into a definitive agreement for a superior proposal with respect to Chiasma promptly following such termination, provided that Chiasma has complied with all of the terms and conditions described under “—No Solicitation,” paid its termination payment (as described below) substantially concurrently with or prior to such termination and substantially concurrently enters into a definitive agreement with respect to such superior proposal. We refer to this termination right as the “Chiasma superior proposal termination right.”

Termination Payments
Chiasma has agreed to pay Amryt a termination payment of $8.0 million if the merger agreement is terminated under any of the following circumstances:
•	by Amryt pursuant to the change in recommendation of Chiasma termination right;
•	by Chiasma pursuant to the Chiasma superior proposal termination right; or
•
by Amryt or Chiasma pursuant to the Chiasma no-vote termination right and prior to such termination and after the date of the merger agreement, an acquisition proposal for Chiasma has been publicly announced or disclosed, and within 12 months after the date of such termination, Chiasma or any of its affiliates enters into a definitive agreement relating to, or consummates, an acquisition proposal. However, in this instance, any references in the definition of acquisition proposal to 20 percent will be replaced by 50 percent.

Amryt has agreed to pay Chiasma a termination payment of $5.0 million if the merger agreement is terminated under any of the following circumstances:
•	by Chiasma pursuant to the change in recommendation of Amryt termination right;
•	by Amryt pursuant to the Amryt superior proposal termination right; or
•
by Amryt or Chiasma pursuant to the Amryt no-vote termination right and prior to such termination and after the date of the merger agreement, an acquisition proposal for Amryt has been publicly announced or disclosed, and within 12 months after the date of such termination, Amryt or any of its affiliates enters into a definitive agreement relating to, or consummates, an acquisition proposal. However, in this instance, any references in the definition of acquisition proposal to 20 percent will be replaced by 50 percent.

Each of Chiasma and Amryt has also agreed to pay the other party a no-vote payment of $3.5 million if the merger agreement is terminated pursuant to the Chiasma no-vote termination right or the Amryt no-vote termination right, as applicable; provided, that such amount shall be payable only if the other party’s stockholders or shareholders, as applicable, have not failed to adopt the merger agreement or approve the transactions contemplated by the merger agreement, as applicable. Payment of the Chiasma no-vote payment or the Amryt no-vote payment, respectively, described above will be credited toward any subsequent payment of the Chiasma termination payment or the Amryt termination payment, respectively.
Exclusive Remedy
Except in the case of fraud or willful breach by the other party of any covenant or agreement set forth in the merger agreement, neither party will be entitled pursuant to the termination payments provision to receive an amount greater than the termination payment and no-vote payment from the other party, as applicable (subject to the setoff of the no-vote payment against the termination payment). If either party receives a termination payment from the other party, the receipt of such payment will be the receiving party’s sole and exclusive remedy against the paying party and its subsidiaries and their representatives.
To the extent that a termination payment or no-vote payment is not promptly paid by any party when due, the party failing to make such payment is also required to pay (i) any out-of-pocket costs and expenses (including any irrecoverable VAT incurred thereon and reasonable legal fees and expenses) incurred by the other party in connection with legal action taken to enforce the merger agreement that results in a judgment for such amount against the party failing to promptly pay such amount and (ii) interest on the unpaid payment at the prime rate (as published by The Wall Street Journal on the date such payment was due) from the date such payment was due until paid in full.
Other Expenses
Except as described above or expressly in the merger agreement, the merger agreement provides that each of Chiasma and Amryt will pay its own costs and expenses in connection with the transactions contemplated by the merger agreement, whether or not the merger is consummated, except that the expenses incurred in connection with all filing and other fees paid to the SEC, in each case in connection with the merger (other than attorneys’ fees, accountants’ fees, investment bankers’ fees and related expenses), will be shared equally.
Specific Performance
Chiasma and Amryt have acknowledged and agreed that irreparable harm would occur and that the parties would not have any adequate remedy at law for any breach of any of the provisions of the merger agreement or in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms. Chiasma and Amryt have agreed that the parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement, without proof of actual damages. In no event is a party entitled to both (i) specific performance to cause the other party to consummate the merger and (ii) the payment of the Chiasma termination payment or the Amryt termination payment, as applicable.
Third-Party Beneficiaries
The merger agreement does not confer upon any person other than the parties to the merger agreement any legal or equitable rights or remedies, except for the right of the indemnified persons to enforce the obligations described under the section of this proxy statement/prospectus entitled “—Indemnification and Insurance.”
Amendments; Waivers
Any provision of the merger agreement may be amended or waived before the effective time of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, except that after adoption of the merger agreement by Chiasma stockholders or approval of the transactions contemplated by the merger agreement by Amryt shareholders, the parties may not amend or waive any provision of the merger agreement if such amendment or waiver would require further approval of Chiasma stockholders or Amryt shareholders under applicable law unless such approval has first been obtained.

THE VOTING AGREEMENTS
The summary of the material provisions of the voting agreements below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the voting agreements, copies of which are attached to this proxy statement/prospectus as Annex B, Annex C and Annex D and are incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the voting agreements that might be important to you. You are urged to read the voting agreements carefully and in their entirety.
Concurrently with the execution of the merger agreement, as a condition and inducement to the parties’ willingness to enter into the merger agreement, Amryt and Chiasma entered into voting agreements with certain securityholders of the other party. MPM Asset Management Investors BV4, LLC; MPM BioVentures IV GmbH & Co. Beteiligungs KG; MPM BioVentures IV-QP, L.P.; and MPM Bio IV NVS Strategic Fund, L.P. (collectively, which we refer to as the “MPM securityholders”), securityholders of Chiasma that collectively own as of the record date approximately 9.1 percent of the outstanding shares of Chiasma (excluding shares of Chiasma common stock issuable upon exercise of Chiasma warrants) entered into a voting and transaction support agreement with Amryt and Merger Sub, which is attached to this proxy statement/prospectus as Annex B. Each of Athyrium Opportunities II Acquisition 2 LP and Athyrium Opportunities III Acquisition 2 LP (collectively, which we refer to as the “Athyrium securityholders”) and Highbridge Tactical Credit Master Fund, L.P., Highbridge Convertible Dislocation Fund, L.P., and Highbridge SCF Special Situations SPV, L.P. (collectively, which we refer to as the “Highbridge securityholders”) entered into a voting and transaction support agreement with Chiasma, which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. We refer to these collectively as the “voting agreements.” As of the date of the voting agreements, the Athyrium securityholders and the Highbridge securityholders together held approximately 34 percent of the outstanding shares of Amryt.
Pursuant to the voting agreements, the securityholders of Amryt and Chiasma, as applicable, agreed, among other things, to vote their beneficially owned securities of Amryt or Chiasma, as applicable, (i) in favor of the transactions contemplated by the merger agreement, including any matter necessary for the consummation of the merger, (ii) in favor of any proposal to adjourn or postpone any meeting of stockholders or shareholders, as applicable, at which any of the foregoing matters are submitted for consideration and vote of the stockholders or shareholders, as applicable, if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, (iii) against any third-party acquisition transactions, (iv) against any other proposal that could reasonably be expected to result in a breach of any covenant, representation or warranty under the merger agreement or any obligation of the securityholder under the voting agreement and (v) against any other proposal that could reasonably be expected to impeded, delay or adversely affect the timely consummation of the transactions contemplated by the merger agreement. Additionally, the MPM securityholders and the Athyrium securityholders agreed to comply with certain restrictions on the disposition of their shares, in each case subject to the terms and conditions contained in the voting agreements.
The voting agreements will terminate upon the earliest to occur of: (i) the effective time; (ii) the termination of the merger agreement pursuant to and in compliance with its terms; (iii) a change of recommendation of the Amryt Board or Chiasma Board, as applicable, in accordance with the merger agreement; (iv) as to the securityholder that is party to the voting agreement, (A) any amendment to the merger agreement effected without such securityholder’s prior written consent that increases (with respect to securityholders of Amryt) or decreases (with respect to securityholders of Chiasma) the amount or changes the form of the merger consideration or (B) any waiver or amendment to the merger agreement effected without the securityholder’s prior written consent that otherwise materially and adversely affects such securityholder; and (v) as to the securityholder, the written agreement of Amryt or Chiasma, as applicable, and the securityholder.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information gives effect to the merger of Amryt and Chiasma whereby Chiasma stockholders will receive 0.396 Amryt ADSs listed on the Nasdaq for each of their Chiasma shares.
The unaudited pro forma condensed combined financial information should be read in conjunction with Amryt’s audited consolidated financial statements and related notes for the year ended December 31, 2020, Amryt’s unaudited consolidated financial statements and related notes as of and for the quarter ended March 31, 2021, Chiasma’s audited consolidated financial statements for the year ended December 31, 2020 and Chiasma’s unaudited consolidated financial statements and related notes as of and for the quarter ended March 31, 2021, together with the accompanying notes to the unaudited pro forma condensed combined financial information.
The merger will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS under IFRS 3. IFRS 3 requires that one of the two companies in the merger be designated as the acquirer for accounting purposes based on the evidence available. Amryt will be treated as the acquiring entity for accounting purposes, and accordingly, the Chiasma assets acquired and liabilities assumed have been adjusted based on preliminary estimates of fair value. See the section entitled “The Merger Proposal—Accounting Treatment of the Merger.” Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The actual fair values will be determined following the closing of the merger and may vary from these preliminary estimates.
The following unaudited pro forma condensed combined financial information and related notes (which we refer to as the “Pro Forma Financial Information”) are based on the historical consolidated financial statements of Amryt and Chiasma, and have been prepared to reflect the merger. The Pro Forma Financial Information has been prepared to illustrate the effects of the transaction, including the financing structure established to fund the transaction, as if it had occurred on January 1, 2020 in respect of the Unaudited Pro Forma Condensed Combined Statement of Loss, and as if it had occurred on March 31, 2021 in respect of the Unaudited Pro Forma Condensed Combined Statement of Financial Position. The pro forma adjustments related to the merger include:
•	the issuance of approximately 26,335,306 Amryt ADSs valued (based on Amryt’s reference price on May 4, 2021) at $12.95 in respect of Chiasma shares; and
•
the conversion of Chiasma financial information from U.S. GAAP to the Amryt accounting policies in accordance with IFRS as issued by the International Accounting Standards Board (which we refer to as “IASB”).

The unaudited pro forma adjustments are based upon the best available information and certain assumptions that Amryt believes to be reasonable. There can be no assurance that the final allocation of the purchase price and the fair values will not materially differ from the preliminary amounts reflected in the Pro Forma Financial Information. The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the merger occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the merger. The Pro Forma Financial Information is based on Amryt’s accounting policies. Further review may identify additional differences between the accounting policies of Amryt and Chiasma that, when conformed, could have a material impact on the financial statements of the combined company. The Pro Forma Financial Information does not reflect any adjustment for liabilities or related costs of any integration and similar activities, or benefits, including potential synergies that may be derived in future periods, from the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

Unaudited Pro Forma Condensed Combined Statement of Loss for the Year Ended December 31, 2020
	Amryt	Chiasma	Adjustments	Notes	Pro forma combined
	IFRS	U.S. GAAP			IFRS
	(US$ in thousands, except share and per share data)
Revenue	182,607	1,106	—		183,713
Cost of product sales	(48,446)	(61)	—		(48,507)
Amortization of acquired intangibles	(42,966)	—	(6,936)	3a	(49,902)
Amortization of inventory fair value step-up	(27,617)	—	—		(27,617)
Total cost of sales	(119,029)	(61)	(6,936)		(126,026)
Gross profit	63,578	1,045	(6,936)		57,687
Selling, general and administrative expenses	(76,673)	(44,892)	(24,810)	3b	(146,375)
Research and development expenses	(27,618)	(26,802)	938	3c	(53,482)
Restructuring and acquisition costs	(1,017)	—	—		(1,017)
Share based payment expense	(4,729)	—	(7,760)	3d	(12,489)
Operating loss before finance expense	(46,459)	(70,649)	(38,568)		(155,676)
Non-cash change in fair value of contingent consideration	(27,827)	—	—		(27,827)
Non-cash contingent value rights finance expense	(12,004)	—	—		(12,004)
Net finance expense - other	(19,569)	(4,046)	4,554	3e	(19,061)
Loss on ordinary activities before taxation	(105,859)	(74,695)	(34,014)		(214,568)
Tax credit/(charge) on loss on ordinary activities	1,332	(84)	1,668	3f	2,916
Loss for the year attributable to the equity holders of the company	(104,527)	(74,779)	(32,346)		(211,652)
Loss per share - basic and diluted, attributable to ordinary equity holders of the parent	(0.66)				(0.73)
Weighted-average number of ordinary shares in issue	158,591,356		131,676,531	3g	290,267,887

Notes to Unaudited Pro Forma Condensed Combined Statement of Loss for the Year Ended December 31, 2020
1. Basis of preparation
The Pro Forma Financial Information set forth herein is based upon Amryt’s consolidated financial statements and Chiasma’s consolidated financial statements which are incorporated by reference in this proxy statement/prospectus. The Pro Forma Financial Information has been prepared to illustrate the effects of the transaction, including the financing structure established to fund the transaction, as if it had occurred on January 1, 2020 in respect of the Unaudited Pro Forma Condensed Combined Statement of Loss, and as if it had occurred on March 31, 2021 in respect of the Unaudited Pro Forma Condensed Combined Statement of Financial Position. The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the combined company’s financial position or results of operations that would have been realized had the transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the transaction.
The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS under IFRS 3, which requires that one of the two companies in the transaction be designated as the acquirer for accounting purposes based on the evidence available. Amryt will be treated as the accounting acquirer. Any excess of the purchase price over the identified assets acquired and liabilities assumed from Chiasma will be recognized as goodwill. The detailed valuation studies necessary to arrive at required estimates of fair values of the assets acquired and liabilities assumed from Chiasma in the transaction have not been completed. The actual fair values will be determined upon the completion of the transaction and may vary materially from these preliminary estimates.
2. Accounting policy conformity change
Amryt’s consolidated financial statements were prepared in accordance with IFRS. Chiasma’s consolidated financial statements were prepared in accordance with U.S. GAAP. The Unaudited Pro Forma Condensed Combined Statement of Loss includes adjustments to convert the financial information of Chiasma from U.S. GAAP to IFRS and to align Chiasma’s accounting policies to those applied by Amryt.
3. Pro forma adjustments
The pro forma adjustments are based on Amryt’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Statement of Loss for the year ended December 31, 2020:
a)
As per Note 2(b) of the Unaudited Pro Forma Condensed Combined Statement of Financial Position an adjustment to non-cash amortization expense of $6.9 million has been included in the Unaudited Pro Forma Condensed Combined Statement of Loss based on the estimated fair values of the Chiasma’s identified intangible assets and their related weighted-average estimated useful life. This adjustment will recur for the life of the underlying assets. The assumptions used by Amryt to arrive at the estimated fair value of the identifiable intangible assets have been derived primarily from public information and information provided by Amryt and Chiasma. However, a detailed analysis has not been completed and actual results may differ materially from these estimates.

b)	Adjustment to selling, general and administrative expenses of $24.8 million consists of:
(i)
the addition of non-recurring acquisition expenses of $29.0 million related to the transaction. It has been estimated that total transaction and related costs of $30.9 million will be incurred collectively by Amryt and Chiasma in connection with the transaction, which include advisory, legal, valuation and other professional fees. Amryt incurred $0.4 million of transaction and related costs in the year ended December 31, 2020 and Amryt and Chiasma incurred $0.4 million and $1.1 million respectively for the quarter ended March 31, 2021. As a result, an adjustment of $29.0 million has been presented in the Unaudited Pro Forma Condensed Combined Statement of Loss within selling, general and administrative expenses. These transaction specific costs will not have a continuing impact on the results of the combined company;

ii)	reclassification of Chiasma share based payment expense of $4.1 million to share based payment expenses to conform with Amryt financial statement presentation.
iii)
reclassification of Chiasma rent expense to interest expense of $0.1 million as a result of the conversion of Chiasma’s financial information from U.S. GAAP to IFRS. Under IFRS this expense is included in interest expense as a component of net finance expense - other.

c)	Adjustment to research and development expenses of $0.9 million consists of reclassification of share based payment expenses to conform with Amryt financial statement presentation.
d)	Adjustment to share based payment expenses of $7.8 million consists of:
(i)
increase in share based payment expense of $5.0 million related to the reclassification of share based payment expense from selling, general and administrative expenses of $4.1 million and from research and development expenses of $0.9 million to conform with Amryt financial statement presentation; and

(ii)
increase in Chiasma share based payment expense of $2.8 million as a result of the conversion of Chiasma’s financial information from U.S. GAAP to IFRS. Under U.S. GAAP, Chiasma elected to apply the straight-line approach to recognize compensation cost over the requisite service period for the entire award. IFRS requires compensation cost to be recognized in accordance with the accelerated method, resulting in a higher proportion of cost being allocated to the earlier years. In addition, under U.S. GAAP Chiasma had made the accounting policy election to recognize forfeitures of the awards as they occur. IFRS requires Chiasma to estimate the number of awards expected to be forfeited and only recognize expense for the options expected to vest.

e)	Adjustment to net finance expense - other of $4.6 million consists of:
i)
the elimination of the finance charges of Chiasma related to its Revenue Interest Financing Arrangement due to the planned repayment of this financing upon closing of the transaction. Consequently, with effect from the start of the period of the Unaudited Pro Forma Condensed Combined Statement of Loss, interest expense on the deferred royalty obligation of $5.6 million, accretion of debt discount of $0.3 million and fair value of derivative adjustments of ($1.2 million) have been eliminated; and

ii)
increase in Chiasma interest expense of $0.1 million due to the reclassification of rent expense from selling, general and administrative expenses as a result of the conversion of Chiasma financial information from U.S. GAAP to IFRS. Under U.S. GAAP, the classification of interest expense on the lease liability is included in selling, general and administrative expenses, but under IFRS this is included in interest expense as a component of net finance expense - other.

f)
As per Note 2(c) of the Unaudited Pro Forma Condensed Combined Statement of Financial Position, the estimated tax credit on loss on ordinary activities of $1.7 million relates to the change in the deferred tax liability due to the amortization of the fair value uplift on intangible assets. The estimated net deferred tax liability is based on assumptions and limited information and therefore the final amounts may differ materially from these estimates.

g)
The weighted-average number of Amryt ordinary shares used in computing basic and diluted earnings per share has been calculated using the weighted-average number of Amryt ordinary shares issued and outstanding during the period and the number of shares of Chiasma common stock issued and outstanding as of May 4, 2021, giving effect to the exchange ratio established in the transaction agreement. For the year ended December 31, 2020, the Amryt pro forma basic and diluted earnings per share was calculated using 290.3 million weighted-average ordinary shares, which reflects the 158.6 million weighted-average Amryt ordinary shares issued and outstanding for the period and the 66.4 million weighted-average Chiasma shares of common stock, warrants, options and restricted stock units outstanding as of May 4, 2021 converted to an estimated 131.7 million ordinary shares per the transaction agreement.

Unaudited Pro Forma Condensed Combined Statement of Loss for the Quarter Ended March 31, 2021
	Amryt	Chiasma	Adjustments	Notes	Pro forma combined
	IFRS	U.S. GAAP			IFRS
	(US$ in thousands, except share and per share data)
Revenue	48,432	1,924	—		50,356
Cost of product sales	(11,797)	(67)	—		(11,864)
Amortization of acquired intangibles	(10,741)	—	(5,202)	3a	(15,943)
Amortization of inventory fair value step-up	(951)	—	—		(951)
Total cost of sales	(23,489)	(67)	(5,202)		(28,758)
Gross profit	24,943	1,857	(5,202)		21,598
Selling, general and administrative expenses	(18,156)	(15,698)	1,193	3b	(32,661)
Research and development expenses	(8,916)	(4,199)	179	3c	(12,936)
Share based payment expense	(1,263)	—	(2,222)	3d	(3,485)
Operating loss before finance expense	(3,392)	(18,040)	(6,052)		(27,484)
Non-cash change in fair value of contingent consideration	(2,874)	—	—		(2,874)
Non-cash contingent value rights finance expense	(1,763)	—	—		(1,763)
Net finance expense - other	(7,898)	(12,456)	12,533	3e	(7,821)
Loss on ordinary activities before taxation	(15,927)	(30,496)	6,481		(39,942)
Tax credit/(charge) on loss on ordinary activities	(610)	(52)	1,251	3f	589
Loss for the year attributable to the equity holders of the company	(16,537)	(30,548)	7,732		(39,353)
Loss per share - basic and diluted, attributable to ordinary equity holders of the parent	(0.09)				(0.13)
Weighted-average number of ordinary shares in issue	178,937,717		131,676,531	3g	310,614,248

Notes to Unaudited Pro Forma Condensed Combined Statement of Loss for the Quarter Ended March 31, 2021
1. Basis of preparation
The Pro Forma Financial Information set forth herein is based upon Amryt’s consolidated financial statements and Chiasma’s consolidated financial statements which are incorporated by reference in this proxy statement/prospectus. The Pro Forma Financial Information has been prepared to illustrate the effects of the transaction, including the financing structure established to fund the transaction, as if it had occurred on January 1, 2020 in respect of the Unaudited Pro Forma Condensed Combined Statement of Loss, and as if it had occurred on March 31, 2021 in respect of the Unaudited Pro Forma Condensed Combined Statement of Financial Position. The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the combined company’s financial position or results of operations that would have been realized had the transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the transaction.
The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS under IFRS 3, which requires that one of the two companies in the transaction be designated as the acquirer for accounting purposes based on the evidence available. Amryt will be treated as the accounting acquirer. Any excess of the purchase price over the identified assets acquired and liabilities assumed will be recognized as goodwill. The detailed valuation studies necessary to arrive at required estimates of fair values of the assets acquired and liabilities assumed from Chiasma in the transaction have not been completed. The actual fair values will be determined upon the completion of the transaction and may vary materially from these preliminary estimates.
2. Accounting policy conformity change
Amryt’s consolidated financial statements were prepared in accordance with IFRS. Chiasma’s consolidated financial statements were prepared in accordance with U.S. GAAP. The Unaudited Pro Forma Condensed Combined Statement of Loss includes adjustments to convert the financial information of Chiasma from U.S. GAAP to IFRS and to align Chiasma’s accounting policies to those applied by Amryt.
3. Pro forma adjustments
The pro forma adjustments are based on Amryt’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Statement of Loss for the quarter ended March 31, 2021:
a)
As per Note 2(b) of the Unaudited Pro Forma Condensed Combined Statement of Financial Position an adjustment to non-cash amortization expense of $5.2 million has been included in the Unaudited Pro Forma Condensed Combined Statement of Loss based on the estimated fair values of the Chiasma’s identified intangible assets and their related weighted-average estimated useful life. This adjustment will recur for the life of the underlying assets. The assumptions used by Amryt to arrive at the estimated fair value of the identifiable intangible assets have been derived primarily from public information and information provided by Amryt and Chiasma. However, a detailed analysis has not been completed and actual results may differ materially from these estimates.

b)
Adjustment to selling, general and administrative expenses of $1.2 million consists of reclassification of Chiasma share based payment expense to share based payment expenses to conform with Amryt financial statement presentation.

c)
Adjustment to research and development expenses of $0.2 million consists of reclassification of share based payment expense to share based payment expenses to conform with Amryt financial statement presentation.

d)	Adjustment to share based payment expenses of $2.2 million consists of:
(i)
increase in share based payment expense of $1.4 million related to the reclassification of share based payment expense from selling, general and administrative expenses of $1.2 million and from research and development expenses of $0.2 million to conform with Amryt financial statement presentation; and

(ii)
increase in Chiasma share based payment expense of $0.8 million as a result of the conversion of Chiasma financial information from U.S. GAAP to IFRS. Under U.S. GAAP, Chiasma elected to apply the straight-line approach to recognize compensation cost over the requisite service period for the entire award. IFRS requires compensation cost to be recognized in accordance with the accelerated method, resulting in a higher proportion of cost being allocated to the earlier years. In addition, under U.S. GAAP Chiasma had made the accounting policy election to recognize forfeitures of the awards as they occur. IFRS requires Chiasma to estimate the number of awards expected to be forfeited and only recognize expense for the options expected to vest.

e)
With effect from the start of the period of the Unaudited Pro Forma Condensed Combined Statement of Loss, the finance charges related to Chiasma have been eliminated, including interest expense on the deferred royalty obligation of $2.7 million, accretion of debt discount of $0.1 million and fair value of derivative liabilities adjustments of $9.7 million due to the planned repayment of the Revenue Interest Financing Agreement on closing of the transaction.

f)
As per Note 2(c) of the Unaudited Pro Forma Condensed Combined Statement of Financial Position, the estimated tax credit on loss on ordinary activities of $1.2 million relates to the change in the deferred tax liability due to the amortization of the fair value uplift on intangible assets. The estimated net deferred tax liability is based on assumptions and limited information and therefore the final amounts may differ materially from these estimates.

g)
The weighted-average number of Amryt ordinary shares used in computing basic and diluted earnings per share has been calculated using the weighted-average number of Amryt ordinary shares issued and outstanding during the period and the number of shares of Chiasma common stock issued and outstanding as of May 4, 2021 giving effect to the exchange ratio established in the transaction Agreement. For the quarter ended March 31, 2021, the Amryt pro forma basic and diluted earnings per share was calculated using 310.6 million weighted-average ordinary shares, which reflects the 178.9 million weighted-average Amryt ordinary shares issued and outstanding for the period and the 66.4 million weighted-average Chiasma shares of common stock, warrants, options and restricted stock units outstanding as of May 4, 2021 converted to an estimated 131.7 million ordinary shares per the transaction agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
Unaudited Pro Forma Condensed Combined Statement of Financial Position as at March 31, 2021
	Amryt	Chiasma	Adjustments	Notes	Pro forma combined
	IFRS	U.S. GAAP			IFRS
	(US$ in thousands)
Assets
Non-current assets
Goodwill	19,131	—	80,039	4a	99,170
Intangible assets	292,315	—	320,802	4b	613,117
Property, plant and equipment	7,156	487	—		7,643
Other non-current assets	1,484	1,744	—		3,228
Restricted cash - non-current	—	20,272	(20,272)	4c	—
Total non-current assets	320,086	22,503	380,569		723,158
Current assets
Trade and other receivables	43,963	7,618	—		51,581
Inventories	39,371	14,381	—		53,752
Cash and cash equivalents, including restricted cash - current	118,551	24,576	(35,146)	4c	107,981
Marketable securities	—	90,457	(90,457)	4c	—
Total current assets	201,885	137,032	(125,603)		213,314
Total assets	521,971	159,535	254,966		936,472
Current liabilities
Trade and other payables	87,189	16,694	(2,909)	4d	100,974
Provisions and other liabilities	6,967	625	—		7,592
Total current liabilities	94,156	17,319	(2,909)		108,566
Non-current liabilities
Contingent consideration and contingent value rights	149,064	—	—		149,064
Deferred tax liability	6,753	—	77,120	4e	83,873
Long term loan	88,769	—	—		88,769
Convertible notes	102,216	—	—		102,216
Provisions and other liabilities	26,649	79,528	(78,578)	4f	27,599
Total non-current liabilities	373,451	79,528	(1,458)		451,521
Total liabilities	467,607	96,847	(4,367)		560,087
Net assets	54,364	62,688	259,333		376,385
Equity
Equity attributable to owners of the parent
Share capital	13,899	578	10,336		24,813
Share premium	51,596	440,371	(110,243)		381,724
Other reserves	241,011	—	—		241,011
Accumulated deficit	(252,142)	(378,261)	359,240		(271,163)
Total equity	54,364	62,688	259,333		376,385

Notes to Unaudited Pro Forma Condensed Combined Statement of Financial Position as at March 31, 2021
1. Basis of preparation
The Pro Forma Financial Information set forth herein is based upon Amryt’s consolidated financial statements and Chiasma’s condensed consolidated financial statements which are incorporated by reference in this proxy statement/prospectus. The Pro Forma Financial Information has been prepared to illustrate the effects of the transaction, including the financing structure established to fund the transaction, as if it had occurred on January 1, 2020 in respect of the Unaudited Pro Forma Condensed Combined Statement of Loss, and as if it had occurred on March 31, 2021 in respect of the Unaudited Pro Forma Condensed Combined Statement of Financial Position. The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the combined company’s financial position or results of operations that would have been realized had the transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the transaction.
The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS under IFRS 3, which requires that one of the two companies be designated as the acquirer for accounting purposes based on the evidence available. Amryt will be treated as the accounting acquirer, and accordingly, the Chiasma assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. In accordance with IFRS, Amryt measures fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The detailed valuation studies necessary to arrive at required estimates of fair values of the assets acquired and liabilities assumed from Chiasma in the transaction have not been completed. The actual fair values will be determined upon the completion of the transaction and may vary materially from these preliminary estimates and will be included in Amryt’s next published financial statements subject to completion of this transaction.
2. Preliminary purchase consideration and allocation
For the purposes of the Unaudited Pro Forma Condensed Combined Statement of Financial Position, an estimated purchase consideration of $341.0 million has been calculated being the value of equity issued to Chiasma shareholders based on the reference price as of May 4, 2021 of Amryt’s American depository shares (ADSs) on Nasdaq of $12.95 less the book value of the Chiasma net assets of $8.1 million after adjusting for the repayment of the Revenue Interest Financing Agreement as part of the transaction and payment of estimated transaction costs by Chiasma. In accordance with the transaction agreement, the final consideration will be based on the Amryt share price and the number of shares outstanding on the closing date, and may therefore be materially different from that included in the Unaudited Pro Forma Condensed Combined Statement of Financial Position. A hypothetical 5 percent change in the price of Amryt ADSs, all other factors remaining constant, would result in a corresponding increase or decrease in the total purchase consideration of $17.0 million.
The preliminary allocation of purchase consideration to estimated fair values of acquired assets and liabilities is as follows (in $ millions):
Estimated fair values of assets acquired and liabilities assumed:
Goodwill	80.0	(a)
Intangible assets	332.9	(b)
Cash and cash equivalents	(0.7)
Deferred tax assets/liabilities	(80.0)	(c)
Other assets/liabilities	8.8
Total allocation	341.0
Except as discussed below, the carrying value of Chiasma’s assets and liabilities are considered to approximate their fair values.
(a)
The goodwill estimated to arise from the transaction of $80.0 million has been calculated as the excess of the purchase consideration of $341.0 million over the fair value of the net assets acquired of $261.0 million.

(b)
The estimated fair value of Chiasma’s intangible assets is estimated to be $332.9 million and include product rights which have a weighted-average estimated useful life of 16 years. The annual amortization charge is estimated to be $20.8 million to the period of the end of the useful life. The assumptions used by Amryt to arrive at the estimated fair value of the identifiable intangible assets have been derived primarily from public information and information provided by Amryt and Chiasma. However, a detailed analysis has not been completed and actual results may differ materially from these estimates.

Based on the estimated fair values of identified intangible assets and the weighted-average estimated useful lives, an adjustment to amortization expense of $6.9 million has been included in the Unaudited Pro Forma Condensed Combined Statement of Loss for the year ended December 31, 2020, being the amortization charge from the period the asset was brought into use, and an adjustment of $5.2 million has been included in the Unaudited Pro Forma Condensed Combined Statement of Loss for the quarter ended March 31, 2021. This adjustment will recur for the life of the underlying assets.
(c)
The estimated fair value of the net deferred tax liability is $80.0 million. This adjustment is in relation to the fair value uplift on intangible assets and is based on assumptions and limited information and therefore the final amounts may differ materially from these estimates. The related estimated tax credit on loss on ordinary activities for the Unaudited Pro Forma Condensed Combined Statement of Loss for the year ended December 31, 2020 and for the quarter ended March 31, 2021 is $1.7 million and $1.2 million, respectively. This adjustment will recur for the life of the underlying assets.

3. Accounting policy conformity change
Amryt’s consolidated financial statements were prepared in accordance with IFRS. Chiasma’s consolidated financial statements were prepared in accordance with U.S. GAAP. The Unaudited Pro Forma Condensed Combined Statement of Financial Position includes adjustments to convert the financial information of Chiasma from U.S. GAAP to IFRS and to align Chiasma’s accounting policies to those applied by Amryt.
4. Pro forma adjustments
The pro forma adjustments are based on Amryt’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Statement of Financial Position as at March 31, 2021:
a)	Goodwill, as discussed in Note 2 above, arising from the merger is estimated to be $80.0 million.
b)
Adjustment to intangible assets of $320.8 million consists of the preliminary allocation of purchase consideration of $332.9 million net of the related amortization for the year ended December 31, 2020 and the quarter ended March 31, 2021 of $6.9 million and $5.2 million, respectively, as discussed in Note 2 above.

c)	Adjustment to cash and cash equivalents, marketable securities and restricted cash of $145.9 million consists of:
(i)	the repayment of the Revenue Interest Financing Agreement of $65.0 million and payment of the related change of control premium of $51.9 million, net of interest paid of $0.1 million; and
(ii)
the payment of non-recurring acquisition expenses of $29.0 million related to the transaction. It has been estimated that total transaction and related costs of $30.9 million will be incurred attributable as follows: Amryt $10.6 million and Chiasma $20.3 million. Amryt incurred $0.4 million of transaction and related costs in the year ended December 31, 2020 and $0.4 million for the quarter ended March 31, 2021. As a result, an adjustment of $9.8 million has been presented in the Unaudited Pro Forma Condensed Combined Statement of Financial Position as a reduction to cash and cash equivalents and a corresponding reduction to retained earnings to represent the estimated future charge. Chiasma had incurred $1.1 million for the quarter ended March 31, 2021 and therefore an adjustment of $19.2 million has been presented in the Unaudited Pro Forma Condensed Combined Statement of Financial Position as a reduction to cash and cash equivalents and a corresponding increase to goodwill as these transaction costs will reduce Chiasma’s retained earnings prior to the consummation of the transaction.

d)	Elimination of interest accrual on the Revenue Interest Financing Agreement of $2.9 million due to the planned repayment of the Revenue Interest Financing Agreement upon closing of the transaction.
e)
Adjustment to deferred tax liability of $77.1 million consists of the preliminary allocation of purchase consideration of $80.0 net of the related tax credits for the year ended December 31, 2020 and the quarter ended March 31, 2021 of $1.7 million and $1.2 million, respectively, as discussed in Note 2 above.

f)
Reflects repayment of the Revenue Interest Financing Agreement principal of $65.0 million and elimination of the associated estimated fair value of the derivative liabilities of $11.6 million, long-term interest payable of $5.2 million and debt discount of ($3.2) million.

BENEFICIAL OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management of Chiasma
To Chiasma’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Chiasma common stock as of June 25, 2021 (except as noted in the footnotes below) with respect to: (1) each person known by Chiasma to beneficially own more than 5 percent of the shares of Chiasma common stock issued and outstanding, (2) each member of the Chiasma Board, (3) each named executive officer of Chiasma, and (4) all current directors and executive officers as a group. Chiasma has determined beneficial ownership in accordance with the rules of the SEC.
The table lists applicable percentage ownership based on 63,247,398 shares of common stock outstanding as of June 25, 2021. Unless otherwise noted below, the address of each person listed on the table is c/o Chiasma, Inc., 140 Kendrick Street, Building C East, Needham, MA 02494.
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, Chiasma deemed outstanding shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days after June 25, 2021. Chiasma did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or great stockholders:
Affiliates of MPM Capital(1)	7,118,747	11.0%
BlackRock, Inc.(2)	4,240,044	6.7%
Affiliates of Adage Capital Partners(3)	4,000,000	6.3%
Affiliates of Stonepine Capital(4)	6,770,000	10.7%
Rubric Capital Management LP(5)	7,250,000	11.5%
Rock Springs Capital Management LP(6)	3,243,600	5.1%

Directors and executive officers:
David Stack(7)	251,637	*
Todd Foley(1)(7)	62,000	*
Bard Geesaman, M.D., Ph.D.(7)	29,170	*
Roni Mamluk, Ph.D.(7)	586,053	*
Scott Minick(8)	218,569	*
John Scarlett, M.D.(9)	123,322	*
John F. Thero(7)	82,000	*
Raj Kannan(10)	782,928	1.2%
Mark J. Fitzpatrick(11)	729,614	1.1%
Anand Varadan(7)	316,992	*
All current executive officers and directors as a group (13 persons)(12)	3,044,282	4.6%
*	Represents beneficial ownership of less than 1 percent of Chiasma’s outstanding common stock.
(1)
The amount shown and the following information are derived from the Schedule 13 G/A filed on February 12, 2021 by MPM BioVentures IV-QP L.P., reporting beneficial ownership as of December 31, 2019. Consists of (i) 114,299 shares of common stock and 34,033 shares of common stock issuable upon exercise of warrants held by MPM Asset Management Investors BV4, LLC, (ii) 154,861 shares of common stock and 46,112 shares of common stock issuable upon exercise of warrants held by MPM BioVentures IV GmbH & Co. Beteiligungs KG, (iii) 4,019,574 shares of common stock and 1,196,908 shares of common stock issuable pursuant to warrants held by MPM BioVentures IV-QP, L.P. and (iv) 1,447,562 shares of common stock and 105,398 shares of common stock issuable upon exercise of warrants held by MPM Bio IV NVS Strategic Fund, L.P. MPM BioVentures IV LLC is the Managing Member of MPM BioVentures IV GP LLC, which is the General Partner of MPM BioVentures IV-QP, L.P. and MPM Bio IV NVS Strategic Fund, L.P. and the Managing Limited Partner of MPM BioVentures IV GmbH & Co. Beteiligungs KG. Todd Foley, who is a member of the Chiasma Board, is a Managing Director of MPM Asset Management LLC, which is the Management Company of MPM BioVentures IV LLC. Todd Foley, Ansbert Gadicke and Luke Evnin are the members of MPM BioVentures IV LLC. Investment and voting decisions with respect to the shares held by MPM Asset Management Investors BV4, LLC, MPM BioVentures IV GmbH & Co. Beteiligungs KG, MPM BioVentures IV-QP, L.P. and MPM Bio IV NVS Strategic Fund, L.P. are made by the members of MPM BioVentures IV LLC. MPM’s address is 450 Kendall Street, Cambridge, MA 02142.

(2)
The amount shown and the following information are derived from the Schedule 13G/A filed on January 29, 2021 by BlackRock, Inc. reporting beneficial ownership as of December 31, 2020. BlackRock has sole voting power with respect to 4,215,783 shares and sole dispositive power with respect to 4,240,044 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)
The amount shown and the following information are derived from the Schedule 13G/A filed on February 11, 2021 jointly by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson, and Phillip Gross reporting beneficial ownership as of December 31, 2020. Each of Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson, and Phillip Gross have shared voting and dispositive power over all of the shares. Adage Capital Partners GP, L.L.C. is the general partner of Adage Capital Partners, L.P. Adage Capital Advisors, L.L.C. is managing member of Adage Capital Partners GP, L.L.C. Robert Atchinson and Phillip Gross are managing members of Adage Capital Advisors, L.L.C. and Adage Capital Partners GP, L.L.C. and are general partners of Adage Capital Partners, L.P. The address for Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson, and Phillip Gross is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(4)
The amount shown and the following information are derived from the Schedule 13G/A filed on May 14, 2021 jointly by Stonepine Capital Management, LLC, Stonepine Capital, L.P., Jon M. Plexico and Timothy P. Lynch reporting beneficial ownership as of March 8, 2021. Each of Stonepine Capital Management, LLC, Stonepine Capital, L.P., Jon M. Plexico and Timothy P. Lynch have shared voting and dispositive power over all of the shares. Stonepine Capital Management, LLC is the general partner and investment adviser of investment funds, including Stonepine Capital, L.P. Mr. Plexico and Mr. Lynch are the control persons of Stonepine Capital Management, LLC. The address for Stonepine Capital Management, LLC, Stonepine Capital, L.P., Jon M. Plexico and Timothy P. Lynch is 919 NW Bond Street, Suite 204, Bend, Oregon 97703-2767.

(5)
The amount shown and the following information are derived from the Schedule 13G filed on May 31, 2021 by Rubric Capital Management LP reporting beneficial ownership as of May 31, 2021. Each of Rubric Capital Management LP and David Rosen have shared voting power and shared dispositive power with respect to all of the shares. David Rosen is the managing member of Rubic Capital Management GP LLC, the general partner of Rubric Capital Management LP. The address for Rubric Capital Management LP is 155 East 44th Street, Suite 1630, New York, NY 10017.

(6)
The amount shown and the following information are derived from the Schedule 13G filed on June 24, 2021 jointly by Rock Springs Capital Management LP (“RSCM”), Rock Springs Capital LLC (“RSC”) and Rock Springs Capital Master Fund LP (“Master Fund”) reporting beneficial ownership as of June 14, 2021. Each of RSCM and RSC have shared voting power and shared dispositive power with respect to all of the shares. Master Fund has shared voting power and shared dispositive power with respect to 3,086,039 of the shares. RSCM serves as the investment manager of Master Fund. RSC is the general partner of RSCM. The address for RSCM and RSC is 650 South Exeter, Suite 1070, Baltimore, MD 21202. The address for Master Fund is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands.

(7)	Consists of Chiasma common stock issuable upon exercise of Chiasma Stock Options presently exercisable or exercisable within sixty (60) days of June 25, 2021.
(8)
Consists of (i) 62,531 shares of Chiasma common stock held by Scott Minick, (ii) 62,000 shares of Chiasma common stock issuable upon exercise of Chiasma Stock Options presently exercisable or exercisable within sixty (60) days of June 25, 2021, held by Scott Minick, (iii) 87,194 shares of Chiasma common stock held by trusts for which Mr. Minick is a trustee and (iv) warrants to purchase 6,844 shares of Chiasma common stock presently exercisable or exercisable within sixty (60) days of June 25, 2021, held by a family trust for which Mr. Minick is a trustee.

(9)
Consists of 61,322 shares Chiasma common stock held and 62,000 shares of Chiasma common stock issuable upon exercise of Chiasma Stock Options presently exercisable or exercisable within sixty (60) days of June 23, 2021.

(10)
Consists of 137,095 shares Chiasma common stock held and 645,833 shares of Chiasma common stock issuable upon exercise of Chiasma Stock Options presently exercisable or exercisable within sixty (60) days of June 25, 2021.

(11)
Consists of 19,612 shares Chiasma common stock held and 710,002 shares of Chiasma common stock issuable upon exercise of Chiasma Stock Options presently exercisable or exercisable within sixty (60) days of June 25, 2021.

(12)
Consists of 391,785 shares of Chiasma common stock, options to purchase 2,645,653 shares of Chiasma common stock presently exercisable or exercisable within sixty (60) days of June 25, 2021 and warrants to purchase 6,844 shares of Chiasma common stock presently exercisable or exercisable within sixty (60) days of June 25, 2021.

Security Ownership of Certain Beneficial Owners and Management of Amryt
The table below shows the Amryt ordinary shares beneficially owned as of May 31, 2021, by (i) each person known by Amryt to beneficially own more than 5 percent of the Amryt ordinary shares issued and outstanding, (ii) each director (who was serving as a director as of that date) and nominee for director and (iii) all current directors and officers as a group. The percentage of Amryt ordinary shares beneficially owned is based upon 188,351,502 ordinary shares, which includes 179,384,982 ordinary shares outstanding as of May 31, 2021 (not including 4,208,314 treasury shares), plus 8,966,520 zero cost warrants that may be exercised at any time. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we deemed outstanding ordinary shares subject to options and warrants held by that person that are immediately exercisable or exercisable within 60 days of May 31, 2021. Furthermore, unless otherwise noted, the mailing address of each beneficial owner named in the table is c/o Amryt Pharma plc, 45 Mespil Road, Dublin 4, Ireland.
	Number of Amryt Ordinary Shares Beneficially Owned(1)	Percent of Class
Name of beneficial owner	Number	Percentage
5% or greater shareholders:
Athyrium Capital Management, LP(1)	65,796,247	34.9%
Highbridge(2)	39,516,973	21.0%
UBS(3)	12,850,625	6.8%
Stonepine	11,082,415	5.9%
Software AG-Stiftung	10,212,153	5.4%
Edgepoint Capital	9,956,295	5.3%
Executive officers and directors:
Dr. Joseph A. Wiley(4)	5,453,096	2.9%
Rory P. Nealon(5)	2,983,511	1.6%
Ray T. Stafford	1,718,601	*
Donald K. Stern	55,000	*
Dr. Alain H. Munoz	55,000	*
George P. Hampton	55,000	*
Dr. Patrick V.J.J. Vink	55,000	*
Stephen T. Wills	55,000	*
All executive officers and directors as a group (eight persons)	10,100,107	5.4%
*	Less than 1%.
(1)
Consists of 44,286,346 ordinary shares (including any as represented by Amryt ADSs) and 21,509,901 ordinary shares issuable upon conversion of Convertible Notes held by the following affiliates of Athyrium Capital Management, LP: Athyrium Opportunities II Acquisition 2 LP, Athyrium Opportunities III Acquisition 2 LP, Athyrium Opportunities II Acquisition LP and Athyrium Opportunities III Acquisition LP.

(2)
Consists of 14,339,923 ordinary shares (including any as represented by Amryt ADSs), 16,210,530 ordinary shares issuable upon conversion of Convertible Notes and 8,966,520 ordinary shares issuable upon exercise of zero cost warrants held by the following affiliates of Highbridge: Highbridge MSF International Ltd., Highbridge SCF Special Situations SPV, L.P. and Highbridge Tactical Credit Master Fund, L.P. Pursuant to the terms of the Convertible Notes and the zero cost warrants, Highbridge may not convert any Convertible Notes or exercise zero cost warrants that it beneficially owns to the extent that such conversions and exercises would result in Highbridge beneficially owning in excess of 9.99% of our ordinary shares. After giving effect to these blockers, as of November 30, 2020, Highbridge’s beneficial ownership is limited to 9.99%.

(3)
Consists of 9,950,000 ordinary shares (including any as represented by Amryt ADSs) and 2,900,625 ordinary shares issuable upon conversion of Convertible Notes held by the following affiliates of UBS: Nineteen77 Global Multi-Strategy Alpha Master Limited and Nineteen77 Global Convertible Bond Master Limited. Pursuant to the terms of the Convertible Notes, UBS may not convert any Convertible Notes that it beneficially owns to the extent that such conversions would result in UBS beneficially owning in excess of 9.99% of our ordinary shares. After giving effect to these blockers, as of November 30, 2020, UBS’s beneficial ownership is limited to 9.99%.

(4)
Consists of (i) 3,507,080 ordinary shares (including any as represented by Amryt ADSs), (ii) 343,521 share options exercisable at £1.2072 per share, which expire on November 28, 2024, (iii) 158,020 share options exercisable at £0.758 per share, which expire on May 21, 2026, and (iv) 1,444,475 share options exercisable at £1.215 per share, which expire on November 5, 2026.

(5)
Consists of (i) 1,610,770 ordinary shares (including any as represented by Amryt ADSs), (ii) 137,408 share options exercisable at £1.2072 per share, which expire on November 28, 2024, (iii) 125,958 share options exercisable at £0.758 per share, which expire on May 21, 2026, and (iv) 1,109,375 share options exercisable at £1.215 per share, which expire on November 5, 2026.

COMPARISON OF RIGHTS OF AMRYT ADS HOLDERS AND CHIASMA STOCKHOLDERS
Amryt is organized under the laws of England and Wales, subject to the provisions of the UK Companies Act 2006, which we refer to as the “Companies Act.” Chiasma is incorporated in the State of Delaware and the rights of Chiasma stockholders are governed by the DGCL, and the Chiasma certificate of incorporation and bylaws. Upon completion of the merger, each share of Chiasma common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration. As a result, Chiasma stockholders will become Amryt ADS holders, and their rights will be governed principally by the laws of England and Wales and the Amryt articles of association, which differ from Delaware law and the Chiasma certificate of incorporation and Chiasma bylaws, as well as the deposit agreement.
Set forth below are the material differences between the rights of a holder of Amryt ADSs under the Amryt articles of association and the Companies Act, on the one hand, and the rights of a holder of Chiasma common stock under the Chiasma certificate of incorporation, the Chiasma bylaws and the DGCL, on the other hand. Holders of Amryt ADSs will not be treated as shareholders of Amryt, and their names will therefore not be entered in Amryt’s register of holders. The depositary, the custodian or their nominees will be the holder of the ordinary shares underlying Amryt ADSs. Holders of Amryt ADSs have a right to receive the ordinary shares underlying their ADSs. Each Amryt ADS represents the right to receive, and to exercise the beneficial ownership interests in, five Amryt ordinary shares that are on deposit with the depositary and/or custodian.
The following summary does not reflect any rules of Nasdaq that may apply to Amryt or Chiasma in connection with the matters discussed, nor certain agreements unless expressly stated, that may expressly apply to these matters. You should read carefully relevant portions of the DGCL, the Companies Act, the AIM rules for companies published by the London Stock Exchange (which we refer to as the “AIM Rules”), the Disclosure and Transparency Rules of the UK Financial Conduct Authority (which we refer to as the “FCA,” and such rules, the “DTRs”), the UK version of the EU Market Abuse Regulation (Regulation (EU) (No. 596/2014)) (which we refer to as “UK MAR”) and the constituent documents of each of Amryt and Chiasma.
For more information, see the section entitled “Where You Can Find Additional Information.” References to a “holder” in the following summary are to the registered holder of the applicable shares.
Amryt Pharma plc	Chiasma, Inc.
Authorized Capital

As of June 9, 2021, there were 183,593,296 ordinary shares in issue, each with a nominal value of £0.06 (of which 4,208,314 shares were held in treasury), including shares underlying American depositary shares.

The Amryt articles of association do not include a limit on the aggregate number of shares that Amryt has the authority to issue. Amryt may therefore from time to time by ordinary resolution increase Amryt’s capital by such sum to be divided into shares of such amounts and carrying such rights as the resolution may prescribe.

Subject to the provisions of the Companies Act, Amryt may, by ordinary resolution:

 • consolidate and divide all or any of Amryt’s share capital into shares of larger nominal value than Amryt’s existing shares;

 • cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken; and

The aggregate number of shares of stock that Chiasma has the authority to issue is 130,000,000 shares, consisting of 125,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share.

As of June 15, 2021, the record date for the Chiasma special meeting, Chiasma had 63,191,027 shares of Chiasma common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The Chiasma certificate of incorporation expressly authorizes, to the fullest extent of the law, its board of directors, without shareholder approval, to provide by resolution or resolutions for, out of the unissued shares of undesignated preferred stock, the issuance of the shares of undesignated preferred stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights

Amryt Pharma plc	Chiasma, Inc.
 • sub-divide Amryt’s shares into shares of smaller nominal value than Amryt’s existing shares.

Subject to the provisions of the Companies Act, Amryt may by special resolution reduce Amryt’s share capital and any capital revaluation reserve and share premium account in any manner.

Each Amryt ADS represents the right to receive, and to exercise the beneficial ownership interests in, five Amryt ordinary shares that is on deposit with the depositary and/or custodian. An Amryt ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the Amryt ADS but that has not been distributed to the owners of Amryt ADSs because of legal restrictions or practical considerations. Amryt and the depositary may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement.

Amryt ADSs are listed on the Nasdaq Global Select Market under trading symbol “AMYT.” Amryt ordinary shares are admitted to AIM with the trading symbol “AMYT.”
of the shares of each series and any qualifications, limitations and restrictions thereof. Chiasma’s common stock is listed on the Nasdaq Global Select Market under the trading symbol “CHMA.”

Size, Classification and Term of Board of Directors

The Amryt articles of association currently provide that unless otherwise determined by special resolution of the shareholders, the number of directors shall not be fewer than two or more than seven. The Amryt Board currently has seven members. It is proposed that the Amryt Board increase the number of members to nine pursuant to the “parent board size approval.” As noted in the section entitled “The Merger Proposal—Governance Matters Following Completion of the Merger,” Amryt is required to take all necessary action so that, as of immediately following the effective time, the Amryt Board will include two additional members. Subject to satisfaction of customary background checks and the receipt of a customary letter of appointment, Raj Kannan and one other individual selected by Chiasma prior to the closing who is acceptable to Amryt will be appointed as directors of Amryt until their respective successors are duly elected or appointed and qualified in accordance with applicable law; however, the tenure on the Amryt Board of the other individual selected by Chiasma will be limited to June 15, 2022.

Each director is subject to compulsory retirement, and at each annual general meeting that occurs after September 25, 2021, one-third of the current directors

The Chiasma certificate of incorporation provides that the number of directors shall be fixed solely and exclusively by resolution duly adopted from time to time by the Chiasma Board. The directors, other than those who may be elected by the holders of any series of undesignated preferred stock, shall be classified, with respect to the term for which they severally hold office, into three classes.

The Chiasma Board is classified into three classes. Each director is appointed for a three-year term.

The Chiasma certificate of incorporation provides that directors are elected at the annual meeting of stockholders or at a special meeting called for such purpose and hold office until the next succeeding annual meeting and until his or her successor has been elected and qualified. Notwithstanding the foregoing, whenever, pursuant to the provisions of Chiasma certificate of incorporation, the holders of any one or more series of undesignated preferred stock shall have the right, voting separately as a series or together with holders of other such series, to elect Chiasma directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the

Amryt Pharma plc	Chiasma, Inc.
(or, if their number is not a multiple of three, the number nearest to but not greater than one-third, subject to a minimum of one) shall retire from office by rotation. A director retiring by rotation shall be eligible for re-election.

Six of the seven directors on the Amryt Board are “independent” as defined under the Nasdaq rules. As a foreign private issuer, Amryt is not required to meet the Nasdaq rule that its board be comprised of a majority of independent directors, but it voluntarily complies and intends to continue to comply with this requirement

The directors may establish any local boards or agencies for managing any of the affairs of Amryt, either in the United Kingdom or elsewhere, and may appoint any persons to be members of such local boards, or any managers or agents, and may delegate to any local board, manager or agent any of the powers, authorities and discretions vested in the directors (other than the power of making calls), with the power to sub-delegate. The Amryt Board has three standing committees: an Audit Committee, a Remuneration Committee and a Compliance Committee.

Under the Companies Act, any agreement under which a director undertakes personally to perform services (as a director or otherwise) for a company or any of its subsidiaries is defined as a ‘service contract.’ Service contracts with a guaranteed term of employment of more than two years require prior approval by the shareholders of the relevant company by ordinary resolution. English law permits a company to provide for terms of different lengths for its directors.

terms of the Chiasma certificate of incorporation and any certificate of designations applicable to such series.

Chiasma directors are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; however, directors are elected by a plurality of votes cast in contested elections.

The number of Chiasma directors shall be fixed solely and exclusively by resolution duly adopted from time to time by the Chiasma Board. The directors shall hold office in the manner provided in the Chiasma certificate of incorporation.

A majority of the Chiasma Board must be comprised of Independent Directors as defined in Nasdaq Rule 5605(a)(2).

Nomination of Directors

The shareholders may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an addition to the existing directors, but the total number of directors shall not exceed the maximum number fixed in accordance with the Amryt articles of association.

No person other than a director retiring at an Amryt general meeting shall, unless recommended by the directors for appointment, be eligible for appointment to the office of director at any general meeting unless, not less than seven nor more than 28 days before the day appointed for the meeting, there shall have been given to Amryt notice in writing by some member

The Chiasma bylaws provide that nominations of persons for election to the Chiasma Board may be made:

 • by the Chiasma Board; or

 • by any stockholder of Chiasma who was a stockholder of record at the time of giving of notice provided for in the Chiasma bylaws, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in Chiasma bylaws as to such nomination or business.

Amryt Pharma plc	Chiasma, Inc.
duly qualified to attend and vote at the meeting for which such notice is given of his or her intention to propose such person for appointment stating the particulars which would, if he or she were so appointed, be required to be included in Amryt’s register of directors, and also notice in writing signed by the person to be proposed of his or her willingness to be appointed.

The foregoing clause (ii) is the exclusive means for a Chiasma stockholder to bring nominations or business properly before an annual meeting or special meeting in lieu thereof (other than matters properly brought under Rule 14a-8 or Rule 14a-11 (or any successor rules)) under the U.S. Exchange Act and such stockholder must comply with the notice and other procedures set forth in the bylaws to bring such nominations or business properly before an annual meeting or special meeting in lieu thereof. In addition to the other requirements set forth in the bylaws, for any proposal of business to be considered at an annual meeting or special meeting in lieu thereof, it must be a proper subject for action by stockholders of Chiasma under the DGCL.

Election of Directors

The Amryt shareholders may by ordinary resolution appoint a director. Without prejudice to the power of the shareholders to appoint any person to be a director pursuant to the Amryt articles of association, the directors shall have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an addition to the existing directors but so that the total number of directors shall not exceed at any time the maximum number fixed by or in accordance with the Amryt articles of association. Any director appointed by the Amryt Board shall retire at the conclusion of the annual general meeting next following such appointment and shall be eligible for reappointment at that meeting. If not reappointed at such annual general meeting, such director shall vacate office at the conclusion of such annual general meeting.

The holders of Chiasma’s common stock have the exclusive right to vote for the election of directors, and the Chiasma bylaws provide that any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

Removal of Directors

Under the Companies Act, Amryt shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided a shareholder has given notice to Amryt of its intention to propose the resolution at least 28 clear days before the general meeting. Amryt must, where practicable, give its shareholders notice of such resolution in the same manner and at the same time as it gives notice of the meeting. Where that is not practicable, Amryt must give its shareholders notice at least 14 clear days before the meeting (a) by advertisement in a newspaper having an appropriate circulation, or (b) in any other manner allowed by the Amryt articles of association. On receipt of notice of an intended

Subject to the rights, if any, of any series of undesignated preferred stock to elect directors and to remove any director whom the holders of any such series have the right to elect, any director (including persons elected by directors to fill vacancies in the board of directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75 percent or more of the outstanding shares of capital stock then entitled to vote at an election of directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

Amryt Pharma plc	Chiasma, Inc.
resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.

According to the Amryt articles of association, the office of a director shall be vacated in any of the following events, namely:

 (a) if (but in the case of a director holding any executive office subject to the terms of any contract between him or her and Amryt) he or she resigns his or her office by instrument in writing signed by the resigning director and authenticated in such manner as the other directors or director may accept (provided that the resigning director shall deposit the original signed instrument at the office as soon as reasonably practicable but failure or delay in his or her doing so shall not prejudice the validity of the resignation);

 (b) if he or she becomes bankrupt or has a receiving order made against him or her or makes any arrangement or composition with his or her creditors generally;

 (c) if, in the opinion of the majority of directors other than the director vacating office and in the written opinion of a suitably qualified medical expert, he or she becomes of unsound mind;

 (d) if he or she is absent from meetings of the directors for six successive months without leave, and his or her alternate director (if any) shall not during such period have attended in his or her stead, and the directors resolve that his or her office be vacated;

 (e) if he or she ceases to be a director by virtue of any provision of the Companies Act (and every other statute (and any regulations subordinate thereto) for the time being in force concerning companies and affecting Amryt) or becomes prohibited by law from being a director;

 (f) he or she is removed from office by notice in writing signed by all of the other directors (without prejudice to any claim for damages which he or she may have for breach of any contract between him or her and Amryt) and,

Amryt Pharma plc	Chiasma, Inc.
for this purpose, a set of like notices each signed by one or more of the directors shall be as effective as a single notice signed by the requisite number of directors;

 (g) he or she ceases to hold the number of shares required to qualify him or her for office (if any) or does not acquire the same within two months after election or appointment; or

 (h) he or she is removed as a director by ordinary resolution of the members provided that such removal shall be without prejudice to any claim he or she may have for breach of contract between him or her and Amryt.

Vacancies on the Board of Directors

Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are to be appointed as directors of a public limited company by a single resolution of the shareholders, resolutions appointing each director must be voted on individually (unless a resolution that it should be so made has first been agreed to by the meeting without any vote being given against it).

Pursuant to the Amryt articles of association, at the meeting at which a director retires, the shareholders may fill the vacated office by appointing a person to fill such vacancy, and in default the retiring director, if willing to act, shall be deemed to have been re-appointed, unless at such meeting it is expressly resolved not to fill the vacancy, or a resolution for the reappointment of such director shall have been put to the meeting and lost.

A resolution of the directors declaring a director to have vacated office under the terms of Article 115 shall be conclusive as to the fact and grounds of vacation stated in the resolution.

Subject to the rights, if any, of the holders of any series of undesignated preferred stock to elect Chiasma directors and to fill vacancies in the Chiasma Board relating thereto, any and all vacancies in the Chiasma Board, however occurring, including, without limitation, by reason of an increase in the size of the Chiasma Board, or the death, resignation, disqualification or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Chiasma Board, and not by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of undesignated preferred stock to elect directors, when the number of directors is increased or decreased, the Chiasma Board shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. In the event of a vacancy in the Chiasma Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Chiasma Board until the vacancy is filled.

Amryt Pharma plc	Chiasma, Inc.
Voting

Votes Attaching to Shares:

 • Subject to any special rights or restrictions as to voting attached to any share by or in accordance with the Amryt articles of association, on a show of hands every holder of ordinary shares who (being an individual) is present in person or by proxy not being himself or herself a holder or (being a corporation) is present by a representative or by proxy not being himself or herself a holder shall have one vote and on a poll every holder who is present in person or by proxy shall have one vote for every share of which he or she is the holder.

Votes on a Poll:

 • At a general meeting, a resolution put to a vote of the meeting shall be decided on a show of hands, unless before or upon the declaration of the result of the show of hands a poll is demanded by (i) the chairperson of the meeting, (ii) not less than five shareholders having the right to vote at the meeting, (iii) shareholder(s) representing not less than one tenth of the total voting rights of all the shareholders having the right to vote at the meeting; or (iv) member(s) holding shares conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all the shares conferring that right.

 • On a poll, votes may be given either personally or by proxy. On a poll, a shareholder entitled to more than one vote need not, if he or she votes, use all his or her votes or cast all the votes he or she uses in the same way.

At a general meeting which is held as a combined physical and electronic meeting, a resolution put to a vote of the meeting is to be decided on by a poll, and poll votes may be cast by means of the electronic platform.

No shareholder shall, unless determined otherwise by the directors, be entitled to vote at any general meeting or any separate meeting of the holders of any class of shares in respect of any share held by him or her, either personally or by proxy, or to exercise any privilege as a member, if:

 • any call or other sum presently payable by him or her to Amryt in respect of the shares remains unpaid; or

Each share of Chiasma common stock entitles the holder to one vote at all meetings of Chiasma stockholders.

The Chiasma bylaws provide that, when a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Chiasma certificate of incorporation or by the Chiasma bylaws.

Under Delaware law, a sale, lease or exchange of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the approval of the corporation’s board of directors and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction.

Amryt Pharma plc	Chiasma, Inc.
 • the holder has been duly served with a notice under section 793 of the Companies Act and he or she has failed to provide Amryt with information concerning interests in those shares required to be provided under the Companies Act within the relevant period.

With respect to the Amryt ADSs, a holder of ADSs generally has the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by its ADSs. The voting rights of holders of ordinary shares are described below. At Amryt’s request, the depositary will distribute to holders of ADSs any notice of a shareholders’ meeting received from Amryt together with information explaining how to instruct the depositary to exercise the voting rights of the ordinary shares represented by the ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote (or cause the custodian to vote) the securities (in person or by proxy) represented by the holder’s ADSs as follows:

 • If voting at the shareholders’ meeting by show of hands: The depositary will vote (or instruct the custodian to vote) all the securities represented by ADSs in accordance with the voting instructions timely received from a majority of the ADS holders who provided voting instructions.

 • If voting at the shareholders’ meeting by poll: The depositary will vote (or instruct the custodian to vote) the securities represented by ADSs in accordance with the voting instructions timely received from the holders of ADSs.

Securities represented by ADSs for which no timely voting instructions have been received by the depositary from the holder will not be voted (except as otherwise contemplated in the deposit agreement). The ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. Amryt cannot assure that holders of ADSs will receive voting materials with sufficient time to enable them to return voting instructions to the depositary in a timely manner.

Amryt Pharma plc	Chiasma, Inc.
Cumulative Voting

The holders of Amryt’s ordinary shares do not have any cumulative voting rights.	Chiasma stockholders do not have any cumulative voting rights.

Shareholder Action by Written Consent

Under English law, shareholders of a public company such as Amryt are not permitted to pass resolutions by written consent. All shareholder decisions must be taken at the general meeting.
Chiasma’s certificate of incorporation provides that any action required or permitted to be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if consent in writing setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of the Articles of Association of Amryt and the Articles of Incorporation of Chiasma

Under English law, Amryt’s shareholders may amend the Amryt articles of association by special resolution. The Amryt Board is not authorized to change the Amryt articles of association.
Under the DGCL, any proposal to amend, alter, change or repeal any provision of the Chiasma certificate of incorporation, except as may be provided in the terms of any preferred stock, requires approval by the affirmative vote of a majority outstanding shares of stock entitled to vote thereon.

Amendment of Bylaws

See “Amendment of the Articles of Association of Amryt” above.
The Chiasma bylaws may from time to time be supplemented, amended or repealed, or new by-laws may be adopted, by (i) the Chiasma Board by the affirmative vote of a majority of the directors then in office, or (ii) the stockholders at any annual meeting, or special meeting of stockholders called for such purpose in accordance with the Chiasma bylaws, by the affirmative vote of at least 75 percent of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Chiasma Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

Meeting Notice

In accordance with the Companies Act and the Amryt articles of association, Amryt is required in each year to hold an annual general meeting in addition to any other meeting held in that year and within six months
Under the DGCL and the Chiasma bylaws, written notice of annual and special meetings of Chiasma stockholders must be given not less than 10 nor more than 60 days before the date of the meeting to each

Amryt Pharma plc	Chiasma, Inc.
of the end of any financial period provided that not more than 15 months has elapsed between the date of one annual general meeting and the next. The annual general meeting shall be convened whenever and wherever the Amryt Board sees fit, subject to the requirements of the Companies Act.

The directors may, whenever they think fit, and shall on requisition in accordance with the Companies Act, proceed to convene a general meeting.

Subject to the provisions of the Companies Act, an annual general meeting shall be called by at least 21 clear days’ notice and all other general meetings shall be called by at least 14 clear days’ notice.

The notice must be in writing and must specify (a) the place(s), the day and the time of the meeting; (b) the general nature of the business of the meeting; (c) in the case of an annual general meeting, that the meeting is an annual general meeting; (d) if the meeting is convened to consider a special resolution, the intention to propose the resolution as such; and (e) in the case of a combined physical and electronic meeting, that the meeting is being held as such, details of the means for members to attend and participate in the meeting (including the physical place(s) of the meeting and the electronic platform to be used) and any applicable access, identification or security arrangements. Amryt may give notice by electronic communication and/or by making it available on Amryt’s website (subject to notifying the address of such website to shareholders who have agreed that notices of meetings may be accessed by them on a website and then in accordance with the manner agreed by such members and Amryt as to such notification).

stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

The Chiasma bylaws provide that notice to stockholders of an annual and special meeting of stockholders may be given personally or by mail. Notice of a special meeting must also state the purpose for which the special meeting is called.

Notice of all special meetings of stockholders shall be given in the same manner as provided for annual meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

Notice of an annual meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

Advance Notice

The Amryt articles of association provide that, where, by any provision contained in the Companies Act, special notice is required of a resolution, the resolution shall not be effective unless notice of the intention to move it has been given to Amryt not less than 28 days (or such shorter period as the Companies Act permits) before the meeting at which it is moved, and Amryt shall give to the shareholders notice of any such resolution as required by and in accordance with the provisions of the Companies Act.

In certain circumstances under the Companies Act, Amryt’s shareholders may propose a resolution to be moved at the next annual general meeting or require Amryt to circulate to all shareholders entitled to

For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of the Chiasma bylaws, the stockholder must (i) have given timely notice in writing to the Secretary of Chiasma, (ii) have provided any updates or supplements to such notice at the times and in the forms required by Chiasma’s bylaws and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the solicitation statement required by Chiasma’s bylaws. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of Chiasma not later than the close of

Amryt Pharma plc	Chiasma, Inc.
receive notice of a general meeting, a statement of not more than 1,000 words in relation to a resolution to be dealt with at that meeting or other business to be dealt with at that meeting.
business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event the annual meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of Chiasma not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

The public announcement of an adjournment or postponement of an annual meeting of stockholders will not commence a new time period for the giving of a stockholder’s notice as described above.

Right to Call a Special Meeting of Shareholders

Amryt shareholders holding at least 5 percent of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid-up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within 21 days from the date on which they become subject to the requirement, the shareholders who requested the meeting (or any of them representing more than one half of the total voting rights of all of them) may themselves call a general meeting. The meeting must be called in the same manner, as nearly as possible, as that in which meetings are required to be called by directors of the company. Any reasonable expenses incurred by the members requesting the meeting by reason of the failure of the directors duly to call a meeting must be reimbursed by the company.

The Chiasma bylaws provide that subject to the rights, if any, of the holders of any series of undesignated preferred stock, special meetings of the stockholders of Chiasma may be called only by the Chiasma Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. The Chiasma Board may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the corporation. Nominations of persons for election to the Chiasma Board and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with the Chiasma bylaws, in which case such special meeting in lieu thereof shall be deemed an annual meeting for purposes of the Chiasma bylaws and the provisions of the Chiasma bylaws shall govern such special meeting.

Indemnification and Advancement of Expenses; Director Liability

The Amryt articles of association provide that to the extent permitted by law, but without prejudice to any indemnity to which he or she may otherwise be entitled, any person who is or was at any time a

Under the DGCL, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising

Amryt Pharma plc	Chiasma, Inc.
director, alternate director, officer or employee of Amryt is entitled to be indemnified (and, if the directors so determine, any other Relevant Person (as defined in “Information Not Required in Prospectus— Item 20. Indemnification of Officers and Directors of Amryt”) (including, for example, a director of a subsidiary) shall be entitled to be indemnified), out of Amryt’s assets against all losses or liabilities which he or she may sustain or incur in or about the execution of the duties of his or her office or otherwise in relation thereto.

The Amryt articles of association also provide that to the extent permitted by law, the directors have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time:

 • directors, alternate directors, officers or employees of a group company; or

 • trustees of any pension fund in which Amryt’s employees or employees of any other group company are interested,

including in each case insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to their duties, powers or posts in relation to Amryt or any other group company or pension fund and, so far as the law allows, Amryt may indemnify or exempt any such person from or against such liability

Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract with the company or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

In addition, any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is also void, except as permitted by the Companies Act, which provides exceptions for the company to (a) purchase and maintain insurance against such liability;

from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

 • any breach of the director’s duty of loyalty to the corporation or its stockholders;

 • acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

 • intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

 • any transaction from which the director derives an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than a derivative action), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by Chiasma’s certificate of incorporation, bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

Chiasma’s certificate of incorporation provides that a Chiasma director shall not be personally liable to Chiasma or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to Chiasma or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an

Amryt Pharma plc	Chiasma, Inc.
(b) provide a “qualifying third party indemnity” (being an indemnity against certain liabilities incurred by the director to a person other than the company or an associated company); or (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

improper personal benefit. If the DGCL is amended after the effective date of Chiasma’s certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Chiasma bylaws provide that, each director shall be indemnified and held harmless by Chiasma to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Chiasma to provide broader indemnification rights than such law permitted the Chiasma to provide prior to such amendment), and to the extent authorized in the Chiasma bylaws.

Appraisal and Dissenters Rights

English law does not generally provide for appraisal rights.

However, in the event of a compulsory acquisition or “squeeze-out,” under the Companies Act, where (a) a “takeover offer” is made for the shares of a company incorporated in the UK, and (b) the offeror has, by virtue of acceptances of the offer, acquired or unconditionally contracted to acquire at least 90 percent in value of the shares of any class to which the offer relates representing at least 90 percent of the voting rights carried by those shares, the offeror may, within three months beginning on the day after the last day on which the offer could be accepted, require shareholders who did not accept the offer to transfer their shares to the offeror on the terms of the offer. A dissenting shareholder may, in relation to the shares held by him or her, object to the transfer or its proposed terms by applying to the court within six weeks of the date on which notice of the required transfer was given by the offeror.

The court may, on receiving such an application, order (a) that the offeror is not entitled and bound to acquire the shares to which the notice relates, or (b) that the terms on which the offeror is entitled and bound to acquire the shares shall be such as the court thinks fit.

A minority shareholder is entitled, in circumstances similar to the “squeeze-out” described above, to require the offeror to acquire his or her shares on the same terms as those contained in the original offer (which we refer to as a “sell-out”). The period within which the offeree shareholder must exercise his or her

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a) – (c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

The Chiasma certificate of incorporation does not provide for appraisal rights in any additional circumstance.

Amryt Pharma plc	Chiasma, Inc.
rights is the later of: (a) three months from the close of the offer, and (b) three months from when the bidder gives the shareholder notice of his or her rights.

Dividends and Repurchases

The Amryt articles of association provide that Amryt may by ordinary resolution at a general meeting declare dividends out of profits available for distribution in accordance with the respective rights and priorities of its shareholders, but no such dividend shall be payable other than in accordance with the Companies Act and no dividend shall exceed the amount recommended by the directors. There is no fixed date on which entitlement to dividends arises.

Subject to the rights of persons (if any) with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid-up on the shares in respect of which the dividend is paid. All dividends shall be apportioned and paid pro rata according to the amount paid up on the shares during any portion or portions of the period in respect of which the dividend is paid, except that if any share is issued on terms providing that it shall carry any particular right as to a dividend, such share shall rank for dividend accordingly.

Insofar as, in the opinion of the directors, Amryt’s profits justify such payments, the directors may pay interim dividends on shares of any class. Subject to their judgment, the directors may also pay half yearly or at other suitable intervals to be settled by them, any dividend which may be payable at a fixed rate if they are of the opinion that the profits justify the payment and if and to the extent that such payment is permitted by the Companies Act.

Amryt may, upon the recommendation of the directors, by ordinary resolution at a general meeting direct payment of a dividend in whole or in part by the distribution of specific assets (and in particular of paid up shares, debentures or other securities or rights of any other company) and the directors shall give effect to such resolution and where any difficulty arises in regard to the distribution, the directors may settle the same as they think expedient.

There are no separate dividend restrictions or procedures for non-resident holders of shares under the Amryt articles of association.

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient profits available for the purpose. A

Under the DGCL, Chiasma stockholders are entitled to receive dividends if, as and when declared by the Chiasma Board. The Chiasma Board may declare and pay a dividend to Chiasma stockholders out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation. A dividend may be paid in cash, in shares of Chiasma common stock or in other property.

Under the DGCL, Chiasma common stock may be acquired by Chiasma and subsidiaries of Chiasma without stockholder approval. Shares of such Chiasma common stock owned by a majority-owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

Under the DGCL, Chiasma may redeem or repurchase shares of its own Chiasma common stock, except that generally it may not redeem or repurchase those shares if the capital of Chiasma is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If Chiasma were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Repurchased and redeemed shares may be retired or held as treasury shares. Shares that have been repurchased but have not been retired may be resold by a corporation for such consideration as the board of directors may determine in its discretion.

Dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds of Chiasma legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding preferred stock, but only when and as declared by the board of directors or any authorized committee thereof.

Amryt Pharma plc	Chiasma, Inc.
company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital. The requirement to have sufficient profits available for the purpose before a distribution or dividend can be paid applies to Amryt and to each of Amryt’s subsidiaries that has been incorporated under English law.

It is not sufficient that Amryt has sufficient profits available for the purpose of making a distribution. As a public company, the Companies Act imposes an additional capital maintenance requirement on Amryt to ensure that its net worth is at least equal to the amount of its capital. The rules provide that a public company can only make a distribution:

 • if, at the time that the distribution is made, the amount of its net assets (that is, the aggregate of the company’s assets less the aggregate of its liabilities) is no less than the aggregate of its called-up share capital and undistributable reserves; and

 • if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that aggregate total.

With respect to Amryt ADSs, ADS holders generally have the right to receive the distributions made on the securities deposited with the custodian. An ADS holder’s receipt of these distributions may be limited, however, by practical considerations and legal limitations. ADS holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.

If any cash distributions for the securities on deposit with the custodian are made, the funds will be deposited with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for any funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales. If the custodian determines that the currency conversion and the transfer and distribution of the proceeds is not practicable or lawful, or if any required approval or license of any governmental authority or agency thereof is denied or is not obtainable at a reasonable cost or within a reasonable period, the custodian may, in its discretion, (i) make such

Amryt Pharma plc	Chiasma, Inc.
conversion and distribution in dollars to the holders for whom such conversion, transfer and distribution is lawful and practicable, (ii) distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to holders for whom this is lawful and practicable, or (iii) hold such foreign currency (without liability for interest thereon) for the respective accounts of the holders entitled to receive the same. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Whenever a free distribution of ordinary shares for the securities on deposit with the custodian is made, the applicable number of ordinary shares will be deposited with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS such holder holds will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution. The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a cash distribution.

Whenever Amryt intends to distribute rights to subscribe for additional ordinary shares, Amryt will give notice to the depositary and will assist the depositary in

Amryt Pharma plc	Chiasma, Inc.
determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if Amryt provides all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). ADS holders may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of its rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs. The depositary will not distribute the rights to a holder of Amryt ADSs if:

 • no timely request that the rights be distributed to such holder is received or if Amryt requests that the rights not be distributed to such holder;

 • Amryt fails to deliver satisfactory documents to the depositary; or

 • it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Whenever Amryt intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, Amryt will give prior notice thereof to the depositary and will indicate whether it wishes the elective distribution to be made available to ADS holders. In such case, Amryt will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to ADS holders only if it is reasonably practicable and if it has received all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable ADS holders to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

Amryt Pharma plc	Chiasma, Inc.
If the election is not made available to ADS holders, such holder will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Whenever Amryt intends to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, Amryt will notify the depositary in advance and will indicate whether Amryt wishes such distribution to be made to ADS holders. In such case, Amryt will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to ADS holders and if Amryt provides to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to a ADS holders and will sell the property if:

 • Amryt does not timely request that the property be distributed to such or if Amryt requests that the property not be distributed to such holder;

 • Amryt does not deliver satisfactory documents; or

 • the depositary determines that all or portion of the distribution to such holder is not reasonably practicable. The proceeds of such a sale will be distributed to ADS holders as in the case of a cash distribution.

Required Shareholder Votes for Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises proposed between a company and (a) its creditors, or any class of them, or (b) its shareholders or any class of them; and are used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

 • the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in

Under Delaware law, a sale, lease or exchange of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the approval of the corporation’s board of directors and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction.

Amryt Pharma plc	Chiasma, Inc.
number of shareholders or creditors or a class thereof representing 75 percent in value of the capital held by, or debt owed to, the shareholders or creditors (or class thereof as the case may be) present and voting, either in person or by proxy at the meeting convened by order of the court; and

 • the approval of the court.

A compromise or agreement sanctioned by the court is binding on (a) all creditors or the class of creditors or on the members or class of members (as the case may be), and (b) the company or, in the case of a company in the course of being wound up, the liquidator and contributories of the company.

AIM Rule 14 provides that shareholder consent is required for a reverse takeover, meaning any acquisition(s) in a 12 month period which for an AIM company would: (a) exceed 100 percent in any of the class tests; or (b) result in a fundamental change in its business, board or voting control. In addition, AIM Rule 15 provides that any disposal by an AIM company which, when aggregated with any other disposal(s) over the previous twelve months, exceeds 75 percent in any of the class tests, is deemed to be a disposal resulting in a fundamental change of business and must be, amongst other things, conditional on the consent of its shareholders being given in general meeting.

There are additional rules which apply to mergers and divisions of public companies.

State Antitakeover Statutes and Certain Articles of Incorporation Provisions

See the section entitled “Appraisal and Dissenters Rights” above with regards to the “squeeze-out” and “sell-out” takeover provisions under the Companies Act.

Under the Companies Act, a limited company having a share capital may only purchase its own shares (including any redeemable shares) out of the distributable profits of the company available for the purpose or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased. Subject to the foregoing, the Amryt articles of association provide that it shall have the power, subject to the provisions of the Companies Act and, if applicable, subject to any approval by means of a special resolution

Chiasma is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder, unless the board of directors approves the business combination or the transaction by which such stockholder becomes an interested stockholder, in either case, before the stockholder becomes an interested stockholder, the interested stockholder acquires 85 percent of the corporation’s outstanding voting stock in the transaction by which such stockholder becomes an interested stockholder, or the business combination is subsequently approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2∕3 percent of the corporation’s outstanding voting stock not owned by the interested stockholder.

Amryt Pharma plc	Chiasma, Inc.
at a separate class meeting of the holders of any class of convertible shares, to purchase its own shares, including any redeemable shares.

Amryt completed a capital reduction of its share premium account which was formally approved at the UK High Court of Justice on November 5, 2019, following which Amryt now has positive distributable reserves.

Further, Amryt agreed, for certain Aegerion creditors who wished to restrict their percentage share interest in Amryt’s issued share capital, to issue to the relevant Aegerion creditor, as an alternative to Amryt ordinary shares, an equivalent number of new zero cost warrants to subscribe for Amryt ordinary shares to be constituted on the terms of the zero cost warrant. The relevant Aegerion creditors are entitled at any time to exercise the zero cost warrants, at which point in time Amryt would issue to that Aegerion creditor the relevant number of fully paid ordinary shares in return for the exercise of the zero cost warrants.

On September 24, 2019, certain of Aegerion’s creditors elected to receive 8,065,000 zero cost warrants to subscribe for Amryt ordinary shares as consideration for the acquisition. Separately 5,911,722 warrants were issued to investors in connection with Amryt’s $60.0 million equity raise.

On November 14, 2019, Amryt repurchased a combined 4,864,656 ordinary shares from Highbridge Tactical Credit Master Fund L.P., Highbridge SCF Special Situations SPV, L.P. and Nineteen77 Global Multi Strategy Alpha Master Limited. In exchange for the ordinary shares, these institutions were issued an equivalent number of zero cost warrants. Each warrant entitles the holder to subscribe for one ordinary share at zero cost. These ordinary shares are now held as treasury shares.

On December 19, 2019, Highbridge MSF International Ltd exercised 1,645,105 zero cost warrants in exchange for 1,645,105 ordinary shares.

On July 9, 2020, Highbridge Tactical Credit Master Fund, L.P. exercised 4,000,000 warrants in exchange for 4,000,000 ordinary shares.

On September 22, 2020, Nineteen 77 Global Multi Strategy Alpha Master Limited exercised 4,229,753 warrants in exchange for 4,229,753 ordinary shares.

As Amryt is a public company incorporated in England
and Wales with its registered office in England and Wales

Amryt Pharma plc	Chiasma, Inc.
and which has shares admitted to AIM, it is subject to the UK City Code on Takeovers and Mergers (which we refer to as the “City Code”), which is issued and administered by the UK Panel on Takeovers and Mergers (which we refer to as the “Panel”). The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

 • acquires, whether by a series of transactions over a period of time or not, an interest in Amryt’s shares which, when taken together with shares in which he or she or persons acting in concert with him or her are interested, carries 30 percent or more of the voting rights of Amryt’s shares; or

 • who, together with persons acting in concert with him or her, is interested in shares that in the aggregate carry not less than 30 percent and not more than 50 percent of the voting rights of Amryt’s shares, and such person, or any person acting in concert with him or her, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested;

the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer (or an offer accompanied by a cash alternative) for Amryt’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Pre-emptive Rights

English law generally provides Amryt’s shareholders with pre-emptive rights when ‘equity securities’ (meaning ordinary shares or rights to subscribe for, or convert securities into, ordinary shares) are issued for cash. Public companies can seek approval from their shareholders by way of a special resolution, to disapply the statutory pre-emptive rights. Such a disapplication of pre-emptive rights may be for a maximum period of up to five years from the date of the shareholder resolution. This approval would need to be renewed by Amryt’s shareholders upon its expiration (i.e., at least every five years). Typically UK public companies seek the disapplication of pre-emption rights (in relation to a specified aggregate nominal amount) on an annual basis at their annual general meeting and certain disapplications of pre-emption rights have been approved by Amryt shareholders.
Chiasma stockholders do not have preemptive rights to acquire newly issued capital stock.

Amryt Pharma plc	Chiasma, Inc.
Fiduciary Duties

Under English law, Amryt’s directors owe various statutory and fiduciary duties to Amryt, including:

 • to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole, and in doing so have regard (amongst other matters) to: (i) the likely consequences of any decision in the long-term, (ii) the interests of Amryt’s employees, (iii) the need to foster Amryt’s business relationships with suppliers, customers and others, (iv) the impact of Amryt’s operations on the community and the environment, (v) the desirability of Amryt to maintain a reputation for high standards of business conduct, and (vi) the need to act fairly as between Amryt’s shareholders;

 • to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of Amryt;

 • to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;

 • to exercise independent judgment;

 • to exercise reasonable care, skill and diligence;

 • not to accept benefits from a third party conferred by reason of his or her being a director or doing, or not doing, anything as a director; and

 • to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

Under Delaware law, a member of the board of directors, or a member of any committee designated by the board of directors, is, in the performance of such member’s duties, fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Exclusive Forum

The deposit agreement and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.

Chiasma’s certificate of incorporation provides that, subject to limited exceptions, the state or federal courts located in the State of Delaware are the sole and exclusive forum for (i) any derivative action or proceeding brought on Chiasma’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Chiasma’s directors, officers or other employees to Chiasma or Chiasma’s stockholders, (iii) any action

Amryt Pharma plc	Chiasma, Inc.

asserting a claim against Chiasma’s arising pursuant to any provision of the DGCL, Chiasma’s certificate of incorporation or Chiasma’s bylaws, or (iv) any other action asserting a claim against Chiasma that is governed by the internal affairs doctrine.

The Chiasma bylaws provide that unless Chiasma consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or Chiasma’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of DGCL or the Chiasma certificate of incorporation or bylaws, or (iv) any action asserting a claim against Chiasma governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Chiasma shall be deemed to have notice of and consented to the provisions of exclusive forum provision.

Conflicts of Interest

Under English law, a director is under a duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the company and is obliged to declare his or her interest in a proposed or ongoing transaction to the other directors. It is an offence to fail to declare an interest.

Save as provided in the Amryt articles of association, a director shall not vote at a meeting of the directors on any resolution concerning a matter in which he or she has any material interest otherwise than by virtue of his or her interests in shares, debentures or other securities of, or rights of, Amryt. A director shall be entitled to vote in respect of any matter in which he or she has any interest which is not material. A director shall not be counted in the quorum at a meeting in relation to any resolution on which he or she is debarred from voting.

The duty to avoid a conflict of interest is not infringed if the situation cannot reasonably be regarded as likely to give rise to a conflict of interest or if the matter has been authorized by the directors in accordance with the Amryt articles of association.

Pursuant to the Amryt articles of association, no director or proposed director, including an alternate director, shall be disqualified by his or her office from contracting with

Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts about such interested director’s interest are disclosed or are known to the board of directors or an informed and properly functioning independent committee thereof, and a majority of disinterested directors or such committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts about such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction. Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Amryt Pharma plc	Chiasma, Inc.
Amryt either with regard to his or her tenure of any other office or place of profit, or as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on Amryt’s behalf in which any director is in any way, whether directly or indirectly, interested, be liable to be avoided, nor shall any director so contracting or being so interested, be liable to account to Amryt for any profit realized by any such contract or arrangement, by reason of such director holding that office or of the fiduciary relationship thereby established.

Any director, including an alternate director, may continue to be or become a director or other officer or member of or otherwise interested in any other company promoted by Amryt or any of its subsidiaries or in which Amryt or any of its subsidiaries may be interested, as a member or otherwise, or in which Amryt or any of its subsidiaries has decided not to take any shareholding or other interest whatsoever, and no such director shall be accountable for any remuneration or other benefits whatsoever received by him or her or as a director or other officer or member of or from his or her interest in any such other company. The directors may exercise the voting power conferred by the shares of any other company held or owned by Amryt, or exercisable by them as directors of such other company, in such manner in all respects as they think fit but subject to the restrictions contained in the Amryt articles of association.

Rights of Inspections

Under the Companies Act, Amryt is required to retain and keep available for inspection by shareholders free of charge, and by any other person on payment of a prescribed fee, its register of members. It must also keep available for inspection by shareholders free of charge records of all resolutions and meetings by shareholders and for a fee, provide copies of the minutes to shareholders who request them. Shareholders may also inspect the service contracts of directors at Amryt’s registered offices during business hours free of charge.

In each case, the records of all resolutions and meetings of the directors and the shareholders should be kept for at least ten years. These records may be kept in electronic form, as long as they are capable of being produced in hard copy form.

Pursuant to the Amryt articles of association, Amryt’s accounting records are kept at Amryt’s registered office, or (subject to the provisions of the Companies Act) at such other place as the directors think fit, and are open to inspection by Amryt’s officers. No shareholder (other

Under Section 220 of the DGCL, a stockholder or its agent has a right to inspect Chiasma’s stock ledger, a list of all of its stockholders and its other books and records during the usual hours of business upon written demand stating his or her purpose (which must be reasonably related to such person’s interest as a stockholder). If Chiasma refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Delaware Court of Chancery for an order to compel such inspection.

Amryt Pharma plc	Chiasma, Inc.
than an officer of Amryt) has any right of inspecting any Amryt account or book or document except as conferred by applicable law or authorized by the Amryt directors or the shareholders in a general meeting.

With respect to Amryt ADSs, the depositary will maintain ADS holder records at its depositary office. An ADS holder may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Shareholder Suits

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from an actual or proposed act or omission involving a director’s negligence, default, breach of duty or breach of trust, and (ii) a shareholder may bring a claim for a court order where the company’s affairs are being or have been conducted in a manner that is unfairly prejudicial to the interests of some or all of its shareholders, or an actual or proposed act or omission of the company (including an act or omission on its behalf) is or would be so prejudicial. In respect of derivative claims, it is immaterial whether the cause of action arose before or after the person seeking to bring the claim became a shareholder of the company. A person seeking to bring a derivative claim must obtain the permission of the courts of England and Wales to continue that claim after issue.

The courts of England and Wales must refuse the claim if the action would not promote the success of the company, or the company authorized the director’s action or omission before it occurred (or before it occurs, for an action or omission that is yet to occur), or has since ratified the action or omission (in both cases provided the act is capable of authorization or ratification). If there is no absolute bar to continuing the claim, the courts of England and Wales must consider the following

Generally, Chiasma is subject to potential liability under the federal securities laws and under Delaware law. Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. The DGCL also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. In certain circumstances, class action lawsuits are available to stockholders.

Amryt Pharma plc	Chiasma, Inc.
(non-exhaustive) factors: (a) whether the shareholder is acting in good faith in seeking to continue the claim, (b) the importance that a person acting in accordance with the duty to promote the success of the company would accord to the proposed claim, (c) whether a proposed or past act or omission could be, and in the circumstances would be likely to be authorized or ratified, (d) whether the company has decided not to pursue the claim, (e) whether the shareholder has a cause of action that he or she may pursue in his or her own right rather than on behalf of the company, and (f) the views of the shareholders of the company who have no personal direct or indirect interest in the matter.

The UK Limitation Act 1980 imposes a limitation period, with certain exceptions, of civil claims. The period is six years in respect of actions in contract and tort, and twelve years for breach of any obligation contained in a deed. The period starts to run on the date that the action accrued. In the case of contract, this is the date on which the breach occurred, and in tort this is the date on which the damage occurred.

Disclosure of Interest in Shares

Amryt may give notice pursuant to Article 82 of the Amryt articles of association and Section 793 of the Companies Act to any person whom Amryt knows or have reasonable cause to believe:

 • to be interested in Amryt’s shares; or

 • to have been so interested at any time in the three years immediately preceding the date on which the notice is to be issued. The notice may require the person to:

 • confirm that fact or (as the case may be) to state whether or not it is the case; and

 • if he or she holds, or has during that time held, any such interest, to give such further information as may be required in accordance with part 22 of the Companies Act (including particulars of the interest (past or present) and the identity of the persons interested in the shares in question).

If Amryt has served a disclosure notice on a person appearing to be interested in specified shares and Amryt has not received the information required in the disclosure notice within the “relevant period” (as defined below) after service of the disclosure notice, subject to the other provisions of the Amryt articles of association, the holder holding the specified shares shall not be

Neither the DGCL nor the Chiasma certificate of incorporation or bylaws impose an obligation with respect to disclosure by stockholders of their interests in Chiasma common stock, except as part of a stockholders’ nomination of a director or stockholder proposals to be made at an annual meeting. Acquirers of Chiasma common stock are subject to disclosure requirements under Section 13(d)(1) of the U.S. Exchange Act and Rule 13d-1 thereunder, which provide that any person who becomes the beneficial owner of more than 5 percent of the outstanding shares of Chiasma common stock must, within 10 days after such acquisition and subject to certain exceptions, file a Schedule 13D with the SEC disclosing specified information, and send a copy of the Schedule 13D to Chiasma and to each securities exchange on which Chiasma common stock is traded. Amendments to Schedule 13D representing changes in co-ownership or intentions with respect to Chiasma must be filed promptly.

Chiasma is required by the rules of the SEC to disclose in the proxy statement relating to its annual meeting of shareholders the identity and number of shares of Chiasma voting securities beneficially owned by:

 • each of its directors;

 • its principal executive officer;

Amryt Pharma plc	Chiasma, Inc.
entitled to vote at general meetings and, in addition, if the holder holds 0.25 percent or more of any class of shares, such holder shall not be entitled to receive any dividend in respect of such shares or to transfer or agree to transfer such shares or rights therein. For the purposes of this paragraph, “relevant period” shall be: (i) 28 days, if a holder holds less than 0.25 percent of any class of shares; or (ii) 14 days, if a holder holds 0.25 percent or more of any class of shares.

Subject to certain exceptions, each UK-incorporated company is required to comply with the people with significant control register regime specified in the Companies Act. Amryt is required keep a register in which it records the details of every individual (a PSC) and relevant legal entity (an RLE) that has significant control over it.

As a UK company which is admitted to AIM, Amryt is subject to certain rules set out in the DTRs and the AIM Rules, including the significant shareholder disclosure obligations that apply to an AIM company pursuant to rule 17 of the AIM Rules and rule 5 of the DTRs (which we refer to as “DTR 5”).

The notification threshold under DTR 5 is triggered by interests in voting rights reaching, exceeding or falling below 3 percent and each 1 percent above 3 percent. The holder of the interest is required to notify Amryt of such an interest within two trading days, following which Amryt is required to notify the market without delay and in any event by the end of the third trading day after notification.

 • its principal financial officer;

 • each of its three most highly compensated executive officers other than its principal executive officer and its principal financial officer;

 • all of its directors and executive officers as a group; and

 • any beneficial owner of 5 percent or more of the Chiasma voting securities of which Chiasma is aware.

Related Party Transactions

Under the AIM Rules, the definition of a “related party” includes substantial shareholders (i.e., any person who is entitled to exercise, or to control the exercise of, 10 percent or more of the votes able to be cast at general meetings of Amryt), directors and certain former directors, or any associate of a related party.

Certain tests (which we refer to as “class tests”) are used to assess the impact of the related party transaction on the company.

Amryt’s reporting obligations are triggered if any transaction with a related party exceeds 5 percent in any of the class tests. If such threshold is reached, Amryt is required to issue notification without delay as soon as the terms of a transaction with a related party are agreed disclosing: (a) the information specified in Schedule Four of the AIM Rules; (b) the name of the related party

Chiasma is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

 • before the stockholder became interested, Chiasma’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

Amryt Pharma plc	Chiasma, Inc.
concerned and the nature and extent of their interest in the transaction; and (c) a statement that with the exception of any director who is involved in the transaction as a related party, its directors consider, having consulted with its nominated adviser, that the terms of the transaction are fair and reasonable insofar as its shareholders are concerned.

In addition, the AIM Rules provide that Amryt must disclose in its annual audited accounts any transaction with a related party, whether or not previously disclosed under the rules, where any of the class tests exceed 0.25 percent and must specify the identity of the related party and the consideration for the transaction.

Further, under the Companies Act, certain transactions between a director (or a person connected with a director) and a related company of which he or she is a director are prohibited unless approved by the shareholders, such as loans, quasi-loans, credit transactions and substantial property transactions.

Pursuant to the Amryt articles of association, no director or proposed director, including an alternate director, shall be disqualified by his or her office from contracting with Amryt either with regard to his or her tenure of any other office or place of profit, or as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on Amryt’s behalf in which any director is in any way, whether directly or indirectly, interested, be liable to be avoided, nor shall any director so contracting or being so interested, be liable to account to Amryt for any profit realized by any such contract or arrangement, by reason of such director holding that office or of the fiduciary relationship thereby established.

Any director, including an alternate director, may continue to be or become a director or other officer or member of or otherwise interested in any other company promoted by Amryt or any of its subsidiaries or in which Amryt or any of its subsidiaries may be interested, as a member or otherwise, or in which Amryt or any of its subsidiaries has decided not to take any shareholding or other interest whatsoever, and no such director shall be accountable for any remuneration or other benefits whatsoever received by him or her or as a director or other officer or member of or from his or her interest in any such other company. The directors may exercise the voting power conferred by the shares of any other company held or owned by Amryt, or exercisable by them as directors

 • upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

 • at or after the time the stockholder became interested, the business combination was approved by the Chiasma Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

 • any merger or consolidation involving the corporation and the interested stockholder;

 • any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10 percent or more of the assets of the corporation;

 • subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

 • subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

 • the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15 percent or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amryt Pharma plc	Chiasma, Inc.
of such other company, in such manner in all respects as they think fit but subject to the restrictions contained in the Amryt articles of association.

Also see the section entitled “Conflicts of Interest” above with regards to directors’ interests.

For the purposes of the Amryt articles of association, the interest of any person who is connected with a director (within the meaning of Section 252 of the Companies Act) shall be taken to be the interest of that director.

The Chiasma Board adopted a related person transaction policy, which requires all related person transactions to be reviewed and approved by Chiasma’s audit committee. This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, and a related person had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. A “related person” is any person who is or was one of Chiasma’s executive officers, directors or director nominees or is a holder of more than 5 percent of Chiasma common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons.

Chiasma is required to disclose certain information regarding related party transactions in accordance with SEC rules.

Annual and Periodic Reporting Requirements

Amryt is required to meet continuing obligations under the AIM Rules and applicable English law, including making notifications and announcements with respect to:

 • Financial reporting—Amryt must publish an annual report as soon as possible and in any event within six months after the end of each financial year. Amryt must also publish a half-yearly report as soon as possible and in any event no later than three months after the end of the period to which it relates;

 • Inside information—As an AIM traded company, Amryt must comply with both the (a) AIM Rule 11 requirements to disclose price sensitive information, and (b) Article 17 of UK MAR to disclose inside information. Under AIM Rule 11, Amryt must issue notification via a regulated information service, referred to as an “RIS,” without delay of any new developments which are not public knowledge which, if made public, would be likely to lead to a significant movement in the price of its shares (which could include, for example, its financial condition and the performance of its business). In addition to the obligations to manage and disclose price sensitive information under AIM

As a U.S. public company and a small reporting company and non-accelerated filer under SEC rules, Chiasma must file with the SEC, among other reports and notices:

 • an Annual Report on Form 10-K within 90 days after the end of the fiscal year; and

 • a Quarterly Report on Form 10-Q within 45 days after the end of each fiscal quarter.

These reports are Chiasma’s principal disclosure documents, and in addition to financial statements, these reports include details of Chiasma’s business, its capitalization and recent transactions; management’s discussion and analysis of Chiasma’s financial condition and operating results; and officer certifications regarding disclosure controls and procedures, among other matters. In addition, Chiasma must file with the SEC:

 • a proxy statement in connection with the annual shareholders meeting containing information regarding Chiasma’s executive compensation and the holdings of Chiasma securities by Chiasma’s directors, executive officers, and greater than 5 percent shareholders; and

Amryt Pharma plc	Chiasma, Inc.
Rule 11, Amryt must inform the public as soon as possible of inside information that directly concerns the company under article 17(1) of UK MAR. For the purposes of UK MAR, inside information is information of a precise nature that: (a) has not been made public, (b) relates, directly or indirectly, to one or more issuers or financial instruments, and (c) if it were made public, would be likely to have a significant effect on the price of those financial instruments or related derivative financial instruments (that is, it is information that a reasonable investor would be likely to use as part of the basis of their investment decisions).

 • See the section entitled “Disclosure of Interest in Shares” with regards to the disclosure of interests in shares and the PSC regime;

 • Changes to the Amryt Board—Under the AIM Rules, Amryt must disclose without delay via an RIS after it has made any decision about the appointment of a new director or the resignation or removal of a director;

 • Repurchase or disposal of shares — under the DTRs, any acquisition or disposal by Amryt of its own ordinary shares must be disclosed no later than four trading days following the acquisition or disposal where that percentage reaches, exceeds or falls below the thresholds of 5 percent or 10 percent of the voting rights. The DTRs also require Amryt to disclose to the public, generally at the end of each calendar month during which an increase or decrease to the number of its own ordinary shares has occurred, (a) the total number of voting rights and capital in respect of each class of share which it issues; and (b) the total number of voting rights attaching to its shares which are held by it in treasury. In addition, AIM Rule 17 provides that Amryt must disclose the occurrence and number of shares taken into and out of treasury without delay via an RIS;

 • Directors’ dealings—Under UK MAR, Amryt must notify an RIS within three business days of any information notified to it by directors, other persons discharging management responsibilities, and persons closely associated with them, of the occurrence of all transactions conducted on their own account in the shares of the company, or derivatives or any other financial instruments linked to them;

• Current Reports on Form 8-K within four business days of the occurrence of specified or other important corporate events.

The corporate events required to be disclosed on Form 8-K include, among other things:

 • entry into a material agreement;

 • unregistered sales of equity securities;

 • changes in control;

 • changes in the composition of the board of directors or executive officers; and

 • amendments to articles of incorporation or bylaws.

Further, Chiasma’s officers, directors and 10 percent shareholders are subject to the reporting and “short-swing” profit recovery provisions of Section 16 of the U.S. Exchange Act and the rules thereunder with respect to their purchases and sales of Chiasma common stock.

Amryt Pharma plc	Chiasma, Inc.
 • Significant transactions—Under the AIM Rules, Amryt must notify an RIS without delay as soon as the terms of any ‘substantial transaction’ are agreed (meaning a transaction which exceeds 10 percent in any of the class tests and includes any transaction by a subsidiary of Amryt, but excludes any transactions of a revenue nature in the ordinary course of business and transactions to raise finance which do not involve a change in the fixed assets of Amryt or its subsidiaries);

 • See the section entitled “Related Party Transactions” with regards to the disclosures required in connection with transactions with related parties; and

 • Corporate governance—Under the AIM Rules, Amryt is required to provide details of a recognised corporate governance code that the directors have decided to apply, how Amryt complies with that code, and where it departs from its chosen corporate governance code an explanation of the reasons for doing so. This information is required to be reviewed annually and the website must include the date on which this information was last reviewed.

Amryt is also subject to certain periodic reporting requirements under U.S. securities laws.

Proxy Statements and Reports

The directors may at Amryt’s expense send, by post or otherwise, instruments of proxy (with or without provision for their return prepaid) to the shareholders for use at any general meeting or at any meeting of any class of Amryt’s shareholders either in blank or nominating in the alternative any one or more of the directors or the chairman of the meeting or any other person(s). If, for the purpose of any meeting invitations to appoint as proxy a person, or one of a number of persons, specified in the invitations are issued at Amryt’s expense, they shall be issued to all (and not to some only) of the shareholders entitled to be sent a notice of the meeting and to vote at such meeting by proxy.

The depositary will make available for an ADS holder’s inspection at its office all communications that it receives from Amryt as a holder of deposited securities that are generally made available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send ADS holders copies of those communications or otherwise make those
Under the U.S. Exchange Act proxy rules, Chiasma must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholder meetings.

Amryt Pharma plc	Chiasma, Inc.
communications available to such holder upon a request from Amryt.

Under English law, there is no separate regulatory regime for the solicitation of proxies.

Amryt is also subject to certain period reporting requirements under U.S. securities laws. Specifically, Amryt is required to publicly file with the SEC an annual report on Form 20-F within six months of the end of the financial year covered by the report. As a foreign private issuer, Amryt is also required to publicly furnish to the SEC current reports on Form 6-K promptly after the occurrence of specified significant events, including material information that it makes or is required to make public pursuant to English law, files or is required to file with any stock exchange on which Amryt ordinary shares trade and which was made public by that exchange, or is otherwise distributed or required to be distributed to shareholders of Amryt.

Board Remuneration

The remuneration of Amryt’s executive directors shall from time to time be determined by the directors who may delegate their authority.

Any director who serves on any committee or who devotes special attention to the business or who otherwise performs services which in the opinion of the directors are outside the scope of the ordinary course of duties of a director, may be paid such remuneration by way of salary, lump sum, percentage of profits or otherwise as the directors may determine.

The directors are entitled to be paid all expenses properly incurred by them in attending and returning from meetings of the Amryt Board or of any committee of the board or general meetings or separate meetings of the holders of any class of shares or debentures or otherwise in connection with Amryt’s business or the discharge of their duties.

Chiasma directors shall receive such compensation for their services as shall be determined by a majority of the board of directors, or a designated committee thereof, provided that directors who are serving Chiasma as employees and who receive compensation for their services as such shall not receive any salary or other compensation for their services as directors of Chiasma.

LEGAL MATTERS
The validity of the issuance of the shares underlying the Amryt ADSs offered by this proxy statement/prospectus will be passed upon by Gibson, Dunn & Crutcher UK LLP. Goodwin Procter LLP will provide the tax opinion to Chiasma referred to under “Certain Material U.S. Federal Income Tax Considerations.”
EXPERTS
Chiasma
The financial statements of Chiasma, Inc. incorporated in this prospectus by reference from Chiasma, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Amryt
The consolidated financial statements of Amryt Pharma plc and subsidiaries as of December 31, 2020 and 2019, and for the three years then ended December 31, 2020, incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES
Amryt is incorporated and currently existing under the laws of England and Wales. In addition, certain of Amryt’s directors and officers reside outside of the United States and most of the assets of Amryt’s non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on Amryt or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability or other provisions of the U.S. securities laws or other laws.
In addition, uncertainty exists as to whether the courts of England and Wales would:
•
recognize or enforce judgments of U.S. courts obtained against it or its directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in England and Wales against Amryt or Amryt’s directors or officers predicated upon the securities laws of the United States or any state in the United States.
Amryt is informed by Gibson, Dunn & Crutcher UK LLP that there is currently no treaty between (i) the United States and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. securities laws, would not be automatically enforceable in England and Wales. Amryt also understands from Gibson, Dunn & Crutcher UK LLP that any final and conclusive monetary judgment for a definite sum obtained against us in U.S. courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:
•	the appropriate procedural requirements in England and Wales for recognition and enforcement of such a judgment were followed;
•	the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;
•
the courts of England and Wales had jurisdiction over the matter on enforcement, and the defendant either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;
•
the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law); if, on the contrary, this were the case, an English court may sever the relevant part from an otherwise unenforceable judgment;

•	the judgment was not procured by fraud;
•	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;
•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice or incompatible with the principles of notice in England and Wales;
•	the U.S. judgment was not obtained in breach of an anti-suit injunction or an applicable alternative dispute resolutions provision;
•
the U.S. judgment was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the UK Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act; if, on the contrary, this were the case, an English court may sever the relevant part from an otherwise unenforceable judgment;

•	there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and
•	the English enforcement proceedings were commenced within the limitation period.
Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the U.S. securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the English court making such decision.
Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, no assurance can be made that those judgments will be recognized or enforceable in England and Wales. Although the pendency of an appeal does not mean a judgment is not final or conclusive, the English courts may stay execution pending a possible appeal.
If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

OTHER MATTERS
As of the date of this proxy statement/prospectus, the Chiasma Board knows of no matters that will be presented for consideration at the Chiasma special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before Chiasma stockholders at the Chiasma special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the Chiasma Board.
FUTURE STOCKHOLDER PROPOSALS
Only such business will be conducted at the Chiasma special meeting as will have been brought by the Chiasma Board before the Chiasma special meeting pursuant to the attached “Notice of Special Meeting of Chiasma Stockholders.”
The transaction is expected to be completed in the third quarter of 2021. In light of the proposed merger, Chiasma has postponed its 2021 annual meeting of stockholders and Chiasma currently intends to hold its 2021 annual meeting only if the merger is not completed.
If the Merger Proposal is not approved by the requisite vote of the Chiasma stockholders or if the transactions contemplated by the merger agreement are not completed for any other reason, Chiasma will hold an annual meeting of its stockholders. In such case, any Chiasma stockholder who intends to present a proposal at such annual meeting of stockholders must ensure that the proposal is received by Chiasma’s Corporate Secretary, c/o Chiasma, Inc., 140 Kendrick Street, Building C East, Needham, MA 02494:
•
within a reasonable time before Chiasma begins to print and send proxy materials, if the proposal is submitted for inclusion in Chiasma’s proxy materials for that meeting pursuant to Rule 14a-8 under the U.S. Exchange Act; or

•
if the 2021 annual meeting of stockholders is held on August 10, 2021, then the later of either (a) on or after the close of business on April 12, 2021, or on or before the close of business on May 12, 2021, or (b) or the 10th day following the day on which public announcement of the date of the Chiasma annual meeting of stockholders is first made, (or if the date is further delayed, then notice must be received by Chiasma’s Corporate Secretary at the address set forth above, no earlier than the close of business on the 120th day prior to, and no later than the close of business on the 90th day prior to, the 2021 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the Chiasma annual meeting of stockholders is first made), in which case the notice of the proposal must meet certain requirements set forth in Chiasma’s bylaws and Chiasma will not be required to include the proposal in Chiasma’s proxy materials. All stockholder proposals must comply with Chiasma’s bylaws and SEC regulations, including Rule 14a-8.

Nothing set forth above shall be deemed to require Chiasma to include in its proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the U.S. Exchange Act.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Chiasma and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Chiasma that they or Chiasma will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or Chiasma if you hold shares directly in your name. You can notify Chiasma by sending a written request to Corporate Secretary, Chiasma, Inc., 140 Kendrick Street, Building C East, Needham, MA 02494 or by calling 1-844-304-2462.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Chiasma files annual, quarterly and current reports, proxy statements and other information with the SEC. Amryt files or furnishes annual reports, current reports and other information with the SEC under the U.S. Exchange Act. As Amryt is a “foreign private issuer,” under the rules adopted under the U.S. Exchange Act it is exempt from certain of the requirements of the U.S. Exchange Act, including the proxy and information provisions of Section 14 of the U.S. Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the U.S. Exchange Act.
You may obtain copies of these reports, statements and other information at the website maintained by the SEC at http://www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus.
You may also access the SEC filings and obtain other information about Chiasma and Amryt through the websites maintained by Chiasma and Amryt at www.chiasma.com and www.amrytpharma.com, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this proxy statement/prospectus. You should not rely on such information in deciding whether to approve the merger proposal unless such information is in this proxy statement/prospectus or has been incorporated by reference into this proxy statement/prospectus.
Incorporation of Certain Documents by Reference
The SEC allows Chiasma and Amryt to “incorporate by reference” information into this proxy statement/prospectus. This means that Chiasma and Amryt can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that Chiasma and Amryt have previously filed with the SEC. They contain important information about the companies and their financial condition. The following documents, which were filed by the companies with the SEC, are incorporated by reference into this proxy statement/prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
Amryt Filings with the SEC (File No. 001-39365)	Period and/or Filing Date
Annual Report on Form 20-F	Year ended December 31, 2020

Report of Foreign Private Issuer on Form 6-K
Filed May 5, 2021 (with respect to Amryt’s financial results as of and for the three months ended March 31, 2021), May 5, 2021 (with respect to the merger), June 2, 2021, June 3, 2021 and June 7, 2021.

Chiasma Filings with the SEC (File No. 001-37500)	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2020

Quarterly Report on Form 10-Q	Quarter ended March 31, 2021

Definitive proxy statement on Form DEF 14A	Filed April 26, 2021

Current Report on Form 8-K	Filed May 5, 2021, May 5, 2021, and June 22, 2021.
All documents filed by Chiasma and Amryt under Section 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act from the date of this proxy statement/prospectus to the completion of the offering will also be deemed to be incorporated into this proxy statement/prospectus by reference other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on Form 10-K and 20-F,

Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K under the U.S. Exchange Act), proxy statements and, to the extent, if any, Amryt designates therein that they are so incorporated, Reports of Foreign Private Issuer on Form 6-K that Amryt furnishes to the SEC.
Chiasma and Amryt also incorporate by reference the merger agreement attached to this proxy statement/prospectus as Annex A.
Amryt has supplied all information contained in this proxy statement/prospectus relating to Amryt, and Chiasma has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Chiasma.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses below, or from the SEC through the SEC’s website at http://www.sec.gov. Amryt shareholders and Chiasma stockholders may request a copy of such documents by contacting:
Chiasma, Inc. 140 Kendrick Street, Building C East Needham, MA 02494 Attention: Investor Relations Telephone: (617) 928-5300	Amryt Pharma plc 45 Mespil Road Dublin 4 Ireland Attention: Investor Relations Telephone: +353 (0)1 518 0200
In addition, you may obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by visiting the websites maintained by Chiasma and Amryt at www.chiasma.com and www.amrytpharma.com, respectively.
If you would like to request documents, please do so by July 28, 2021 to receive them before the Chiasma special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.
Chiasma and Amryt have not authorized anyone to give any information or make any representation about the merger, the Chiasma special meeting or Chiasma and Amryt that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Chiasma and Amryt have incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Amryt ADSs in the merger should create any implication to the contrary.

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and among

AMRYT PHARMA PLC,

ACORN MERGER SUB, INC.

and

CHIASMA, INC.
Dated as of May 4, 2021

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 4, 2021, is entered into by and among Amryt Pharma plc, a public limited company incorporated under the laws of England and Wales (“Parent”), Acorn Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Chiasma, Inc., a Delaware corporation (the “Company,” and together with Parent and Merger Sub, the “Parties” and each a “Party”). All terms used but not defined in this Preamble and the Recitals have such meanings as ascribed in Section 1.01(a) or Section 1.01(b).
WHEREAS, Parent and the Company intend to effect the Merger in accordance with this Agreement and Applicable Law, whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation and become a wholly owned subsidiary of Amryt Pharma Holdings Limited, a private company limited in English and Wales and a wholly owned Subsidiary of Parent (“Holdings”);
WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommended the adoption of this Agreement by the Company’s stockholders;
WHEREAS, the Board of Directors of Parent has resolved (i) that this Agreement and the Merger would most likely promote the success of Parent for the benefit of its shareholders as a whole, (ii) that a resolution generally and unconditionally authorizing the Board of Directors of Parent in accordance with Section 551 of the CA 2006 to exercise all the powers of Parent to allot the Parent Consideration Shares in connection with the Merger and any Parent Ordinary Shares (or, as applicable, any Parent ADSs in respect thereof) or rights thereto in connection with the Assumed Stock Options, Assumed RSU Awards and Adjusted Warrants (the “Parent Share Issuance Approval”) be put to Parent’s shareholders at a meeting of Parent’s shareholders, (iii) that a resolution amending the articles of association of Parent to increase the maximum number of directors of Parent to nine (the “Parent Board Size Approval” and together with the Parent Share Issuance Approval, the “Parent Shareholder Approval”) be put to Parent’s shareholders at a meeting of Parent’s shareholders, and (iv) to recommend that Parent’s shareholders vote in favor of the Parent Shareholder Approval;
WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Merger Sub and its stockholder, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that this Agreement be submitted to its stockholder for its approval and adoption, and (iv) recommended approval and adoption of this Agreement and the transactions contemplated hereby by its stockholder;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, a holder of Company Common Stock is entering into a Voting and Transaction Support Agreement (the “Company Voting Agreement”) with Parent and Merger Sub, pursuant to which such stockholder has agreed to, among other things, vote the shares of Company Common Stock beneficially owned by it in favor of the approval of this Agreement as more particularly set forth therein;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, certain holders of Parent Ordinary Shares are entering into a Voting and Transaction Support Agreement (the “Parent Voting Agreement”) with the Company, pursuant to which such shareholders have agreed to, among other things, vote the Parent Ordinary Shares beneficially owned by each of them in favor of the Parent Shareholder Approval as more particularly set forth therein;
WHEREAS, following consummation of the Merger, Holdings intends to contribute the capital stock of the Surviving Corporation to Amryt Pharmaceuticals, Inc. (the “Contribution”);
WHEREAS, for U.S. federal income tax purposes, the Parties intend that (i) (A) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (B) the Contribution, if it occurs, is a transfer of stock to a subsidiary described in Section 368(a)(2)(C) of the Code ((A) and (B) together, the “Intended Tax Treatment”), and (ii) the Merger shall not cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the transactions contemplated hereby (including the Merger) and to prescribe certain conditions to the transactions contemplated hereby (including the Merger).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATIONS
Section 1.01 Definitions.
(a) As used in this Agreement, the following terms have the following meanings:
“1933 Act” means the U.S. Securities Act of 1933.
“1934 Act” means the U.S. Securities Exchange Act of 1934.
“Acceptable Confidentiality Agreement” means, with respect to a Party hereto, a customary confidentiality agreement that (1) does not contain any provision that would prohibit its compliance with any of the provisions of Section 6.03 or Section 6.04, as applicable, and (2) contains confidentiality and use provisions that, in each case, are not materially less restrictive to the Third Party executing such agreement than the terms applicable to the other Party hereto under the Confidentiality Agreement (except that such agreement need not prohibit the making or amending of a confidential Acquisition Proposal). Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with a Party relating to a potential Acquisition Proposal (x) on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use (y) that would not permit the Third Party to make Acquisition Proposals and (z) does not include restrictions on the Party that are inconsistent with any obligations of the Party hereunder, the Party shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.
“Acquisition Proposal” means, with respect to a Party, any proposal or offer, other than from the other Party hereto, relating to any direct or indirect acquisition or issuance, whether in a single transaction or a series of related transactions, whether by a Person or by a Group, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise: (i) of assets or businesses of such Party or any of its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of the consolidated assets of such Party of any of its Subsidiaries or twenty percent (20%) or more of the net revenues or net income of such Party or any of its Subsidiaries (for the 12-month period ending on the last day of such Party’s most recently completed fiscal quarter); (ii) of twenty percent (20%) or more of the then-outstanding Equity Securities, or any class thereof (whether measured by either voting power or value), of such Party, any of its Subsidiaries, or the surviving or resulting entity in such transaction; or (iii) other than from purchases or sales of shares on public markets, pursuant to which the stockholders of such Party immediately prior to the consummation of such transaction hold less than eighty percent (80%) of the equity interests of the surviving or resulting entity of such transaction.
“Action” means any action, suit, claim, arbitration, investigation, inquiry, grievance, litigation or other proceeding.
“Actual Tax Law Change” means a change in Applicable Law enacted or entering into effect after the date of this Agreement that would create a substantial likelihood that Parent would be treated as a Domestic Corporation as a result of or in connection with the transactions contemplated by this Agreement, as determined in good faith by Parent after consultation with counsel to Parent and counsel to the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” (including the terms “controlled” and “controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“AIM” means the market of that name operated by London Stock Exchange plc.
“AIM Rules” means the AIM Rules for Companies published by London Stock Exchange plc.
“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or regulating foreign investment.
“Applicable Law(s)” means, with respect to any Person, any federal, state, foreign or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated, applied or enforceable by a Governmental Authority that is binding on or applicable to such Person, including the U.K. Code.
“Bribery Legislation” means all Applicable Laws relating to the prevention of bribery, corruption and money laundering, including the United States Foreign Corrupt Practices Act of 1977, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the U.K. Bribery Act 2010 and the U.K. Proceeds of Crime Act 2002.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Dublin, Ireland or London, United Kingdom are authorized or required by Applicable Law to remain closed.
“CA 2006” means the U.K. Companies Act 2006 and any statutory instruments made under it, and every statutory modification or re-enactment thereof for the time being in force.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Companies House” means the U.K. Registrar of Companies.
“Company Acquisition Proposal” means an Acquisition Proposal with respect to the Company.
“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-Q for the fiscal quarter ended March 31, 2021.
“Company Balance Sheet Date” means March 31, 2021.
“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.
“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual consultant (including any former director, officer, employee or individual consultant) of the Company or any of its Subsidiaries or (B) for which the Company or any of its Subsidiaries has any direct or indirect liability and, in each case, other than any statutory plan, statutory program and other statutory arrangement.
“Company Equity Awards” means the Company Stock Options and the Company RSU Awards.
“Company ESPP” means the Company’s 2015 Employee Stock Purchase Plan.
“Company Inquiry” means an Inquiry with respect to the Company.
“Company Intellectual Property” means the Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Intervening Event” means any material event, change, effect, circumstance, fact, development or occurrence that (i) was not known or reasonably foreseeable to the Board of Directors of the Company as of or prior to the date of this Agreement and (ii) does not relate to or involve (A) any Company Acquisition Proposal or Company Inquiry, (B) any change in the market price or trading volume of the Company Common Stock (but the underlying facts or events contributing to the change in the market price or trading volume can be taken into account in determining whether a Company Intervening Event has occurred unless otherwise expressly excluded hereby), (C) any event or circumstance relating to Parent or any of its Subsidiaries, (D) any breach of this Agreement by the Company or any of its Subsidiaries or (E) the lapsing of any COVID-19 Measures.
“Company Licensed Intellectual Property” means any and all Intellectual Property Rights owned by a Third Party and licensed (including sublicensed) or otherwise granted to the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.
“Company Product” means each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its Subsidiaries.
“Company Stock Plans” means any Company Employee Plan providing for equity or equity-based compensation, including the Company’s 2015 Stock Option and Incentive Plan, the Israeli Stock Option Plan 2003 and the Company ESPP.
“Company Superior Proposal” means a Superior Proposal with respect to the Company.
“Consent” means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.
“Contract” means any contract, agreement, obligation, arrangement, purchase or sale order, understanding or instrument, lease, license, guarantee or other legally binding commitment or undertaking of any nature that is or is intended to be legally binding.
“COVID-19” means SARS-CoV-2 or COVID-19 and any and all additional strains, variations or mutations thereof, or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law (including any Pandemic Response Law), order, directive, guideline or recommendation by any Governmental Authority or public health agency in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and all guidelines and requirements of the Occupational Safety and Health Administration and the Centers for Disease Control and Prevention, such as social distancing, cleaning, and other similar or related measures.
“Deposit Agreement” means the Amended and Restated Deposit Agreement, dated as of July 8, 2020, by and among Parent, Citibank, N.A., acting in its capacity as depositary (the “ADS Depositary”), and all holders and beneficial owners of Parent ADSs.
“Domestic Corporation” means an entity classified as a corporation for U.S. federal income tax purposes that is domestic within the meaning of Section 7701(a)(4) of the Code or treated as domestic for U.S. federal income tax purposes by reason of Section 7874 of the Code, any successor provision, or otherwise under Applicable Law.
“DTRs” means the disclosure guidance and transparency rules made by the FCA acting under Part VI of FSMA (as set out in the FCA Handbook published by the FCA).

“Environmental Law” means any Applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
“Environmental Permits” means all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Law and affecting, or relating to, the business of the Company or any of its Subsidiaries, or the business of Parent or any of its Subsidiaries, as applicable.
“Equity Securities” means, with respect to any Person, (i) any shares of capital stock or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, other membership, partnership or other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
“Excepted Stockholder” means any stockholder of the Company that would be a “five-percent transferee shareholder” of Parent within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c).
“FCA” means the United Kingdom Financial Conduct Authority.
“FCPA” means the Foreign Corrupt Practices Act of 1977.
“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.
“FRC” means the U.K. Financial Reporting Council.
“FSMA” means the U.K. Financial Services and Markets Act 2000.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory, judicial, arbitral, legislative, executive or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.
“Group” means a “group” as defined in Section 13(d) of the 1934 Act.
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or that is otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources.
“Health Care Laws” means (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (ii) the Public Health Service Act (42 U.S.C. § 201 et seq.); (iii) all applicable federal, state, local and foreign health care related fraud and abuse, false claims, and anti-kickback laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar gift and disclosure laws, the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the

criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), and laws relating to price reporting requirements and the requirements relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, and Medicare average sales price reporting (42 U.S.C. § 1395w-3a); (iv) state laws relating to the manufacture, sale and distribution of pharmaceutical and medical products; (v) Medicare (Title XVIII of the Social Security Act); and (vi) Medicaid (Title XIX of the Social Security Act).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union.
“Inquiry” means, with respect to a Party, any inquiry or indication of interest or any request for non-public information relating to such Party or any of its Subsidiaries, in each case, with respect to, reasonably likely to have been made in connection with, or as would reasonably be expected to lead to, an Acquisition Proposal relating to such Party.
“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (i) patents, utility models, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and any applications relating to any of the foregoing (“Patents”); (ii) trademarks, service marks, trade dress, trade names, logos, and other designations or indicia of origin, and all registrations and applications relating to the foregoing (“Marks”); (iii) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (iv) registered and unregistered copyrights and any other equivalent rights in works of authorship (whether or not registerable, including rights in software as a work of authorship) and moral rights and any other related rights of authors, all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof (“Copyrights”); (v) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information, including formulations, formulae, technical, research, clinical and other data, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); and (vi) database and data collection rights and other intellectual property or proprietary rights arising under the laws of any jurisdiction anywhere in the world.
“knowledge” means (i) with respect to the Company, the knowledge of those individuals set forth in Section 1.01 of the Company Disclosure Schedule after reasonable inquiry and (ii) with respect to Parent, the knowledge of those individuals set forth in Section 1.01 of the Parent Disclosure Schedule after reasonable inquiry. None of the individuals set forth in Section 1.01 of the Company Disclosure Schedule or Section 1.01 of the Parent Disclosure Schedule shall have any personal liability or obligations regarding such knowledge.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, right of first refusal, option or other encumbrance of any kind in respect of such property or asset.
“MAR” means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse as it forms part of retained EU law by virtue of the European Union (Withdrawal) Act 2018.
“Material Adverse Effect” with respect to a Party means any event, change, effect, circumstance, fact, development or occurrence, individually or in the aggregate, that (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), assets or liabilities of such Party and its Subsidiaries, taken as a whole, or (b) materially impairs the ability of such Party to consummate the transactions contemplated by this Agreement or would reasonably be expected to do so; provided, that in the case of clause (a) only, no event, change, effect, circumstance, fact, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Material Adverse Effect with respect to such Party or shall be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect with respect to such

Party: (i) any changes in general U.S. or global economic, capital markets or regulatory conditions or other general business, financial or market conditions, (ii) any changes in conditions generally affecting the industries in which such Party or any of its Subsidiaries operates, (iii) any decline, in and of itself, in the market price or trading volume of such Party’s securities or in such Party’s credit ratings (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect with respect to such Party), (iv) any failure, in and of itself, by such Party or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect with respect to such Party), (v) the public announcement of this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships of a Party with their respective customers, suppliers, distributors, partners or other material third-party business relations or with their respective employees directly arising out of or related to the foregoing, (vi) any changes in Applicable Law or GAAP or IFRS, as applicable, first announced or proposed after the date of this Agreement, (vii) geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war or terrorism or any worsening thereof, (viii) any epidemic or pandemic (including COVID-19), hurricane, earthquake, flood, calamity or other natural disasters or acts of God or any worsening thereof or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Authority in connection therewith or in response thereto, (ix) any COVID-19 Measures, (x) the taking of any action required to be taken pursuant to this Agreement, or which the other Party has requested in writing, (xi) any Transaction Litigation or (xii) any matters expressly set forth in the Company Disclosure Schedule or Parent Disclosure Schedule; provided, that the matters referred to in clauses (i), (ii), (vi), (vii), (viii) or (ix) may be taken into account to the extent that the impact of any such event, change, effect, circumstance, fact, development or occurrence on such Party and its Subsidiaries, taken as a whole, is disproportionately adverse relative to its impact on the other participants in the industries in which such Party and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).
“Pandemic Response Law” means any financial assistance program implemented by any Governmental Authority in connection with or in response to COVID-19 (including, for the avoidance of doubt, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof), including the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020), and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) and any amendment of, or subsequent guidance issued in respect of, those laws, and any other similar or additional federal, state, local, or non-U.S. law, or administrative guidance intended to benefit taxpayers in response to COVID-19 and the associated economic downturn.
“Parent ADS” means an American Depositary Share of Parent representing five Parent Ordinary Shares.
“Parent Acquisition Proposal” means an Acquisition Proposal with respect to Parent.
“Parent Announcement” means the announcement in accordance with Rule 12 and Schedule 4 of the AIM Rules to be released by Parent on or about the date of this Agreement.
“Parent Balance Sheet” means the unaudited consolidated balance sheet of Parent and its Subsidiaries as of March 31, 2021, and the footnotes to such consolidated balance sheet, in each case set forth in Parent Public Documents.
“Parent Balance Sheet Date” means March 31, 2021.

“Parent Consideration Shares” means the Parent Ordinary Shares that underlie the Parent ADSs to be issued pursuant to the Merger.
“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.
“Parent Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (A) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual consultant (including any former director, officer, employee or individual consultant) of Parent or any of its Subsidiaries or (B) for which Parent or any of its Subsidiaries has any direct or indirect liability and, in each case, other than any statutory plan, statutory program and other statutory arrangement.
“Parent Equity Awards” means the Parent Stock Options and the Parent RSU Awards.
“Parent Inquiry” means an Inquiry with respect to Parent.
“Parent Intellectual Property” means the Intellectual Property Rights owned or purported to be owned by Parent or any of its Subsidiaries.
“Parent Intervening Event” means any material event, change, effect, circumstance, fact, development or occurrence that (i) was not known or reasonably foreseeable to the Board of Directors of Parent as of or prior to the date of this Agreement and (ii) does not relate to or involve (A) any Parent Acquisition Proposal or Parent Inquiry, (B) any change in the market price or trading volume of the Parent Ordinary Shares (but the underlying facts or events contributing to the change in the market price or trading volume can be taken into account in determining whether a Parent Intervening Event has occurred unless otherwise expressly excluded hereby), (C) any event or circumstance relating to the Company or any of its Subsidiaries, (D) any breach of this Agreement by Parent or any of its Subsidiaries or (E) the lapsing of any COVID-19 Measures.
“Parent Licensed Intellectual Property” means any and all Intellectual Property Rights owned by a Third Party and licensed (including sublicensed) or otherwise granted to Parent or any of its Subsidiaries.
“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.
“Parent Ordinary Shares” means the ordinary shares, nominal value of £0.06 per share, of Parent.
“Parent Product” means each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of Parent or any of its Subsidiaries.
“Parent Shares Admission” means the admission of the Parent Consideration Shares to trading on AIM, if applicable.
“Parent Stock Plans” means any Parent Employee Plan providing for equity or equity-based compensation, including Parent’s Equity Incentive Plan.
“Parent Superior Proposal” means a Superior Proposal with respect to Parent.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Lien” means (i) any Liens for utilities or current Taxes (A) not yet due and payable or (B) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Governmental Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business consistent with past practice that do not materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) non-exclusive licenses granted under Intellectual Property Rights in the ordinary course of business consistent with past practice, (viii) any purchase money security interests, equipment leases or similar financing arrangements, (ix) any Liens which are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or the notes thereto, (x) any Liens that are discharged at or prior to the Closing or (xi) any Liens that are not material to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, taken as a whole.
“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.
“Personal Data” means any information defined as “personal data,” “personally identifiable information,” “personal information,” or “protected health information” under any Privacy Legal Requirement or Privacy Commitment, and all information that can reasonably be used to identify a natural person (including all information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including without limitation name, address, telephone number, electronic mail address, social security number, bank account number or credit card number).
“Potential Tax Law Change” means a proposed change in Applicable Law (a) that has been reported out of the Senate Finance Committee or the House Ways and Means Committee of the United States Congress, (b) that has been included in the issuance or amendment of a proposed, temporary, or final Treasury Regulation, (c) that is part of a bill that has been introduced into the House of Representatives or the Senate, in each case, of the United States Congress and that has been publicly endorsed by the Executive Branch of the United States or the United States Department of the Treasury, or (d) with respect to which a notice of a specific proposed change in administrative guidance has been issued by the Internal Revenue Service or the Department of the Treasury, which, in each case, is proposed after the date of this Agreement and that, if it became Applicable Law, would create a substantial likelihood that Parent would be treated as a Domestic Corporation as a result of or in connection with the transactions contemplated by this Agreement, as determined in good faith by Parent after consultation with counsel to Parent and counsel to the Company. For purposes of this definition, any such proposed change in Applicable Law after the date of this Agreement with respect to which it is not specified that such proposed change would be effective as of any particular date shall not be treated as creating such a substantial likelihood if such proposed change is not reasonably likely to apply to the transactions contemplated by this Agreement.
“Privacy Commitments” means (a) a contractual obligations to third parties with respect to Personal Data, and (b) any legally binding commitment (including any legally binding privacy policy) with respect to collection, processing, maintenance or transfer of Personal Data.
“Privacy Legal Requirement” means all Applicable Laws that pertain to privacy or the processing of Personal Data, including (i) the Health Insurance Portability and Accountability Act of 1996 or HIPAA (42 U.S.C. § 1320d et seq.), (ii) the California Consumer Privacy Act, (iii) U.S. state data security laws and regulations such as the New York SHIELD Act, the Massachusetts Standards for the protection of personal information of residents of the Commonwealth, 201 CMR 17, all state data breach notification laws, and state biometric privacy laws; (iv) applicable requirements of comparable state and foreign Applicable Laws such as the EU Data Protection Directive 95/46/EC of 24 October 1995, the EU General Data Protection Regulation 2016/679/EU of 27 April 2016 and all corresponding member state legislation, the EU ePrivacy Directive 2002/58/EC of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector as amended by Directive 2006/24/EC and Directive 2009/136/EC and the related implementing legislation of the EU Member States, (v) The United Kingdom’s Data Protection Act 2018, (vi) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personal Data, (vii) the Swiss Federal Act on Data Protection of June 19, 1992 (DPA) and its ordinances, (viii) the Japanese Act on the Protection of Personal Information, and (ix) CAN-SPAM, the Telephone Consumer Protection Act, Canada’s anti-spam legislation and other similar Applicable Laws.
“Registered Intellectual Property” means all United States, international or foreign (i) Patents and Patent applications (including provisional applications, divisionals, reissues, reexaminations, continuations and continuations-in-part); (ii) registered Marks and applications to register Marks; (iii) registered Copyrights and applications for Copyright registration; (iv) registered Internet Properties; and (v) any other Intellectual Property Rights that are subject to any filing or recording with any state, provincial, federal, government or other public or quasi-public legal authority.
“Representatives” means, with respect to any Person, its officers, directors, employees, investment bankers, attorneys, accountants, auditors, consultants and other agents, advisors and representatives.
“Required Information” means in relation to a Party such information with respect to the business, operations, trading, financial condition, projections, prospects, significant changes, risks, material contracts or material disputes of, or any Persons associated with, such Party (including expressions of opinion, intention or expectation in relation to any of the foregoing).
“Sanctioned Country” means any of Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine.
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) Her Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly fifty percent (50%) or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).
“Sanctions Laws” means all Applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.
“Superior Proposal” means, with respect to a Party, any bona fide, written Acquisition Proposal made after the date of this Agreement that is fully financed or has fully committed financing that the Board of Directors of such Party determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all legal, financial, regulatory and other terms and conditions of the Acquisition Proposal (including any governmental or other approval requirements, the availability and terms of any necessary financing, and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal), (i) would result in a transaction that is more favorable to such Party’s stockholders from a financial point of view than the Merger (including any adjustment to the terms and conditions proposed by the other Party hereto in response to such Acquisition Proposal) and (ii) is reasonably likely of being completed on the terms proposed on a timely basis; provided that for purposes of this definition, references in the term “Acquisition Proposal” to twenty percent (20%) shall be deemed to be references to fifty percent (50%).
“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations, including Section 203 of the DGCL, but excluding (if applicable) the U.K. Code.
“Tax” means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes or similar charges, fees, levies, imposts, customs, duties or other assessments, together with any interest, penalties and additions to tax, in each case, imposed in respect thereof by any Taxing Authority.
“Tax Counsel” means Goodwin Procter LLP, or, if Goodwin Procter LLP is unable or unwilling to provide the Tax Opinion, Gibson, Dunn & Crutcher LLP, or, if Gibson, Dunn & Crutcher LLP is unable or unwilling to provide the Tax Opinion, another nationally recognized Tax counsel reasonably satisfactory to the Company and Parent.
“Tax Law Change” means an Actual Tax Law Change and/or a Potential Tax Law Change.
“Tax Opinion” means an opinion of Tax Counsel, in form and substance reasonably satisfactory to Parent and the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, (i) the Merger will qualify for the Intended Tax Treatment, and (ii) the Merger will not cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code.
“Tax Return” means any report, return, document, statement, declaration or other information filed or required to be filed with any Taxing Authority with respect to Taxes, including information returns, claims for refunds, and any documents with respect to or accompanying payments of estimated Taxes, and including any attachment thereto and any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.
“Third Party” means any Person or Group, other than the Company, Parent or any of their respective Affiliates or Representatives.
“U.K. Code” means the United Kingdom City Code on Takeovers and Mergers.
“VAT” means (i) any tax charged or imposed pursuant to Council Directive 2006/112/EC or any national legislation implementing such Directive; (ii) to the extent not included in clause (i), any value added tax imposed by the U.K. Value Added Tax Act 1994 and any related secondary legislation, regardless of whether or not the UK is a member of the European Union or continues to be subject to such Directive; and (iii) any equivalent or similar tax or duty charged or imposed in any jurisdiction (other than the UK) outside the European Union.
“Willful Breach” means a breach of this Agreement that is the result of a willful or intentional act or failure to act where the breaching Party knows, or would reasonably be expected to have known, that the taking of such act or failure to act could result in a material breach of this Agreement.
(b) Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
ADS Depositary	1.01(a)
Affected Employees	7.06(a)
Agreement	Preamble
Assumed RSU Award	2.06(b)(ii)
Assumed Stock Option	2.06(a)
Bankruptcy and Equity Exceptions	4.02(a)
Benefits Continuation Period	7.06(a)
Cancellation	2.03(a)

Term	Section
Certificate	2.03(d)
Certificate of Merger	2.02(a)
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Additional Amounts	9.03(f)
Company Adverse Recommendation Change	6.03(b)
Company Approval Time	6.03(c)
Company Board Recommendation	4.02(b)
Company Material Contract	4.15(a)
Company No Vote Payment	9.03(c)
Company Organizational Documents	4.01
Company Patents	4.19(e)
Company Payment	9.03(c)
Company Permits	4.12
Company Preferred Stock	4.05(a)
Company Registered IP	4.19(a)
Company RSU Award	2.06(b)
Company SEC Documents	4.07(a)
Company Stock Option	2.06(a)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	7.03(a)
Company Tax Certificate	7.05(b)
Company Termination Payment	9.03(a)
Company Voting Agreement	Recitals
Company Warrant	2.06(e)
Confidentiality Agreement	6.05(a)
Contribution	Recitals
Copyrights	1.01(a)
DEA	4.14(b)
DGCL	2.02(a)
Duff & Phelps	4.26
Effective Time	2.02(a)
EMA	4.14(b)
End Date	9.01(b)(i)
Exchange Agent	2.04(a)
Exchange Agent Agreement	2.04(a)
Exchange Fund	2.04(a)
Exchange Ratio	2.03(a)
Excluded Shares	2.03(a)
FDA	4.14(b)
Form F-4	7.02(a)
Form F-6	7.02(a)
Health Care Permits	4.14(b)
Holdings	Recitals
Indemnitee	7.13(a)
Intended Tax Treatment	Recitals
internal controls	4.07(i)
Marks	1.01(a)
Maximum Premium	7.13(c)

Term	Section
Merger Consideration	2.03(a)
Merger Sub	Preamble
Merger	2.02(b)
Nasdaq	4.03
New Company Plans	7.06(b)
Non-U.S. Plan	4.17(h)
Outside Counsel Only Material	6.05(c)
Parent	Preamble
Parent Additional Amounts	9.03(f)
Parent ADS Issuance	6.02(b)(iv)
Parent Adverse Recommendation Change	6.04(b)
Parent Approval Time	6.04(c)
Parent Board Recommendation	5.02(b)
Parent Board Size Approval	Recitals
Parent Circular	7.02(a)
Parent No Vote Payment	9.03(d)
Parent Non-SEC Documents	5.07(a)
Parent Organizational Documents	5.01
Parent Patents	5.19(e)
Parent Payment	9.03(c)
Parent Permits	5.12
Parent Public Documents	5.07(a)
Parent Registered IP	5.19(a)
Parent RSU Award	5.05(a)
Parent SEC Documents	5.07(a)
Parent Share Issuance Approval	Recitals
Parent Shareholder Approval	Recitals
Parent Shareholder Meeting	7.03(b)
Parent Material Contract	5.15(a)
Parent Stock Options	5.05(a)
Parent Tax Certificate	7.05(b)
Parent Termination Payment	9.03(b)
Parent US IPO Date	5.07(a)
Parent Voting Agreement	Recitals
Parent Warrants	5.05(a)
Party	Preamble
Patents	1.01(a)
principal executive officer	4.07(h)
principal financial officer	4.07(h)
Proxy Statement/Prospectus	7.02(a)
Regulation S-K	4.10
Second Request	7.01(c)
Surviving Corporation	2.02(b)
Trade Secrets	1.01(a)
Transaction Litigation	7.11(a)
Transition Committee	7.15(a)
Uncertificated Share	2.03(d)
Section 1.02 Other Definitional and Interpretative Provisions. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof,” “hereby,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit or schedules annexed to this Agreement, including the Company Disclosure Schedule or the Parent Disclosure Schedule, but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (viii) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on any schedule annexed to this Agreement, including the Company Disclosure Schedule or the Parent Disclosure Schedule, such references shall only include any such amendments, modifications or supplements that are made available to Parent or the Company, as applicable; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references to “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively; (xiii) references to “dollars” and “$” mean U.S. dollars; (xiv) references to “pounds” and “£” mean United Kingdom pounds sterling; (xv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) with respect to Parent, posted and made available to Parent on the Company’s due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), or, with respect to the Company, posted or made available to the Company on Parent’s due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), as applicable, in each case, at least one day prior to the date of this Agreement; (B) provided via electronic mail, in person or on a conference call at least one day prior to the date of this Agreement (including materials provided to outside counsel); or (C) filed or furnished to the SEC prior to the date of this Agreement (or, with respect to Parent, furnished pursuant to any other Parent Public Document); (xvi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and (xvii) the Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II.
CLOSING; THE MERGER
Section 2.01 Closing. The closing of the Merger (the “Closing”) shall take place remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing as soon as practicable, but no later than the third Business Day after the date the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the Party or Parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the Party or Parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).
Section 2.02 The Merger.
(a) At the Closing, (i) the Company shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company shall agree and is specified in the Certificate of Merger).

(b) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL (the “Merger”), whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”), such that immediately following the Merger, the Surviving Corporation shall be a wholly owned direct subsidiary of Holdings. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.
Section 2.03 Conversion and Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Common Stock, the common stock of Merger Sub:
(a) other than shares of Company Common Stock to be cancelled or converted pursuant to Section 2.03(b) (the “Excluded Shares”), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into, and shall thereafter represent only, the right to receive, 0.396 (the “Exchange Ratio”) Parent ADSs (the “Merger Consideration”), subject to Section 2.08 with respect to fractional Parent ADSs, and immediately following such conversion, shall be automatically cancelled and cease to exist (the “Cancellation”);
(b) (i) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Sub immediately prior to the Effective Time (other than any such shares owned by Parent or Merger Sub in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account) shall be cancelled and shall cease to exist, and no consideration shall be paid with respect thereto and (ii) each share of Company Common Stock held by any wholly owned Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into a number of validly issued, fully paid and nonassessable Parent ADSs equal to the Exchange Ratio;
(c) each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and
(d) all outstanding shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and (i) each share of Company Common Stock that was, immediately prior to the Effective Time, represented by a certificate (each, a “Certificate”) and (ii) each uncertificated share of Company Common Stock that, immediately prior to the Effective Time, was registered to a holder on the stock transfer books of the Company (an “Uncertificated Share”) shall (in each case, other than with respect to Excluded Shares) thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.04(f), to be issued or paid in accordance with Section 2.04, without interest.
Section 2.04 Surrender and Payment.
(a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to the Company (the “Exchange Agent Agreement”) for the purpose of exchanging (i) Certificates or (ii) Uncertificated Shares for the Merger Consideration payable in respect of the shares of Company Common Stock. As of the Effective Time, in consideration of and in exchange for the Cancellation, Parent shall deposit with the ADS Depositary Parent Ordinary Shares underlying the Parent ADSs issuable pursuant to Section 2.03(a). As of the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.04 through the Exchange Agent, the Parent ADSs issuable pursuant to Section 2.03(a) in exchange for outstanding shares of Company Common Stock. For the avoidance of doubt, any stamp duty liability arising in connection with the deposit of Parent ADSs with the Exchange Agent will be payable by Parent. Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.04(f). Promptly after the Effective Time (and in no event later than five Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and substantially finalized prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title shall pass, only on proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. All certificates (or evidence of Parent ADSs in book-entry form) and cash deposited with the Exchange Agent pursuant to this Section 2.04 shall be referred to in this Agreement as the “Exchange Fund.” Parent shall cause the Exchange Agent to deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, that such cash shall only be invested in the manner provided in the Exchange Agent Agreement. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent on termination of the Exchange Fund.
(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, within five Business Days of the later to occur of (i) surrender to the Exchange Agent of a Certificate, together with a properly completed and duly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of each share of the Company Common Stock represented by such Certificate or Uncertificated Share (including any dividends and distributions with respect to the Merger Consideration as contemplated by Section 2.04(f)). The Parent ADSs constituting the Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical American depositary receipt evidencing such Parent ADSs is requested by a holder of shares of Company Common Stock or is otherwise required under Applicable Law.
(c) If any portion of the Merger Consideration (or any dividends and distributions with respect to the Merger Consideration as contemplated by Section 2.04(f)) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any stamp duty, stamp duty reserve tax, transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such stamp duty, stamp duty reserve tax, transfer or similar Taxes have been paid or are not payable.
(d) From and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration (and any dividends and distributions with respect to the Merger Consideration as contemplated by Section 2.04(f)) with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article II (including this Section 2.04).
(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock 12 months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration (and any dividends and distributions with respect to the Merger Consideration as contemplated by Section 2.04(f)), without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall not be liable to any holder of shares of Company Common Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(f) Following the surrender of any Certificates, along with the delivery of a properly completed and duly executed letter of transmittal, or the transfer of any Uncertificated Shares, in each case as provided in this Section 2.04, Parent shall pay, or cause to be paid, without interest, to the Person in whose name the Parent ADSs constituting the Merger Consideration have been registered, (i) in connection with the payment of the Merger Consideration, the aggregate amount of all dividends or other distributions payable with respect to such Parent ADSs, with a record date on or after the Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends or other distributions payable with respect to whole Parent ADSs constituting the Merger Consideration with a record date on or after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to Parent ADSs constituting the Merger Consideration shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates are surrendered and the holder thereof delivers a properly completed and duly executed letter of transmittal or such or Uncertificated Shares are transferred, as the case may be, as provided in this Section 2.04.
Section 2.05 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger and the other transactions contemplated hereby.
Section 2.06 Company Equity Awards; Company Warrants.
(a) Company Stock Options. At the Effective Time, each compensatory option to purchase shares of Company Common Stock granted under any Company Stock Plan that is outstanding and unexercised immediately prior to the Effective Time (each, a “Company Stock Option”), whether or not vested shall, by virtue of the Merger and without further action on the part of the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be converted into an option to purchase Parent ADSs (each, an “Assumed Stock Option”), on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in the relevant Company Employee Plan or in the related award document by reason of the transactions contemplated hereby) as were applicable under such Company Stock Option as of immediately prior to the Effective Time. The number of Parent ADSs subject to each such Assumed Stock Option shall be equal to (i) the number of shares of Company Common Stock subject to each Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole number of Parent ADSs, and such Assumed Stock Option shall have an exercise price per Parent ADS (rounded up to the nearest cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the Exchange Ratio; provided, that in the case of any Company Stock Option to which Section 421 of the Code applies as of the Effective Time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of Parent ADSs subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Company Stock Option to which Section 409A of the Code applies as of the Effective Time, the exercise price, the number of Parent ADSs subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional taxes thereunder.
(b) Company Restricted Stock Units. At the Effective Time, each restricted stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that vests solely based on the passage of time (each, a “Company RSU Award”) shall be treated as set forth in this Section 2.06(b).
(i) To the extent a Company RSU Award becomes vested in connection with the transactions contemplated by this Agreement, pursuant to the terms of the applicable Company Employee Plan, restricted stock unit award agreement or other agreements between the Company and the award holder, a number of shares of Company Common Stock determined in accordance therewith will be issued to the award holder immediately prior to the Effective Time, and each such share will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock described in Section 2.03 above.

(ii) The Company shall take all necessary action to provide that each Company RSU Award that remains outstanding immediately prior to the Effective Time after giving effect to Section 2.06(b)(i) above shall, effective as of the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted into a restricted stock unit award which shall represent the right to acquire Parent ADSs (each, an “Assumed RSU Award”), on the same terms and conditions (including any accelerated vesting on a termination of the holder’s employment in connection with or following the Merger) as were applicable under such Company RSU Award as of immediately prior to the Effective Time. The number of Parent ADSs subject to each such Assumed RSU Award shall be equal to (i) the number of shares of Company Common Stock subject to each Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole number of Parent ADSs.
(c) Board Actions. Prior to the Effective Time, the Board of Directors of the Company and of Parent (and/or the applicable committees thereof) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.06.
(d) Company ESPP. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the Company ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the Company ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, and (iv) the Company ESPP shall terminate, effective on the earlier of the first purchase date following the date of this Agreement or the fifth trading day before the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the Company ESPP).
(e) Registration on Form S-8. On or as soon as practicable following the Closing Date, Parent shall register the Parent ADSs issuable pursuant to Assumed Stock Options and Assumed RSU Awards on a registration statement on Form S-8 (if such Form is available).
(f) Company Warrants. Immediately prior to the Effective Time, each warrant to purchase shares of Company Common Stock (each a “Company Warrant”) that is issued and outstanding immediately prior to the Effective Time and not exercised or expired pursuant to its terms at or immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, shall be deemed to be net exercised immediately prior to the Effective Time and the shares of Company Common Stock issued to such holder of Company Warrant upon such net exercise immediately prior to the Effective Time will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock described in Section 2.03 above.
Section 2.07 Adjustments. Without limiting or affecting any of the provisions of Section 6.01 or Section 6.02, if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Parent ADSs or outstanding Parent Ordinary Shares in respect thereof shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, offer (as defined in the U.K. Code), combination, scheme, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend or distribution thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide the holders of shares of Company Common Stock and/or Company Equity Awards with the same economic effect as contemplated by this Agreement prior to such event.
Section 2.08 Fractional ADSs. Notwithstanding anything in this Agreement to the contrary, no fractional Parent ADSs shall be issued in the Merger. Each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the Merger a fraction of a Parent ADS (after aggregating all shares represented by the Certificates and Uncertificated Shares delivered by such holder) shall receive, in lieu thereof, in the aggregate that number of whole Parent ADSs resulting from the application of the Exchange Ratio as described in Section 2.03 or Section 2.06 as is rounded to the nearest whole Parent ADS, with no cash being paid for any fractional Parent ADSs eliminated by such rounding.
Section 2.09 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, the Surviving Corporation and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of federal, state, local or non-U.S. Tax law. To the extent amounts so deducted and withheld are paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding were made.
Section 2.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a customary bond issued for lost, stolen or destroyed stock certificates, in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against the Surviving Corporation or the Exchange Agent, with respect to such Certificate, the Exchange Agent shall, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article II (including Section 2.04).
Section 2.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE III.
ORGANIZATIONAL DOCUMENTS; DIRECTORS AND OFFICERS
Section 3.01 Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to the rights set forth in Section 7.13, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation from and after the Effective Time until thereafter amended as provided therein or by Applicable Law.
Section 3.02 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
Section 3.03 Parent Board of Directors. Prior to the Closing, the Board of Directors of Parent shall take all action necessary so that, as of immediately following the Effective Time, subject to the passing of the Parent Board Size Approval, (i) the maximum number of directors on the Parent Board of Directors shall be increased from seven (7) directors to nine (9) directors, and (ii) subject to satisfaction of customary background checks and the receipt of a customary letter of appointment, Raj Kannan and one other individual selected by the Company prior to the Closing who is acceptable to Parent (provided that the tenure of such individual shall be limited to June 15, 2022) shall be appointed as directors of Parent, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 10.05, except (a) as disclosed in any Company SEC Document filed or furnished and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System since January 1, 2020 and prior to the date that was one Business Day prior to the date of this Agreement (only to the extent that the relevance of any disclosure in such Company SEC Document is reasonably apparent as to matters which are a subject of such representation or warranty, and other than any matters required to be disclosed for purposes of Section 4.02 (Corporate Authorization) or Section 4.05 (Capitalization), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Schedule) or (b) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:
Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted, except where the failure to have such power or authority would not reasonably be expected to, individually or in the aggregate, (a) have a Company Material Adverse Effect or (b) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger. The Company is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (the “Company Organizational Documents”).
Section 4.02 Corporate Authorization.
(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the corporate powers and authority of the Company and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock adopting this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exceptions”)).
(b) At a meeting duly called and held, the Board of Directors of the Company adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommending adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”). Except as permitted by Section 6.03, the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.
Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the NASDAQ Global

Select Market (“Nasdaq”), and (d) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to, individually or in the aggregate, (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.
Section 4.04 Non-contravention. Assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of Company Organizational Documents, (b) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding on the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Merger.
Section 4.05 Capitalization.
(a) The authorized capital stock of the Company consists of (i) 125,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on May 3, 2021, there were issued (A) 57,910,296 shares of Company Common Stock (of which 5,878 shares were held in treasury), (B) 8,156,373 Company Warrants, (C) no shares of Company Preferred Stock, (D) Company Stock Options to purchase an aggregate of 9,656,312 shares of Company Common Stock, (E) 109,360 shares of Company Common Stock were subject to outstanding Company RSU Awards and (F) (1) 1,869,649 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and (2) 260,000 additional shares of Company Common Stock were reserved for issuance under the Company ESPP. Except as set forth in this Section 4.05(a), as of the close of business on May 3, 2021, there are no issued, reserved for issuance or outstanding Equity Securities of the Company.
(b) All of the issued and outstanding capital stock or other Equity Securities of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company (other than any such shares owned by Subsidiaries of the Company in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company have the right to vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company. Other than the Company Voting Agreement, neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Equity Securities of the Company or any of its Subsidiaries.
(c) On or prior to the date hereof, the Company has made available to Parent a list of each Company Equity Award outstanding as of May 3, 2021 that includes (A) the number of shares of Company Common Stock underlying such Company Equity Award, (B) the exercise price of each such Company Equity Award that is a Company Stock Option, and (C) the vesting schedule of each such Company Equity Award that is unvested as of such date.
Section 4.06 Subsidiaries.
(a) Section 4.06 of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing (except to the extent such concept is not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) under the laws of its jurisdiction of incorporation, formation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those jurisdictions where failure to be so duly incorporated or organized, validly existing and in good standing or to have such power or authority has not had, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, individually or in the aggregate, a Company Material Adverse Effect.
(b) All of the issued and outstanding capital stock or other Equity Securities of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) and are owned by the Company, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Law) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than transfer restrictions under Applicable Law or under the organizational documents of such Subsidiary). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of the Company. Except for the capital stock or other Equity Securities of its Subsidiaries and publicly traded securities held for investment that do not exceed five percent (5%) of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other Equity Securities of, or any membership, partnership, joint venture or other equity or voting interest in, any Person.
Section 4.07 SEC Filings and the Sarbanes-Oxley Act.
(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.
(b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), the Company SEC Documents filed or furnished prior to the date of this Agreement complied, and each Company SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement/Prospectus, Parent’s compliance with Section 7.02(f)) will comply, in all material respects with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.
(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed or furnished prior to the date of this Agreement did not, and each Company SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement/Prospectus, Parent’s compliance with Section 7.02(f)) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, and as of the date of such amendment or supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.
(e) As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

(f) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer (or other principal financial and accounting officer), or general counsel of the Company, the Board of Directors of the Company or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
(g) The Company is, and since January 1, 2018 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
(h) The Company currently maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports filed under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the 1934 Act with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(i) The Company and its Subsidiaries currently maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and the Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 4.07(i) of the Company Disclosure Schedule.
(j) Since January 1, 2018, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq.
Section 4.08 Financial Statements and Financial Matters.
(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) (i) present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, which are maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and are true and complete in all material respects.

(b) Since January 1, 2018, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or Applicable Law.
(c) Since January 1, 2018, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.
Section 4.09 Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement: (a) except as related to this Agreement and the transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice; (b) there has not been any Company Material Adverse Effect; (c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 6.01(b)(i), (ii), (vi), (vii), (xii), (xiii), (xv), (xviii), or (xx) (or solely with respect to the foregoing clauses, Section 6.01(b)(xxii)); and (d) neither the Company nor any of its Subsidiaries has experienced any business interruptions arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly.
Section 4.10 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever (including as a result of COVID-19 or any COVID-19 Measures), whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on the consolidated balance sheet of the Company and its Subsidiaries, other than (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date that are not material to the Company and its Subsidiaries, taken as a whole, or (c) liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under Contracts binding on the Company or any of its Subsidiaries (except to the extent such liabilities arose or resulted from a breach or a default of such Contract). There are no “off-balance sheet” arrangements of any type pursuant to any “off-balance sheet” arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.
Section 4.11 Litigation. There is no Action pending (or, to the knowledge of the Company, threatened) against or affecting the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of the Company or any of its Subsidiaries, before (or, in the case of threatened claims, actions, suits, investigations or proceedings, that would be before) any Governmental Authority, (a) that has had, individually or in the aggregate, a Company Material Adverse Effect or (b) that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger. There is no Order outstanding (or, to the knowledge of the Company, threatened) against or affecting the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of the Company or any of its Subsidiaries that (i) has had, individually or in the aggregate, a Company Material Adverse Effect or (ii) individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.
Section 4.12 Permits. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all material governmental licenses and Consents necessary for the operation of their respective businesses (the “Company Permits”). The Company and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with the terms of the Company Permits. There is no Action pending, or, to the knowledge of the Company, threatened that seeks the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit, nor would any such revocation, cancellation, termination, non-renewal or adverse modification result from the consummation of the transactions contemplated hereby.

Section 4.13 Compliance with Laws. To the knowledge of the Company, the Company and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with all Applicable Laws. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, since January 1, 2019, a notice or other written communication alleging or relating to a possible material violation of any Applicable Law.
Section 4.14 Regulatory Matters.
(a) Except as set forth on Section 4.14(a) of the Company Disclosure Schedule, (i) each of the Company and its Subsidiaries is in material compliance and since January 1, 2019 has been in material compliance with all Health Care Laws applicable to it and (ii) to the knowledge of the Company, none of the Company or any of its Subsidiaries has received any written communication or has been subject to any Action (other than routine FDA inspections) since January 1, 2019 from a Governmental Authority that alleges that it is not in compliance with any Health Care Law, except in the case of the immediately foregoing clauses (i) and (ii) where any noncompliance has not had, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.14(a) of the Company Disclosure Schedule, (i) none of the Company or any of its Subsidiaries is party to and has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority, and (ii) to the knowledge of the Company, none of the Company or any of its Subsidiaries, or any of their employees, officers or directors, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or has been convicted of any crime or is subject to any Action by any Governmental Authority or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension or exclusion.
(b) To the knowledge of the Company, each of the Company and its Subsidiaries has, maintains and is operating in material compliance with all Consents of the United States Food and Drug Administration (“FDA”), Drug Enforcement Administration (“DEA”), European Medicines Agency (“EMA”) and comparable Governmental Authorities which are required for the conduct of the Company Business (collectively, the “Health Care Permits”), and all such Health Care Permits are valid, subsisting and in full force and effect, except where the failure to have, maintain or operate in compliance with the Health Care Permits has not had, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, each of the Company and its Subsidiaries has fulfilled and performed all of its material obligations with respect to the Health Care Permits, and to the knowledge of the Company, no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any Health Care Permit, except where the failure to so fulfill or perform, or the occurrence of such event, has not had, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there is no Action pending or threatened in writing that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Health Care Permit other than those that have not had, individually or in the aggregate, a Company Material Adverse Effect.
(c) To the knowledge of the Company, except as has not had, individually or in the aggregate, a Company Material Adverse Effect, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Health Care Permit relating to any of the Company and its Subsidiaries, its business and Company Products, when submitted to the FDA, DEA, EMA or other Governmental Authority were true, complete and correct as of the date of submission, and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information and data have been submitted to the FDA, DEA, EMA or other Governmental Authority.
(d) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2019, none of the Company or any of its Subsidiaries has had any Company Product or manufacturing site subject to a Governmental Authority (including FDA, DEA or EMA) shut down or import or export prohibition, and has not received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make changes to a product candidate, or similar correspondence or written notice from the FDA, DEA, EMA or other Governmental Authority alleging or asserting noncompliance with any applicable Health Care Law, Health Care Permit or such requests or requirements of a Governmental Authority.
(e) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by any of the Company and its Subsidiaries or in which any of the Company and its Subsidiaries, or any of the Company Products have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all Applicable Laws, including, but not limited to, the Federal Food, Drug, and Cosmetic Act and its applicable implementing regulations, and (ii) no investigational new drug application filed by or on behalf of any of the Company and its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Authority has commenced, or, to the knowledge of the Company, threatened to commence, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of any of the Company and its Subsidiaries.
(f) None of the Company or any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of it or the Company Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. The Company has provided Parent with accurate and complete copies of all Health Care Permits and correspondence with any Governmental Authority related to all Company Products.
Section 4.15 Material Contracts.
(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):
(i) any Contract (or series of related Contracts), including any manufacturing, supply or distribution agreement, (A) that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount having an expected value in excess of $2,500,000 in a fiscal year or (B) relating to capital expenditures or commitments in excess of $1,500,000 in the aggregate;
(ii) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise) in the three (3) years preceding the date hereof, of assets or securities by or from any Person or any business, other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice, including any such Contract that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out,” contingent value rights or other contingent payment or value obligations) that would involve or may reasonably be expected to require the receipt or making of payments or the issuance of any Equity Securities of the Company or any of its Subsidiaries;
(iii) any Contract with a Governmental Authority, including any grant, loan or aid pursuant to a stimulus or government grant program or otherwise from a Governmental Authority;
(iv) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Parent or any of its Affiliates after the Effective Time, (B) contains material exclusivity or “most favored nation” obligations or restrictions or (C) contains any other provisions that restrict the ability of the Company or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any Company Product, directly or indirectly through Third Parties, in any material respect, or that would so limit or purport to limit the ability of Parent or any of its Affiliates to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any Parent Product after the Effective Time, directly or indirectly through Third Parties, in any material respect;
(v) any Contract relating to third-party indebtedness for borrowed money (including under any short-term financing facility) in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset of the Company or any of its Subsidiaries) other than any Contract exclusively between or among the Company and any of its wholly owned Subsidiaries;
(vi) any Contract restricting the payment of dividends or the making of distributions in respect of any Equity Securities of the Company or any of its Subsidiaries or the repurchase or redemption of, any Equity Securities of the Company or any of its Subsidiaries;
(vii) any material joint venture, profit-sharing, partnership, collaboration, co-promotion, research, development, license or other similar agreement;
(viii) any material Contract with any Person (A) pursuant to which the Company or any of its Subsidiaries may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which the Company or any of its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any Company Product or any material Intellectual Property Rights;
(ix) any lease or sublease for material real or personal property;
(x) all material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property Rights (other than licenses to commercially available software, including off-the-shelf software) or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice);
(xi) any “single source” supply Contract pursuant to which goods or materials that are not commodities and that are material to the business of the Company and its Subsidiaries are supplied to the Company or any of its Subsidiaries from an exclusive source;
(xii) any Contracts or other transactions with any (A) record or, to the knowledge of the Company, beneficial owner of five percent (5%) or more of the voting securities of the Company, or (B) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or beneficial owner;
(xiii) any material Contract involving the settlement of any Action or threatened Action (or series of related Actions);
(xiv) any settlement agreements by the Company or any of its Subsidiaries with Taxing Authorities; and
(xv) any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K or disclosed by the Company on a Current Report on Form 8-K.
(b) Each Company Material Contract is, subject to the Bankruptcy and Equity Exceptions, (i) a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with its respective terms against the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (in each case except for such Company Material Contract that terminates or is terminated after the date of this Agreement in accordance with its respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof), except as has not had, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is seeking to terminate, or challenging the validity or enforceability of, any Company Material Contract, except as has not had, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received notice that it has violated or defaulted under, any Company Material Contract, except as would not have had, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of each Company Material Contract, including all amendments thereto.
(c) Neither the Company nor any of its Subsidiaries has received any notices seeking (i) to excuse a Third Party’s non-performance, or delay a Third Party’s performance, under existing Company Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.
Section 4.16 Taxes. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect:
(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all Tax Returns that have been filed with a Taxing Authority are true, correct and complete in all respects.
(b) Each of the Company and its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and owing (whether or not shown on any Tax Return), except for Taxes being contested in good faith pursuant to appropriate procedures for which an adequate reserve has been established on the books and records of the Company or its applicable Subsidiary.
(c) Each of the Company and its Subsidiaries has duly and timely withheld all Taxes required to be withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for payment when due.
(d) There is no audit, claim, action, suit, proceeding or other investigation pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of Taxes, and there is no Tax deficiency outstanding, proposed or assessed against the Company or any Subsidiary of the Company.
(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still in effect, and no power of attorney that has been granted by the Company or any Subsidiary of the Company with respect to a Tax matter is currently in effect.
(f) During the two year period ending on the date of this Agreement, the Company was not a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify for tax-free treatment under Section 355 of the Code.
(g) There are no Liens for Taxes (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries and no circumstances as a result of which any such Liens could be imposed.
(h) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (ii) is party to any agreement relating to the apportionment, sharing, assignment or allocation of Taxes (other than (x) an agreement solely between or among the Company and/or one or more of its Subsidiaries or (y) ordinary course commercial agreements that are not primarily related to Taxes), (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any similar provision of state, local or non-U.S. law or (iv) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee, successor by Contract (other than (x) a Contract solely between or among the Company and/or one or more of its Subsidiaries or (y) leases or loan agreements that are not primarily related to Taxes) or otherwise.

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (1) any change in method of accounting occurring prior to the Closing pursuant to Section 481 of the Code (or any similar provision of state, local, or foreign Applicable Law), (2) any installment sale or open transaction made prior to Closing, (3) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, provincial, local or foreign Applicable Law) entered into prior to or existing as of immediately prior to the Closing, (4) any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, (5) any deferred revenue or prepaid amount received or paid prior to the Closing outside of the ordinary course of business, or (6) any election pursuant to Section 108(i) of the Code.
(j) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(k) No jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return has asserted in writing a claim that has not been resolved to the effect that the Company or such Subsidiary is subject to Taxes or required to file Tax Returns in such jurisdiction.
(l) Neither the Company nor any Subsidiary of the Company has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a Pandemic Response Law.
(m) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely (i) to prevent the Merger from qualifying for the Intended Tax Treatment, (ii) to cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code, or (iii) to prevent or impede the Company from being able to deliver the executed Company Tax Certificate at Closing. As of the date of this Agreement, the Company believes it will be able to provide the Company Tax Certificate at the Closing.
Section 4.17 Employees and Employee Benefit Plans.
(a) Section 4.17(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan and each Company Employee Plan that is subject to ERISA. For each material Company Employee Plan and each Company Employee Plan that is subject to ERISA, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and material written interpretations thereof, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service Forms 5500, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan, and (vi) all documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority during the past year.
(b) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has, during the last six years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.
(c) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service

Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, each trust created under any such Company Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.
(d) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, and (ii) each Company Employee Plan is fully funded in accordance with its terms and all Applicable Laws and generally accepted actuarial principles and practices. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, no claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC.
(e) Except as provided under this Agreement or pursuant to Applicable Law, with respect to each director, officer, or employee (including each former director, officer, or employee) of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan, (iii) contractually limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any Company Employee Plan or (iv) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(f) Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, or employee (including any former director, officer, or employee) of the Company or any of its Subsidiaries (other than coverage mandated by Applicable Law).
(g) Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.
(h) With respect to any Company Employee Plan for the benefit of Company employees or dependents thereof who perform services or who are employed outside of the United States (a “Non-U.S. Plan”), except as has not had, individually or in the aggregate, a Company Material Adverse Effect: (i) if required to have been approved by any non-U.S. Governmental Authority (or permitted to have been approved to obtain any beneficial Tax or other status), such Non-U.S. Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (ii) if intended to be funded and/or book reserved, such Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iii) no material liability exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Non-U.S. Plan; and (iv) the financial statements of such Non-U.S. Plan (if any) accurately reflect such Non-U.S. Plan’s liabilities.
Section 4.18 Labor Matters.
(a) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2018 have been, in material compliance with all Applicable Laws relating to labor and employment matters, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(b) Neither the Company nor any of its Subsidiaries is, or from January 1, 2018 to the date of this Agreement has been, a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or any other similar agreement with any labor organization, labor union or other employee representative, and, to the Company’s knowledge, from January 1, 2018 through the date of this Agreement, there has not been any organizational campaign, card solicitation, petition or other unionization or similar activity seeking recognition of a collective bargaining or similar unit relating to any director, officer, or employee of the Company or any of its Subsidiaries. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) there are no Unfair Labor Practice (as defined in the National Labors Relations Act) complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, or employee (including any former director, officer, or employee) of the Company or any of its Subsidiaries with respect to the Company or its Subsidiaries, and (ii) since January 1, 2018 there has not been, and there is, no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.
(c) Since January 1, 2018, the Company and its Subsidiaries have not entered into any agreement with any works council, labor union, or similar labor organization that would require the Company to obtain the consent of, or provide advance notice, to such works council, labor union or similar labor organization of the transactions contemplated by this Agreement.
(d) To the Company’s knowledge, in the last three (3) years, (i) no material allegations of sexual harassment have been made against any officer of the Company or any of its Subsidiaries, and (ii) the Company and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment or misconduct by an officer of the Company or any of its Subsidiaries.
Section 4.19 Intellectual Property.
(a) The Company has made available to Parent a true and complete list, as of the date of this Agreement, of all Registered Intellectual Property that is Company Intellectual Property (the “Company Registered IP”). Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) each item of Company Registered IP is legally, beneficially and solely owned by the Company or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), (ii) no Registered Intellectual Property owned by the Company or any of its Subsidiaries has lapsed, expired, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Registered Intellectual Property, except where the Company has made a reasonable business decision to not maintain such Registered Intellectual Property, (iii) none of the Company Registered IP that has issued or become registered has subsequently been adjudged invalid or unenforceable, (iv) all Company Registered IP is subsisting, and if registered to the knowledge of the Company, not invalid or unenforceable. There is no interference, nullification, reissue, reexamination, derivation, opposition, cancellation or similar proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Company Registered IP (other than ordinary course proceedings with patent, trademark and copyright offices related to the application for, or renewal of, any item of Company Registered IP).
(b) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company Intellectual Property and the Company Licensed Intellectual Property constitute all of the material Intellectual Property Rights necessary to develop, manufacture or sell each material Company Product as currently researched, tested, developed, commercialized, manufactured, sold or distributed by the Company and its Subsidiaries as of the date of this Agreement.
(c) None of the material Company Intellectual Property is subject to any Order, claim, action, proceeding, suit or, to the knowledge of the Company, investigation pending or, to the knowledge of the Company, threatened, naming the Company or any of its Subsidiaries materially and adversely affecting the use thereof or rights thereto by or of the Company or any of its Subsidiaries. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect and to the knowledge of the Company,

(i) the operation of the business of the Company or any of its Subsidiaries does not infringe, misappropriate or otherwise violate and has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any Third Party and (ii) to the knowledge of the Company, as of the date of this Agreement no Third Party has infringed, misappropriated or otherwise violated any material Company Intellectual Property or any Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries and material to the development, manufacture or sale of a Company Product.
(d) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries at all times have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Company Intellectual Property (except for any Company Intellectual Property whose value would not reasonably be expected to be impaired in a material respect by disclosure), and to the knowledge of the Company, there have been no material unauthorized uses or disclosures of any such Trade Secrets.
(e) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, (A) the Company and its Subsidiaries have complied with any and all obligations to the extent applicable pursuant to the Bayh-Dole Act, 35 U.S.C. § 200–212, with respect to any Patents included in the Company Registered IP (“Company Patents”) that cover or are practiced by a Company Product, and (B) no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to invent, create or develop any inventions that are the subject of any Company Patents and that cover or are practiced by a Company Product, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or institution any ownership interest in or material claim against such Company Patents and are practiced by a Company Product. The Company and its Subsidiaries have not received any grants, incentives, exemptions or subsidies from, and do not have any outstanding grants, incentives, exemptions or subsidies granted to (or transferred to, assigned to or purchased by) the Company or any of its Subsidiaries by, the Government of the State of Israel or any Governmental Authority thereof or any non-Israeli Governmental Authority, including grants from the Israel Innovation Authority (formerly known as the Office of the Chief Scientist) of the Ministry of Economy of Israel.
(f) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect (as defined below in this Section 4.19(f)), neither the Company nor any of its Subsidiaries is party to any Contracts which, solely as a result of the consummation of the transactions contemplated by this Agreement, would grant to any Third Party any right to any material Intellectual Property Rights (other than Company Intellectual Property) owned by, or licensed to, Parent or any of its Affiliates. Solely for purposes of determining satisfaction of the conditions set forth in Section 8.02(b)(iv) with respect to this Section 4.19(f), “Company Material Adverse Effect” shall take into account any consequences to Parent or any of its Affiliates.
(g) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have obtained from all current or former employees, officers, consultants and contractors who have created or developed material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries, valid assignments of such parties’ rights in such Intellectual Property Rights to the Company or one of its Subsidiaries, to the extent permitted by Applicable Law, or the Company and its Subsidiaries otherwise own such Intellectual Property Rights by operation of law. All Israeli employees of the Company and its Subsidiaries have expressly waived any right or claim to receive additional compensation, royalties, commissions or other payments under Section 134 of the Israeli Patent Law – 1967 or any other similar provision under any Applicable Law. All amounts payable by the Company to any former and current Israeli employee, consultant, director and officer for the research, development, conception or reduction to practice of any of the applicable Company Intellectual Property, have been paid in full.
(h) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, all collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing by or on behalf of the Company and any of its Subsidiaries of Personal Data are and have been in material compliance with all applicable Privacy Legal Requirements and Privacy Commitments. Neither the Company nor any of its Subsidiaries has received any written notice alleging any material violation by the Company or any of its Subsidiaries of any Privacy Legal Requirement or Privacy

Commitments, nor, to the knowledge of the Company, has the Company or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have been or are currently: (a) under audit or investigation by any authority, or (b) subject to any third party notification, claim, demand, audit or action in relation to Personal Data. Neither the Company nor any of its Subsidiaries has received any material written complaint by any Person with respect to the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing of Personal Data by the Company or any of its Subsidiaries. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries implements and maintains commercially reasonable written policies and procedures with respect to technical, organizational, administrative, and physical safeguards adequate to protect Personal Data against any unauthorized use, access or disclosure, and (ii) to the knowledge of the Company, there has been no unauthorized use, access or disclosure of Personal Data.
(i) The Company and its Subsidiaries have in place policies and procedures for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Data by the Company and its Subsidiaries that comply with Privacy Legal Requirements. No circumstance has arisen in which Privacy Legal Requirements would require the Company or any of its Subsidiaries to notify a Person or Governmental Authority of a data security breach or security incident.
(j) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, (i) the Company and its Subsidiaries at all times have implemented and maintained commercially reasonable written policies and procedures with respect to technical, organizational, administrative, and physical safeguards adequate to protect the security, confidentiality, integrity and availability of Trade Secrets, Personal Data and information technology systems of the Company and its Subsidiaries, (ii) there have been no security breaches in the information technology systems of the Company nor any of its Subsidiaries, and (iii) there have been no material disruptions in any such information technology systems, that adversely affected the operations of the business of the Company or any of its Subsidiaries.
(k) Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, any transfer of Personal Data in connection with the transactions contemplated by this Agreement (including the Merger) will not violate in any material respect any applicable Privacy Legal Requirement or Privacy Commitment.
Section 4.20 Properties. Neither the Company nor its Subsidiaries own, or ever have owned, any real property. Section 4.20 of the Company Disclosure Schedule sets forth a true and complete list of each material lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any material real property for the benefit of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have valid leasehold interests in such real property, free and clear of all Liens, except for Permitted Liens. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (a) each such lease is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and in full force and effect and enforceable in accordance with its terms against the Company or any of its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof), (b) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any such lease, and (c) neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under any such lease.
Section 4.21 Environmental Matters. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect: (a) since January 1, 2018, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that relates to, or arises under, any Environmental Law,

Environmental Permit or Hazardous Substance; and (b) the Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all Environmental Permits required under any Environmental Law. The Company has no material liability under any Environmental Law.
Section 4.22 FCPA; Anti-Corruption; Sanctions.
(a) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, manager, employee, agent or representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, in the last five years, in connection with the business of the Company or any of its Subsidiaries, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable).
(b) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or pending or, to the knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries relating to applicable Bribery Legislation, including the FCPA.
(c) The Company and each of its Subsidiaries has instituted policies and procedures reasonably designed to promote compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.
(d) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, managers or employees (i) is a Sanctioned Person, (ii) has, in the last five years, engaged in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in violation of applicable Sanctions Law or (iii) has, in the last five years, violated, or engaged in any unlawful conduct under, any Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation of such a violation or unlawful conduct.
Section 4.23 Insurance. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience (taking into account what is customary and adequate for companies of similar size in the industries and locations in which the Company operates), is adequate for the businesses and operations of the Company and its Subsidiaries. Section 4.23 of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Such policies are in full force and effect and all premiums due thereon have been paid, and neither the Company nor any of its Subsidiaries is in breach or default of any such policy. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.
Section 4.24 Transactions with Affiliates. To the knowledge of the Company, since January 1, 2018, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents.
Section 4.25 Antitakeover Statutes. The Board of Directors of the Company has taken all actions so that the restrictions set forth in Section 203 of the DGCL or any other Takeover Laws will not apply to the execution, delivery or performance of this Agreement, the Merger, the Company Voting Agreement, the Parent Voting Agreement or any of the transactions contemplated hereby. There is no stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement or plan in effect to which the Company is a party or is otherwise bound.
Section 4.26 Opinion of Financial Advisor. Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”), has delivered to the Board of Directors of the Company its oral opinion, to be confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based on and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Company Common Stock. A written copy of such opinion shall be delivered within two Business Days to Parent after the date of this Agreement for informational purposes only.
Section 4.27 Finders’ Fees. Except for Torreya Partners LLC and Duff & Phelps, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any finders or similar fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 4.28 No Other Representations and Warranties. Except for the representations and warranties made by the Company in this Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 10.05 and the introduction to this Article IV) and in the certificate to be delivered by the Company pursuant to Section 8.02(c), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 10.05 and the introduction to Article V) and the certificate to be delivered by Parent pursuant to Section 8.03(d), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or any of its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. The Company specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding anything to the contrary, the foregoing acknowledgment and agreement shall not limit, in any way, the representations or warranties made by the Company in this Article IV or the rights of Parent and Merger Sub in the event of actual and intentional fraud.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Subject to Section 10.05, except (a) as disclosed in any Parent Public Document filed or furnished and publicly available since January 1, 2020 and prior to the date that was one Business Day prior to the date of this Agreement (only to the extent that the relevance of any disclosure in such Parent Public Document is reasonably apparent as to matters which are a subject of such representation or warranty, and other than any matters required to be disclosed for purposes of Section 5.02 (Corporate Authorization) or Section 5.05 (Capitalization), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Parent Disclosure Schedule) or (b) as set forth in the Parent’s Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company that:
Section 5.01 Corporate Existence and Power.Parent is a public limited company duly incorporated and validly existing under the laws of England and Wales, and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted, except where the failure to have such power or authority would not reasonably be expected to, individually or in the aggregate, (a) have a Parent Material Adverse Effect or (b) prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger. Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, individually or in the aggregate, a Parent Material Adverse Effect. Parent indirectly owns all of the outstanding shares of capital stock of Merger Sub. Merger Sub has not, since the date of its incorporation engaged in any activities other than (i) in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or as expressly contemplated by this Agreement or (ii) those incident or related to its incorporation. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the memorandum and articles of association of Parent (the “Parent Organizational Documents”).
Section 5.02 Corporate Authorization.
(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement are within the corporate powers and authority of Parent and Merger Sub and, except for the Parent Shareholder Approval and the adoption of this Agreement by the sole stockholder of Merger Sub, have been duly authorized by all necessary corporate action on the part of the shareholders of Parent and the stockholder of Merger Sub. The affirmative vote of at least a majority of the votes cast, in the case of the Parent Share Issuance Approval, and the affirmative vote of at least seventy five percent (75%) of the votes cast, in the case of the Parent Board Size Approval, in each case by the holders of outstanding Parent Ordinary Shares at a duly convened and held meeting of Parent’s shareholders at which a quorum is present approving the resolution granting the Parent Share Issuance Approval and the Parent Board Size Approval, respectively, are the only votes of Parent’s shareholders necessary in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid, legal and binding agreement of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).
(b) At a meeting duly convened and held, the Board of Directors of Parent resolved (i) that this Agreement and the Merger would most likely promote the success of Parent for the benefit of its shareholders as a whole, (ii) that the Parent Share Issuance Approval and the Parent Board Size Approval be put to Parent’s shareholders at a meeting of Parent’s shareholders, and (iii) to recommend that Parent’s shareholders vote in favor of the Parent Share Issuance Approval and the Parent Board Size Approval (such recommendation, the “Parent Board Recommendation”).
(c) The Board of Directors of Merger Sub has adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Merger Sub and its stockholder, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that the approval and adoption of this Agreement be submitted to a vote of its stockholder, and (iv) recommending approval and adoption of this Agreement by its stockholder.
Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the CA 2006, the DTRs, the MAR, the FSMA, the U.K. Code or the rules of Nasdaq or the AIM Rules and (d) any other actions, Consents or Filings the absence of which (i) has not had, individually or in the aggregate, a Parent Material Adverse Effect or (ii) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger.
Section 5.04 Non-contravention. Assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Shareholder Approval, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents or the certificate of incorporation or bylaws of Merger Sub, (b) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding on Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger.
Section 5.05 Capitalization.
(a) As of the close of business on May 3, 2021, there were issued (A) 183,593,296 Parent Ordinary Shares (of which 4,208,314 shares were held in treasury), including shares underlying Parent ADSs, (B) warrants to purchase Parent Ordinary Shares (“Parent Warrants”) with respect to an aggregate of 8,966,520 Parent Ordinary Shares, (C) convertible notes exercisable with respect to an aggregate of 48,343,750 Parent Ordinary Shares, (D) contingent value rights with respect to future events, as disclosed in Section 5.05(a) of the Parent Disclosure Schedule, (E) options to purchase Parent Ordinary Shares (“Parent Stock Options”) with respect to an aggregate of 27,304,867 Parent Ordinary Shares and (F) 1,960,570 Parent Ordinary Shares were subject to restricted stock unit awards representing the right to acquire Parent Ordinary Shares (“Parent RSU Awards”). When issued and delivered in accordance with the terms of this Agreement, the Parent ADSs issued as part of the Merger Consideration will have been validly issued in accordance with the terms of, and will entitle the holders thereof to the rights specified in, the Deposit Agreement and will be fully paid and nonassessable and the issuance thereof will be free of preemptive rights. Subject to the Parent Shareholder Approval being obtained, Parent will have authority to issue the Parent Ordinary Shares represented by such Parent ADSs and, when issued and delivered in accordance with the terms of this Agreement, such Parent Ordinary Shares will have been validly issued and will be fully paid and the issuance thereof will be free of preemptive rights. Except as set forth in this Section 5.05(a), as of the close of business on May 3, 2021, there are no issued, reserved for issuance or outstanding Equity Securities of Parent.
(b) All of the issued and outstanding share capital or other Equity Securities of Parent have been, and all share capital of Parent that may be issued pursuant to any employee stock option or other compensation plan or arrangement, Parent Warrants, or other convertible Equity Securities will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable (where such concept is applicable under Applicable Law) and free of preemptive rights. No Subsidiary of Parent owns any share capital of Parent (other than any such shares owned by Subsidiaries of Parent in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). Except as set forth in Section 5.05(a), there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent have the right to vote. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Parent. Other than the Parent Voting Agreement, neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, of any Equity Securities of Parent or any of its Subsidiaries.
Section 5.06 Subsidiaries.
(a) Section 5.06 of the Parent Disclosure Schedule sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation. Each Subsidiary of Parent is a corporation or other entity duly incorporated or organized, validly existing and in good standing (except to the extent such concept is not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) under the laws of its jurisdiction of incorporation, formation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those jurisdictions where failure to be so duly incorporated or organized, validly existing and in good standing or to have such power or authority has not had, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, individually or in the aggregate, a Parent Material Adverse Effect.
(b) All of the issued and outstanding capital stock or other Equity Securities of each Subsidiary of Parent have been validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) and are owned by Parent, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Law) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than transfer restrictions under Applicable Law or under the organizational documents of such Subsidiary). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Parent. Except for the capital stock or other Equity Securities of its Subsidiaries and publicly traded securities held for investment that do not exceed five percent (5%) of the outstanding securities of any entity, Parent does not own, directly or indirectly, any capital stock or other Equity Securities of, or any membership, partnership, joint venture or other equity or voting interest in, any Person.
Section 5.07 SEC Filings and the Sarbanes-Oxley Act.
(a) Since July 8, 2020 (the “Parent US IPO Date”), Parent has (i) timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”), (ii) timely notified all annual accounts, half yearly reports and notifications required to be notified in accordance with the AIM Rules (collectively, together with any other information incorporated therein, the “Parent Non-SEC Documents” and the Parent Non-SEC Documents together with the Parent SEC Documents, the “Parent Public Documents”) and (iii) complied in all material respects with its disclosure obligations under Article 17 of the MAR. No Subsidiary of Parent is required to file, furnish or submit any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.
(b) As of its filing or publication date (or, if amended or superseded by a filing or publication prior to the date of this Agreement, on the date of such amended or superseding filing or publication), the Parent Public Documents filed, published or furnished prior to the date of this Agreement complied, and each Parent Public Document filed, published or furnished subsequent to the date of this Agreement (assuming, in the case of each of the Form F-4, the Parent Announcement and the Parent Circular, the Company’s compliance with Section 7.02(f)) will comply, in all material respects with the applicable requirements of Nasdaq, the AIM Rules, the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act and the CA 2006, as the case may be.
(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed or furnished prior to the date of this Agreement did not, and each Parent SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Form F-4, the Company’s compliance with Section 7.02(f)) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d) Each statement of fact contained in a Parent Non-SEC Document notified prior to the date of this Agreement was as at its notification date (or, if amended or superseded by a notification prior to the date of this Agreement, on the date of such amended or superseding notification), and each Parent Non-SEC Document notified on or subsequent to entry into this Agreement (assuming, in the case of each of the Parent Announcement and the Parent Circular and any other notification containing information with respect to the Company and/or its Subsidiaries referred to in Section 7.02(f)), the Company’s compliance with Section 7.02(f) will be, true and accurate in all material respects and not misleading (whether by omission or otherwise) and each statement of opinion, belief, intention or expectation therein is (or will when notified be) given in good faith after due and careful consideration and enquiry of the relevant circumstances, based on reasonable assumptions and capable of being properly supported.
(e) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer (or other principal financial and accounting officer), or general counsel of Parent, the Board of Directors of Parent or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by Applicable Law.
(f) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, Parent is, and since the Parent US IPO Date has been, in compliance with (A) the applicable provisions of the Sarbanes-Oxley Act and the CA 2006, (B) the applicable AIM Rules and (C) the applicable listing and corporate governance rules and regulations of Nasdaq.
(g) Parent currently maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) that are designed to provide reasonable assurance that all information required to be disclosed in Parent’s reports filed under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, the CA 2006, the MAR and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of Parent and the principal financial officer of Parent to make the certifications required under the 1934 Act with respect to such reports.
(h) Parent and its Subsidiaries currently maintain a system of internal controls designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with IFRS, and Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. A true, correct and complete summary of any such disclosures made by management to Parent’s auditors and audit committee is set forth as Section 5.07(h) of the Parent Disclosure Schedule.
(i) Since the Parent US IPO Date, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq.
Section 5.08 Financial Statements and Financial Matters.
(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent Public Documents (or, if any such Parent Public Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Parent Public Document) (i) present fairly in all material respects, in conformity with IFRS applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements), (ii) comply as to form in all material respects with applicable accounting requirements and Applicable Law with respect thereto and (iii) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, which are maintained in all material respects in accordance with IFRS (to the extent applicable) and any other applicable legal and accounting requirements and are true and complete in all material respects.
(b) Since January 1, 2018, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by IFRS, SEC rule or policy or Applicable Law.
(c) Since January 1, 2018, Parent has not received written notice from the SEC, the FRC, Companies House or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC, the FRC, Companies House or any other Governmental Authority.
Section 5.09 Absence of Certain Changes. Since the Parent Balance Sheet Date through the date of this Agreement: (a) except as related to this Agreement and the transactions contemplated hereby, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice; (b) there has not been any Parent Material Adverse Effect; (c) there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of any of the covenants set forth in Section 6.02(b)(i), (ii), (vi), (vii), (xi) or (xiii) (or solely with respect to the foregoing clauses, Section 6.02(b)(xviii)); and (d) neither Parent nor any of its Subsidiaries has experienced any business interruptions arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly.
Section 5.10 No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever (including as a result of COVID-19 or any COVID-19 Measures), whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by IFRS to be reflected on the consolidated balance sheet of Parent and its Subsidiaries, other than (a) liabilities or obligations disclosed or provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date that are not material to Parent and its Subsidiaries, taken as a whole, or (c) liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under Contracts binding on Parent or any of its Subsidiaries (except to the extent such liabilities arose or resulted from a breach or a default of such Contract). There are no “off-balance sheet” arrangements of any type pursuant to any “off-balance sheet” arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.
Section 5.11 Litigation. There is no Action pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, any present or, to the knowledge of the Parent, former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of Parent or any of its Subsidiaries, before (or, in the case of threatened claims, actions, suits, investigations or proceedings, that would be before) any Governmental Authority, (a) that has had, individually or in the aggregate, a Parent Material Adverse Effect or (b) that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger. There is no Order outstanding (or, to the knowledge of Parent, threatened) against or affecting Parent, any of its Subsidiaries, any present or, to the knowledge of the Parent, former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of Parent or any of its Subsidiaries that (i) has had, individually or in the aggregate, a Parent Material Adverse Effect or (ii) individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger.

Section 5.12 Permits. Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all material governmental licenses and Consents necessary for the operation of their respective businesses (the “Parent Permits”). Parent and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with the terms of the Parent Permits. There is no Action pending or, to the knowledge of Parent, threatened that seeks the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit, nor would any such revocation, cancellation, termination, non-renewal or adverse modification result from the consummation of the transactions contemplated hereby.
Section 5.13 Compliance with Laws. To the knowledge of Parent, Parent and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with all Applicable Laws. To the knowledge of Parent, neither Parent nor any of its Subsidiaries has received, since January 1, 2019, a notice or other written communication alleging or relating to a possible material violation of any Applicable Law.
Section 5.14 Regulatory Matters.
(a) Except as set forth on Section 5.14(a) of the Parent Disclosure Schedule, (i) each of Parent and its Subsidiaries is in material compliance and since January 1, 2019 has been in material compliance with all Health Care Laws applicable to it and (ii) to the knowledge of Parent, none of Parent or any of its Subsidiaries has received any written communication or has been subject to any Action (other than routine FDA inspections) since January 1, 2019 from a Governmental Authority that alleges that it is not in compliance with any Health Care Law, except in the case of the immediately foregoing clauses (i) and (ii) where any noncompliance has not had, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth on Section 5.14(a) of the Parent Disclosure Schedule, (i) none of Parent or any of its Subsidiaries is party to and has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority, and (ii) to the knowledge of Parent, none of Parent or any of its Subsidiaries, or any of their employees, officers or directors, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or has been convicted of any crime or is subject to any Action by any Governmental Authority or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension or exclusion.
(b) To the knowledge of Parent, each of Parent and its Subsidiaries has, maintains and is operating in material compliance with all Health Care Permits, and all such Health Care Permits are valid, subsisting and in full force and effect, except where the failure to have, maintain or operate in compliance with the Health Care Permits has not had, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, each of Parent and its Subsidiaries has fulfilled and performed all of its material obligations with respect to the Health Care Permits, and to the knowledge of Parent, no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any Health Care Permit, except where the failure to so fulfill or perform, or the occurrence of such event, has not had, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, there is no Action pending or threatened in writing that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Health Care Permit other than those that have not had, individually or in the aggregate, a Parent Material Adverse Effect.
(c) To the knowledge of Parent, except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Health Care Permit relating to any of Parent and its Subsidiaries, its business and Parent Products, when submitted to the FDA, DEA, EMA or other Governmental Authority were true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information and data have been submitted to the FDA, DEA, EMA or other Governmental Authority.
(d) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2019, none of Parent or any of its Subsidiaries has had any Parent Product or manufacturing site subject to a Governmental Authority (including FDA, DEA or EMA) shut down or import or export prohibition, and has not received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make changes to a product candidate, or similar correspondence or written notice from the FDA, DEA, EMA or other Governmental Authority alleging or asserting noncompliance with any applicable Health Care Law, Health Care Permit or such requests or requirements of a Governmental Authority.
(e) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by any of Parent and its Subsidiaries or in which any of Parent and its Subsidiaries, or any of the Parent Products have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all Applicable Laws, including, but not limited to, the Federal Food, Drug, and Cosmetic Act and its applicable implementing regulations, and (ii) no investigational new drug application filed by or on behalf of any of Parent and its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Authority has commenced, or, to the knowledge of Parent, threatened to commence, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of any of Parent and its Subsidiaries.
(f) None of Parent or any of its Subsidiaries is the subject of any pending or, to the knowledge of Parent, threatened investigation in respect of it or the Parent Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Parent has provided the Company with accurate and complete copies of all Health Care Permits and correspondence with any Governmental Authority related to all Parent Products.
Section 5.15 Material Contracts.
(a) Section 5.15 of the Parent Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which Parent or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which Parent or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Parent Material Contract”):
(i) any Contract (or series of related Contracts), including any manufacturing or supply agreement, but excluding any distribution agreement or clinical regulatory agreement, (A) that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to Parent or any of its Subsidiaries in an amount having an expected value in excess of $5,000,000 in a fiscal year or (B) relating to capital expenditures or commitments in excess of $3,000,000 in the aggregate;
(ii) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise) in the three (3) years preceding the date hereof, of assets or securities by or from any Person or any business, other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice, including any such Contract that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out,” contingent value rights or other contingent payment or value obligations) that would involve or may reasonably be expected to require the receipt or making of payments or the issuance of any Equity Securities of Parent or any of its Subsidiaries;
(iii) any Contract with a Governmental Authority, which results or has resulted in any material grant or loan or aid pursuant to a stimulus or government grant program or otherwise from a Governmental Authority;
(iv) any material Contract other than exclusive distributor agreements and employee agreements that (A) limits or purports to limit, in any material respect, the freedom of Parent or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area, (B) contains material exclusivity or “most favored nation” obligations or restrictions or (C) contains any other provisions that restrict the ability of Parent or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any Parent Product, directly or indirectly through Third Parties, in any material respect;
(v) any Contract relating to third-party indebtedness for borrowed money (including under any short-term financing facility) in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset of Parent or any of its Subsidiaries) other than any Contract exclusively between or among Parent and any of its wholly owned Subsidiaries;
(vi) any Contract restricting the payment of dividends or the making of distributions in respect of any Equity Securities of Parent or any of its Subsidiaries or the repurchase or redemption of, any Equity Securities of Parent or any of its Subsidiaries;
(vii) any material joint venture, profit-sharing, partnership, collaboration, co-promotion, research, development, license or other similar agreement;
(viii) any material Contract with any Person (A) pursuant to which Parent or any of its Subsidiaries may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which Parent or any of its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any Parent Product or any material Intellectual Property Rights, excluding any distributor agreements or service agreements;
(ix) any lease or sublease for material real or personal property;
(x) all material Contracts pursuant to which Parent or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property Rights (other than licenses to commercially available software, including off-the-shelf software) or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Parent Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice);
(xi) any “single source” supply Contract pursuant to which goods or materials that are not commodities and that are material to the business of Parent and its Subsidiaries are supplied to Parent or any of its Subsidiaries from an exclusive source;
(xii) any Contracts, or other transactions with any (A) record, excluding employment agreements for directors and officers, or to the knowledge of Parent, beneficial owner of five percent (5%) or more of the voting securities of Parent, or (B) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or beneficial owner;
(xiii) any material Contract involving the settlement of any Action or threatened Action (or series of related Actions);
(xiv) any settlement agreements by Parent or any of its Subsidiaries with Taxing Authorities; and
(xv) any other Contract required to be filed by Parent pursuant to Item 601(b)(10) of Regulation S-K or disclosed by Parent on a Current Report on Form 8-K.
(b) Each Parent Material Contract is, subject to the Bankruptcy and Equity Exceptions, (i) a valid and binding obligation of Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with its respective terms against Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto (in each case except for such Parent Material Contract that terminates or is terminated after the date of this Agreement in accordance with its respective terms, other than as a result of a default or breach by Parent or any of its Subsidiaries of any of the provisions thereof), except as has not had, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no Person is seeking to terminate, or challenging the validity or enforceability of, any Parent

Material Contract, except as has not had, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Parent nor any of its Subsidiaries has received notice that it has violated or defaulted under, any Parent Material Contract, except as would not have had, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of each Parent Material Contract, including all amendments thereto.
(c) Neither Parent nor any of its Subsidiaries has received any notices seeking (i) to excuse a Third Party’s non-performance, or delay a Third Party’s performance, under existing Parent Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.
Section 5.16 Taxes. Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect:
(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by Parent or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all Tax Returns that have been filed with a Taxing Authority are true, correct and complete in all respects.
(b) Each of Parent and its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and owing (whether or not shown on any Tax Return), except for Taxes being contested in good faith pursuant to appropriate procedures for which an adequate reserve has been established on the books and records of Parent or its applicable Subsidiary.
(c) Each of Parent and its Subsidiaries has duly and timely withheld all Taxes required to be withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for payment when due.
(d) There is no audit, claim, action, suit, proceeding or other investigation pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of Taxes and there is no Tax deficiency outstanding, proposed or assessed against Parent or any Subsidiary of Parent.
(e) Neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still in effect, and no power of attorney that has been granted by Parent or any Subsidiary of Parent with respect to a Tax matter is currently in effect.
(f) During the two year period ending on the date of this Agreement, Parent was not a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify for tax-free treatment under Section 355 of the Code.
(g) There are no Liens for Taxes (other than Permitted Liens) on any of the assets of Parent or any of its Subsidiaries and no circumstances as a result of which any such Liens could be imposed.
(h) Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (ii) is party to any agreement relating to the apportionment, sharing, assignment or allocation of Taxes (other than (x) an agreement solely between or among Parent and/or one or more of its Subsidiaries or (y) ordinary course commercial agreements that are not primarily related to Taxes), (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any similar provision of state, local or non-U.S. law or (iv) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee, successor by Contract (other than (x) a Contract solely between or among Parent and/or one or more of its Subsidiaries or (y) leases or loan agreements that are not primarily related to Taxes) or otherwise.
(i) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof)

beginning after the Closing Date as a result of (1) any change in method of accounting occurring prior to the Closing pursuant to Section 481 of the Code (or any similar provision of state, local, or foreign Applicable Law), (2) any installment sale or open transaction made prior to Closing, (3) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, provincial, local or foreign Applicable Law) entered into prior to or existing as of immediately prior to the Closing, (4) any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, (5) any deferred revenue or prepaid amount received or paid prior to the Closing outside of the ordinary course of business, or (6) any election pursuant to Section 108(i) of the Code.
(j) Neither Parent nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(k) No jurisdiction in which Parent or any of its Subsidiaries does not file a Tax Return has asserted in writing a claim that has not been resolved to the effect that Parent or such Subsidiary is subject to Taxes or required to file Tax Returns in such jurisdiction.
(l) Neither Parent nor any Subsidiary of Parent has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a Pandemic Response Law.
(m) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely (i) to prevent the Merger from qualifying for the Intended Tax Treatment, (ii) to cause the stockholders of Parent (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code or (iii) to prevent or impede Parent from being able to deliver the executed Parent Tax Certificate at Closing. As of the date of this Agreement, Parent believes it will be able to provide the Parent Tax Certificate at the Closing.
Section 5.17 Employees and Employee Benefit Plans.
(a) Neither Parent nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has, during the last six years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.
(b) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of Parent, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, each trust created under any such Parent Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.
(c) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, and (ii) each Parent Plan is fully funded in accordance with its terms and all Applicable Laws and generally accepted actuarial principles and practices. Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, no claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to Parent’s knowledge, is threatened against or reasonably expected to involve, any Parent Employee Plan before any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC.
(d) Except as provided under this Agreement or pursuant to Applicable Law, with respect to each director, officer, or employee (including each former director, officer, or employee) of Parent or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Parent Employee Plan, (iii) contractually limit or restrict the right of Parent or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any Parent Employee Plan or (iv) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(e) Neither Parent nor any of its Subsidiaries has any current or projected liability for, and no Parent Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, or employee (including any former director, officer, or employee) of Parent or any of its Subsidiaries (other than coverage mandated by Applicable Law).
(f) Neither Parent nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.
(g) With respect to any Parent Employee Plan for the benefit of Parent employees or dependents thereof who perform services or who are employed outside of the United States (a “Non-U.S. Parent Plan”), except as has not had, individually or in the aggregate, a Parent Material Adverse Effect: (i) if required to have been approved by any non-U.S. Governmental Authority (or permitted to have been approved to obtain any beneficial Tax or other status), such Non-U.S. Parent Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of Parent, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (ii) if intended to be funded and/or book reserved, such Non-U.S. Parent Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iii) no material liability exists or reasonably could be imposed upon the assets of Parent or any of its Subsidiaries by reason of such Non-U.S. Plan; and (iv) the financial statements of such Non-U.S. Parent Plan (if any) accurately reflect such Non-U.S. Plan’s Parent liabilities.
Section 5.18 Labor Matters.
(a) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since January 1, 2018 have been, in material compliance with all Applicable Laws relating to labor and employment matters, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.
(b) Neither Parent nor any of its Subsidiaries is, or from January 1, 2018 to the date of this Agreement has been, a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or any other similar agreement with any labor organization, labor union or other employee representative, and, to Parent’s knowledge, from January 1, 2018 through the date of this Agreement, there has not been any organizational campaign, card solicitation, petition or other unionization or similar activity seeking recognition of a collective bargaining or similar unit relating to any director, officer, or employee of Parent or any of its Subsidiaries. Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (i) there are no Unfair Labor Practice (as defined in the National Labors Relations Act) complaints pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, or employee (including any former director, officer, or employee) of Parent or any of its Subsidiaries with respect to Parent or its Subsidiaries, and (ii) since January 1, 2018 there has not been, and there is, no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Parent’s knowledge, threatened against or affecting Parent or any of its Subsidiaries.
(c) Since January 1, 2018, Parent and its Subsidiaries have not entered into any agreement with any works council, labor union, or similar labor organization that would require Parent to obtain the consent of, or provide advance notice, to such works council, labor union or similar labor organization of the transactions contemplated by this Agreement.

(d) To Parent’s knowledge, in the last three (3) years, (i) no material allegations of sexual harassment have been made against any officer of Parent or any of its Subsidiaries, and (ii) Parent and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment or misconduct by an officer of Parent or any of its Subsidiaries.
Section 5.19 Intellectual Property.
(a) Parent has made available to the Company a true and complete list, as of the date of this Agreement, of all Registered Intellectual Property that is Parent Intellectual Property (the “Parent Registered IP”). Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, (i) each item of Parent Registered IP is legally, beneficially and solely owned by Parent or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), (ii) no Registered Intellectual Property owned by Parent or any of its Subsidiaries has lapsed, expired, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Registered Intellectual Property, except where Parent has made a reasonable business decision to not maintain such Registered Intellectual Property, (iii) none of the Parent Registered IP that has issued or become registered has subsequently been adjudged invalid or unenforceable, (iv) all Parent Registered IP is subsisting, and if registered to the knowledge of Parent, not invalid or unenforceable. There is no interference, nullification, reissue, reexamination, derivation, opposition, cancellation or similar proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Parent Registered IP (other than ordinary course proceedings with patent, trademark and copyright offices related to the application for, or renewal of, any item of Parent Registered IP).
(b) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Intellectual Property and the Parent Licensed Intellectual Property constitute all of the material Intellectual Property Rights necessary to develop, manufacture or sell each material Parent Product as currently researched, tested, developed, commercialized, manufactured, sold or distributed by Parent and its Subsidiaries as of the date of this Agreement.
(c) None of the material Parent Intellectual Property is subject to any Order, claim, action, proceeding, suit or, to the knowledge of Parent, investigation pending or, to the knowledge of Parent, threatened, naming Parent or any of its Subsidiaries materially and adversely affecting the use thereof or rights thereto by or of Parent or any of its Subsidiaries. Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect and to the knowledge of Parent, (i) the operation of the business of Parent or any of its Subsidiaries does not infringe, misappropriate or otherwise violate and has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any Third Party and (ii) to the knowledge of Parent, as of the date of this Agreement no Third Party has infringed, misappropriated or otherwise violated any material Parent Intellectual Property or any Intellectual Property Rights exclusively licensed to Parent or any of its Subsidiaries and material to the development, manufacture or sale of a Parent Product.
(d) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries at all times have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Parent Intellectual Property (except for any Parent Intellectual Property whose value would not reasonably be expected to be impaired in a material respect by disclosure), and to the knowledge of Parent, there have been no material unauthorized uses or disclosures of any such Trade Secrets.
(e) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, (A) Parent and its Subsidiaries have complied with any and all obligations to the extent applicable pursuant to the Bayh-Dole Act, 35 U.S.C. § 200–212, with respect to any Patents included in the Parent Registered IP (“Parent Patents”) that cover or are practiced by a Parent Product, and (B) no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to invent, create or develop any inventions that are the subject of any Parent Patents and that cover or are practiced by a Parent Product, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or institution any ownership interest in or material claim against such Parent Patents and are practiced by a Parent Product.

(f) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect (as defined below in this Section 5.19(f)), neither Parent nor any of its Subsidiaries is party to any Contracts which, solely as a result of the consummation of the transactions contemplated by this Agreement, would grant to any Third Party any right to any material Intellectual Property Rights (other than Parent Intellectual Property) owned by, or licensed to, the Company or any of its Affiliates. Solely for purposes of determining satisfaction of the conditions set forth in Section 8.03(b)(iv) with respect to this Section 4.19(f), “Parent Material Adverse Effect” shall take into account any consequences to the Company or any of its Affiliates.
(g) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have obtained from all current or former employees, officers, consultants and contractors who have created or developed material Intellectual Property Rights for or on behalf of Parent or any of its Subsidiaries, valid assignments of such parties’ rights in such Intellectual Property Rights to Parent or one of its Subsidiaries, to the extent permitted by Applicable Law, or Parent and its Subsidiaries otherwise own such Intellectual Property Rights by operation of law.
(h) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, all collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing by or on behalf of Parent and any of its Subsidiaries of Personal Data are and have been in material compliance with all applicable Privacy Legal Requirements and Privacy Commitments. Neither Parent nor any of its Subsidiaries has received any written notice alleging any material violation by Parent or any of its Subsidiaries of any Privacy Legal Requirement or Privacy Commitments, nor, to the knowledge of Parent, has Parent or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority. To the knowledge of Parent, neither Parent nor any of its Subsidiaries have been or are currently: (a) under audit or investigation by any authority, or (b) subject to any third party notification, claim, demand, audit or action in relation to Personal Data. Neither Parent nor any of its Subsidiaries has received any material written complaint by any Person with respect to the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing of Personal Data by Parent or any of its Subsidiaries. Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries implements and maintains commercially reasonable written policies and procedures with respect to technical, organizational, administrative, and physical safeguards adequate to protect Personal Data against any unauthorized use, access or disclosure, and (ii) to the knowledge of Parent, there has been no unauthorized use, access or disclosure of Personal Data.
(i) Parent and its Subsidiaries have in place policies and procedures for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Data by Parent and its Subsidiaries that comply with Privacy Legal Requirements. No circumstance has arisen in which Privacy Legal Requirements would require Parent or any of its Subsidiaries to notify a Person or Governmental Authority of a data security breach or security incident.
(j) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, (i) Parent and its Subsidiaries at all times have implemented and maintained commercially reasonable written policies and procedures with respect to technical, organizational, administrative, and physical safeguards adequate to protect the security, confidentiality, integrity and availability of Trade Secrets, Personal Data and information technology systems of Parent and its Subsidiaries, (ii) there have been no security breaches in the information technology systems of Parent nor any of its Subsidiaries, and (iii) there have been no material disruptions in any such information technology systems, that adversely affected the operations of the business of Parent or any of its Subsidiaries.
(k) Except as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, any transfer of Personal Data in connection with the transactions contemplated by this Agreement (including the Merger) will not violate in any material respect any applicable Privacy Legal Requirement or Privacy Commitment.
Section 5.20 Properties. Section 5.20 of the Parent Disclosure Schedule sets forth a true and complete list of each material lease, sublease or license under which Parent or any of its Subsidiaries leases, subleases or licenses any material real property for the benefit of Parent or any of its Subsidiaries. Each of Parent and its Subsidiaries has good, valid and marketable fee simple title to, or has valid leasehold interests in, all real property of Parent or any such Subsidiary (as applicable), free and clear of all Liens, except for Permitted Liens. Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, (a) each lease, sublease or license under which Parent or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of Parent or a Subsidiary of Parent (as the case may be) and in full force and effect and enforceable in accordance with its terms against Parent or any of its Subsidiaries (as the case may be) and, to the knowledge of Parent, each of the other parties thereto (except for such leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by Parent or any of its Subsidiaries of any of the provisions thereof), (b) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any such lease, and (c) neither Parent nor any of its Subsidiaries has received written notice that it has violated or defaulted under any such lease.
Section 5.21 Environmental Matters. Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect: (a) since January 1, 2018, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the knowledge of Parent, threatened by any Governmental Authority or other Person relating to Parent or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance; and (b) Parent and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all Environmental Permits required under any Environmental Law. Parent has no material liability under any Environmental Law.
Section 5.22 FCPA; Anti-Corruption; Sanctions.
(a) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, manager, employee, agent or representative of Parent or any of its Subsidiaries, in each case acting on behalf of Parent or any of its Subsidiaries, has, in the last five years, in connection with the business of Parent or any of its Subsidiaries, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable).
(b) Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, manager or employee of Parent or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or pending or, to the knowledge of Parent, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving Parent or any of its Subsidiaries relating to applicable Bribery Legislation, including the FCPA.
(c) Parent and each of its Subsidiaries has instituted policies and procedures reasonably designed to promote compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.
(d) Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries, nor, to the knowledge of Parent, any of their respective directors, managers or employees (i) is a Sanctioned Person, (ii) has, in the last five years, engaged in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Parent or any of its Subsidiaries in violation of applicable Sanctions Law or (iii) has, in the last five years, violated, or engaged in any unlawful conduct under, any Sanctions Law, nor to the knowledge of Parent, been the subject of an investigation or allegation of such a violation or unlawful conduct.
Section 5.23 Insurance. Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as Parent reasonably believes, based on past experience (taking into account what is customary and adequate for companies of similar size in the industries and locations in which Parent operates), is adequate for the businesses and operations of Parent and its Subsidiaries. Section 5.23 of the Parent Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Parent or any of its Subsidiaries, or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Such policies are in full force and effect and all premiums due thereon have been paid, and neither Parent nor any of its Subsidiaries is in breach or default of any such policy. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. Neither Parent nor any of its Subsidiaries has made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.
Section 5.24 Transactions with Affiliates. To the knowledge of Parent, since January 1, 2018, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Parent SEC Documents.
Section 5.25 Antitakeover Statutes. The Board of Directors of Parent has taken all actions so that the restrictions set forth in any Takeover Laws will not apply to the execution, delivery or performance of this Agreement, the Merger, the Company Voting Agreement, the Parent Voting Agreement or any of the transactions contemplated hereby. There is no stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement or plan in effect to which Parent is a party or is otherwise bound.
Section 5.26 Finders’ Fees. Except for Moelis & Company LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any finders or similar fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 5.27 No Other Representations and Warranties. Except for the representations and warranties made by Parent in this Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 10.05 and the introduction to this Article V) and in the certificate to be delivered by Parent pursuant to Section 8.03(d), neither Parent nor any other Person (including Merger Sub) makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or any of its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties made by the Company in Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 10.05 and the introduction to Article IV) and in the certificate to be delivered by the Company pursuant to Section 8.02(d), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Each of Parent and Merger Sub specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding anything to the contrary, the foregoing acknowledgment and agreement shall not limit, in any way, the representations or warranties made by Parent and Merger Sub in this Article V or the rights of the Company in the event of actual and intentional fraud.

ARTICLE VI.
COVENANTS RELATING TO THE CONDUCT OF THE BUSINESSES
Section 6.01 Conduct of the Company.
(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (i) as prohibited or required by Applicable Law, (ii) as a result of COVID-19 Measures, (iii) as set forth in Section 6.01 of the Company Disclosure Schedule, or (iv) as otherwise required or expressly contemplated by this Agreement, unless Parent shall have given its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice and to preserve intact its business organization, keep available the services of its employees who are integral to the operation of the business as presently conducted and maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other Third Parties with whom it has material business relations; provided, that no action by the Company or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 6.01(b)(i) through Section 6.01(b)(xxii) shall be a breach of this sentence.
(b) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:
(i) adopt any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Company Organizational Documents);
(ii) (A) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than inventory acquired in the ordinary course of business consistent with past practice, (B) effect or be a party to any merger, consolidation, business combination, liquidation, dissolution, recapitalization or restructuring or (C) form any new Subsidiary of the Company;
(iii) (A) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries), (B) amend any term or alter any rights of any of the outstanding Equity Securities of the Company, (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other Equity Securities, (D) enter into any Contract with respect to the voting or registration of any Equity Securities of the Company or (E) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities or any Equity Securities of any Subsidiary of the Company, other than repurchases of shares of Company Common Stock in connection with the exercise of Company Stock Options or the vesting or settlement of Company RSU Awards (including in satisfaction of any amounts required to be deducted or withheld under Applicable Law), in each case outstanding as of the date of this Agreement or granted following this Agreement in accordance herewith, in each case in accordance with the present terms of such Company Equity Awards;
(iv) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, or authorize the issuance, delivery, sale, grant, pledge or other encumbrance of, any shares of its capital stock or any other Equity Securities (including, for the avoidance of doubt, any Company Stock Options or other equity awards), other than (A) the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants or the vesting or settlement of shares of Company RSU Awards that are, in each case, outstanding as of the date of this Agreement in accordance with the terms thereof, (B) the issuance of shares of Company Common Stock on the exercise of purchase rights under the Company ESPP in accordance with Section 2.06(d) or (C) with respect to Equity Securities of any Subsidiary of the Company, in connection with transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries;

(v) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any not materially in excess of the capital expenditures expressly contemplated by the capital expenditure budget of the Company and its Subsidiaries made available to Parent prior to the date of this Agreement;
(vi) sell, lease, license, transfer or otherwise dispose of any Subsidiary or any division thereof or of the Company or any assets, securities or property (in each case, other than Intellectual Property Rights, which are addressed in Section 6.01(b)(xviii)), other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;
(vii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances, capital contributions or investments (A) by the Company to or in, as applicable, one or more of its wholly owned Subsidiaries or (B) by any Subsidiary of the Company to or in, as applicable, the Company or any wholly owned Subsidiary of the Company;
(viii) incur, assume, guarantee, repurchase, otherwise become liable for or prepay any indebtedness for borrowed money or issue or sell any debt securities or any options, warrants or other rights to acquire debt securities (in each case, whether, directly or indirectly, on a contingent basis or otherwise) or forgive any loans to the directors, officers or employees of the Company or any of its Subsidiaries;
(ix) terminate, renew, extend or in any material respect modify or amend any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract) or waive, release or assign any material right or claim thereunder, or enter into any Contract that would constitute a Company Material Contract if entered into prior to the date of this Agreement;
(x) enter into any new lease that would constitute a Company Material Contract or amend the terms of any lease that constitutes a Company Material Contract;
(xi) terminate, suspend, abrogate, amend or let lapse any material Company Permit in a materially adverse manner to the Company or any of its Subsidiaries;
(xii) except as required by Company Employee Plans as in effect as of the date of this Agreement, (A) grant any change in control, severance, retention or termination pay to (or amend any existing change in control, severance, retention or termination pay arrangement with) any of their respective directors, officers, employees, or individual consultants (including former directors, officers, employees, or individual consultants), (B) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Company Employee Plan, (C) establish, adopt or amend any Company Employee Plan or labor agreement, (D) increase the compensation, bonus opportunity or other benefits payable to any of their respective directors, officers, or employees (including former directors, officers, or employees), (E) hire or terminate without cause any director, officer or employee holding a title above Vice President, (F) increase the total number of employees of the Company and its Subsidiaries by more than the amounts contemplated by the Company’s operating plan as of the date hereof or (G) terminate (other than for cause) the employment of any employees of the Company or any of its Subsidiaries if doing so would result in, individually or together with all other such terminations, any material severance or termination payments or costs;
(xiii) (A) change any method of financial accounting or financial accounting principles or practices, except for any such change required by a change in GAAP or Applicable Law, or revalue any of its material assets, or (B) change in any material respect its practices related to the collection of accounts receivable or the payment of accounts payables outside the ordinary course of business or otherwise in a manner not permitted by the terms thereof;
(xiv) enter into any new line of business outside of its existing business;
(xv) (A) make, change or revoke any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) enter into any material closing agreement with respect to Taxes, (E) settle or surrender or otherwise concede, terminate or resolve any material Tax claim, audit, investigation or assessment for an amount in excess of $1.0 million individually or $3.0 million in the aggregate, (F) amend any material Tax Returns or (G) apply for a ruling from any Taxing Authority;
(xvi) commence, settle or compromise any Action involving or against the Company or any of its Subsidiaries (including any Action involving or against any employee, officer or director of the Company or any of its Subsidiaries in their capacities as such); provided, that this clause (xv) shall not apply with respect to any Action in respect of Taxes (which shall be governed exclusively by Section 6.01(b)(xv)) or brought by the stockholders of the Company against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, including the Merger (which shall be governed exclusively by Section 7.11);
(xvii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement, (B) cancel any material Indebtedness owed to the Company or any of its Subsidiaries, or (C) waive, release, grant or transfer any right of material value;
(xviii) (A) license or grant any rights under, sell, transfer or otherwise dispose of any material Company Intellectual Property, or (B) permit any Company Registered IP to lapse, expire or become abandoned prior to the end of the applicable term of such Company Registered IP, except where the Company has made a reasonable business decision to not maintain such item of Company Registered IP, in each case, consistent with past practice;
(xix)  (A) materially reduce the amount of any material insurance coverage provided by existing insurance policies or (B) fail to maintain in full force and effect insurance coverage materially consistent with past practice;
(xx) take any action (other than any action required by this Agreement) or knowingly fail to take any action (other than any action required by this Agreement) where such action or failure to act could reasonably be expected to (A) prevent or impede the Merger from qualifying for the Intended Tax Treatment, (B) cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code, or (C) prevent or impede the Company from being able to deliver the executed Company Tax Certificate at Closing;
(xxi) take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or
(xxii) authorize, agree, resolve, commit or propose to do any of the foregoing.
(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ businesses or operations, other than after the Closing.
Section 6.02 Conduct of Parent.
(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (i) as prohibited or required by Applicable Law, (ii) as a result of COVID-19 Measures, (iii) as set forth in Section 6.02 of the Parent Disclosure Schedule, or (iv) as otherwise required or expressly contemplated by this Agreement, unless the Company shall have given its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice and to preserve intact its business organization keep available the services of its employees who are integral to the operation of the business as presently conducted and maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other Third Parties with whom it has material business relations; provided, that no action by Parent or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 6.02(b)(i) through Section 6.02(b)(xii) shall be a breach of this sentence.

(b) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 6.02 of the Parent Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:
(i) adopt or propose any change (A) to the Parent Organizational Documents that would adversely impact the rights of the holders of the Parent Ordinary Shares or the holders of the Parent ADSs, or (B) the organizational documents of Merger Sub;
(ii) other than in the ordinary course of business, (A) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than inventory acquired in the ordinary course of business consistent with past practice, or (B) effect or be a party to any merger, consolidation, business combination, liquidation, dissolution, recapitalization or restructuring;
(iii) (A) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among Parent and one or more of its wholly owned Subsidiaries or (2) solely among Parent’s wholly owned Subsidiaries), (B) amend any term or alter any rights of any of the outstanding Equity Securities of Parent, (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other Equity Securities, (D) enter into any Contract with respect to the voting or registration of any Equity Securities of Parent or (E) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities or any Equity Securities of any Subsidiary of Parent, other than repurchases of (1) Parent Ordinary Shares or Parent ADSs (whether directly by Parent or by a third party employee benefit trust funded by Parent) in connection with the exercise, vesting or settlement of Parent Equity Awards (including in satisfaction of any amounts required to be deducted or withheld under Applicable Law), in each case outstanding as of the date of this Agreement in accordance with the present terms of such Parent Equity Awards or granted after the date of this Agreement to the extent permitted by this Agreement, or (2) Parent Warrants or any other convertible Equity Securities of Parent in accordance with the terms thereof;
(iv) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, or authorize the issuance, delivery, sale, pledge or other encumbrance of, any shares of its capital stock or any other Equity Securities, other than (A) the issuance of any shares of Parent Ordinary Shares upon the exercise, vesting or settlement of Parent Equity Awards or the exercise of Parent Warrants or any other convertible Equity Securities of Parent, (B) the grant of Parent Equity Awards to employees, directors or individual independent contractors of Parent or any of its Subsidiaries pursuant to Parent’s equity compensation plans in the ordinary course of business, (C) in connection with the allotment of the Parent Consideration Shares and/or the issuance of Parent ADSs in connection with the Merger (the “Parent ADS Issuance”) or (D) putting to Parent’s shareholders at the annual general meeting of Parent’s shareholders, and the passing of, customary resolutions in relation to Parent’s share capital;
(v) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any not materially in excess of the capital expenditures expressly contemplated by the capital expenditure budget of Parent and its Subsidiaries made available to the Company prior to the date of this Agreement;
(vi) sell, lease, license, transfer or otherwise dispose of any Subsidiary or any division thereof or of Parent or any assets, securities or property, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;
(vii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances, capital contributions or investments (A) by Parent to or in, as applicable one or more of its wholly owned Subsidiaries or (B) by any Subsidiary of Parent to or in, as applicable, Parent or any wholly owned Subsidiary of Parent;

(viii) incur, assume, guarantee, repurchase, otherwise become liable for or prepay any indebtedness for borrowed money or issue or sell any debt securities or any options, warrants or other rights to acquire debt securities (in each case, whether, directly or indirectly, on a contingent basis or otherwise), or forgive any loans to the directors, officers or employees of Parent or any of its Subsidiaries;
(ix) enter into any new lease that would constitute a Parent Material Contract or amend the terms of any lease that constitutes a Parent Material Contract;
(x) terminate, suspend, abrogate, amend or let lapse any material Parent Permit in a materially adverse manner to Parent or any of its Subsidiaries;
(xi) change any method of financial accounting or financial accounting principles or practices, except for any such change required by a change in IFRS or Applicable Law, or revalue any of its material assets;
(xii) enter into any new line of business outside of its existing business;
(xiii) (A) make, change or revoke any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) enter into any material closing agreement with respect to Taxes, (E) settle or surrender or otherwise concede, terminate or resolve any material Tax claim, audit, investigation or assessment for an amount in excess of $1.0 million individually or $3.0 million in the aggregate, (F) amend any material Tax Returns or (G) apply for a ruling from any Taxing Authority;
(xiv) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement, (B) cancel any material Indebtedness owed to Parent or any of its Subsidiaries, or (C) waive, release, grant or transfer any right of material value in each case for an amount in excess of $1,000,000 individually or $2,500,000 in the aggregate;
(xv) (A) materially reduce the amount of any material insurance coverage provided by existing insurance policies or (B) fail to maintain in full force and effect insurance coverage materially consistent with past practices;
(xvi) take any action (other than any action required by this Agreement) or knowingly fail to take any action (other than any action prohibited by this Agreement) where such action or failure to act could reasonably be expected to (A) prevent or impede the Merger from qualifying for the Intended Tax Treatment, (B) cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code, or (C) prevent or impede Parent from being able to deliver the executed Parent Tax Certificate at Closing;
(xvii) take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or
(xviii) authorize, agree, resolve, commit or propose to do any of the foregoing.
(c) Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ businesses or operations.
Section 6.03 No Solicitation by the Company.
(a) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations, if any, with any Third Party conducted prior to or ongoing as of the date of this Agreement with respect to any actual or potential (including if such discussions or negotiations were for the purpose of soliciting any) Company Acquisition Proposal or Company Inquiry and shall use its reasonable best efforts to cause any such Third Party (and any of its Representatives) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company in connection with such discussions or negotiations to return or destroy all such information.

(b) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as otherwise set forth in this Section 6.03, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives to not, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any Company Acquisition Proposal or any Company Inquiry, (ii) (A) enter into or participate in any discussions or negotiations regarding, (B) furnish to any Third Party any information, or (C) otherwise assist, participate in, knowingly facilitate or knowingly encourage any Third Party, in each case, in connection with or for the purpose of knowingly encouraging or facilitating, a Company Acquisition Proposal or a Company Inquiry, (iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Acquisition Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement with respect to a Company Acquisition Proposal or any Company Inquiry (provided, that nothing in this Agreement shall restrict the Company from waiving or releasing a standstill or similar obligation if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law), (v) (A) withdraw or qualify, amend or modify in any manner adverse to Parent or Merger Sub the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus or (C) recommend or declare advisable, adopt or approve or publicly propose to recommend or declare advisable, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (v), a “Company Adverse Recommendation Change”) or (vi) take any action to make any Takeover Laws inapplicable to any Third Party or any Company Acquisition Proposal.
(c) Notwithstanding the foregoing, if at any time prior to the receipt of the Company Stockholder Approval (the “Company Approval Time”), the Board of Directors of the Company receives a bona fide written Company Acquisition Proposal made after the date of this Agreement that has not resulted from a violation of this Section 6.03 and the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Acquisition Proposal is or is reasonably likely to lead to a Company Superior Proposal and, after consultation with its outside legal counsel, that failure to take the actions referred to in clause (A) and (B) below would be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company may (A) subject to compliance with this Section 6.03, engage in negotiations or discussions with such Third Party and (B) furnish to such Third Party and its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party.
(d) Nothing contained in this Agreement shall prevent the Company or the Board of Directors of the Company from (x) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act, or (y) making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided, that any such action or disclosure that constitutes a Company Adverse Recommendation Change shall be made only in compliance with the applicable provisions of this Section 6.03. A “stop, look and listen” disclosure pursuant to Rule 14d-9(f) under the 1934 Act in connection with a tender or exchange offer shall not constitute a Company Adverse Recommendation Change.
(e) The Company shall notify Parent as promptly as practicable (but in no event later than 48 hours after receipt) by the Company (or any of its Representatives) of any Company Acquisition Proposal or any Company Inquiry, which notice shall be provided in writing and shall identify the Third Party making, and the material terms and conditions of, any such Company Acquisition Proposal or Company Inquiry and include a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall thereafter (i) keep Parent informed, on a timely basis, of any material changes in the status and details (including of any amendment, development, discussion or negotiation) of any such Company Acquisition Proposal or Company Inquiry and (ii) as promptly as practicable (but in no event later than 48 hours after receipt) provide to Parent copies of any material written proposals, indications of interest or draft documentation (or, in the case of proposals or indications of interest delivered orally, shall provide to Parent a written summary of the material terms thereof) relating to the terms and conditions of such Company Acquisition Proposal or Company Inquiry provided to the Company or any of its Subsidiaries (as well as written summaries of any material oral communications relating to the terms and conditions of any Company Acquisition Proposal).
(f) Notwithstanding anything in this Agreement to the contrary, prior to the Company Approval Time, in response to a bona fide Company Acquisition Proposal that has not resulted from a violation of this Section 6.03 that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Company Superior Proposal, the Board of Directors of the Company may, subject to compliance with this Section 6.03(f), (i) make a Company Adverse Recommendation Change or (ii) terminate this Agreement in accordance with Section 9.01(d)(iii); provided, that (A) the Company shall first notify Parent in writing at least five Business Days before taking such action of its intention to take such action, which notice shall include an unredacted copy (if any) of the acquisition agreement and all other transaction documents relating thereto, (B) the Company shall, and shall cause its Representatives to, negotiate with Parent and its Representatives during such five Business Day notice period (to the extent Parent seeks to negotiate) regarding any adjustments proposed by Parent to the terms and conditions of this Agreement, (C) upon the end of such notice period, the Board of Directors of the Company shall have considered in good faith any revisions to the terms of this Agreement proposed by Parent, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the adjusted terms of this Agreement proposed by Parent were to be given effect and (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence each time (except that such notice period shall be reduced to two Business Days), during which time the Company shall be required to comply with the requirements of this Section 6.03(f) anew with respect to each such additional notice.
(g) Notwithstanding anything in this Agreement to the contrary, prior to the Company Approval Time, subject to compliance with this Section 6.03(g), the Board of Directors of the Company may effect a Company Adverse Recommendation Change in response or relating to a Company Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) the Company shall first notify Parent in writing at least five Business Days before taking such action of its intention to take such action, which notice shall include a reasonably detailed description of such Company Intervening Event, (ii) during such five Business Day period following such notice, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent (to the extent Parent seeks to negotiate) regarding any adjustments proposed by Parent to the terms and conditions of this Agreement, and (iii) the Board of Directors of the Company shall not effect any Company Adverse Recommendation Change involving or relating to a Company Intervening Event unless, after the five Business Day period described in the foregoing clause (ii), the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and taking into account any written commitment by Parent to amend the terms of this Agreement during such five Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.
Section 6.04 No Solicitation by Parent.
(a) Parent shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations, if any, with any Third Party conducted prior to or ongoing as of the date of this Agreement with respect to any actual or potential (including if such discussions or negotiations were for the purpose of soliciting any) Parent Acquisition Proposal or Parent Inquiry and shall use its reasonable best efforts to cause any such Third Party (and any of its Representatives) in possession of confidential information about Parent or any of its Subsidiaries that was furnished by or on behalf of Parent in connection with such discussions or negotiations to return or destroy all such information.

(b) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as otherwise set forth in this Section 6.04, Parent shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives to not, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any Parent Acquisition Proposal or any Parent Inquiry, (ii) (A) enter into or participate in any discussions or negotiations regarding, (B) furnish to any Third Party any information, or (C) otherwise assist, participate in, knowingly facilitate or knowingly encourage any Third Party, in each case, in connection with or for the purpose of knowingly encouraging or facilitating, a Parent Acquisition Proposal or a Parent Inquiry, (iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Parent Acquisition Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement with respect to a Parent Acquisition Proposal or any Parent Inquiry (provided, that nothing in this Agreement shall restrict Parent from waiving or releasing a standstill or similar obligation if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law), (v) (A) withdraw or qualify, amend or modify in any manner adverse to the Company the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Parent Circular or (C) recommend, adopt or approve or publicly propose to recommend or declare advisable, adopt or approve any Parent Acquisition Proposal (any of the foregoing in this clause (iv), a “Parent Adverse Recommendation Change”) or (vi) take any action to make any Takeover Laws inapplicable to any Third Party or any Parent Acquisition Proposal.
(c) Notwithstanding the foregoing, if at any time prior to the receipt of the Parent Shareholder Approval (the “Parent Approval Time”), the Board of Directors of Parent receives a bona fide written Parent Acquisition Proposal made after the date of this Agreement that has not resulted from a violation of this Section 6.04 and the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Parent Acquisition Proposal is or is reasonably likely to lead to a Parent Superior Proposal, and, after consultation with its outside legal counsel, that failure to take the actions referred to in clause (A) and (B) below would be inconsistent with the directors’ fiduciary duties under Applicable Law, then Parent may (A) subject to compliance with this Section 6.04, engage in negotiations or discussions with such Third Party and (B) furnish to such Third Party and its Representatives non-public information relating to Parent or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that all such non-public information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party.
(d) Nothing contained in this Agreement shall prevent Parent or the Board of Directors of Parent from (x) complying with either Rule 14e-2(a) under the 1934 Act or the U.K. Code, in each case, with regard to a Parent Acquisition Proposal, or (y) making any disclosure to the shareholders of Parent, if required by the UK Code, the UK Panel on Takeovers and Mergers, or otherwise if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided, that any such action or disclosure that constitutes a Parent Adverse Recommendation Change shall be made only in compliance with the applicable provisions of this Section 6.04. A “stop, look and listen” disclosure pursuant to Rule 14d-9(f) under the 1934 Act shall not constitute a Parent Adverse Recommendation Change.
(e) Parent shall notify the Company as promptly as practicable (but in no event later than 48 hours) after receipt by Parent (or any of its Representatives) of any Parent Acquisition Proposal or any Parent Inquiry, which notice shall be provided in writing and shall identify the Third Party making, and the material terms and conditions of, any such Parent Acquisition Proposal or Parent Inquiry and include a copy of any written proposal, offer or draft agreement provided by such Person. Parent shall thereafter (i) keep the Company informed, on a timely basis, of any material changes in the status and details (including of any amendment, development, discussion or negotiation) of any such Parent Acquisition Proposal or Parent Inquiry and (ii) as promptly as practicable (but in no event later than 48 hours after receipt) provide to the Company copies of any material proposals, indications of interest or draft documentation (or, in the case of proposals or indications of interest delivered orally, shall provide to the Company a written summary of the material terms thereof) relating to the terms and conditions of such Parent Acquisition Proposal or Parent Inquiry provided to Parent or any of its Subsidiaries (as well as written summaries of any material oral communications relating to the terms and conditions of any Parent Acquisition Proposal).
(f) Notwithstanding anything in this Agreement to the contrary, prior to the Parent Approval Time, in response to a bona fide Parent Acquisition Proposal that has not resulted from a violation of this Section 6.04 that the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Parent Superior Proposal, the Board of Directors of Parent may, subject to compliance with this Section 6.04, (i) make a Parent Adverse Recommendation Change or (ii) terminate this Agreement in accordance with Section 9.01(c)(iii); provided, that (A) Parent shall first notify the Company in writing at least five Business Days before taking such action of its intention to take such action, which notice shall include an unredacted copy (if any) of the acquisition agreement and all other transaction documents relating thereto, (B) Parent shall, and shall cause its Representatives to, negotiate with the Company and its Representatives during such five Business Day notice period (to the extent the Company seeks to negotiate) regarding any adjustments proposed by the Company to the terms and conditions of this Agreement, (C) upon the end of such notice period, the Board of Directors of Parent shall have considered in good faith any revisions to the terms of this Agreement proposed by the Company, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the Parent Superior Proposal would nevertheless continue to constitute a Parent Superior Proposal if the adjusted terms of the Agreement proposed by the Company were to be given effect and (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence each time (except that such notice period shall be reduced to two Business Days), during which time Parent shall be required to comply with the requirements of this Section 6.04(f) anew with respect to each such additional notice.
(g) Notwithstanding anything in this Agreement to the contrary, prior to the Parent Approval Time, subject to compliance with this Section 6.04(g), the Board of Directors of Parent may effect a Parent Adverse Recommendation Change in response or relating to a Parent Intervening Event if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) Parent shall first notify the Company in writing at least five Business Days before taking such action of its intention to take such action, which notice shall include a reasonably detailed description of such Parent Intervening Event, (ii) during such five Business Day period following such notice, Parent shall, and shall cause its Representatives to, negotiate in good faith with the Company (to the extent the Company seeks to negotiate) regarding any adjustments proposed by the Company to the terms and conditions of this Agreement, and (iii) the Board of Directors of Parent shall not effect any Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event unless, after the five Business Day period described in the foregoing clause (ii), the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and taking into account any written commitment by the Company to amend the terms of this Agreement during such five Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.
Section 6.05 Access to Information; Confidentiality.
(a) All information furnished pursuant to this Agreement shall be subject to the Confidentiality Agreement, dated as of February 4, 2021 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Confidentiality Agreement”), between Parent and the Company.
(b) On reasonable notice, during normal business hours and subject to and consistent with Applicable Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, in a manner so as to not unreasonably interfere with the normal business operations of the other Party, each Party shall, and shall cause its Subsidiaries to, (i) afford to the other Party and its Representatives reasonable access to its properties, assets, books, contracts, personnel and records, (ii) furnish promptly to the other Party all other documents, materials and information concerning its businesses, properties and personnel as the other Party may reasonably request and (iii) instruct its pertinent Representatives to reasonably cooperate with the other Party in its review of any such information provided or made available. No information or knowledge obtained in any review or investigation pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.
(c) Notwithstanding anything to the contrary in this Section 6.05, Section 7.01 or Section 7.02, none of the Company, Parent, nor any of their respective Subsidiaries shall be required to provide access to, disclose information to or assist or cooperate with the other Party, in each case if such access, disclosure, assistance or cooperation (i) would constitute a waiver of or, as reasonably determined based on the advice of outside counsel, jeopardize any attorney-client, attorney-work product or other similar privilege with respect to such information or (ii) would contravene any Applicable Law or Contract to which the applicable Party is a subject or bound; provided, that the Company and Parent shall, and each shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information as necessary to comply with any such Contract or to address reasonable attorney-client, work-product or other privilege concerns) and to provide such information as to the applicable matter as can be conveyed. Each of the Company and Parent may, as each reasonably deems advisable and necessary, designate any competitively sensitive material provided to the other under this Section 6.05 or Section 7.01 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the Parties may mutually propose and enter into, shall not be disclosed by such outside counsel to Representatives of the recipient unless express permission is obtained in advance from the disclosing Party or its legal counsel.
ARTICLE VII.
ADDITIONAL AGREEMENTS
Section 7.01 Reasonable Best Efforts; Filings.
(a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall, and each shall cause its Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and other transactions contemplated hereby as promptly as reasonably practicable, including (i) (A) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all Filings as are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby, (B) obtaining, as promptly as practicable, and thereafter maintaining, all Consents from any Governmental Authority that are necessary, proper or advisable to consummate the Merger or other transactions contemplated hereby, and complying with the terms and conditions of each Consent (including by supplying as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to the HSR Act or other applicable Antitrust Laws), (C) obtaining all required Consents from non-governmental Third Parties (including as required under any Company Material Contract), and (D) cooperating with the other Parties hereto in their efforts to comply with their obligations under this Agreement, including those described in this Section 7.01, and executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby and fully carry out the purposes of this Agreement, and (ii) (A) defending any Action, whether judicial or administrative, brought by any Governmental Authority or Third Party challenging this Agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or any of the other transactions contemplated hereby and (B) contesting any Order that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated hereby.
(b) Parent shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary Consent of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and lead all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law and (ii) control the defense and settlement of any litigation, action, suit, investigation or proceeding brought by or before any Governmental Authority that has authority to enforce any Antitrust Law, Parent shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing.

(c) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and each shall cause its Subsidiaries to, as promptly as practicable following the date of this Agreement, make all Filings with all Governmental Authorities that are necessary, proper or advisable under this Agreement or Applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby, including the notification and report form pursuant to the HSR Act, which shall be filed no later than ten Business Days from the date of this Agreement. In the event that the Company or Parent receives a request for information or documentary material pursuant to the HSR Act or any other Antitrust Law (a “Second Request”), each shall, and shall cause its respective Subsidiaries and Affiliates to, use reasonable best efforts (and shall cooperate with each other) to submit an appropriate response to such Second Request as promptly as reasonably practicable, and to make available their respective Representatives to, on reasonable request, any Governmental Authority in connection with (i) the preparation of any Filing made by or on their behalf to any Governmental Authority in connection with the Merger or any of the other transactions contemplated hereby or (ii) any Governmental Authority investigation, review or approval process. Parent shall pay the HSR filing fee.
(d) Subject to Applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement, each of the Company and Parent shall, and each shall cause its Subsidiaries to, cooperate and consult with each other in connection with the making of all Filings pursuant to this Section 7.01, and shall keep each other apprised on a current basis of the status of matters relating to the completion of the Merger and the other transactions contemplated hereby, including: (i) (A) as far in advance as practicable, notifying the other Party of, and providing the other Party with an opportunity to consult with respect to, any Filing or communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority other than a Taxing Authority (or any communication or inquiry it or any of its Subsidiaries intends to make with any Third Party in connection therewith) relating to the matters that are the subject of this Agreement, (B) providing the other Party and its counsel, prior to submitting any such Filing or making any such communication or inquiry, a reasonable opportunity to review, and considering in good faith the comments of the other Party and such other Party’s Representatives in connection with any such Filing, communication or inquiry, and (C) promptly following the submission of such Filing or making of such communication or inquiry, providing the other Party with a copy of any such Filing, communication or inquiry, if in written form, or, if in oral form, a summary of such communication or inquiry; (ii) as promptly as practicable following receipt, furnishing the other Party with a copy of any Filing or written communication or inquiry, or, if in oral form, a summary of any such communication or inquiry, it or any of its Subsidiaries receives from any Governmental Authority other than a Taxing Authority (or any communication or inquiry it receives from any Third Party in connection therewith) relating to matters that are the subject of this Agreement; and (iii) coordinating and reasonably cooperating with the other Party in exchanging such information and providing such other assistance as the other Party may reasonably request in connection with this Section 7.01. The Company, Parent or their respective Representatives shall notify and consult with the other Party in respect of any Filing or Action (including the settlement of any Action), or any inquiry, notice or other communication received from a Governmental Authority, regarding the Merger or any of the other transactions contemplated hereby and, to the extent permitted by such Governmental Authority, enable the other Party to participate in advance of any meeting or conference (including by telephone or videoconference) with any Governmental Authority other than a Taxing Authority, or any member of the staff of any such Governmental Authority with respect thereto.
(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent, the Company, the Surviving Corporation (assuming the consummation of the Merger) or any of their respective Subsidiaries, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the shares of Company Common Stock) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation (assuming the consummation of the Merger) or any of their respective Subsidiaries, in each case that is not conditioned upon, or that becomes effective prior to, the Closing or that is material to the business, financial condition or results of operations of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries shall agree to any of the actions or other matters contemplated by the first sentence in this Section 7.01(e) as applicable to the Company without the prior written consent of Parent.
(f) Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (1) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (2) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby or (3) materially delay the consummation of the transactions contemplated hereby.
Section 7.02 Certain Filings; SEC Matters.
(a) As promptly as practicable following the date of this Agreement, (i) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a Registration Statement on Form F-4 which shall include the Proxy Statement/Prospectus (together with all amendments and supplements thereto, the “Form F-4”) relating to the registration of the Parent ADSs and the Parent Ordinary Shares represented thereby to be issued to the stockholders of the Company pursuant to the Parent ADS Issuance, (ii) the Company shall prepare (with Parent’s reasonable cooperation) and file with the SEC a proxy statement relating to the Company Stockholder Meeting (together with all amendments and supplements thereto, the “Proxy Statement/Prospectus”) in preliminary form, (iii) if necessary, Parent shall prepare and shall cause the ADS Depositary to file with the SEC a Registration Statement on Form F-6 (together with all amendments and supplements thereto, the “Form F-6”) relating to the registration of the Parent ADSs to be issued to the stockholders of the Company pursuant to the Parent ADS Issuance, (iv) Parent shall prepare (with the Company’s reasonable cooperation) a shareholder circular relating to the Parent Shareholder Meeting (together with all amendments and supplements thereto, the “Parent Circular”). The Proxy Statement/Prospectus, the Form F-4 and, if applicable, the Form F-6 shall comply as to form in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and other Applicable Law, and the Parent Circular shall comply as to form in all material respects with the requirements of Applicable Law.
(b) The Company and Parent shall cooperate with each other and use their respective reasonable best efforts (i) to have the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing and (ii) to have the Form F-4 and, if applicable, the Form F-6 declared effective under the 1933 Act as promptly as practicable after their filing and keep the Form F-4 and, if applicable, Form F-6 effective for so long as necessary to consummate the Merger. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other Party and its counsel with copies of any written comments and advise the other Party and its counsel of any oral comments with respect to the Proxy Statement/Prospectus, the Form F-4 and, if applicable, the Form F-6 received by such Party or its counsel from the SEC or any other Governmental Authority, including any request from the SEC for amendments or supplements to the Proxy Statement/Prospectus, the Form F-4 or the Form F-6, and shall provide the other Party and its counsel with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC or any other Governmental Authority, on the other hand, related to the foregoing. Notwithstanding the foregoing, prior to filing the Form F-4 or, if applicable, the Form F-6 or mailing the Proxy Statement/Prospectus or Parent Circular (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Company Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02), or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall reasonably cooperate and provide the other Party and its counsel a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and consider in a commercially reasonable manner and in good faith the comments of the other Party or such other Party’s Representatives in connection with any such document or response. None of the Company, Parent or any of their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC or any member of the staff thereof in respect of the Proxy Statement/Prospectus, the Form F-4 or, if applicable, the Form F-6 unless it consults with the other Party and its counsel in advance and, to the extent permitted by the SEC, allows the other Party and its counsel to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form F-4 and, if applicable, the Form F-6, and the issuance of any stop order relating thereto or the suspension of the qualification of Parent ADSs or the Parent Ordinary Shares represented thereby for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(c) Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the 1933 Act, the 1934 Act, the DGCL, the CA 2006 and the rules of Nasdaq in connection with the filing and distribution of the Proxy Statement/Prospectus, the Form F-4, the Form F-6 (if applicable) and the Parent Circular, and the solicitation of proxies from the stockholders of the Company and the shareholders of Parent. Subject to Section 6.03, the Proxy Statement/Prospectus shall include the Company Board Recommendation, and, subject to Section 6.04, the Parent Circular shall include the Parent Board Recommendation.
(d) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Law and the rules and policies of Nasdaq and the SEC to enable the listing of the Parent ADSs being registered pursuant to the Form F-4 on Nasdaq no later than the Effective Time, subject to official notice of issuance. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
(e) Each of the Company and Parent shall, on request, furnish to the other all information, documents, submissions or comfort concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable Party) stockholders or shareholders (including the Required Information) and such other matters as may be reasonably necessary or advisable in connection with any statement, Filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or Nasdaq in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement/Prospectus, the Form F-4, the Form F-6 (if applicable) and the Parent Circular, in each case having due regard to the planned timing of publication of such document, the requirements of the CA 2006, the FSMA, the AIM Rules and any other Applicable Law; provided, that neither Party shall use any such information for any purposes other than those contemplated by this Agreement unless such Party obtains the prior written consent of the other. In addition, the Company shall use its reasonable best efforts to perform the conversion of its financial statements from GAAP to IFRS as part of its Required Information as soon as practicable after the date of this Agreement but no later than June 10, 2021. Each of the Company and Parent shall (i) use its reasonable best efforts to promptly provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements in connection with the preparation of the Proxy Statement/Prospectus, and Form F-4 and the Parent Circular, (ii) assist with due diligence and, in the case of the Company, provide such information as Parent may reasonably request to enable Parent to prepare verification materials in relation to the preparation of the Parent Circular and (iii) enter into any agreement or execute any letter (including representation letters and letters of comfort) or other document which is customary and/or necessary in connection with the preparation of the Proxy Statement/Prospectus, Form F-4 and the Parent Circular and, in each case, any amendment or supplement thereto or where such documents, information, and/or submissions are ancillary to the preparation of the Proxy Statement/Prospectus, the Form F-4 or the Parent Circular.
(f) Each of the Company and Parent covenants and agrees that the information with respect to it and its Subsidiaries that is provided by it, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Form F-4, the Proxy Statement/Prospectus or the Parent Circular will not (i) (A) in the case of the Form F-4, at the time the Form F-4 or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting, or (B) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) in the case of the Parent Circular, at the time the Parent Circular or any amendment or supplement thereto is first mailed to the shareholders of Parent and at the time of the Parent Shareholder Meeting, contains any statement of fact which is untrue or inaccurate in any material respect or misleading (whether by omission or otherwise) or any statement of opinion, belief, intention or expectation therein is not given in good faith after due and careful consideration and enquiry of the relevant circumstances, not based on reasonable assumptions or not capable of being properly supported.
(g) If at any time prior to the later of the Company Approval Time and the Parent Approval Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that (i) should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, or the Form F-4 or, if applicable, the Form F-6 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) constitutes a change or new matter that would require an amendment or a supplement to the Parent Circular under Applicable Law, the Party that discovers such information shall promptly notify the other Party hereto, and each Party shall use reasonable best efforts to, and reasonably cooperate with the other to, (where applicable) promptly prepare and file with the SEC an appropriate amendment or supplement describing such information and, to the extent required under Applicable Law, disseminate such amendment or supplement to the stockholders of the Company and/or the shareholders of Parent.
Section 7.03 Company Stockholder Meeting; Parent Shareholder Meeting.
(a) As promptly as practicable following the effectiveness of the Form F-4, the Company shall, in consultation with Parent, in accordance with Applicable Law and the Company Organizational Documents, (i) establish a record date for, duly call and give notice of a meeting of the stockholders of the Company for the sole purpose of voting on the adoption of this Agreement (the “Company Stockholder Meeting”) at which meeting the Company shall seek the Company Stockholder Approval (and will use reasonable best efforts to conduct “broker searches” in a manner to enable such record date to be held promptly following the effectiveness of the Form F-4), (ii) cause the Proxy Statement/Prospectus (and all other proxy materials for the Company Stockholder Meeting) to be mailed to its stockholders no later than five Business Days after the Proxy Statement/Prospectus is cleared by the SEC and (iii) duly convene and hold the Company Stockholder Meeting no later than forty-five (45) days after the Proxy Statement/Prospectus is mailed. Subject to Section 6.03, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Stockholder Approval to be received at the Company Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Company Stockholder Meeting. The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided, that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting (A) if such adjournment or postponement is necessary to allow additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Proxy Statement/Prospectus that the Board of Directors of the Company has determined (which determination and subsequent distribution shall be made as promptly as practicable) in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by the Company’s stockholders prior to the Company Stockholder Meeting (provided, that no such postponement or adjournment under this clause (2) may be to a date that is after the earlier of (I) the tenth Business Day before the End Date and (II) the tenth Business Day after the date of such distribution), (B) due to the absence of a quorum, or (C) if and to the extent such postponement or adjournment of the Company Stockholder Meeting is required to comply with Applicable Law as reasonably determined by the Company. Notwithstanding the foregoing, the Company may not, without the prior written consent of Parent, postpone or adjourn the Company Stockholder Meeting pursuant to clause (A)(1) or (B) of the immediately preceding sentence more than a total of two times and, on any single occasion, for a period of more than ten Business Days (unless, for a postponement or adjournment pursuant to clause (A)(2), as required by Applicable Law) or, if earlier, to a date that is after ten Business Days before the End Date. Without the prior written consent of Parent, the matters contemplated by the Company Stockholder

Approval shall be the only matters (other than matters of procedure and matters required by or advisable under Applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholder Meeting.
(b) Parent shall, in consultation with the Company, in accordance with Applicable Law and the Parent Organizational Documents, (i) establish a record date for, duly convene and give notice of a meeting of the shareholders of Parent (the “Parent Shareholder Meeting”) at which meeting the Parent Shareholder Approval is to be sought, (ii) cause the Parent Circular (and proxy form for the Parent Shareholder Meeting) to be mailed to its shareholders and (iii) duly hold the Parent Shareholder Meeting. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Shareholder Meeting to occur no later than the Company Stockholder Meeting. Subject to Section 6.04, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Shareholder Approval to be obtained at the Parent Shareholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Parent Shareholder Meeting. Parent shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay the Parent Shareholder Meeting; provided, that Parent may, without the prior written consent of the Company, adjourn or postpone the Parent Shareholder Meeting (A) if such adjournment or postponement is necessary to allow additional time to (1) solicit additional proxies necessary to obtain the Parent Shareholder Approval, or (2) distribute any supplement to the Parent Circular that the Board of Directors of Parent has determined (which determination and subsequent distribution shall be made as promptly as practicable) in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement to be reviewed by Parent’s shareholders prior to the Parent Shareholder Meeting (provided, that no such postponement or adjournment under this clause (2) may be to a date that is after the earlier of (I) the tenth Business Day before the End Date and (II) the tenth Business Day after the date of such distribution), (B) due to the absence of a quorum, or (C) if and to the extent such postponement or adjournment of the Company Stockholder Meeting is required to comply with Applicable Law as reasonably determined by Parent. Notwithstanding the foregoing, Parent may not, without the prior written consent of the Company, postpone or adjourn the Parent Shareholder Meeting pursuant to clause (A)(1) or (B) of the immediately preceding sentence more than a total of two times and, on any single occasion, for a period of more than ten Business Days (unless, for a postponement or adjournment pursuant to clause (A)(2), as required by Applicable Law) or, if earlier, to a date that is after ten Business Days before the End Date. Without the prior written consent of the Company, Parent shall not propose a vote by the shareholders of Parent at the Parent Shareholder Meeting on any matters that are inconsistent with or that would materially impede or delay the transactions contemplated hereby.
(c) Any Company Adverse Recommendation Change or Parent Adverse Recommendation Change notwithstanding, the obligations of the Company and Parent under Section 7.02 and this Section 7.03, including to call, give notice of and hold the Company Stockholder Meeting and the Parent Stockholder Meeting, shall continue in full force and effect unless this Agreement is validly terminated in accordance with Article IX.
Section 7.04 Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be in the form mutually agreed on by the Company and Parent prior to the execution of this Agreement. Following such initial press release, Parent and the Company shall consult with each other, and give each other a reasonable opportunity to review and comment upon (and consider in good faith any such comments), before issuing any additional press release or other public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association; provided, that the restrictions set forth in this Section 7.04 shall not apply to any release or public statement if the information contained therein substantially reiterates (or is consistent with) previous releases, public disclosures or public statements made in compliance with this Section 7.04. Notwithstanding the foregoing, the Parties acknowledge that, other than as set forth in Section 6.03 and Section 6.04, this Agreement, including this Section 7.04, shall not prohibit ordinary course non-public communications with Third Parties regarding the transactions contemplated by this Agreement. Notwithstanding the foregoing, the restrictions set forth in this

Section 7.04 shall not apply to any release, announcement or statement made or proposed to be made in connection with and related to: (a) an Adverse Recommendation Change; (b) any disclosures made in compliance with Section 6.03; or (c) any disclosures made in compliance with Section 6.04.
Section 7.05 Certain Tax Matters.
(a) Each of the Parties shall, and shall cause its respective Affiliates to, use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and shall not take, cause to take, or knowingly fail to take, and shall cause its Affiliates not to take, cause to take, or knowingly fail to take, any action that could reasonably be expected to (i) prevent or impede the Merger and the Contribution from qualifying for the Intended Tax Treatment or (ii) cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code. The Parties shall prepare and file all Tax Returns consistent with, and shall not take any position (whether on Tax Returns in Tax proceedings, or otherwise) inconsistent with such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a)(1) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
(b) Each of Parent and the Company shall use its reasonable best efforts and shall cooperate with one another to obtain the Tax Opinion. In connection with the foregoing, (x) Parent shall use its reasonable best efforts to deliver to Tax Counsel a representation letter dated as of the Closing Date (and, if requested, dated as of the date on which the Form F-4 shall have been declared effective by the SEC or such other date(s) as determined necessary pursuant to consultations between counsel to Parent and counsel to the Company in connection with the filing of the Form F-4 or its exhibits or the Proxy Statement/Prospectus) and signed by an officer of Parent containing appropriate representations determined to be necessary pursuant to consultations between counsel to Parent and counsel to the Company (the “Parent Tax Certificate”), and (y) the Company shall use its reasonable best efforts to deliver to Tax Counsel a representation letter dated as of the Closing Date (and, if requested, dated as of the date on which the Form F-4 shall have been declared effective by the SEC or such other date(s) as determined necessary pursuant to consultations between counsel to Parent and counsel to the Company in connection with the filing of the Form F-4 or its exhibits or the Proxy Statement/Prospectus) and signed by an officer of the Company containing appropriate representations determined to be necessary pursuant to consultations between counsel to Parent and counsel to the Company (the “Company Tax Certificate”). To effectuate the obligations of Parent and the Company pursuant to the preceding sentence, each of Parent and the Company shall use its reasonable best efforts to agree upon a form of the Parent Tax Certificate or the Company Tax Certificate, as applicable, within fifteen (15) days after the date of this Agreement.
(c) The Parties shall cooperate to, and Parent shall, and shall cause the Surviving Corporation to, (i) comply with the reporting requirements of Treasury Regulations Section 1.367(a)-3(c)(6), (ii) use commercially reasonable efforts to cooperate with any “five-percent (5%) transferee shareholder” of Parent within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), who certifies to Parent in writing that it is such a shareholder and furnishes to Parent documentation reasonably satisfactory to Parent supporting such certification, to enable such Person to enter into a valid gain recognition agreement under Treasury Regulations Section 1.367(a)-8 with respect to the Merger, and (iii) make arrangements with each “five-percent (5%) transferee shareholder” of Parent within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), if any, to ensure that such shareholder will be informed of any disposition of any property that would require the recognition of gain under such person’s gain recognition agreement entered into under Treasury Regulations Section 1.367(a)-8.
(d) The Company shall deliver to Parent at the Closing a properly executed and completed certification, in a form reasonably satisfactory to Parent, and that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by an executive officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” (as defined in Section 897(c)(1) of the Code), and a copy of the properly executed notification provided to the Internal Revenue Service regarding such certification, prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(e)
(i) If a Tax Law Change has occurred, each Party shall use its reasonable best efforts to negotiate in good faith with the other Party to restructure the transactions contemplated by this Agreement (including the composition of the Merger Consideration) in a manner so that the Parties reasonably determine in good faith (after consultation with counsel to Parent and counsel to the Company) that Parent would not be treated as a Domestic Corporation as a result of, or in connection with, the transactions contemplated by this Agreement as so restructured.
(ii) If the Parties agree upon a restructuring described in Section 7.05(e)(i), then, the Parties shall enter into an appropriate amendment to this Agreement to reflect such restructuring and shall cooperate to provide for such other changes as may be necessitated by such restructuring.
(iii) For the avoidance of doubt, any actions taken pursuant to this Section 7.05(e) shall not (i) alter the economic value of the Merger Consideration (determined without regard to any taxable gain recognized by each holder of Company Common Stock pursuant to Section 356(a) of the Code and Treasury Regulations Section 1.356-1(b)), (ii) prevent or impede the Merger and the Contribution (if the Contribution occurs) from qualifying for the Intended Tax Treatment, (iii) cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code, (iv) impose any material economic or other costs on Parent or the Company, or (v) materially delay the consummation of the Merger (other than as is required for any approval of such restructured transaction as mutually agreed by Parent and the Company), in the case of each of clauses (Y)(i), (ii), (iii), (iv) and (v), without the consent of each of the Company and Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 7.06 Employee Matters.
(a) From the Closing Date through the date that is 12 months following the Closing Date (the “Benefits Continuation Period”), the Surviving Corporation shall provide, and Parent shall cause the Surviving Corporation to provide, to each individual who is employed by the Company and its Subsidiaries immediately prior to the Effective Time, while such individual continues to be employed by the Surviving Corporation, Parent or any of Parent’s Subsidiaries (including Subsidiaries of the Surviving Corporation) during the Benefits Continuation Period (collectively, the “Affected Employees”) (i) a base salary or wage rate that is not less than the base salary or wage rate provided to such Affected Employee immediately prior to the Effective Time, (ii) target annual bonus and commission opportunities that are no less favorable than as provided to such Affected Employee immediately prior to the Effective Time, and (iii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to either, as determined by Parent, (A) such Affected Employee under the Company Employee Plans immediately prior to the Effective Time or (B) the employee benefits provided by Parent to its similarly-situated employees; provided, however, that no retention, change-in control or other special or non-recurring compensation or benefits provided prior to the Effective Time or any equity or other long-term incentives, defined benefit pension plans or post-employment welfare benefits shall be taken into account for purposes of this covenant.
(b) With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate on or after the Effective Time (the “New Company Plans”), Parent shall: (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any New Company Plan that is a health or welfare plan in which such Affected Employee may be eligible to participate after the Effective Time to the extent satisfied or waived under a comparable Company Employee Plan, (ii) recognize service of Affected Employees (to the extent credited by the Company or any of its Subsidiaries in any comparable Company Employee Plan) accrued prior to the Effective Time for all purposes under (but not for the purposes of benefit accrual under any defined benefit pension plan) any New Company Plan in which such Affected Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service, and (iii) if applicable, use commercially reasonable efforts to cause to be credited, in any New Company Plan that is a health plan in which Affected Employees participate, any deductibles or out-of-pocket expenses incurred by such Affected Employee and such Affected Employee’s beneficiaries and dependents during the portion of the calendar year in which such

Affected Employee first becomes eligible for the New Company Plan that occurs prior to such Affected Employee’s commencement of participation in such New Company Plan with the objective that there be no double counting during the first year of eligibility of such deductibles or out-of-pocket expenses.
(c) Parent hereby acknowledges that the consummation of the Merger constitutes a “change of control,” a “change in control” or a “sale event” (or a term of similar import) for purposes of any Company Employee Plan set forth on Section 4.17(a) of the Company Disclosure Schedule that contains a definition of “change of control,” a “change in control” or a “sale event” (or a term of similar import), as applicable; provided, however, that neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated hereby shall result in any “single trigger” vesting of any equity awards granted by the Company. Parent further agrees, and shall cause the Surviving Corporation or any applicable Subsidiary, to honor and abide by the terms of any severance and change in control plans, agreements and arrangements for the benefit of the Affected Employees that are in effect and have been listed on Section 4.17(a) of the Company Disclosure Schedule, unless otherwise agreed to between the applicable Affected Employee and Parent.
(d) Nothing contained in this Section 7.06 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Affected Employees, for any period of time following the Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Company Employee Plan, Parent Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan, Parent Employee Plan or any other employee benefit plan, program or policy in effect from time to time, or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).
Section 7.07 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act to be exempt under Rule 16b-3 promulgated under the 1934 Act.
Section 7.08 Stock Exchange Delisting. Each of the Company and Parent agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq and terminate its registration under the 1934 Act; provided, that such delisting and termination shall not be effective until the Effective Time.
Section 7.09 Listing Application. Parent shall promptly prepare and submit (a) to Nasdaq a listing application covering the Parent ADSs deliverable in connection with the Merger and to obtain, prior to the Effective Time, approval for the listing of such Parent ADSs, subject to official notice of issuance, and (b) to the London Stock Exchange an application for admission of the Parent Consideration Shares to trading on AIM, if applicable.
Section 7.10 State Takeover Statutes. Each of Parent and Merger Sub and the Company shall (a) take all action necessary so that no Takeover Law, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents, as applicable, is or becomes applicable to the Merger or any of the other transactions contemplated hereby, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Merger or any other transactions contemplated hereby, cooperate and grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
Section 7.11 Transaction Litigation.
(a) Subject to Applicable Law, each of the Company and Parent shall promptly notify the other of (i) any notice or other communication received from a Governmental Authority, subject to Section 7.01(d)

and (ii) any stockholder or shareholder demands or other Actions (including derivative claims) commenced against it, any of its Subsidiaries and/or its or any of its Subsidiaries’ respective directors or officers relating to this Agreement or any of the transactions contemplated hereby or any matters relating thereto (collectively, “Transaction Litigation”).
(b) Subject to Applicable Law and to the extent that the attorney-client privilege is not compromised or otherwise adversely affected, each of the Company and Parent shall keep the other Party informed regarding any Transaction Litigation (including by promptly furnishing to the other Party and such other Party’s Representatives such information relating to such Transaction Litigation as may reasonably be requested). Subject to Applicable Law and to the extent that the attorney-client privilege is not compromised or otherwise adversely affected, each Party shall (i) reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, (ii) give the other Party the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation (and consider in good faith the other Party’s advice with respect to such Transaction Litigation) and (iii) give the other Party the opportunity to participate (at the other Party’s expense) in (but not control) the defense and settlement of such Transaction Litigation. Neither Party shall settle, offer to settle or enter into any settlement agreement in respect of any Transaction Litigation hereby without the other Party’s prior written consent (such consent to not unreasonably be withheld, delayed or conditioned).
(c) Notwithstanding anything to the contrary in this Section 7.11, (i) in the event of any conflict with any other covenant or agreement contained in Section 7.01 that expressly addresses the subject matter of this Section 7.11, this Section 7.11 shall govern and control, and (ii) this Section 7.11 shall be in addition to and not limit or otherwise modify the Parties’ respective obligations under Section 6.03 or Section 6.04. Without otherwise limiting the Indemnitees’ rights with regard to the right to counsel, following the Effective Time, the Indemnitees shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnitees to defend any Transaction Litigation.
Section 7.12 Notification. Each of the Company and Parent shall promptly notify the other of any change, condition or event (a) that renders or would reasonably be expected to render any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate or (b) that results or would reasonably be expected to result in any failure of such Party to comply with or satisfy any covenant, condition or agreement, in each case of clause (a) or clause (b), such that any of the conditions to the Merger set forth in Article VIII could reasonably be expected to not be satisfied; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.
Section 7.13 Director and Officer Liability.
(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) in each case to the fullest extent permissible by applicable Law, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action based on or arising out of (A) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case of clauses (A) and (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the transactions contemplated by this Agreement) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in the agreements in effect as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnitee. Without limiting the foregoing, from and after the Effective Time, Parent shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are in the Company Organizational Documents as in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 7.13 as incurred to the fullest extent permitted under applicable Law; provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnitee was not entitled to indemnification under this Section 7.13.
(b) Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate to the extent reasonably practicable in the defense of any claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(c) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of three hundred percent (300%) of the aggregate annual amounts currently paid by the Company and its Subsidiaries for such insurance (such amount being the “Maximum Premium”). The Company shall have the right prior to the Effective Time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the transactions contemplated hereby, so long as the effective annual premium under such policy does not exceed the Maximum Premium. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 7.13 and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
(d) The provisions of this Section 7.13 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 7.13 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 7.13 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification. The Indemnitees to whom this Section 7.13 applies shall be third party beneficiaries of this Section 7.13. The Surviving Corporation agrees to (and Parent shall cause the Surviving Corporation to) pay or advance, upon written request of the Indemnitee, all costs, fees and expenses, including attorneys’ fees, that may be incurred by the Indemnitee in enforcing the indemnity and other rights provided in this Section 7.13; provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnitee was not entitled to indemnification under this Section 7.13.
(e) If any of Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other Person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 7.13.
(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 7.13 is not prior to or in substitution for any such claims under such policies.
Section 7.14 Obligations of Merger Sub. Until the Effective Time, Holdings shall at all times be the direct owner of all of the outstanding shares of capital stock of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Promptly following the execution of this Agreement, Parent shall cause Holdings, in its capacity as the sole stockholder of Merger Sub, to execute a written consent approving and adopting this Agreement in accordance with Applicable Law.
Section 7.15 Transition Committee. As promptly as practicable after the date of this Agreement and to the extent permitted by Applicable Law, the Parties shall establish a transition committee (the “Transition Committee”) consisting of three representatives designated by each of Parent and the Company. The activities of the Transition Committee shall include the facilitation of the exchange of information between the Parties, oversight of integration planning, consultation with respect to operations and major business decisions and other matters as the Transition Committee deems appropriate, subject to Applicable Law.
ARTICLE VIII.
CONDITIONS TO THE MERGER
Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following conditions:
(a) the Company Stockholder Approval shall have been obtained;
(b) the Parent Shareholder Approval shall have been obtained;
(c) no Order shall have been issued by any court or other Governmental Authority of competent jurisdiction that remains in effect and enjoins, prevents or prohibits the consummation of the Merger, and no Applicable Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that remains in effect and prohibits or makes illegal consummation of the Merger;
(d) the Form F-4 and, if applicable, the Form F-6 shall have been declared effective, no stop order suspending the effectiveness of the Form F-4 or, if applicable, the Form F-6 shall be in effect and no proceedings for such purpose shall be pending before the SEC;
(e) the Parent Circular, including any supplement or amendment thereto, shall have been made available to the shareholders of Parent in accordance with the Parent Organizational Documents;
(f) (i) the Parent ADSs (and the Parent Ordinary Shares represented thereby) to be issued in the Parent ADS Issuance shall have been approved for listing on Nasdaq, subject to official notice of issuance, and (ii) the London Stock Exchange shall not have informed Parent or its agent that the Parent Consideration Shares will not be admitted to trading on AIM, if applicable; and
(g) any applicable waiting period under the HSR Act (including any extension thereof) shall have expired or been terminated.
Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:
(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of the Company contained in the first and last sentences of Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-contravention), Section 4.26 (Opinion of Financial Advisor) and Section 4.27 (Finders’ Fees) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.05(a) (Capitalization) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies; (iii) the representation and warranty set forth in Section 4.09(b) (Absence of Certain Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of the Company contained in Article IV (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Company Material Adverse Effect;
(c) since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; and
(d) Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(c).
Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:
(a) each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
(b) (i) the representations and warranties of Parent contained in the first and last sentences of Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.04(a) (Non-contravention) and Section 5.26 (Finders’ Fees) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Parent contained in Section 5.05(a) (Capitalization) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies; (iii) the representation and warranty set forth in Section 5.09(b) (Absence of Certain Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of Parent contained in Article V (disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Parent Material Adverse Effect;
(c) since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect;
(d) the Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(c); and
(e) the Company shall have received the Tax Opinion; in connection with rendering such opinion, Tax Counsel shall be entitled to receive and may rely on the Parent Tax Certificate and the Company Tax Certificate.

Section 8.04 Frustration of Closing Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliate to comply with or perform any of its covenants or obligations set forth in this Agreement.
ARTICLE IX.
TERMINATION
Section 9.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval or the Parent Shareholder Approval):
(a) by mutual written agreement of the Company and Parent;
(b) by either the Company or Parent, if:
(i) the Merger has not been consummated on or before December 1, 2021 (the “End Date”), unless extended by mutual written agreement of the Parent and the Company; provided, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement has been the primary cause of the failure of the Merger to be consummated by such time;
(ii) a court or other Governmental Authority of competent jurisdiction shall have issued an injunction or other Order that permanently enjoins, prevents or prohibits the consummation of the Merger and such injunction or other Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement has been the primary cause of such injunction or other Order;
(iii) the Company Stockholder Meeting (as it may be adjourned or postponed) at which a vote on the Company Stockholder Approval was taken shall have concluded and the Company Stockholder Approval shall not have been obtained; provided, that, the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(b)(iii) if the failure to obtain such Company Stockholder Approval is proximately caused by any action or failure to act of the Company that constitutes a breach of this Agreement; or
(iv) the Parent Shareholder Meeting (as it may be adjourned or postponed) at which a vote on the Parent Shareholder Approval was taken shall have concluded and the Parent Shareholder Approval shall not have been obtained; provided, that, Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.01(b)(iv) if the failure to obtain such Parent Shareholder Approval is proximately caused by any action or failure to act of Parent that constitutes a breach of this Agreement;
(c) by Parent:
(i) prior to the Company Approval Time, if (A) a Company Adverse Recommendation Change shall have occurred (whether or not permitted by this Agreement), (B) a tender or exchange offer subject to Regulation 14D under the 1934 Act that constitutes a Company Acquisition Proposal shall have been commenced (within the meaning of Rule 14d-2 under the Exchange Act) and the Company shall not have communicated to its stockholders, within ten Business Days after such commencement, a statement disclosing that the Company recommends rejection of such tender or exchange offer (or shall have withdrawn any such rejection thereafter), (C) other than in the context of a tender or exchange offer for shares of Company Common Stock, the Company fails to publicly reaffirm the Company Board Recommendation after the date any Company Acquisition Proposal or any material modification thereto (which request shall only be made once per Company Acquisition Proposal or material modification) is first publicly announced, within five Business Days after a request to do so by Parent, (D) other than in the context of a Company Acquisition Proposal, the Company fails to publicly reaffirm the Company Board Recommendation within five (5) Business Days following a written request therefor from Parent; provided that Parent shall only be entitled to make such a request once other than in the context of a Company Acquisition Proposal, or (E) the Company shall have breached or failed to perform any of its obligations set forth in Section 6.03 (No Solicitation) in any material respect;

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement (other than with respect to a breach of Section 6.03) shall have occurred that, either individually or in the aggregate, would cause any condition set forth in Section 8.01 (Conditions to the Obligations of Both Parties) or Section 8.02 (Conditions to the Obligations of Parent and Merger Sub) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within the earlier of (x) thirty (30) calendar days following written notice to the Company from Parent of such breach or failure to perform and (y) the End Date; provided, that this Agreement may not be terminated pursuant to this Section 9.01(c)(ii) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent or Merger Sub would cause any condition set forth in Section 8.03(a) (Performance of Parent Covenants) or Section 8.03(b) (Accuracy of Parent Reps) not to be satisfied; or
(iii) prior to obtaining the Parent Shareholder Approval, in order to enter into a definitive agreement providing for a Parent Superior Proposal promptly following such termination, provided, that Parent (i) shall have complied with all of the terms and conditions set forth in Section 6.04 (No Solicitation), (ii) shall have paid the Parent Termination Payment substantially concurrently with or prior to (and as a condition to) such termination in accordance with Section 9.03(b) and (iii) substantially concurrently enters into such definitive agreement with respect to such Parent Superior Proposal; or
(d) by the Company:
(i) prior to the Parent Approval Time, if (A) a Parent Adverse Recommendation Change shall have occurred (whether or not permitted by this Agreement), (B) an offer (as defined in the U.K. Code) or tender or exchange offer subject to Regulation 14D under the 1934 Act that constitutes a Parent Acquisition Proposal shall have been announced or commenced and Parent shall not have communicated to its shareholders, within ten Business Days after such announcement or commencement, a statement disclosing that Parent recommends rejection of such offer or tender or exchange offer (or shall have withdrawn any such rejection thereafter), (C) other than in the context of a tender or exchange offer for shares of Parent Common Stock, Parent fails to publicly reaffirm the Parent Board Recommendation after the date any Parent Acquisition Proposal or any material modification thereto (which request shall only be made once per Parent Acquisition Proposal or material modification) is first publicly announced, within five Business Days after a request to do so by the Company, (D) other than in the context of a Parent Acquisition Proposal, Parent fails to publicly reaffirm the Parent Board Recommendation within five (5) Business Days following a written request therefor from the Company; provided that the Company shall only be entitled to make such a request once other than in the context of a Parent Acquisition Proposal, or (E) Parent or Merger Sub shall have breached or failed to perform any of its obligations set forth in Section 6.04 (No Solicitation) in any material respect;
(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (other than with respect to a breach of Section 6.03) shall have occurred that, individually or in the aggregate, would cause any condition set forth in Section 8.01 (Conditions to the Obligations of Both Parties) or Section 8.03 (Conditions to the Obligations of the Company) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within the earlier of (x) thirty (30) calendar days following written notice to Parent from the Company of such breach or failure to perform and (y) the End Date; provided, that this Agreement may not be terminated pursuant to this Section 9.01(d)(ii) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 8.02(a) (Performance of Company Covenants) or Section 8.02(b) (Accuracy of Company Reps) not to be satisfied; or
(iii) prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal promptly following such termination, provided that the Company (i) shall have complied with all of the terms and conditions set forth in Section 6.03

(No Solicitation), (ii) shall have paid the Company Termination Payment substantially concurrently with or prior to (and as a condition to) such termination in accordance with Section 9.03(a) and (iii) substantially concurrently enters into such definitive agreement with respect to such Company Superior Proposal.
The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other Party.
Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any Party (or any of its Affiliates or its or their respective stockholders or shareholders, as applicable, or Representatives) to the other Party hereto, except as provided in Section 9.03; provided, that, subject to Section 9.03(f), neither Parent nor the Company shall be released from any liabilities or damages arising out of any (i) fraud by any Party, (ii) a material breach of any covenant or agreement set forth in this Agreement or (iii) the Willful Breach of any representation or warranty set forth in this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity. Section 1.01 (Definitions) and Section 1.02 (Other Definitional and Interpretive Provisions) (with respect to Section 1.01 and Section 1.02, to the extent applicable), the first sentence of Section 6.05(a) (Confidentiality), the Confidentiality Agreement, Section 7.04 (Public Announcements), this Section 9.02, Section 9.03 (Termination Payment) and Article X (Miscellaneous) shall survive any termination of this Agreement pursuant to Section 9.01.
Section 9.03 Termination Payments.
(a) If this Agreement is terminated:
(i) by Parent pursuant to Section 9.01(c)(i) (Company Adverse Recommendation Change);
(ii) by the Company pursuant to Section 9.01(d)(iii) (Company Superior Proposal); or
(iii) by Parent or Company pursuant to Section 9.01(b)(iii) (No Company Stockholder Approval), (A) prior to such termination and after the date of this Agreement, a Company Acquisition Proposal shall have been publicly announced or publicly made known and (B) within 12 months after the date of such termination of this Agreement, the Company or any of its Affiliates enters into a definitive agreement relating to, or consummates, a Company Acquisition Proposal (for purposes of this Section 9.03(a)(iii), all references in the definition of “Company Acquisition Proposal” to “twenty percent (20%)” being replaced by “fifty percent (50%)”) (whether or not such Company Acquisition Proposal is the same as the original Company Acquisition Proposal publicly made known or publicly announced);
then at the time of entry into such definitive agreement or consummation of such Company Acquisition Proposal in the case of clause (iii), or in each other case, immediately prior to or simultaneously with such termination, if wire information has been made available (and if not, as soon as practicable thereafter), the Company shall pay to Parent (or its designee), in cash and by way of compensation, a payment in an amount equal to $8,000,000 (the “Company Termination Payment”).
(b) If this Agreement is terminated:
(i) by the Company pursuant to Section 9.01(d)(i) (Parent Adverse Recommendation Change);
(ii) by Parent pursuant to Section 9.01(c)(iii) (Parent Superior Proposal); or
(iii) by Parent or Company pursuant to Section 9.01(b)(iv) (No Parent Shareholder Approval), (A) prior to such termination and after the date of this Agreement, a Parent Acquisition Proposal shall have been publicly announced or publicly made known and (B) within 12 months after the date of such termination of this Agreement, Parent or any of its Affiliates enters into a definitive agreement relating to, or consummates, a Parent Acquisition Proposal (for purposes of this Section 9.03(b)(iii), all references in the definition of “Parent Acquisition Proposal” to “twenty percent (20%)” being replaced by “fifty percent (50%)”) (whether or not such Parent Acquisition Proposal is the same as the original Parent Acquisition Proposal publicly made known or publicly announced);

then at the time of entry into such definitive agreement or consummation of such Parent Acquisition Proposal in the case of clause (iii), or in each other case, immediately prior to or simultaneously with such termination, if wire information has been made available (and if not, as soon as practicable thereafter), Parent shall pay to the Company (or its designee), in cash and by way of compensation, a payment in an amount equal to $5,000,000 (the “Parent Termination Payment”).
(c) If this Agreement is terminated by the Company or Parent pursuant to Section 9.01(b)(iii) (No Company Stockholder Approval), the Company shall pay to Parent (or its designee), in cash and by way of compensation upon termination of this Agreement a payment in an amount equal to $3,500,000 (the “Company No Vote Payment”); provided, that such amount shall be payable only if the condition to termination under Section 9.01(b)(iv) (No Parent Shareholder Approval) has not been satisfied at the time of such termination.
(d) If this Agreement is terminated by the Company or Parent pursuant to Section 9.01(b)(iv) (No Parent Shareholder Approval), Parent shall pay to the Company (or its designee), in cash and by way of compensation upon termination of this Agreement a payment in an amount equal to $3,500,000 (the “Parent No Vote Payment”); provided, that such amount shall be payable only if the condition to termination under Section 9.01(b)(iii) (No Company Stockholder Approval) has not been satisfied at the time of such termination.
(e) Any payment of the Company Termination Payment or the Company No Vote Payment (each, a “Company Payment”) or the Parent Termination Payment or the Parent No Vote Payment (each, a “Parent Payment”) shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable, as promptly as practicable when due.
(f) The Parties agree and understand that (x) in no event shall the Company or Parent be required to pay the Company Termination Payment or the Parent Termination Payment, respectively, on more than one occasion or the Company No Vote Payment or the Parent No Vote Payment, respectively, on more than one occasion, in each case under any circumstances, and the Company No Vote Payment or the Parent No Vote Payment, respectively, shall be credited toward any subsequent payment of the Company Termination Payment or the Parent Termination Payment, respectively, and (y) except in the case of fraud or Willful Breach by the other Party of any covenant or agreement set forth in this Agreement, in no event shall Parent be entitled, pursuant to this Section 9.03, to receive an amount greater than the Company Termination Payment and Company No Vote Payment, as applicable (subject to the understanding that the Company No Vote Payment is set off against the Company Termination Payment when the payment of the Company Termination Payment follows the payment of the Company No Vote Payment under Section 9.03(c)), and any applicable additional amounts pursuant to the last two sentences of this Section 9.03(f) (such additional amounts, collectively, the “Parent Additional Amounts”), and in no event shall the Company be entitled, pursuant to this Section 9.03, to receive an amount greater than the Parent Termination Payment and Parent No Vote Payment, as applicable (subject to the understanding that the Parent No Vote Payment is set off against the Parent Termination Payment when the payment of the Parent Termination Payment follows the payment of the Parent No Vote Payment under Section 9.03(d)), and any applicable additional amounts pursuant to the last two sentences of this Section 9.03(f) (such additional amounts, collectively, the “Company Additional Amounts”). Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or Willful Breach by the other Party of any covenant or agreement set forth in this Agreement, if Parent receives a Company Termination Payment and any applicable Parent Additional Amounts from the Company pursuant to this Section 9.03, or if the Company receives the Parent Termination Payment and any applicable Company Additional Amounts from Parent pursuant to this Section 9.03, such payment shall be the sole and exclusive remedy of the receiving Party against the paying Party and its Subsidiaries and their respective former, current or future partners, equityholders, managers, members, Affiliates and Representatives, and none of the paying Party, any of its Subsidiaries or any of their respective former, current or future partners, equityholders, managers, members, Affiliates or Representatives shall have any further liability or obligation, in each case relating to or arising out of this Agreement or the transactions contemplated hereby. The Parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated hereby, that, without these agreements, the Parties would not enter into this Agreement and that any amounts payable pursuant to this Section 9.03 do not constitute a penalty. Accordingly, if any Party fails to promptly pay any Company Payment or the Parent Payment due pursuant to this Section 9.03, such Party shall also pay any out-of-pocket costs and expenses (together with any irrecoverable VAT incurred thereon, and including reasonable legal fees and expenses) incurred by the Party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the Party failing to promptly pay such amount. Any Company Payment or Parent Payment not paid when due pursuant to this Section 9.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.
(g) Any Parent Termination Payment and/or Company Termination Payment shall be VAT inclusive.
(h) The Parties hereto intend that any payment of a Parent Payment or Company Payment, being compensatory in nature, shall not be treated (in whole or in part) as consideration for a supply for the purposes of VAT and, accordingly, the Parties shall (i) file their relevant VAT returns on the basis that the payment of any such Parent Payment or Company Payment falls outside the scope of VAT; and (ii) pay the full amount of any such Parent Payment or Company Payment free and clear of any deduction, adjustment or additional amount on account of VAT.
ARTICLE X.
MISCELLANEOUS
Section 10.01 Notices. All notices, requests and other communications to any Party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally against written receipt, delivered by e-mail, mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the Parties at the following addresses or e-mail addresses,
If to Parent or Merger Sub or, following the Closing, the Surviving Corporation, to:

Amryt Pharma plc 45 Mespil Road Dublin 2, Ireland
Attention:	John McEvoy
Email:	john.mcevoy@amrytpharma.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 U.S.A.
Attention:	William B. Sorabella, Esq.
Email:	wsorabella@gibsondunn.com

If to the Company, to:

Chiasma, Inc. 140 Kendrick Street, Building C East Needham, MA 02494
Attention:	Raj Kannan
Email:	raj.kannan@chiasmapharma.com

with a copy to (which shall not constitute notice):
Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210
Attention:	Michael H. Bison, Esq. James A. Matarese, Esq. Lillian Kim, Esq.
Email:	mbison@goodwinlaw.com jmatarese@goodwinlaw.com lkim@goodwinlaw.com or to such other address or email address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.01, be deemed given on the day so delivered if delivered before 5:00 p.m. Eastern Time on a Business Day, and otherwise on the next following Business Day, (b) if delivered by e-mail to an e-mail address as provided in this Section 10.01, be deemed given on the date of transmittal provided no “bounce back” or similar message of non-delivery is received with respect thereto, (c) if delivered by mail in the manner described above to the address as provided in this Section 10.01, be deemed given on the earlier of the fifth Business Day following mailing or upon actual receipt, and (d) if delivered by overnight courier to the address as provided in this Section 10.01, be deemed given on the earlier of the third Business Day following the date sent by such overnight courier or upon actual receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.01.
Section 10.02 Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements that by their terms apply, or are to be performed in whole or in part, after the Effective Time.
Section 10.03 Amendments and Waivers.
(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided, that after the Company Stockholder Approval or the Parent Shareholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company or the shareholders of Parent under Applicable Law without such approval having first been obtained.
(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 10.04 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated, except that the expenses incurred in connection with all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees, investment bankers’ fees and related expenses), shall be shared equally by Parent and the Company.
Section 10.05 Disclosure Schedule References and SEC Document References.
(a) The Parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. The Parties hereto further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsections.
(b) The Parties hereto agree that in no event shall any disclosure contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Cautionary Statement Regarding Forward-Looking Statements,” “Special Note Regarding Forward Looking Statements” or “Note Regarding Forward Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of or otherwise qualify) any representations and warranties of any Party contained in this Agreement.

Section 10.06 Binding Effect; Benefit; Assignment.
(a) The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns, except, from and after the Effective Time, for the rights of the Indemnitees as provided in Section 7.13.
(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto, except that any of Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time, in which case all references herein to Parent or Merger Sub, as applicable, shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub, as applicable, as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment.
Section 10.07 Governing Law. This Agreement, and all disputes, claims, actions, suits or proceedings based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state.
Section 10.08 Jurisdiction/Venue. Each of the Parties hereto irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably and unconditionally submits with regard to any such action or proceeding for itself and in respect of its property to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by Applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 10.01; provided, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law.
Section 10.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09.
Section 10.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including DocuSign and

AdobeSign), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect, and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 10.11 Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement, the Company Voting Agreement and the Parent Voting Agreement constitute the entire agreement between the Parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter thereof.
Section 10.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.13 Specific Performance. The Parties’ rights in this Section 10.13 are an integral part of the transactions contemplated by this Agreement. The Parties acknowledge and agree that irreparable harm would occur and that the Parties would not have any adequate remedy at law (a) for any breach of any of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that (except where this Agreement is validly terminated in accordance with Section 9.01) the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The right to specific performance hereunder shall include the right of a Party to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement. The Parties further agree that (x) by seeking the remedies provided for in this Section 10.13, a Party shall not in any respect waive its right to any other form of relief that may be available to a Party under this Agreement, nor shall the commencement of any action pursuant to this Section 10.13 or anything contained in this Section 10.13 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.01 or pursue any other remedies under this Agreement that may be available then or thereafter. In no event shall the Company or Parent be entitled to both (i) specific performance to cause the other Party to consummate the Closing and (ii) the payment of the Parent Termination Payment or the Company Termination Payment, as applicable.
{Remainder of page intentionally left blank; signature page follows}

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.
AMRYT PHARMA PLC

By:	/s/ Dr. Joe Wiley
	Name:	Dr. Joe Wiley
	Title:	Chief Executive Officer

ACORN MERGER SUB, INC.

By:	/s/ Rory Nealon
	Name:	Rory Nealon
	Title:	President

CHIASMA, INC.

By:	/s/ Raj Kannan
	Name:	Raj Kannan
	Title:	Chief Executive Officer

ANNEX B
VOTING AND TRANSACTION SUPPORT AGREEMENT
FOR COMPANY SECURITYHOLDERS
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 4, 2021, by and among Amryt Pharma plc, a public limited company incorporated under the laws of England and Wales (“Parent”), Acorn Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the stockholder(s) of Chiasma, Inc., a Delaware corporation (the “Company”) listed on Schedule A hereto (“Securityholder”). Capitalized terms used but not defined herein are used as they are defined in the Merger Agreement (as defined below).
RECITALS:
A. Securityholder is the record or beneficial owner of the securities of the Company (including options, warrants and convertible securities) as set forth opposite Securityholder’s name on Schedule A hereto (such securities, together with any other securities of the Company or Parent acquired by Securityholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Securities”).
B. Upon the satisfaction or waiver of the terms and conditions of the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company, dated as of the date hereof (as amended, restated or supplemented from time to time, the “Merger Agreement”), Merger Sub will be merged with and into the Company, with the Company to be the surviving corporation of such merger (the “Merger”).
C. In order to induce Parent and Merger Sub to enter into the Merger Agreement and in consideration of the execution thereof by Parent and Merger Sub and to enhance the likelihood that the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) will be consummated, Securityholder, solely in Securityholder’s capacity as holder of the Subject Securities, has entered into this Agreement and agrees to be bound hereby.
NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. No Transfer of Subject Securities. During the term of this Agreement, Securityholder shall not cause or permit any Transfer (as defined below) of any of the Subject Securities or enter into any agreement, option or arrangement with respect to a Transfer of any of the Subject Securities. Following the date hereof and except as required by this Agreement, Securityholder shall not deposit (or permit the deposit of) any Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of the Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein. Notwithstanding the foregoing, Securityholder may make (1) solely for Securityholders who are individuals, transfers by will or by operation of law or other transfers for estate-planning purposes or charitable purposes, in which case this Agreement shall bind the transferee, (2) with respect to Securityholder’s Company Stock Options which expire on or prior to the termination of this Agreement, transfers, sale, or other disposition of Subject Securities to the Company as payment for the (i) exercise price of Securityholder’s Company Stock Options and (ii) taxes applicable to the exercise of Securityholder’s Company Stock Options, (3) with respect to Securityholder’s Company RSU Awards, (i) transfers for the net settlement of Securityholder’s Company RSU Awards settled in Subject Securities (to pay any tax withholding obligations) or (ii) transfers for receipt upon settlement of such Securityholder’s Company RSU Awards, and the sale of a sufficient number of such Subject Securities acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by Securityholder as a result of such settlement, (4) if Securityholder is a partnership or limited liability company, a transfer to one or more partners or members of Securityholder or to an Affiliated corporation, trust or other entity under common control with Securityholder, or if Securityholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (5) transfers to a transferee that has signed a voting agreement in substantially the form hereof or (6) pursuant to a Rule 10b5-1 trading plan in effect as of the date hereof; provided that, in each of (1), (4) and (5) above, as a condition to such transfer the transferee agrees in writing to be bound by the terms and conditions of this Agreement. If any voluntary or involuntary transfer of any Subject Securities covered hereby shall occur (including a transfer or disposition permitted by Section 1(1) through Section 1(6), sale by a Securityholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Securityholder and has not executed a counterpart hereof or joinder hereto.
2. Agreement to Vote Shares. At any meeting of stockholders of the Company or at any adjournment thereof, in any action by written consent or in any other circumstances upon which Securityholder’s vote, consent or other approval is sought, Securityholder shall vote (or cause to be voted), as applicable, all of the Subject Securities that are then entitled to be voted: (i) in favor of: (1) the Merger Agreement and the Transactions, and (2) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger Agreement and the Transactions; and (ii) against (1) any Company Acquisition Proposal, or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of Securityholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transactions or the fulfillment of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company Organizational Documents).
Securityholder agrees that the Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentence whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 2 and at any time or at multiple times during the term of this Agreement.
3. Opportunity to Review. Securityholder acknowledges receipt of the Merger Agreement and represents that he, she, or it has had (i) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Merger Agreement and this Agreement, and (ii) the opportunity to review and discuss the Merger Agreement, the Transactions and this Agreement with his, her or its own advisors and legal counsel.
4. Confidentiality and Public Disclosure. From the date of this Agreement until the Closing, the Securityholder shall not make any public announcements regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby; provided, however, that nothing herein shall be deemed to prohibit such public announcement (i) that the Company and Parent agree upon, (ii) that the Securityholder deems necessary or appropriate under Applicable Law or (iii) required by obligations pursuant to any listing agreement with any national securities exchange or stock market. Securityholder hereby authorizes Parent and the Company to publish and disclose its identity and ownership of the Subject Securities and the nature of its obligations under this Agreement in any announcement or disclosure required by Applicable Law or the SEC and in the Proxy Statement/Prospectus or the Parent Circular.
5. Representations and Warranties of Securityholder. Securityholder hereby represents and warrants as follows:
(a) Securityholder (i) is the record and beneficial owner of the Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not beneficially own any securities of the Company (including options, warrants or convertible securities) other than the Subject Securities set forth opposite its name on Schedule A.
(b) Except with respect to obligations under the bylaws of the Company, as applicable, Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the

Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Subject Securities (other than restrictions on transfer under applicable securities laws), except as set forth in this Agreement.
(c) Securityholder (i) if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by Securityholder of this Agreement, the consummation by Securityholder of the transactions contemplated hereby and the compliance by Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of Securityholder, and no other corporate, company, partnership or other proceedings on the part of Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.
(d) This Agreement has been duly executed and delivered by Securityholder, constitutes a valid and binding obligation of Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
6. No Conflict. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to Securityholder or its properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Securityholder is a party or by which Securityholder or Securityholder’s assets are bound.
7. Termination. This Agreement shall terminate automatically upon the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Article IX thereof, (c) as to Securityholder, such date and time as (i) any amendment or change to the Merger Agreement is effected without the Securityholder’s prior written consent that decreases the amount, or changes the form, of consideration payable under the Merger Agreement or (ii) any waiver, supplement, amendment or change to the Merger Agreement is effected without Securityholder’s prior written consent that otherwise materially and adversely affects Securityholder; provided, that any waiver, supplement, amendment or change to the definitions of “End Date” or “Parent Material Adverse Effect” set forth in the Merger Agreement shall be deemed to materially and adversely affect Securityholder, (d) as to Securityholder, the written agreement of Parent and Securityholder and (e) a Company Adverse Recommendation Change is undertaken by the Board of Directors of the Company as expressly permitted by Section 6.03(f) or Section 6.03(g) of the Merger Agreement. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any Willful Breach of any provision of this Agreement prior to such termination.
8. No Solicitation. Subject to Section 9, Securityholder shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to: (a) directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or is reasonably likely to lead to, any Company Acquisition Proposal; (b) directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or is reasonably likely to lead to, any Company Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to a Company Acquisition Proposal; (d) solicit proxies with respect to a Company Acquisition Proposal (other than the Transactions and the Merger Agreement) or otherwise encourage or assist any Person in taking or planning any action that is reasonably likely to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Transactions in accordance with the terms of the Merger Agreement; or (e) initiate a stockholders’ vote or action by written consent of the Company’s stockholders with respect to a Company Acquisition Proposal. Notwithstanding the foregoing, Securityholder may (and may permit its Affiliates and its and its Affiliates’ Representatives to) participate in discussions and negotiations with any Person making a Company Acquisition Proposal (or its Representatives) with respect to such Company Acquisition Proposal if: (i) the Company is permitted to engage in discussions or negotiations with such Person in accordance with Section 6.03 of the Merger Agreement; and (ii) Securityholder’s negotiations and discussions are in conjunction with and ancillary to the Company’s discussions and negotiations.
9. No Agreement as Director or Officer. Securityholder makes no agreement or understanding in this Agreement in Securityholder’s capacity as a director or officer of the Company or any of their respective subsidiaries (if Securityholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Securityholder in Securityholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Securityholder from exercising Securityholder’s fiduciary duties as an officer or director to the Company or their respective stockholders.
10. Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by Applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including Securityholder’s heirs, guardians, administrators or successors, and Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.
11. Remedies. Securityholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, Securityholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.
12. Notices. All notices and other communications hereunder shall be in writing (including electronic mail) and shall be deemed to have been duly given in accordance with the terms of the Merger Agreement and addressed to the respective parties as follows: if to Parent or Merger Sub, to its address or electronic mail address set forth in Section 10.01 of the Merger Agreement and if to Securityholder, to the address or electronic mail address set forth on Schedule A hereto or to such other address or electronic mail address as such party may hereafter specify for the purpose of providing notice to the other party hereto.
13. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, each party hereby waives any provision of Applicable Law that renders any such provision prohibited or unenforceable in any respect.
14. Entire Agreement/Amendment. This Agreement (including the provisions of the Merger Agreement referenced herein) represent the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.
15. Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware. Each of the parties consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13 of this Agreement is reasonably calculated to give actual notice. Each party waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
16. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the certificate of incorporation of the Company, the Merger Agreement and the Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
17. Counterparts. This Agreement may be executed by delivery of electronic signatures and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
MPM ASSET MANAGEMENT INVESTORS BV4 LLC		MPM BIOVENTURES IV GMBH & CO. BETEILIGUNG KG

By:	MPM BioVentures IV LLC, its Manager	By:	MPM BioVentures IV GP LLC, In its capacity as the Managing Limited Partner

By:	/s/ Nicholas McGrath
	Name: Nicholas McGrath Title: Authorized Signatory	By:	MPM BioVentures IV LLC, its Managing Member

		By:	/s/ Nicholas McGrath
Name: Nicholas McGrath Title: Authorized Signatory

MPM BIOVENTURES IV-QP, L.P.		MPM BIO IV NVS STRATEGIC FUND, L.P.

By:	MPM BioVentures IV GP LLC, its General Partner	By:	MPM BioVentures IV GP LLC, its General Partner

By:	MPM BioVentures IV LLC, its Managing Member	By:	MPM BioVentures IV LLC, its Managing Member

By:	/s/ Nicholas McGrath	By:	/s/ Nicholas McGrath
	Name: Nicholas McGrath Title: Authorized Signatory		Name: Nicholas McGrath Title: Authorized Signatory
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

AMRYT PHARMA PLC

By:	/s/ Dr. Joe Wiley
Name: Dr. Joe Wiley
Title: Chief Executive Officer

ACORN MERGER SUB, INC.

By:	/s/ Rory Nealon
Name: Rory Nealon
Title: President
[Signature Page to Voting and Support Agreement]

SCHEDULE A
Name and Address of Securityholder	Number and Class of Subject Securities
	Shares of Company Common Stock	Company Stock Options	Company Warrants
MPM Asset Management Investors BV4, LLC 450 Kendall Street, Cambridge, MA 02142	114,299	0	34,033 (common stock issuable upon exercise of warrants)
MPM BioVentures IV GmbH & Co. Beteiligungs KG 450 Kendall Street, Cambridge, MA 02142	154,861	0	46,112 (common stock issuable upon exercise of warrants)
MPM BioVentures IV-QP, L.P. 450 Kendall Street, Cambridge, MA 02142	4,019,574	0	1,196,908 (common stock issuable upon exercise of warrants)
MPM Bio IV NVS Strategic Fund, L.P. 450 Kendall Street, Cambridge, MA 02142	1,447,562	0	105,398 (common stock issuable upon exercise of warrants)

ANNEX C
VOTING AND TRANSACTION SUPPORT AGREEMENT
FOR PARENT SECURITYHOLDERS
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 4, 2021, by and among Chiasma, Inc., a Delaware corporation (the “Company”), and the shareholder(s) of Amryt Pharma plc, a public limited company incorporated under the laws of England and Wales (“Parent”), listed on Schedule A hereto (“Securityholder”). Capitalized terms used but not defined herein are used as they are defined in the Merger Agreement (as defined below).
RECITALS:
A. Securityholder is the registered legal and beneficial owner of the securities of Parent (including options, warrants and convertible securities) as set forth opposite Securityholder’s name on Schedule A hereto (such securities, together with any other securities of Parent acquired by or issued to Securityholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Securities”).
B. Upon the satisfaction or waiver of the terms and conditions of the Agreement and Plan of Merger by and among Parent, Acorn Merger Sub, Inc. and the Company, dated as of the date hereof (as amended, restated or supplemented from time to time, the “Merger Agreement”), Merger Sub will be merged with and into the Company, with the Company to be the surviving corporation of such merger (the “Merger”).
C. In order to induce the Company to enter into the Merger Agreement and in consideration of the execution thereof by the Company and to enhance the likelihood that the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) will be consummated, Securityholder, solely in Securityholder’s capacity as holder of the Subject Securities, has entered into this Agreement and agrees to be bound hereby.
NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. [Reserved.]
2. Agreement to Vote Shares. At any meeting of shareholders of Parent or at any adjournment thereof or in any other circumstances upon which Securityholder’s vote, consent or other approval is sought, Securityholder shall vote (or cause to be voted), as applicable, all of the Subject Securities that are then entitled to be voted: (i) in favor of: (1) the Parent Shareholder Approval, and (2) any proposal to adjourn or postpone such meeting of shareholders of Parent to a later date if there are not sufficient votes to approve the resolutions relating to the Parent Shareholder Approval; and (ii) against (1) any Parent Acquisition Proposal, or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Parent under the Merger Agreement or of Securityholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transactions or the fulfillment of Parent or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Parent (including any amendments to the Parent Organizational Documents, save as contemplated by the Parent Shareholder Approval).
Securityholder agrees that the Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentence whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 2 and at any time or at multiple times during the term of this Agreement.
3. Opportunity to Review. Securityholder acknowledges receipt of the Merger Agreement and represents that he, she, or it has had (i) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Merger Agreement and this Agreement, and (ii) the opportunity to review and discuss the Merger Agreement, the Transactions and this Agreement with his, her or its own advisors and legal counsel.

4. Confidentiality and Public Disclosure. From the date of this Agreement until the Closing, the Securityholder shall not make any public announcements regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby; provided, however, that nothing herein shall be deemed to prohibit such public announcement (i) that the Company and Parent agree upon, (ii) that the Securityholder deems necessary or appropriate under Applicable Laws or (iii) required by obligations pursuant to any listing agreement with, or the requirements applicable to companies or securities listed or trading on, any securities exchange or market. Securityholder hereby authorizes Parent and the Company to publish and disclose its identity and ownership of the Subject Securities and the nature of its obligations under this Agreement in any announcement or disclosure required by Applicable Law or the SEC and in the Proxy Statement/Prospectus or the Parent Circular.
5. Representations and Warranties of Securityholder. Securityholder hereby represents and warrants as follows:
(a) Securityholder (i) is the registered legal and beneficial owner of the Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not legally or beneficially own any securities of Parent (including options, warrants or convertible securities) other than the Subject Securities set forth opposite its name on Schedule A.
(b) Except with respect to obligations under Parent’s Organizational Documents, as applicable, Securityholder has the sole right to Transfer, as defined below, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Subject Securities (other than restrictions on transfer under applicable securities laws), except as set forth in this Agreement. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein.
(c) Securityholder (i) if not a natural person, is duly organized, validly existing and (where such concept exists in its jurisdiction of incorporation) in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by Securityholder of this Agreement, the consummation by Securityholder of the transactions contemplated hereby and the compliance by Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of Securityholder, and no other corporate, company, partnership or other proceedings on the part of Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.
(d) This Agreement has been duly executed and delivered by Securityholder, constitutes a valid and binding obligation of Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
6. No Conflict. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to Securityholder or its properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Securityholder is a party or by which Securityholder or Securityholder’s assets are bound.
7. Termination. This Agreement shall terminate automatically upon the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Article IX thereof, (c) as to Securityholder, such date and time as (i) any amendment or change to the Merger Agreement is effected without the Securityholder’s prior written consent that increases the amount, or changes the form, of consideration payable under the Merger Agreement or (ii) any waiver, supplement, amendment or change to the Merger Agreement is effected without Securityholder’s prior written consent that otherwise materially and adversely affects Securityholder; provided, that any waiver, supplement, amendment or change to the definitions of “End Date” or “Company Material Adverse Effect” set forth in the Merger Agreement shall be deemed to materially and adversely affect Securityholder, (d) as to Securityholder, the written agreement of the Company and Securityholder and (e) a Parent Adverse Recommendation Change is undertaken by the Board of Directors of Parent as expressly permitted by Section 6.04(f) or Section 6.04(g) of the Merger Agreement. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any Willful Breach of any provision of this Agreement prior to such termination.
8. No Solicitation. Subject to Section 9, Securityholder shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to: (a) directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or is reasonably likely to lead to, any Parent Acquisition Proposal; (b) directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or is reasonably likely to lead to, any Parent Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to a Parent Acquisition Proposal; (d) solicit proxies with respect to a Parent Acquisition Proposal (other than the Transactions and the Merger Agreement) or otherwise encourage or assist any Person in taking or planning any action that is reasonably likely to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Transactions in accordance with the terms of the Merger Agreement; or (e) initiate a shareholders’ vote of Parent’s shareholders with respect to a Parent Acquisition Proposal. Notwithstanding the foregoing, Securityholder may (and may permit its Affiliates and its and its Affiliates’ Representatives to) participate in discussions and negotiations with any Person making a Parent Acquisition Proposal (or its Representatives) with respect to such Parent Acquisition Proposal if: (i) Parent is permitted to engage in discussions or negotiations with such Person in accordance with Section 6.04 of the Merger Agreement; and (ii) Securityholder’s negotiations and discussions are in conjunction with and ancillary to the Parent’s discussions and negotiations.
9. No Agreement as Director or Officer. Securityholder makes no agreement or understanding in this Agreement in Securityholder’s capacity as a director or officer of Parent or any of its subsidiaries (if Securityholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Securityholder in Securityholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Securityholder from performing or fulfilling Securityholder’s fiduciary duties as an officer or director to Parent or any of its subsidiaries.
10. Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by Applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including Securityholder’s heirs, guardians, administrators or successors, and Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.
11. Remedies. Securityholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause the Company irreparable harm. Accordingly, Securityholder agrees that in the event of any breach or threatened breach of this

Agreement the Company, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.
12. Notices. All notices and other communications hereunder shall be in writing (including electronic mail) and shall be deemed to have been duly given in accordance with the terms of the Merger Agreement and addressed to the respective parties as follows: if to the Company, to its address or electronic mail address set forth in Section 10.01 of the Merger Agreement and if to Securityholder, to the address or electronic mail address set forth on Schedule A hereto or to such other address or electronic mail address as such party may hereafter specify for the purpose of providing notice to the other party hereto.
13. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, each party hereby waives any provision of Applicable Law that renders any such provision prohibited or unenforceable in any respect.
14. Entire Agreement/Amendment. This Agreement (including the provisions of the Merger Agreement referenced herein) represent the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.
15. Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware. Each of the parties consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13 of this Agreement is reasonably calculated to give actual notice. Each party waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
16. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.
17. Counterparts. This Agreement may be executed by delivery of electronic signatures and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
SECURITYHOLDER

HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P.
By: Highbridge Capital Management, LLC, as Trading Manager

By: /s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director, Co-CIO

HIGHBRIDGE CONVERTIBLE DISLOCATION FUND, L.P.
By: Highbridge Capital Management, LLC, as Trading Manager

By: /s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director, Co-CIO

HIGHBRIDGE SCF SPECIAL SITUATIONS SPV, L.P.
By: Highbridge Capital Management, LLC, as Trading Manager

By: /s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director, Co-CIO
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
CHIASMA, INC.

By: /s/ Raj Kannan
Name: Raj Kannan
Title: Chief Executive Officer
[Signature Page to Voting and Support Agreement]

SCHEDULE A
Name, Address and Electronic Mail Address of Securityholder	Number and Class of Subject Securities
Highbridge Tactical Credit Master Fund, L.P. 277 Park Avenue, 23rd Floor New York, NY 10172 mo-us@highbridge.com	9,714,347 London-listed Shares 339,023 ADR Shares 5,498,692 Warrants $20,867,490 principal amount of Convertible Bonds

Highbridge SCF Special Situations SPV, L.P. 277 Park Avenue, 23rd Floor New York, NY 10172 mo-us@highbridge.com	1 London-listed Share 673,401 ADR Shares 3,467,828 Warrants $4,123,390 principal amount of Convertible Bonds

Highbridge Convertible Dislocation Fund, L.P. 277 Park Avenue, 23rd Floor New York, NY 10172 mo-us@highbridge.com	$22,861,728 principal amount of Convertible Bonds

ANNEX D
VOTING AND TRANSACTION SUPPORT AGREEMENT
FOR PARENT SECURITYHOLDERS
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 4, 2021, by and among Chiasma, Inc., a Delaware corporation (the “Company”), and the shareholder(s) of Amryt Pharma plc, a public limited company incorporated under the laws of England and Wales (“Parent”), listed on Schedule A hereto (“Securityholder”). Capitalized terms used but not defined herein are used as they are defined in the Merger Agreement (as defined below).
RECITALS:
A. Securityholder is the registered legal and beneficial owner of the securities of Parent (including options, warrants and convertible securities) as set forth opposite Securityholder’s name on Schedule A hereto (such securities, together with any other securities of Parent acquired by or issued to Securityholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Securities”).
B. Upon the satisfaction or waiver of the terms and conditions of the Agreement and Plan of Merger by and among Parent, Acorn Merger Sub, Inc. and the Company, dated as of the date hereof (as amended, restated or supplemented from time to time, the “Merger Agreement”), Merger Sub will be merged with and into the Company, with the Company to be the surviving corporation of such merger (the “Merger”).
C. In order to induce the Company to enter into the Merger Agreement and in consideration of the execution thereof by the Company and to enhance the likelihood that the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) will be consummated, Securityholder, solely in Securityholder’s capacity as holder of the Subject Securities, has entered into this Agreement and agrees to be bound hereby.
NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. No Transfer of Subject Securities. During the term of this Agreement, Securityholder shall not cause or permit any Transfer (as defined below) of any of the Subject Securities or enter into any agreement, option or arrangement with respect to a Transfer of any of the Subject Securities. Following the date hereof and except as required by this Agreement, Securityholder shall not deposit (or permit the deposit of) any Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of the Subject Securities (save in favor of the chair of a general meeting of the Parent pursuant to a form of proxy). For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein. Notwithstanding the foregoing, Securityholder may make (1) solely for Securityholders who are individuals, transfers by will or by operation of law or other transfers for estate-planning purposes or charitable purposes, in which case this Agreement shall bind the transferee, (2) with respect to Securityholder’s Parent Stock Options which expire on or prior to the termination of this Agreement, transfers, sale, or other disposition of Subject Securities as payment for or to fund the payment of the (i) exercise price of Securityholder’s Parent Stock Options and (ii) taxes applicable to the exercise of Securityholder’s Parent Stock Options, (3) with respect to Securityholder’s Parent RSU Awards, (i) transfers for the net settlement of Securityholder’s Parent RSU Awards settled in Subject Securities (to pay any tax withholding obligations) or (ii) transfers for receipt upon settlement of such Securityholder’s Parent RSU Awards, and the sale of a sufficient number of such Subject Securities acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by Securityholder as a result of such settlement, (4) if Securityholder is a partnership or limited liability company, a transfer to one or more partners or members of Securityholder or to an Affiliated corporation, trust or other entity under common control with Securityholder, or if Securityholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (5) transfers to a transferee that has signed a voting agreement in substantially the form hereof or (6) pursuant to a Rule 10b5-1 trading plan in effect as of the date hereof; provided that, in each of (1), (4) and (5) above, as a condition to such transfer the transferee agrees in writing to be bound by the terms and conditions of this Agreement. If any voluntary or involuntary transfer of any Subject Securities covered hereby shall occur (including a transfer or disposition permitted by Section 1(1) through Section 1(6), sale by a Securityholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Securityholder and has not executed a counterpart hereof or joinder hereto.
2. Agreement to Vote Shares. At any meeting of shareholders of Parent or at any adjournment thereof or in any other circumstances upon which Securityholder’s vote, consent or other approval is sought, Securityholder shall vote (or cause to be voted), as applicable, all of the Subject Securities that are then entitled to be voted: (i) in favor of: (1) the Parent Shareholder Approval, and (2) any proposal to adjourn or postpone such meeting of shareholders of Parent to a later date if there are not sufficient votes to approve the resolutions relating to the Parent Shareholder Approval; and (ii) against (1) any Parent Acquisition Proposal, or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Parent under the Merger Agreement or of Securityholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transactions or the fulfillment of Parent or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Parent (including any amendments to the Parent Organizational Documents, save as contemplated by the Parent Shareholder Approval).
Securityholder agrees that the Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentence whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 2 and at any time or at multiple times during the term of this Agreement.
3. Opportunity to Review. Securityholder acknowledges receipt of the Merger Agreement and represents that he, she, or it has had (i) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Merger Agreement and this Agreement, and (ii) the opportunity to review and discuss the Merger Agreement, the Transactions and this Agreement with his, her or its own advisors and legal counsel.
4. Confidentiality and Public Disclosure. From the date of this Agreement until the Closing, the Securityholder shall not make any public announcements regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby; provided, however, that nothing herein shall be deemed to prohibit such public announcement (i) that the Company and Parent agree upon, (ii) that the Securityholder deems necessary or appropriate under Applicable Laws or (iii) required by obligations pursuant to any listing agreement with, or the requirements applicable to companies or securities listed or trading on, any securities exchange or market. Securityholder hereby authorizes Parent and the Company to publish and disclose its identity and ownership of the Subject Securities and the nature of its obligations under this Agreement in any announcement or disclosure required by Applicable Law or the SEC and in the Proxy Statement/Prospectus or the Parent Circular.
5. Representations and Warranties of Securityholder. Securityholder hereby represents and warrants as follows:
(a) Securityholder (i) is the registered legal and beneficial owner of the Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not legally or beneficially own any securities of Parent (including options, warrants or convertible securities) other than the Subject Securities set forth opposite its name on Schedule A.
(b) Except with respect to obligations under Parent’s Organizational Documents, as applicable, Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Subject Securities (other than restrictions on transfer under applicable securities laws), except as set forth in this Agreement.
(c) Securityholder (i) if not a natural person, is duly organized, validly existing and (where such concept exists in its jurisdiction of incorporation) in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by Securityholder of this Agreement, the consummation by Securityholder of the transactions contemplated hereby and the compliance by Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of Securityholder, and no other corporate, company, partnership or other proceedings on the part of Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.
(d) This Agreement has been duly executed and delivered by Securityholder, constitutes a valid and binding obligation of Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
6. No Conflict. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to Securityholder or its properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Securityholder is a party or by which Securityholder or Securityholder’s assets are bound.
7. Termination. This Agreement shall terminate automatically upon the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Article IX thereof, (c) as to Securityholder, such date and time as (i) any amendment or change to the Merger Agreement is effected without the Securityholder’s prior written consent that increases the amount, or changes the form, of consideration payable under the Merger Agreement or (ii) any waiver, supplement, amendment or change to the Merger Agreement is effected without Securityholder’s prior written consent that otherwise materially and adversely affects Securityholder; provided, that any waiver, supplement, amendment or change to the definitions of “End Date” or “Company Material Adverse Effect” set forth in the Merger Agreement shall be deemed to materially and adversely affect Securityholder, (d) as to Securityholder, the written agreement of the Company and Securityholder and (e) a Parent Adverse Recommendation Change is undertaken by the Board of Directors of Parent as expressly permitted by Section 6.04(f) or Section 6.04(g) of the Merger Agreement. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any Willful Breach of any provision of this Agreement prior to such termination.
8. No Solicitation. Subject to Section 9, Securityholder shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to: (a) directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or is reasonably likely to lead to, any Parent Acquisition Proposal; (b) directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or is reasonably likely to lead to, any Parent Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to a Parent Acquisition Proposal; (d) solicit proxies with respect to a Parent Acquisition Proposal (other than the Transactions and the Merger Agreement) or otherwise encourage or assist any Person in taking or planning any action that is reasonably likely to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Transactions in accordance with the terms of the Merger Agreement; or (e) initiate a shareholders’ vote of Parent’s shareholders with respect to a Parent Acquisition Proposal. Notwithstanding the foregoing, Securityholder may (and may permit its Affiliates and its and its Affiliates’ Representatives to) participate in discussions and negotiations with any Person making a Parent Acquisition Proposal (or its Representatives) with respect to such Parent Acquisition Proposal if: (i) Parent is permitted to engage in discussions or negotiations with such Person in accordance with Section 6.04 of the Merger Agreement; and (ii) Securityholder’s negotiations and discussions are in conjunction with and ancillary to the Parent’s discussions and negotiations.
9. No Agreement as Director or Officer. Securityholder makes no agreement or understanding in this Agreement in Securityholder’s capacity as a director or officer of Parent or any of its subsidiaries (if Securityholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Securityholder in Securityholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Securityholder from performing or fulfilling Securityholder’s fiduciary duties as an officer or director to Parent or any of its subsidiaries.
10. Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by Applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including Securityholder’s heirs, guardians, administrators or successors, and Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.
11. Remedies. Securityholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause the Company irreparable harm. Accordingly, Securityholder agrees that in the event of any breach or threatened breach of this Agreement the Company, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.
12. Notices. All notices and other communications hereunder shall be in writing (including electronic mail) and shall be deemed to have been duly given in accordance with the terms of the Merger Agreement and addressed to the respective parties as follows: if to the Company, to its address or electronic mail address set forth in Section 10.01 of the Merger Agreement and if to Securityholder, to the address or electronic mail address set forth on Schedule A hereto or to such other address or electronic mail address as such party may hereafter specify for the purpose of providing notice to the other party hereto.
13. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, each party hereby waives any provision of Applicable Law that renders any such provision prohibited or unenforceable in any respect.
14. Entire Agreement/Amendment. This Agreement (including the provisions of the Merger Agreement referenced herein) represent the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.
15. Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware. Each of the parties consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13 of this Agreement is reasonably calculated to give actual notice. Each party waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
16. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.
17. Counterparts. This Agreement may be executed by delivery of electronic signatures and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
SECURITYHOLDER

ATHYRIUM OPPORTUNITIES II ACQUISITION 2 L.P.
By:	Athyrium Opportunities Associates II LP, its general partner
By:	Athyrium GP Holdings LLC, its general partner

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Title:	Authorized Signatory

ATHYRIUM OPPORTUNITIES III ACQUISITION 2 L.P.
By: Athyrium Opportunities Associates III LP, its general partner
By: Athyrium Opportunities Associates III GP LLC, its general partner

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Title:	Authorized Signatory
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
CHIASMA, INC.

By:	/s/ Raj Kannan
Name:	Raj Kannan
Title:	Chief Executive Officer

SCHEDULE A
Name, Address and Electronic Mail Address of Securityholder	Number and Class of Subject Securities
Athyrium Opportunities II Acquisition 2 LP c/o Athyrium Capital Management, LP, 505 Fifth Avenue, Floor 18, New York, New York 10017 AOF2@athyrium.com	2,720,000 American Depositary Shares 12,595,823 Ordinary Shares

Athyrium Opportunities III Acquisition 2 LP c/o Athyrium Capital Management, LP, 505 Fifth Avenue, Floor 18, New York, New York 10017 AOF3@athyrium.com	1,800,000 American Depositary Shares 9,090,523 Ordinary Shares

Athyrium Opportunities II Acquisition LP c/o Athyrium Capital Management, LP, 505 Fifth Avenue, Floor 18, New York, New York 10017 AOF2@athyrium.com	$45,024,330 5.00% Convertible Senior Notes due 2025

Athyrium Opportunities III Acquisition LP c/o Athyrium Capital Management, LP, 505 Fifth Avenue, Floor 18, New York, New York 10017 AOF3@athyrium.com	$10,592,739 5.00% Convertible Senior Notes due 2025

ANNEX E

Confidential	May 4, 2021
Chiasma, Inc.
140 Kendrick Street
Building C East
Needham, MA 02494
Ladies and Gentlemen:
Chiasma, Inc. (“Chiasma” or the “Company”) has engaged Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Board of Directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Board of Directors) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of the Company’s Common Stock (as defined hereinafter) of the Exchange Ratio (as defined hereinafter) provided for in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).
Description of the Proposed Transaction
It is Duff & Phelps understanding that the Company is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Amryt Pharma plc, a public limited company incorporated under the laws of England and Wales (“Amryt” or “Parent”) and Acorn Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the common stock of the Company (“Company Common Stock”), including shares of Company Common Stock owned by any wholly-owned subsidiary of the Company or Parent (other than Merger Sub) but excluding shares of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Sub, will be converted into the right to receive 0.396 (the “Exchange Ratio”) of an American Depositary Share of Parent (“Parent ADS”). It is Duff & Phelps’ understanding that each Parent ADS represents five ordinary shares of Parent. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:
1.	Reviewed documents, including but not limited to the following, regarding Chiasma:
a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2020;
b.	Financial projections for the years ending December 31, 2021 through 2030, prepared by Chiasma management (the “Chiasma Projections”);
c.	Revenue Interest Financing Agreement between Healthcare Royalty Partners IV, L.P. and the Company, dated April 7, 2020;

Chiasma, Inc.
May 4, 2021

2.	Reviewed the documents including, but not limited to the following, regarding Amryt:
a.	Amryt’s annual report for the year ended December 31, 2019, as filed with the London Stock Exchange (“LSE”);
b.	Amryt’s audited financial statements for the year ended December 31, 2020 as filed with the LSE;
c.
Amryt’s prospectus filings with the SEC, including the Amendment No.1 to Form F-1 filed on January 11, 2021, 424(b)(4) Prospectus filed on January 14, 2021, and 424(b)(3) Prospectus Supplement No.1 filed on March 4, 2021;

d.	Financial projections for the years ending December 31, 2021 through 2030, prepared by Amryt management and then adjusted by Chiasma management (the “Amryt Projections”);
e.	Project Charm Pro Forma Analysis, dated April 9, 2021 prepared by Moelis & Company (“Moelis”) in its capacity as investment banker for Amryt;
f.	Project Charm: Acorn and Synergy Forecast, dated April 19, 2021;
3.	Documents related to the Proposed Transaction, including:
a.	The letter of intent from Amryt to the Company dated April 21, 2021;
b.	The draft Merger Agreement dated May 4, 2021 (the “Draft Merger Agreement”);
4.
Discussed the information referred to above and the background and other elements of the Proposed Transaction with Chiasma management and their representatives, including Torreya Partners LLC (“Torreya”) in their capacity as investment banker for Chiasma;

5.	Discussed the Chiasma Projections and their underlying assumptions with Chiasma management and representatives from Torreya;
6.	Discussed the Amryt Projections and their underlying assumptions and the analysis of Merger synergies with Amryt management and representatives from Moelis, as well as with Chiasma management;
7.	Reviewed various analyst reports for each of Chiasma, Amryt, and the selected public companies;
8.	Reviewed the historical trading price and trading volume of the Company Common Stock and Parent ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
9.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques consisting of discounted cash flow, selected public companies and precedent M&A transactions analyses; and

10.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.
Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management and did not independently verify such information;

2.
Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

Chiasma, Inc.
May 4, 2021

3.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.	Assumed that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended;
5.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;
6.	Assumed that the representations and warranties made in the Merger Agreement are substantially accurate;
7.	Assumed that the final executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement reviewed by Duff & Phelps;
8.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company or the Parent since the date of the most recent financial statements and other information made available to or discussed with Duff & Phelps, and that there is no information or facts that would make the information reviewed by or discussed with Duff & Phelps incomplete or misleading;

9.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

10.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.
Duff & Phelps did not evaluate the Company’s or the Parent’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Transaction, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.
Duff & Phelps is not expressing any opinion as to the market price or value of the Company Common Stock or Parent ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

Chiasma, Inc.
May 4, 2021

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Exchange Ratio provided for in the Proposed Transaction, or with respect to the fairness of any such compensation.
This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Exchange Ratio provided for in the Proposed Transaction is the best possibly attainable under any circumstances; instead, it merely states whether the Exchange Ratio in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated March 30, 2021 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.
Disclosure of Prior Relationships
Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Board of Directors that it is prepared to deliver its Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Exchange Ratio provided for in the Proposed Transaction is fair, from a financial point of view, to the holders of shares of Company Common Stock (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).
This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,
/s/ Kroll, LLC
Kroll, LLC
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